     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 18, 1996

                                                    REGISTRATION NO. 333-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------

                                   FORM S-11
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                 OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES
                               ------------------

                              REDWOOD TRUST, INC.
      (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS GOVERNING INSTRUMENTS)

                        591 REDWOOD HIGHWAY, SUITE 3100
                             MILL VALLEY, CA 94941
                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)
                               ------------------

                              GEORGE E. BULL, III
               CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
                              REDWOOD TRUST, INC.
                        591 REDWOOD HIGHWAY, SUITE 3100
                             MILL VALLEY, CA 94941
                    (NAME AND ADDRESS OF AGENT FOR SERVICE)
                               ------------------
                                   COPIES TO:

          DOUGLAS B. HANSEN                  PHILLIP R. POLLOCK, ESQ.                PETER T. HEALY, ESQ.
PRESIDENT AND CHIEF FINANCIAL OFFICER             TOBIN & TOBIN                    O'MELVENY & MYERS L.L.P.
         REDWOOD TRUST, INC.            ONE MONTGOMERY STREET, 15TH FLOOR          EMBARCADERO CENTER WEST
   591 REDWOOD HIGHWAY, SUITE 3100           SAN FRANCISCO, CA 94104                  275 BATTERY STREET
        MILL VALLEY, CA 94941                     (415) 433-1400                   SAN FRANCISCO, CA 94111
            (415) 389-7373                                                              (415) 984-8700

                               ------------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
At any time and from time to time after the effective date of this Registration
                                   Statement.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / / ________
                               ------------------
                        CALCULATION OF REGISTRATION FEE

- -----------------------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------------------
                                                                 PROPOSED         PROPOSED
                                                                 MAXIMUM          MAXIMUM       AMOUNT OF
            TITLE OF SECURITIES               AMOUNT BEING    OFFERING PRICE     AGGREGATE     REGISTRATION
             BEING REGISTERED                  REGISTERED       PER SHARE      OFFERING PRICE      FEE
- -----------------------------------------------------------------------------------------------------------
Class B      % Cumulative Convertible
  Preferred Stock, $0.01 par value......... 1,006,250 shares      $32.50        $32,703,125     $11,277.00
- -----------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value...............       (2)               --               --             --
- -----------------------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee.

(2) Such number of shares of Common Stock into which Class B        % Cumulative
    Convertible Preferred Stock registered may be converted. No registration fee is payable pursuant to Rule 457(i).
                               ------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                              REDWOOD TRUST, INC.

              CROSS-REFERENCE SHEET SHOWING LOCATION IN PROSPECTUS
                    OR REGISTRATION STATEMENT OF INFORMATION
                             REQUIRED BY ITEMS 1-29
                  (PURSUANT TO ITEM 501(b) OF REGULATION S-K)

                           FORM S-11                               CAPTION IN PROSPECTUS
                   ITEMS NUMBER AND CAPTION                          OR PAGE REFERENCE
                   ------------------------                        ---------------------
  1. Forepart of Registration Statement and Outside Front
       Cover Page of Prospectus...........................  Forepart of Registration Statement;
                                                              Outside Front Cover Page of
                                                              Prospectus
  2. Inside Front and Outside Back Cover Pages of
       Prospectus.........................................  Inside Front Cover Page of
                                                            Prospectus; Outside Back Cover Page
  3. Summary Information, Risk Factors and Ratio of
       Earnings to Fixed Charges..........................  Prospectus Summary; The Company;
                                                              Risk Factors; Selected Financial
                                                              Data
  4. Determination of Offering Price......................  *
  5. Dilution.............................................  *
  6. Selling Security Holders.............................  *
  7. Plan of Distribution.................................  Outside Front Cover Page of
                                                              Prospectus; Underwriting
  8. Use of Proceeds......................................  Prospectus Summary; Use of Proceeds
  9. Selected Financial Data..............................  Selected Financial Data
 10. Management's Discussion and Analysis of Financial
       Condition and Results of Operations................  Management's Discussion and
                                                            Analysis of Financial Condition and
                                                              Results of Operations
 11. General Information as to Registrant.................  Prospectus Summary; The Company;
                                                              Management
 12. Policy with Respect to Certain Activities............  Business and Strategy; Description
                                                              of Capital Stock; Available
                                                              Information
 13. Investment Policies of Registrant....................  Prospectus Summary; The Company;
                                                              Business and Strategy
 14. Description of Real Estate...........................  *
 15. Operating Data.......................................  *
 16. Tax Treatment of Registrant and Its Security
       Holders............................................  Prospectus Summary; Risk Factors;
                                                              Certain Federal Income Tax
                                                              Considerations; ERISA
                                                              Considerations

                           FORM S-11                               CAPTION IN PROSPECTUS
                   ITEMS NUMBER AND CAPTION                          OR PAGE REFERENCE
                   ------------------------                        ---------------------
 17. Market Price of and Dividends on the Registrant's
       Common Equity and Related Stockholder Matters......  Risk Factors; Dividend Policy and
                                                              Distributions; Market Prices and
                                                              Dividend Data; Principal
                                                              Securityholders
 18. Description of Registrant's Securities...............  Outside Front Cover Page of
                                                              Prospectus; Prospectus Summary;
                                                              Description of Warrants;
                                                              Description of Capital Stock;
                                                              Certain Federal Income Tax
                                                              Considerations; ERISA
                                                              Considerations
 19. Legal Proceedings....................................  Business and Strategy
 20. Security Ownership of Certain Beneficial Owners and
       Management.........................................  Outside Front Cover Page of
                                                              Prospectus; Management; Principal
                                                              Securityholders
 21. Directors and Executive Officers.....................  The Company; Management
 22. Executive Compensation...............................  The Company; Management
 23. Certain Relationships and Related Transactions.......  Risk Factors; Management
 24. Selection, Management and Custody of Registrant's
       Investments........................................  Risk Factors; Business and
                                                              Strategy; Management
 25. Policies with Respect to Certain Transactions........  Risk Factors; Management
 26. Limitations of Liability.............................  The Company; Management;
                                                              Description of Capital Stock
 27. Financial Statements and Information.................  Index to Financial Statements
 28. Interests of Named Experts and Counsel...............  Legal Matters; Experts
 29. Disclosure of Commission Position on Indemnification
       for Securities Act Liabilities.....................  *

- ---------------
* Not Applicable

                   SUBJECT TO COMPLETION, DATED JULY 18, 1996
                                 875,000 SHARES

                                      RWT

                              REDWOOD TRUST, INC.

            CLASS B         % CUMULATIVE CONVERTIBLE PREFERRED STOCK

     Redwood Trust, Inc. ("Redwood Trust" or the "Company") is hereby offering
875,000 shares of its Class B    % Cumulative Convertible Preferred Stock (the
"Preferred Stock"). Dividends on the Preferred Stock are cumulative from the date of issue and are payable quarterly in arrears on January 21, April 21, July 21, and October 21 of each year, commencing October 21, 1996 in an amount per
share equal to the greater of (i) the Base Rate of $          .        per
quarter (equal to a    % annual dividend rate), or (ii) the quarterly dividend
declared on the number of shares of Common Stock (or portion thereof) into which the Preferred Stock is convertible.
     Each share of Preferred Stock is convertible at any time at the option of the holder thereof into one share (subject to possible future adjustment in certain circumstances) of Common Stock. The record date for determination of shareholders entitled to receive dividends on the Preferred Stock for the period from the date of issuance through September 30, 1996 is expected to be September 30, 1996. The dividend for the partial period ending September 30, 1996 will be prorated from the date of issuance and will be determined solely by reference to the Base Rate. See "The Offering."
     The Preferred Stock will not be redeemable by the Company prior to September 30, 1999. On and after September 30, 1999, the Preferred Stock will be redeemable by the Company, in whole or in part, at the option of the Company (i) for one share (subject to possible future adjustment in certain circumstances) of Common Stock (plus accumulated, accrued and unpaid dividends through the end of the prior dividend period, which are to be paid in cash), provided that for 20 trading days within any period of 30 consecutive trading days, including the last trading day of such period, the closing price of the Common Stock on the Nasdaq National Market equals or exceeds the Conversion Price then in effect
(initially equal to the issue price of $          per share (the "Issue Price"))
or (ii) for cash at a redemption price equal to the Issue Price, plus any accumulated, accrued and unpaid dividends through the date of redemption.
     The Company has elected to be subject to tax as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended (the "Code"), and as a result, the dividends on the Preferred Stock are not eligible for the dividends received deduction for federal income tax purposes.
     The shares of Preferred Stock are expected to be approved for quotation on the Nasdaq National Market under the symbol "RWTIP." The Company's Common Stock is traded on the over-the-counter market and is quoted on the Nasdaq National Market under the symbol "RWTI." On July 17, 1996, the last reported sale price per share of Common Stock, as reported by Nasdaq, was $25.38. See "Market Prices and Dividend Data."
     SEE "RISK FACTORS" COMMENCING ON PAGE 18 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE PREFERRED STOCK OFFERED HEREBY. THESE RISKS INCLUDE:

- - Risks of Substantial Leverage and Potential Net Interest and Operating Losses in Connection with Borrowings
- - Risk of Decrease in Net Interest Income Due to Interest Rate Fluctuations; Prepayment Risks of Mortgage Assets
- - Risk of Failing to Hedge Against Interest Rate Changes Effectively; Risk of Losses Associated with Hedging; Counterparty Risks
- - Risk of Loss on Single-Family Mortgage Assets
- - Risk of Lack of Geographic and Industry Diversification
- - Risk of Future Revisions in Policies and Strategies by Board of Directors
- - Consequences of Failure to Maintain REIT Status; Company Subject to Tax as a Regular Corporation
- - Dependence on Key Personnel

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
       SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
       COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
         PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
             CRIMINAL OFFENSE.
                            ------------------------

  THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

=====================================================================================================
                                                                            Underwriting
                                                              Price to     Discounts and    Proceeds to
                                                               Public      Commissions(1)    Company(2)
- ----------------------------------------------------------------------------------------------------------
Per Share.................................................        $              $               $
Total(3)..................................................        $              $               $
=====================================================================================================

(1) See "Underwriting" for information concerning indemnification of the Underwriters and other matters.
(2) Before deducting expenses payable by the Company estimated at $300,000.
(3) The Company has granted to the Underwriters a 30-day option to purchase up to 131,250 additional shares of Preferred Stock solely to cover over-allotments, if any. If the Underwriters exercise this option in full,
    the Price to Public will total $          , the Underwriting Discount will
    total $          and the Proceeds to Company will total $          . See
    "Underwriting."
     The shares of Preferred Stock are offered by the several Underwriters named herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of the
Preferred Stock will be made in New York, New York on or about             ,
1996.
                            ------------------------
MONTGOMERY SECURITIES                           STIFEL, NICOLAUS & COMPANY
                                                       Incorporated

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE PREFERRED STOCK AND THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 10B-6A UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. SEE "UNDERWRITING."

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048, and at 500 West Madison Street, Chicago, Illinois 60661. Copies may also be obtained from the Public Reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Common Stock of the Company is, and the Preferred Stock is expected to be, quoted on the Nasdaq National Market. Reports, proxy statements and other information concerning the Company may be inspected at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006. In addition, holders of the Capital Stock will receive annual reports containing audited financial statements with a report thereon by the Company's independent certified public accountants, and quarterly reports containing unaudited financial information for each of the first three quarters of each fiscal year.

    The Company has filed with the Commission a Registration Statement on Form S-11 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Preferred Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, as certain items are omitted in accordance with the rules and regulations of the Commission. For further information pertaining to the Company and the Preferred Stock, reference is made to such Registration Statement and the exhibits and schedules thereto, which may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of which may be obtained from the Commission at prescribed rates.

                               TABLE OF CONTENTS

                                                         PAGE
                                                         ----
AVAILABLE INFORMATION..................................    2
PROSPECTUS SUMMARY.....................................    3
  The Offering.........................................    3
  The Company..........................................    5
  Business and Strategy................................    6
  Dividend Policy and Distributions....................   14
  Risk Factors.........................................   14
  Summary Financial Information........................   16
THE COMPANY............................................   17
USE OF PROCEEDS........................................   17
RISK FACTORS...........................................   18
  Operations Risks.....................................   18
  Legal and Other Risks................................   27
DIVIDEND POLICY AND DISTRIBUTIONS......................   33
DIVIDEND REINVESTMENT PLAN.............................   33
CAPITALIZATION.........................................   35
MARKET PRICES AND DIVIDEND DATA........................   35
SELECTED FINANCIAL DATA................................   37
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS..................   39
  Overview.............................................   39
  Results of Operations: First Quarter 1996 versus
    First Quarter 1995 and Fiscal 1995 Versus Fiscal
    1994...............................................   40
  Financial Condition..................................   55
  Asset/Liability Management and Effect of Changes in
    Interest Rates.....................................   67
BUSINESS AND STRATEGY..................................   71
  Mortgage Assets......................................   72
  Management Policies and Programs.....................   81
  Recent Legislation...................................   90
  Future Revisions in Policies and Strategies..........   90
  Legal Proceedings....................................   91
MANAGEMENT.............................................   92
  Directors and Executive Officers.....................   92
  Executive Compensation...............................   94
  Employment Agreements................................   96
  Compensation Committee Interlocks and Insider
    Participation in Compensation Decisions............   97

                                                         PAGE
                                                         ----
  Stock Options........................................   97
  Conflict of Interest.................................   99
PRINCIPAL SECURITYHOLDERS..............................  100
  Beneficial Ownership of Common Stock by Large
    Securityholders....................................  100
  Beneficial Ownership of Common Stock by Directors and
    Management.........................................  101
CERTAIN FEDERAL INCOME TAX CONSIDERATIONS..............  102
  General..............................................  102
  Taxation of the Company..............................  104
  Taxable Subsidiaries.................................  105
  Taxation of Stockholders.............................  105
  Taxation of Tax-Exempt Entities......................  107
  State and Local Taxes................................  108
  Certain United States Federal Income Tax
    Considerations Applicable to Foreign Holders.......  108
ERISA CONSIDERATIONS...................................  110
DESCRIPTION OF WARRANTS................................  111
DESCRIPTION OF CAPITAL STOCK...........................  112
  General..............................................  113
  Preferred Stock......................................  114
  Common Stock.........................................  126
  Registration Rights..................................  127
  Repurchase of Shares and Restrictions on Transfer....  127
  Indemnification......................................  129
  Limitation of Liability..............................  129
  Control Share Acquisitions...........................  130
  Transfer Agent and Registrar.........................  130
CERTAIN LEGAL ASPECTS OF MORTGAGE LOANS................  130
  Mortgages and Deeds of Trust Generally...............  131
  Enforceability of Certain Provisions.................  138
  Certain Laws and Regulations.........................  139
UNDERWRITING...........................................  140
LEGAL MATTERS..........................................  141
EXPERTS................................................  141
GLOSSARY...............................................  142
INDEX TO FINANCIAL STATEMENTS..........................  F-1

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information appearing in this Prospectus. Certain capitalized and other terms used herein shall have the meanings assigned to them in the Glossary. Unless otherwise indicated, all information in this Prospectus assumes that the over-allotment option described in "Underwriting" is not exercised. See "Glossary" for the definitions of certain terms used in this Prospectus. This Prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Such statements relate to future events or the future financial performance of the Company, and prospective investors are cautioned that the Company's actual results could differ materially from those set forth in the forward-looking statements. Prospective investors should specifically consider the various factors identified in this Prospectus which could cause actual results to differ, including those discussed in the section entitled "Risk Factors."

                                  THE OFFERING

Securities Offered.........  875,000 shares of Class B      % Cumulative
                             Convertible Preferred Stock ("Preferred Stock").(1)

Dividends..................  Cumulative, commencing on the date of issue in an amount per share equal to the greater of (i) the
                             Base Rate of $          per quarter, or (ii) an
                             amount equal to the quarterly dividend declared on the number of shares of the Company's Common Stock (or portion thereof) into which the Preferred Stock is convertible. Dividends are payable with respect to each calendar quarter in arrears on the following January 21, April 21, July 21 and October 21 (or the next succeeding business day) of each year, commencing October 21, 1996. The dividend for the partial period ending September 30, 1996 will be prorated from the date of issuance and will be determined solely by reference to the Base Rate. Dividends on the Preferred Stock are determined on each of the quarterly Common Stock dividend declaration dates with record dates and payment dates the same as for holders of Common Stock. Dividends on the Preferred Stock are cumulative from the date of original issuance. No dividends will be paid or set apart for payment on shares of Common Stock unless full cumulative dividends have been paid on the Preferred Stock.

Conversion Rights..........  Each share of the Preferred Stock will be convertible at the option of the holder at any time, unless previously redeemed, into one share of Common Stock, subject to possible future adjustment in certain circumstances.

Liquidation Preference.....  The holders of Preferred Stock will be entitled to receive out of the assets of the Company or the proceeds thereof available for distribution to shareholders, before any distribution is made on the Common Stock, the Issue Price per share in cash plus accumulated, accrued but unpaid dividends.

Redemption at Option of the
  Company..................  The Preferred Stock will not be redeemable by the
                             Company prior to September 30, 1999. On and after September 30, 1999, the Preferred

- ---------------

(1) Assumes the Underwriters' over-allotment option is not exercised. See "Underwriting."

                             Stock will be redeemable by the Company, in whole or in part, at the option of the Company as follows:

                                  (i) for one share of the Common Stock, subject to adjustment in certain circumstances (plus accumulated, accrued and unpaid dividends, which are to be paid in cash through the end of the prior dividend period), provided that for 20 trading days within any period of 30 consecutive trading days, including the last trading day of such period immediately prior to the announcement of such redemption, the closing price of the Common Stock on Nasdaq National Market equals or exceeds the Conversion Price (initially equal to the Issue Price but subject to adjustment upon certain events). In order to exercise this redemption option, the Company must issue a press release announcing the redemption prior to the opening of business on the second trading day after the conditions in the preceding sentences have, from time to time, been met; or

                                  (ii) for cash at the Issue Price per share, plus any accumulated, accrued and unpaid dividends through the redemption date.

Voting Rights..............  Except as otherwise expressly required by applicable law or as described below, the holders of the Preferred Stock will not be entitled to vote on any matter and will not be entitled to notice of any meeting of shareholders of the Company. If at any time the Company falls in arrears in the payment of dividends on the Preferred Stock in an aggregate amount equal to the full accrued dividends for six quarterly dividend periods, or upon failure of the Company to maintain consolidated shareholders' equity (determined in accordance with generally accepted accounting principles and giving effect to any adjustment for the net unrealized gain or loss on assets available for sale) of at least 150% of the aggregate Issue Price of the then outstanding Preferred Stock and the aggregate original issue price of any then outstanding Parity Stock (as defined below), the number of the Company's directors will be increased (if not already increased by reason of similar types of provisions with respect to any Parity Stock) by two and the holders of the Preferred Stock with all classes of Parity Stock, voting separately as a single class, will have the right to elect two directors to fill the positions created, and such right will continue until all dividends in arrears shall have been paid, and such shareholders' equity has been restored to at least 150% of the aggregate Issue Price of the then outstanding Preferred Stock and the aggregate original issue price of any Parity Stock. If any other class of Parity Stock with which the Preferred Stock is entitled to vote is entitled to elect two directors as a result of a failure to maintain a specified level of consolidated shareholders' equity, then, when such entitlement to vote is triggered, the separate entitlement of the Preferred Stock to vote for directors described in this paragraph shall be suspended.

Ranking....................  The Preferred Stock will rank senior to the Common
                             Stock with respect to the payment of dividends and amounts payable upon liquidation, dissolution or winding up of the Company. The Company may issue additional series of preferred stock that ranks pari passu with the Preferred Stock as to the payment of dividends and amounts payable upon liquidation, dissolution or winding up of the Company ("Parity Stock") without the approval of the holders of the Preferred Stock. The

                             Company is not permitted to issue any stock ranking senior to the Preferred Stock as to the payment of dividends or amounts upon liquidation without the approval of the holders of two-thirds of the Preferred Stock.

Nasdaq National Market
  Listing..................  The Preferred Stock is expected to be approved
                             (subject to notice of issuance) for quotation on the Nasdaq National Market under the symbol "RWTIP."

Use of Proceeds............  The Company intends to use the net proceeds from the sale of the shares of Preferred Stock, together with borrowings, to acquire additional Mortgage Assets as described herein and, pending such use, to reduce borrowings.

                                  THE COMPANY

     Redwood Trust, Inc. ("Redwood Trust" or the "Company") commenced operations on August 19, 1994. The Company completed its initial public offering of Common Stock on August 9, 1995. At March 31, 1996 the Company had total Mortgage Assets of $565 million, total assets of $581 million and shareholders' equity totaling $68 million. On April 19, 1996 the Company completed its second public offering for 2,875,000 shares of Common Stock at a price of $20.25 per share. As a result of the funds raised in the April 19, 1996 offering, the Company was able to increase total Mortgage Assets and total assets to approximately $1 billion as of June 30, 1996 and shareholders' equity grew to approximately $125 million as of that date. While the total dividends paid grew from $2.5 million for first quarter of 1996 to $3.4 million for the second quarter of 1996, dividends per share declined from $0.46 per share to $0.40 per share as a result of the temporary dilution caused by the funds raised in the April 19, 1996 Common Stock offering not being fully utilized for the full quarter.

     The Company specializes in acquiring and managing real estate mortgage assets ("Mortgage Assets") which may be acquired as whole loans ("Mortgage Loans") or as mortgage securities representing interests in or obligations backed by pools of mortgage loans ("Mortgage Securities"). To date, a majority of the Company's acquisitions have been Mortgage Securities. The Company acquires Mortgage Assets that are secured by single-family, multifamily and commercial real estate properties located throughout the United States with a special emphasis on properties located in the State of California. The Company has elected to be subject to tax as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended (the "Code"), and will generally not be subject to tax on its Federal income to the extent that it distributes its earnings to its stockholders and it maintains its qualification as a REIT. See "Certain Federal Income Tax Considerations." The Company is self-advised and self-managed.

     The goal of the Company is to be an efficient long-term holder of Mortgage Assets and to seek to benefit from any improvement in the real estate markets in California and the United States. Substantially all of the Company's Mortgage Assets are adjustable rate, bearing interest rates that adjust at least annually based on changes in short-term market interest rates. The Company intends to acquire additional Mortgage Assets through (i) selected purchases of Mortgage Securities and (ii) acquisitions of Mortgage Loans from conduits and mortgage loan originators. The Company also intends to create Mortgage Securities by using its own assets as collateral. The Company finances its purchases with the proceeds of equity offerings and borrowings (primarily under reverse repurchase agreements) whose interest rates also reflect changes in short-term market interest rates. The Company attempts to structure its borrowings to have interest rate adjustment indices and interest rate adjustment periods that, on an aggregate basis, generally correspond (within a range of one to six months) to the interest rate adjustment indices and interest rate adjustment periods of the adjustable-rate Mortgage Assets purchased by the Company.

     The Company was founded in 1994 by George E. Bull (Chairman and CEO), Douglas B. Hansen (President and CFO) and Frederick H. Borden (Vice Chairman and Secretary). This management team has extensive experience in managing portfolios of Mortgage Assets, arranging collateralized borrowings and utilizing asset/liability management techniques to hedge balance sheet risks. The members of this management team have served in various capacities in the banking, insurance, investment banking and investment management industries and have managed both healthy and troubled financial institutions as well as both performing and non-performing Mortgage Assets. The team founded Redwood Trust with the objective of building a company that could compete favorably with its competitors by maintaining low operating expenses, utilizing the team's expertise in managing Mortgage Assets and financial institutions and electing to be subject to tax on its Federal income as a REIT.

     From the commencement of operations on August 19, 1994 through March 31, 1996, the Company acquired Mortgage Assets that had a carrying value at March 31, 1996 of approximately $565.2 million. The Company carries Mortgage Assets on its books at market value. All Mortgage Assets held at March 31, 1996 were adjustable rate single-family residential mortgage loans or securitized interests in pools of such loans. As of March 31, 1996, 90% of the Company's Mortgage Assets were investment grade equivalent (i.e., one of the four highest rating levels by one or more nationally recognized mortgage security rating agencies or the equivalent as determined by the Company), and the Mortgage Asset portfolio had an average credit rating equivalent of AA+.

     All of these assets were acquired in the secondary market for mortgage loans or directly from mortgage origination firms.

                             BUSINESS AND STRATEGY

     The Company's principal business objective is to produce net interest income on its Mortgage Assets while maintaining strict cost controls in order to generate net income for distribution to stockholders. The Company seeks to distribute dividends to stockholders at levels that generally adjust, following a lag period, with changes in short-term market interest rates and that may increase over time in the event of improvements in the single-family, multifamily and commercial real estate markets. To achieve its business objective and generate dividend yields that provide a relatively attractive rate of return for stockholders, the Company's strategy is:

     - to purchase Single-Family, Multifamily and Commercial Mortgage Assets, substantially all of which are currently expected to have adjustable interest rates based on changes in short-term market interest rates and the majority of which are expected to represent mortgage interests in California real estate;

     - to manage the credit risk of its Mortgage Assets through, among other activities, (i) carefully selecting Mortgage Assets to be acquired, including an underwriting review of Mortgage Loans and lower-rated Mortgage Securities, (ii) following the Company's policies with respect to credit risk concentration which, among other things, require the Company to maintain a Mortgage Asset portfolio with a weighted average rating level of A- or better, (iii) actively monitoring the ongoing credit quality and servicing of its Mortgage Assets, and (iv) maintaining appropriate capital levels and allowances for possible credit losses;

     - to finance such purchases with the proceeds of equity offerings and, to the extent permitted by the Company's capital and liquidity policies, to utilize leverage to increase potential returns to stockholders through borrowings (primarily under reverse repurchase agreements) whose interest rates will also reflect changes in short-term market interest rates;

     - to attempt to structure its borrowings to have interest rate adjustment indices and interest rate adjustment periods that, on an aggregate basis, generally correspond (within a range of one to six months) to the interest rate adjustment indices and interest rate adjustment periods of the adjustable-rate Mortgage Assets purchased by the Company;

     - to utilize interest rate caps, swaps and similar instruments to mitigate the risk of the cost of its variable rate liabilities increasing at a faster rate than the earnings on its assets during a period of rising interest rates;

     - to seek to minimize prepayment risk by structuring a diversified portfolio with a variety of prepayment characteristics and through other means;

     - to apply securitization techniques designed to enhance the value and liquidity of the Company's Mortgage Assets acquired in the form of Mortgage Loans by securitizing them into Mortgage Securities that are tailored to the Company's objectives;

     - to re-securitize portions of its Mortgage Securities portfolio when the underlying Mortgage Loans have improved in credit quality through seasoning or rising underlying property values, or when the credit quality of a junior class of security improves due to the prepayment of more senior classes, as such re-securitization transactions may result in improved credit ratings, higher market values and lowered borrowing costs; and

     - to strive to become more cost-efficient over time.

     The Company believes that the current economic environment is favorable for the Company's business strategy. The Company is located in California and a majority of its Mortgage Assets currently are and are expected to be represented by mortgage interests on real property located in California. The Company believes that there are attractive Mortgage Asset acquisition opportunities in Northern and Southern California today due to the diversity of the economy and the size, depth and liquidity of its real estate property markets, and that there may be significant potential for appreciation in real estate values in California in the future. At December 31, 1995 and March 31, 1996, approximately 65% and 64%, respectively, of the Company's Mortgage Assets represented interests in mortgages on residential real property located in California. The Company expects that any future price appreciation in the real estate property markets in California and the United States will tend to have a direct and positive effect on the Company's earnings and dividends. If an increase in property values occurs, the Company believes that the credit quality and market value of its Mortgage Assets will rise. Should this occur, the Company expects that it will be able to reduce its capital allocation to these assets, free its credit reserves and lower its borrowing costs.

     The Company believes that its principal competition in the business of acquiring and managing Mortgage Assets are financial institutions such as banks, savings and loans, life insurance companies, institutional investors such as mutual funds and pension funds, and certain other mortgage REITs. While most of these entities have significantly greater resources than the Company, the Company anticipates that it will be able to compete effectively and generate relatively attractive rates of return for stockholders due to its relatively low level of operating costs, relative freedom to securitize its assets, ability to utilize prudent amounts of leverage through accessing the wholesale market for collateralized borrowings, freedom from certain forms of regulation and the tax advantages of its REIT status.

     The Company believes it is and will continue to be a "low cost producer" compared to most of its competitors in the business of holding Mortgage Assets. Accordingly, the Company believes that it will be able to generate relatively attractive earnings and dividends while holding assets of higher credit quality and maintaining a lower interest rate risk profile as compared to its principal competitors. Nevertheless, the Company will strive to become even more cost-efficient over time. The Company will attempt to do so by: (i) seeking to raise additional capital from time to time in order to increase its ability to invest in Mortgage Assets as operating costs are not anticipated to increase as quickly as assets and because growth will increase the Company's purchasing influence with suppliers of Mortgage Assets; (ii) striving to lower its effective borrowing costs over time through seeking direct funding with collateralized lenders rather than using Wall Street intermediaries and investigating the possibility of using commercial paper and medium term note programs; (iii) improving the efficiency of its balance sheet structure by investigating the issuance of uncollateralized subordinated debt and other forms of capital; and (iv) utilizing information technology to the fullest extent possible in its business, which technology the Company believes can be developed to improve the

Company's ability to monitor the performance of its Mortgage Assets, improve its ability to assess credit risk, improve hedge efficiency and lower operating costs.

  MORTGAGE ASSETS

     General

     The Mortgage Assets to be purchased by the Company will consist primarily of Single-Family Mortgage Assets (Single-Family Mortgage Loans and Single-Family Mortgage Securities), Multifamily Mortgage Assets (Multifamily Mortgage Loans and Multifamily Mortgage Securities) and Commercial Mortgage Assets (Commercial Mortgage Loans and Commercial Mortgage Securities). Although all of the Company's Mortgage Assets purchased through March 31, 1996 were Single-Family Mortgage Assets, the Company expects to acquire Multifamily Mortgage Assets and Commercial Mortgage Assets from time to time in the future when consistent with its Asset Acquisition/Capital Allocation Policies. Single-Family Mortgage Loans are Mortgage Loans secured solely by first mortgages or deeds of trust on single-family (one- to four-unit) residences and Single-Family Mortgage Securities are backed by, or evidence interests in, Single-Family Mortgage Loans. Multifamily Mortgage Loans are Mortgage Loans secured solely by first mortgages or deeds of trust on multifamily (more than four units) residential properties and Multifamily Mortgage Securities are backed by, or evidence interests in, Multifamily Mortgage Loans. Commercial Mortgage Loans are Mortgage Loans secured by commercial properties and Commercial Mortgage Securities are backed by, or evidence interests in, Commercial Mortgage Loans. The Company expects substantially all of its Mortgage Assets to bear adjustable interest rates. However, fixed rate Mortgage Assets also may be acquired when they satisfy the Company's Asset Acquisition/Capital Allocation Policies and will contribute to the Company's business objectives with respect to desired levels of income and dividend distributions. From time to time, the Company may also acquire common stock in other REITs that invest primarily in Mortgage Assets if the Company believes the returns on such common stock are good and such opportunities are more favorable than investing in Mortgage Assets directly, provided such common stock is traded on a national securities exchange or quoted on the Nasdaq National Market. The Company may also acquire its own stock, when permitted by applicable securities and state corporation laws.

     The Company expects that a majority of its Mortgage Assets will have investment grade ratings (the four highest rating levels) from one or more nationally recognized mortgage security rating agencies or be deemed by the Company to be of comparable credit quality. Based upon the Company's investment strategy and the guidelines under the Company's Asset Acquisition/Capital Allocation Policies, the Company expects that the weighted average rating of its Mortgage Assets (including the Company's deemed equivalent ratings for unrated Mortgage Assets) will be at least an "A-" rating level under the Standard & Poor's Corporation ("S&P") rating system or at a comparable level under other rating systems.

     The Company will generally not acquire residuals, principal-only strips, inverse floaters, companion bonds, first loss Subordinated Bonds rated below BBB or mortgage securities rated below B. On a limited basis only, the Company may acquire interest-only strips as an investment or to assist in the hedging of prepayment or other risks. The Company may, however, create a variety of different types of assets, including the types mentioned in this paragraph, through the normal process of securitization of the Company's own Mortgage Assets. In no event will the Company acquire or retain any real estate mortgage investment conduit ("REMIC") residual interest that may give rise to "excess inclusion" income as defined under section 860E of the Code. See "Certain Federal Income Tax Considerations -- Taxation of Tax-Exempt Entities."

     For purposes of this Prospectus, "face value" of Mortgage Assets represents the outstanding principal balance of the Mortgage Loans or Mortgage Securities comprising the Mortgage Assets, and "amortized cost" means the purchase price paid for the Mortgage Assets adjusted to reflect (i) amortization of discounts or premiums embodied in such purchase prices and (ii) principal repayments. Mortgage Assets are carried on the balance sheet at what is referred to by the Company as "carrying value." "Carrying value" for the Mortgage Assets is management's estimate of the bid-side of the market value for such assets. Management usually bases its estimates on the lowest of third-party bid-side indications of market value for Mortgage Assets obtained from firms making a market in or lending against Mortgage Assets. Generally, such indications are solicited by the Company on a monthly basis and from time to time in connection with the Company's borrowing activities and the lowest of such indications with respect to a Mortgage Asset generally comes from the secured lender on that asset. To the extent such bid-side indications typically are below the amortized cost of Mortgage Assets, the difference is referred to in this Prospectus as unrealized losses, and, to the extent such indications exceed the amortized cost, the difference is referred to as unrealized gains. The net amount of such unrealized gains and losses is reflected on the balance sheet as a valuation adjustment to Stockholders' Equity under the caption "Net Unrealized Gain or Loss on Assets Available for Sale."

     At March 31, 1996, the Company's Mortgage Assets consisted of the following:

                                                          AS OF MARCH 31, 1996(1)
                                           ------------------------------------------------------
                                                                PERCENT OF
                                           CARRYING VALUE     MORTGAGE ASSETS     RATING SCALE(3)
                                           --------------     ---------------     ---------------
                                            (DOLLARS IN
                                             THOUSANDS)
        Whole Loans(2)...................     $ 24,861               4.4%                1.5
        AAA -- Agency....................      298,354              52.8%                1.0
        AAA..............................       91,304              16.2%                1.0
        AA...............................      100,531              17.7%                2.0
        A................................       19,184               3.4%                3.0
        BBB..............................        6,653               1.2%                4.0
        BB...............................       11,158               2.0%                5.0
        B................................       12,758               2.2%                6.0
        Other............................          356               0.1%                6.0
                                           --------------         ------               -----
        Total/Weighted Average...........     $565,159             100.0%               1.50
        Weighted Average Rating..........          AA+
        Percentage Investment Grade......                             96%
        Weighted Average Rating on Non-
          agency Portfolio...............           AA                                  2.06
        Percentage Investment Grade of
          Non-agency Portfolio...........                             90%

- ---------------
(1) All assets are rated by one or more of the four nationally recognized rating agencies or are assigned a rating deemed equivalent by the Company. When rating agencies have assigned different ratings to the same asset, management has assigned that asset to the category it believes is most appropriate.

(2) If rated, management believes that 90-95% of these loans would receive investment grade ratings. For inclusion in the overall averages, 94% are assumed to be investment grade, producing an average rating of AA+.

(3) For purposes of computing a weighted average portfolio rating, management has assigned a number to each rating level, with AAA being a "1" and B or below being a "6," as indicated in the table.

     A detailed analysis of the Company's initial Mortgage Assets is presented in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business and Strategy -- Mortgage Assets."

  MANAGEMENT POLICIES AND PROGRAMS

     Asset Acquisition Policies

     The Company only acquires those Mortgage Assets the Company believes it has the necessary expertise to evaluate and manage and which are consistent with the Company's balance sheet guidelines and risk management objectives. Since the intention of the Company is generally to hold its Mortgage Assets until maturity, the Company generally does not seek to acquire assets whose investment returns are only attractive in a limited range of scenarios. The Company believes that future interest rates and mortgage prepayment rates are very difficult to predict. Therefore, the Company seeks to acquire Mortgage Assets which the Company believes will provide acceptable returns over a broad range of interest rate and payment scenarios.

     Among the asset choices available to the Company, the Company acquires those Mortgage Assets which the Company believes will generate the highest returns on capital invested, after considering (i) the amount and nature of the anticipated cashflows from the asset, (ii) the Company's ability to pledge the asset to secure collateralized borrowings, (iii) the increase in the Company's risk-adjusted capital requirement determined by the Company's Risk-Adjusted Capital Policy resulting from the purchase and financing of the asset, and (iv) the costs of financing, hedging, managing, securitizing and reserving for the asset. Prior to acquisition, potential returns on capital employed are assessed over the life of the asset and in a variety of interest rate, yield spread, financing cost, credit loss and prepayment scenarios.

     Credit Risk Management Policies

     The Company reviews credit risk, interest rate risk and other risk of loss associated with each investment and determines the appropriate allocation of capital to apply to such investment under its Risk-Adjusted Capital Policy. Because the risks presented by Single-Family, Multifamily and Commercial Mortgage Assets are different, the Company analyzes the risk of loss associated with such Mortgage Assets separately. In addition, the Company attempts to diversify its investment portfolio to avoid undue geographic, issuer, industry and certain other types of concentrations. The Company attempts to obtain protection from sellers and servicers against certain risks through representations and warranties and other appropriate documentation. The Board of Directors monitors the overall portfolio risk and determines appropriate levels of provision for loss.

     With respect to its Mortgage Securities, the Company is exposed to various levels of credit and special hazard risk, depending on the nature of the underlying Mortgage Assets and the nature and level of credit enhancements supporting such securities. Most of the Mortgage Assets acquired by the Company have some degree of protection from normal credit losses. At December 31, 1995 and March 31, 1996, 55.8% and 52.8%, respectively, of the Company's Mortgage Assets were Mortgage Securities covered by credit protection in the form of a 100% guarantee from a government sponsored entity (GNMA, FNMA and FHLMC) ("Agency Certificates").

     An additional 38.1% and 37.2% of the Company's Mortgage Assets at December 31, 1995 and March 31, 1996, respectively, were Privately Issued Certificates and represented interests in pools of residential mortgage loans with partial credit enhancement; of these amounts, 85% and 91% were rated investment grade equivalent, respectively. Credit loss protection for Privately Issued Certificates is achieved through the subordination of other interests in the pool to the interest held by the Company, through pool insurance or though other means. The degree of credit protection varies substantially among the Privately Issued Certificates held by the Company. While most Privately Issued Certificates held by the Company have some degree of credit enhancement, the majority of such assets are, in turn, subordinated to other interests. Thus, should such a Privately Issued Certificate experience credit losses, such losses could be greater than the Company's pro rata share of the remaining mortgage pool, but in no event could exceed the Company's investment in such Privately Issued Certificate. At March 31, 1996, the amount of realized credit losses a particular pool of mortgages represented by Privately Issued Certificates would have to experience before the Company would bear responsibility for any credit losses ranged from 0% to 37% of the pool balance. The Company has undertaken an independent underwriting review of a sample of the loans underlying the Privately Issued Certificates that are rated below BBB.

     All of the Company's Mortgage Assets have received a credit rating from one or more nationally recognized rating agencies or have been assigned a rating deemed equivalent by the Company. At March 31, 1996, the average rating of the Company's Mortgage Assets, as adjusted to a single format and weighted by carrying value, was AA+. At March 31, 1996, the average rating of the non-agency Mortgage Assets was AA.

     At March 31, 1996, the Company owned $24.9 million of whole Mortgage Loans, which comprised 4.4% of the Company's total Mortgage Assets at such date. In preparation for purchases of Mortgage Assets in the form of Mortgage Loans, the Company developed a quality control program to monitor the quality of loan underwriting at the time of acquisition and on an ongoing basis. The Company will conduct, or cause to be conducted, a legal document review of each Mortgage Loan acquired to verify the accuracy and completeness of the information contained in the mortgage notes, security instruments and other pertinent documents in the file. As a condition of purchase, the Company will select a sample of Mortgage Loans targeted to be acquired, focusing on those Mortgage Loans with higher risk characteristics, and submit them to a third party, nationally recognized underwriting review firm for a compliance check of underwriting and review of income, asset and appraisal information. In addition, the Company or its agents will underwrite all Multifamily and Commercial Mortgage Loans. During the time it holds Mortgage Loans, the Company will be subject to risks of borrower defaults and bankruptcies and special hazard losses (such as those occurring from earthquakes or floods) that are not covered by standard hazard insurance. The Company will generally not obtain credit enhancements such as mortgage pool or special hazard insurance for its Mortgage Loans, although individual loans may be covered by FHA insurance, VA guarantees or private mortgage insurance and, to the extent securitized into Agency Certificates, by such government sponsored entity obligations or guarantees.

     Capital and Leverage Policies

     The Company's goal is to strike a balance between the under-utilization of leverage, which reduces potential returns to stockholders, and the over-utilization of leverage, which could reduce the Company's ability to meet its obligations during adverse market conditions. The Company has established a "Risk-Adjusted Capital Policy" which limits management's ability to acquire additional assets during times when the actual capital base of the Company is less than a required amount defined in the policy. In this way, the use of balance sheet leverage is controlled. The actual capital base as defined for the purpose of this policy is equal to the market value of total assets less the book value of total collateralized borrowings. The actual capital base, as so defined, represents the approximate liquidation value of the Company and approximates the market value of assets that can be pledged or sold to meet over-collateralization requirements for the Company's borrowings. The unpledged portion of the Company's actual capital base is available to be pledged or sold as necessary to maintain over-collateralization levels for the Company's borrowings.

     Management is prohibited from acquiring additional assets during periods when the actual capital base of the Company is less than the minimum amount required amount under the Risk-Adjusted Capital Policy (except when such asset acquisitions may be necessary to maintain REIT status or the Company's exemption from the Investment Company Act of 1940). In addition, when the actual capital base falls below the Risk-Adjusted Capital requirement, management is required to submit to the Board a plan for bringing the actual capital base into compliance with the Risk-Adjusted Capital Policy guidelines. It is anticipated that in most circumstances this goal will be achieved over time without overt management action through the natural process of mortgage principal repayments and increases in the market values of Mortgage Assets as their coupon rates adjust upwards to market levels. Management anticipates that the actual capital base is likely to exceed the Risk-Adjusted Capital requirement during periods following new equity offerings and during periods of falling interest rates and that the actual capital base may fall below the Risk-Adjusted Capital requirement during periods of rising interest rates.

     The first component of the Company's capital requirements is the current aggregate over-collateralization amount or "haircut" the lenders require the Company to hold as capital. The haircut for each Mortgage Asset is determined by the lender based on the risk characteristics and liquidity of that asset. Haircut levels on individual borrowings range from 3% for Agency Certificates to 20% for certain Privately Issued Certificates, and have averaged 4% to 6% for the Company as a whole. Should the market value of the pledged assets decline, the Company will be required to deliver additional collateral to the lenders in order to maintain a constant over-collateralization level on its borrowings.

     The second component of the Company's capital requirement is the "liquidity capital cushion." The liquidity capital cushion is an additional amount of capital in excess of the haircut maintained by the Company in order to help the Company meet the demands of the lenders for additional collateral should the market value of the Company's Mortgage Assets decline. The aggregate liquidity capital cushion equals the sum of liquidity cushion amounts assigned under the Risk-Adjusted Capital Policy to each of the Company's Mortgage Assets. Liquidity capital cushions are assigned to each Mortgage Asset based on management's assessment of the Mortgage Asset's market price volatility, credit risk, liquidity and attractiveness for use as collateral by lenders. The process of assigning liquidity capital cushions relies on management's ability to identify and weigh the relative importance of these and other factors. Consideration is also given to hedges associated with the Mortgage Asset and any effect such hedges may have on reducing net market price volatility, concentration or diversification of credit and other risks in the balance sheet as a whole and the net cash flows that can be expected to arise from the interaction of the various components of the Company's balance sheet. The Board of Directors thus reviews on a periodic basis various analyses prepared by management of the risks inherent in the Company's balance sheet, including an analysis of the effects of various scenarios on the Company's net cash flow, earnings, dividends, liquidity and net market value. Should the Board of Directors determine that the minimum required capital base set by the Company's Risk-Adjusted Capital Policy is either too low or too high, the Board of Directors will raise or lower the capital requirement accordingly.

     The Company expects that its aggregate minimum capital requirement under the Risk-Adjusted Capital Policy will approximate 10% to 20% of the market value of the Company's Mortgage Assets. This percentage will fluctuate over time, and may fluctuate out of the expected range, as the composition of the balance sheet changes, haircut levels required by lenders change, the market value of the Mortgage Assets changes and as liquidity capital cushion percentages set by the Board of Directors are adjusted over time. As of March 31, 1996 the aggregate Risk-Adjusted Capital Requirement was 11.7% of Mortgage Assets, and the Company's actual capital base was 11.7% of Mortgage Assets.

     The Risk-Adjusted Capital Policy also stipulates that at least 50% of the capital base maintained to satisfy the liquidity capital cushion shall be invested in Agency Certificates, AAA-rated adjustable-rate Mortgage Securities or assets with similar or better liquidity characteristics.

     Pursuant to the Company's overall business strategy, a substantial portion of the Company's borrowings are short term or adjustable-rate. The Company's borrowings currently are, and are expected to continue to be, implemented primarily through reverse repurchase agreements (a borrowing device evidenced by an agreement to sell securities or other assets to a third-party and a simultaneous agreement to repurchase them at a specified future date and price, the price difference constituting interest on the borrowing), but in the future may also be obtained through loan agreements, lines of credit, Dollar-Roll Agreements (an agreement to sell a security for delivery on a specified future date and a simultaneous agreement to repurchase the same or a substantially similar security on a specified future date) and other credit facilities with institutional lenders and issuance of debt securities such as commercial paper, medium-term notes, CMOs and senior or subordinated notes. See "Business and Strategy -- Management Policies and Programs -- Capital and Leverage Policies." The Company intends to enter into financing transactions only with institutions that it believes are sound credit risks and to follow other internal policies designed to limit its credit and other exposure to financing institutions.

  ASSET/LIABILITY MANAGEMENT PROGRAMS

     Interest Rate Risk Management Program

     To the extent consistent with its election to qualify as a REIT, the Company follows an interest rate risk management program intended to protect against the effects of major interest rate changes. Specifically, the Company's interest rate risk management program is formulated with the intent to offset the potential adverse effects resulting from rate adjustment limitations on its Mortgage Assets and the differences between interest rate adjustment indices and interest rate adjustment periods of its adjustable-rate Mortgage Assets and related borrowings. The Company's interest rate risk management program encompasses a number of procedures, including: (i) the Company attempts to structure its borrowings to have interest rate adjustment indices and interest rate adjustment periods that, on an aggregate basis, generally correspond to the interest rate adjustment indices and interest rate adjustment periods of the adjustable-rate Mortgage Assets purchased by the Company, so as to limit mis-matching of such aggregates to a range of one to six months, and (ii) the Company attempts to structure its borrowing agreements relating to adjustable-rate Mortgage Assets to have a range of different maturities and interest rate adjustment periods (although substantially all will be less than one year). As a result, the Company expects to be able to adjust the average maturity/adjustment period of such borrowings on an ongoing basis by changing the mix of maturities and interest rate adjustment periods as borrowings come due and are renewed. Through use of these procedures, the Company intends to minimize differences between interest rate adjustment periods of adjustable-rate Mortgage Assets and related borrowings that may occur.

     The Company purchases interest rate caps, interest rate swaps and similar instruments to attempt to mitigate the risk of the cost of its variable rate liabilities increasing at a faster rate than the earnings on its assets during a period of rising rates. In this way, the Company intends generally to hedge as much of the interest rate risk as management determines is in the best interests of the stockholders of the Company, given the cost of such hedging transactions and the need to maintain the Company's status as a REIT, among other factors. See "Certain Federal Income Tax Considerations -- General -- Gross Income Tests." This determination may result in management electing to have the Company bear a level of interest rate risk that could otherwise be hedged when management believes, based on all relevant facts, that bearing such risk is advisable. The Company may also, to the extent consistent with its compliance with the REIT Gross Income Tests, Maryland law and the no-action relief discussed below, utilize financial futures contracts, options and forward contracts as a hedge against future interest rate changes. The Company has obtained no-action relief from the Commodities Futures Trading Commission permitting the Company to invest a small percentage of the Company's assets in certain financial futures contracts and options thereon without registering as a commodity pool operator under the Commodity Exchange Act, provided that the Company uses such instruments solely for bona fide hedging purposes.

     The Company seeks to build a balance sheet and undertake an interest rate risk management program which is likely, in management's view, to enable the Company to generate positive earnings and maintain an equity liquidation value sufficient to maintain operations given a variety of potentially adverse circumstances. Accordingly, the hedging program addresses both income preservation, as discussed in the first part of this section, and capital preservation concerns. With regard to the latter, the Company monitors its "equity duration." This is the expected percentage change in the Company's equity (measured as the carrying value of total assets less book value of total liabilities) that would be caused by a 1% change in short and long term interest rates. To date, the Company believes that it has met its goal of maintaining an equity duration of less than 15%. To monitor its equity duration and the related risks of fluctuations in the liquidation value of the Company's equity, the Company models the impact of various economic scenarios on the market value of the Company's Mortgage Assets, liabilities and interest rate agreements. See "Risk Factors -- Operations Risks -- Risk of Decrease in Net Interest Income Due to Interest Rate Fluctuations; Prepayment Risks of Mortgage Assets" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Asset/Liability Management and Effect of Changes in Interest Rates." The Company believes that the existing hedging program will allow the Company to maintain operations throughout a wide variety of potentially adverse circumstances without further management action. Nevertheless, in order to further preserve the Company's capital base (and lower its equity duration) during periods when management believes a trend of rapidly rising interest rates has been established, management may decide to increase hedging activities and/or sell assets. Each of these types of actions may lower the earnings and dividends of the Company in the short term in order to further the objective of maintaining attractive levels of earnings and dividends over the long term.

     In all of its interest rate risk management transactions, the Company follows certain procedures designed to limit credit exposure to counterparties, including dealing only with counterparties whose financial strength meets the Company's requirements. See "Business and Strategy -- Management Policies and Programs -- Asset/Liability Management -- Interest Rate Risk Management."

     Although the Company believes it has developed a cost-effective asset/liability management program to provide a level of protection against interest rate and prepayment risks, no strategy can completely insulate the Company from the effects of interest rate changes, prepayments and defaults by counterparties. Further, certain of the Federal income tax requirements that the Company must satisfy to qualify as a REIT limit the Company's ability to fully hedge its interest rate and prepayment risks. See "Certain Federal Income Tax Considerations -- General."

     Prepayment Risk Program

     The Company seeks to minimize the effects of faster or slower than anticipated prepayment rates through structuring a diversified portfolio with a variety of prepayment characteristics, investing in Mortgage Assets with prepayment prohibitions and penalties, investing in certain Mortgage Security structures which have prepayment protections, and balancing assets purchased at a premium with assets purchased at a discount. In addition, the Company has purchased and may in the future purchase additional interest-only strips to a limited extent as a hedge against prepayment risk. Prepayment risk is monitored by management and the Board of Directors through periodic review of the impact of a variety of prepayment scenarios on the Company's revenues, net earnings, dividends, cash flow and net balance sheet market value.

                       DIVIDEND POLICY AND DISTRIBUTIONS

     The Company intends to distribute to stockholders each year substantially all of its net taxable income (which does not ordinarily equal net income as calculated in accordance with GAAP) so as to qualify for the tax benefits accorded to REITs under the Code. Dividends will be payable on the Preferred Stock quarterly in the amounts and on the dates set forth herein, and are cumulative from the date of original issuance. The Company intends to make dividend distributions on the Common Stock at least quarterly; provided, however, that no dividends will be paid or set apart for payment on shares of Common Stock unless full cumulative dividends have been paid on the Preferred Stock.

     The Company has adopted a Dividend Reinvestment Plan ("DRP") that allows stockholders to have their dividends reinvested automatically in shares of Common Stock at 97% of the then current market price. The shares of Common Stock to be acquired for distribution under the DRP will be purchased on the open market or directly from the Company, at the option of the Company. The holders of Preferred Stock will be eligible to participate in the DRP in which dividends would be reinvested in Common Stock. See "Dividend Reinvestment Plan."

                                  RISK FACTORS

     The purchase of the Preferred Stock offered hereby is subject to certain risks. See "Risk Factors." Among such risks are the following:

     - The Company employs a strategy of borrowing a substantial portion of the market value of the Mortgage Assets (approximately 80% to 90%) to finance the acquisition of such Mortgage Assets, although the percentage may vary depending on market conditions or other factors deemed relevant by management. The Company may incur a decrease in net interest income and may incur net losses if returns on Mortgage Assets are not sufficient to cover borrowing costs. In addition, various factors may prevent the Company from attaining the level of leverage it deems optimal, which may cause the Company to be less profitable than it would be otherwise.

     - Interest rate fluctuations may affect the Company's earnings as a result of potential changes in the spread between the interest rates on its borrowings and the interest rates on its Mortgage Assets. In addition, mortgage prepayment rates vary depending on such factors as mortgage interest rates and market conditions. Changes in anticipated prepayment rates may affect the Company's earnings by changing the speed of amortization of purchase discounts and premiums. Any adverse or anticipated adverse effect on the Company's earnings may negatively impact the market price and liquidity of the Company's Common Stock and the Preferred Stock.

     - Asset/liability management hedging strategies involve risk and may not be effective in reducing the Company's exposure to interest rate changes. Moreover, compliance with the REIT Provisions of the Code may prevent the Company from effectively implementing the strategies that the Company determines, absent such compliance, would best insulate the Company from the risks associated with changing interest rates.

     - During the time the Company holds Single-Family Mortgage Loans or Single-Family Mortgage Securities other than Agency Certificates, it will be subject to the risk of loss on such Mortgage Assets arising from borrower defaults to the extent not covered by third-party credit enhancement.

     - The Company does not set specific limitations on the aggregate percentage of its portfolio comprised of Mortgage Assets secured by properties located in any one area, and a substantial portion of the properties securing the Company's Mortgage Assets are concentrated in California. To the extent that properties underlying Mortgage Assets are located in the same geographical region, such Mortgage Assets may be subject to a greater risk of default than other comparable Mortgage Assets in the event of adverse economic, political, or business developments and natural hazard risks that may affect such region.

     - If the Company fails to maintain its qualification as a REIT, the Company will be subject to Federal income tax as a regular corporation. The Company intends to conduct its business at all times in a manner consistent with the REIT Provisions of the Code.

     - The investment policies and operating policies and strategies of the Company set forth in this Prospectus may be modified or waived by the Board of Directors, subject in certain cases to approval by a majority of the Independent Directors, without stockholder consent.

     - The Company's operations depend in significant part upon the contributions of its executive officers, many of whom would be difficult to replace. The loss of any key person may have a material adverse effect on the Company's business and results of operations.

                         SUMMARY FINANCIAL INFORMATION
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                              PERIOD FROM
                                THREE MONTHS       THREE MONTHS                             AUGUST 19, 1994
                                   ENDED              ENDED             YEAR ENDED                TO
                               MARCH 31, 1996     MARCH 31, 1995     DECEMBER 31, 1995     DECEMBER 31, 1994
                               --------------     --------------     -----------------     -----------------
STATEMENT OF INCOME DATA:
Days in Period...............           91                 90                  365                   133
Interest Income..............     $  9,131           $  2,170            $  15,726             $   1,296
Interest and Hedge
  Expenses...................        6,353              1,549               10,947                   768
Net Interest Income..........        2,778                621                4,779                   528
Net Income...................        1,954                402                3,155                   382
Primary Earnings per
  Share(1)...................     $   0.32           $   0.19            $    0.85             $    0.20
Dividends Declared per Class
  A Preferred Share(2).......     $   0.00           $   0.20            $    0.50             $    0.25
Dividends Declared per Common
  Share(3)...................     $   0.46           $   0.00            $    0.46             $    0.00
BALANCE SHEET DATA (AT PERIOD
  END):
Total Mortgage Assets........     $565,159           $141,859            $ 432,244             $ 117,477
Total Assets.................      581,313            145,440              441,557               121,528
Short-term Borrowings........      508,721            121,998              370,316               100,376
Stockholders' Equity.........       68,146             22,352               68,290                20,280

- ---------------
(1) See Note 1 to the Financial Statements for information regarding the calculation of this item.

(2) All shares of Class A Preferred Stock have been converted into Common Stock.

(3) The level of quarterly dividends is determined by the Board of Directors based upon its consideration of a number of factors and should not be deemed indicative of taxable income for the quarter in which declared or future quarters, or of income calculated in accordance with GAAP. See "Dividend Policy and Distributions."

                                  THE COMPANY

     The Company was incorporated in the State of Maryland on April 11, 1994 and commenced operations on August 19, 1994. It invests in Mortgage Assets financed by the proceeds of equity offerings and by borrowings. The Company produces net interest income on Mortgage Assets qualifying as Qualified REIT Real Estate Assets while maintaining strict cost controls in order to generate net income for distribution to its stockholders. The Company intends to continue operating in a manner that will permit it to maintain its qualification as a REIT for Federal income tax purposes. As a result of its REIT status, the Company is permitted to deduct dividend distributions to stockholders, thereby effectively eliminating the "double taxation" that generally results when a corporation earns income and distributes that income to stockholders in the form of dividends. See "Certain Federal Income Tax Considerations -- Taxation of the Company." The principal executive offices of the Company are located at 591 Redwood Highway, Suite 3100, Mill Valley, California 94941, telephone (415) 389-7373.

     The Company is self-advised and self-managed. The management of the Company manages the day-to-day operations of the Company, subject to the supervision of the Company's Board of Directors. The management team of the Company has considerable expertise in the acquisition and management of Mortgage Assets, mortgage finance, asset/liability management and the management of corporations in the real estate lending business, including banks, savings and loans and life insurance companies. In addition to working with healthy real estate assets and healthy real estate lending institutions, the management of the Company also has experience managing the assets of several failed life insurance companies during rehabilitation, managing and advising a number of troubled savings and loans and banks, and overseeing the workout and liquidation process for large portfolios of troubled commercial real estate mortgages and equity investments. See "Management -- Directors and Executive Officers." Reference to the "Company" herein shall include any taxable or Qualified REIT Subsidiaries through which the Company may conduct its business.

                                USE OF PROCEEDS

     The net proceeds to be received by the Company from the sale of the 875,000 shares of Preferred Stock being offered hereby by the Company are estimated to
be approximately $          after deducting underwriting discounts and
commissions and estimated expenses (approximately $          if the
Underwriters' over-allotment option is exercised in full). The net proceeds, together with borrowings, will be used to purchase Mortgage Assets as described herein. Pending use of the proceeds to purchase such Mortgage Assets, the net proceeds may be used to reduce borrowings. The Company intends to increase its investment in Mortgage Assets by borrowing against existing Mortgage Assets (as described under "Business and Strategy -- Management Policies and
Programs -- Capital and Leverage Policies") and using the proceeds to acquire additional Mortgage Assets. The Company's borrowings generally are secured by the Mortgage Assets owned by the Company. Until the proceeds are fully utilized along with borrowings in this manner, the Company's net earnings are expected to be lower than would be the case if this financing strategy were fully implemented.

                                  RISK FACTORS

     In addition to the other information contained in this Prospectus, the following risk factors should be carefully considered in the evaluating the Company and its business before purchasing any of the shares of Preferred Stock offered hereby. This Prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Discussions containing such forward-looking statements may be found in the material set forth under "Prospectus Summary," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business and Strategy," as well as within the Prospectus generally. Actual results could differ materially from those discussed in the forward-looking statements as a result of the risk factors set forth below and the matters set forth in the Prospectus generally. The Company cautions the reader, however, that this list of factors may not be exhaustive.

OPERATIONS RISKS

  GENERAL

     The results of the Company's operations are affected by various factors, many of which are beyond the control of the Company. The results of the Company's operations depend on, among other things, the level of net interest income generated by the Company's Mortgage Assets, the market value of such Mortgage Assets and the supply of and demand for such Mortgage Assets. The Company's net interest income varies primarily as a result of changes in short-term interest rates, borrowing costs and prepayment rates, the behavior of which involve various risks and uncertainties as set forth below. Prepayment rates, interest rates, borrowing costs and credit losses depend upon the nature and terms of the Mortgage Assets, the geographic location of the properties securing the Mortgage Loans included in or underlying the Mortgage Assets, conditions in financial markets, the fiscal and monetary policies of the United States government and the Board of Governors of the Federal Reserve System, international economic and financial conditions, competition and other factors, none of which can be predicted with any certainty. Because changes in interest rates may significantly affect the Company's activities, the operating results of the Company depend, in large part, upon the ability of the Company to effectively manage its interest rate and prepayment risks while maintaining its status as a REIT. See "-- Risk of Failing to Hedge Against Interest Rate Changes Effectively; Risk of Losses Associated with Hedging; Counterparty Risks," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Asset/Liability Management and the Effect of Changes in Interest Rates" and "Business and Strategy -- Management Policies and Programs -- Asset/ Liability Management -- Interest Rate Risk Management."

  RISKS OF SUBSTANTIAL LEVERAGE AND POTENTIAL NET INTEREST AND OPERATING LOSSES IN CONNECTION WITH BORROWINGS

     General

     The Company intends to continue to employ its financing strategy to increase the size of its Mortgage Asset investment portfolio by borrowing a substantial portion (which may vary depending upon the mix of the Mortgage Assets in the Company's portfolio and the application of the Risk-Adjusted Capital Policy requirements to such mix of Mortgage Assets) of the market value of its Mortgage Assets. The Company expects generally to maintain a ratio of its total book capital base (book value of capital accounts, retained earnings and subordinated debt deemed by management to qualify as capital for this purpose, taking into account valuation adjustments) to book value of total assets of between 10% and 20%, although the percentage may vary from time to time depending upon market conditions and other factors deemed relevant by management. However, the Company is not limited under its Bylaws in respect of the amount of its borrowings, whether secured or unsecured, and the aggregate percentage of total equity capital could at times be lower than 10%. If the returns on the Mortgage Assets purchased with borrowed funds fail to cover the cost of the borrowings, the Company will experience net interest losses and may experience net losses. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Financial Condition -- Liquidity" and
"-- Capital Adequacy/Risk-Adjusted Capital Policy," and "Business and
Strategy -- Management Policies and Programs -- Capital and Leverage Policies." In addition, through increases in haircuts, decreases in the market value of the Company's Mortgage Assets, increases in interest rate volatility, availability of financing in the market, circumstances then applicable in the lending market and other factors, the Company may not be able to achieve the degree of leverage it believes to be optimal, which may cause the Company to be less profitable than it would be otherwise.

     Risk of Failure to Refinance Outstanding Borrowings

     Additionally, the ability of the Company to achieve its investment objectives depends not only on its ability to borrow money in sufficient amounts and on favorable terms but also on the Company's ability to renew or replace on a continuous basis its maturing short-term borrowings. The Company's business strategy relies on short-term borrowings to fund Mortgage Assets with adjustable-rate coupons and long-term maturities. The Company has not at the present time entered into any commitment agreements under which a lender would be required to enter into new borrowing agreements during a specified period of time; however, the Company may enter into one or more of such commitment agreements in the future if deemed favorable to the Company. In the event the Company is not able to renew or replace maturing borrowings, the Company could be required to sell Mortgage Assets under adverse market conditions and could incur losses as a result. In addition, in such event, the Company may be required to terminate hedge positions, which could result in further costs to the Company. An event or development such as a sharp rise in interest rates or increasing market concern about the value or liquidity of a type or types of Mortgage Loans or Mortgage Securities in which the Company's portfolio is concentrated will reduce the market value of the Mortgage Assets, which would likely to cause lenders to require additional collateral. At the same time, the market value of the assets in which the Company's liquidity capital is invested may have decreased. A number of such factors in combination may cause difficulties for the Company, including a possible liquidation of a major portion of the Company's Mortgage Assets at disadvantageous prices with consequent losses, which could have a materially adverse effect on the Company and its solvency.

     A majority of the Company's borrowings are, and are expected to continue to be, collateralized borrowings, primarily in the form of reverse repurchase agreements and similar borrowings, the availability of which are based on the market value of the Mortgage Assets pledged to secure the specific borrowings, availability of financing in the market, circumstances then applicable in the lending market and other factors. Additional borrowings may be obtained through loan agreements, lines of credit, Dollar Roll Agreements and other credit facilities with institutional lenders or the issuance of debt securities. The cost of borrowings under reverse repurchase agreements generally correspond to LIBOR plus or minus a margin, although many of such agreements do not expressly incorporate a LIBOR index. The cost of borrowings under other sources of funding which the Company may use may refer or correspond to other short-term indices, plus or minus a margin. The margins on such borrowings over or under LIBOR or such other short-term indices vary depending upon the lender, the nature and liquidity of the underlying collateral, the movement of interest rates, the availability of financing in the market and other factors. If the actual cash flow characteristics are other than as expected, the Company may experience reduced net interest income.

     Risk of Decline in Market Value of Mortgage Assets; Margin Calls

     Certain of the Company's Mortgage Assets may be cross-collateralized to secure multiple borrowing obligations of the Company to a single lender. A decline in the market value of such assets may limit the Company's ability to borrow or result in lenders initiating margin calls (i.e., requiring a pledge of cash or additional Mortgage Assets to re-establish the ratio of the amount of the borrowing to the value of the collateral). In the event that the Company acquires fixed-rate Mortgage Assets pursuant to its Asset Purchase/Capital Allocation Policies, such fixed-rate Mortgage Assets may be more susceptible to margin calls as increases in interest rates tend to more negatively affect the market value of fixed-rate Mortgage Assets than adjustable-rate Mortgage Assets. This remains true despite effective hedging against such fluctuations as the hedging instruments may not be part of the collateral securing the collateralized borrowings. Additionally, it may be difficult to realize the full value of the hedging instrument when desired for liquidity purposes due to the applicable REIT Provisions of the Code. The Company could be required to sell Mortgage Assets under adverse market conditions in order to maintain liquidity. Such sales may be effected by management when deemed by it necessary in order to preserve the capital base of the Company. If these sales were made at prices lower than the amortized cost of the Mortgage Assets, the Company would experience losses. A default by the Company under its collateralized borrowings could also result in a liquidation of the collateral, including any cross-collateralized assets, and a resulting loss of the difference between the value of the collateral and the amount borrowed. Additionally, in the event of a bankruptcy of the Company, certain reverse repurchase agreements may qualify for special treatment under the Bankruptcy Code, the effect of which is, among other things, to allow the creditors under such agreements to avoid the automatic stay provisions of the Bankruptcy Code and to liquidate the collateral under such agreements without delay. Conversely, in the event of the bankruptcy of a party with whom the Company had a reverse repurchase agreement, the Company might experience difficulty recovering the collateral under such agreement if it were to be repudiated and the Company's claim against the bankrupt lender for damages resulting therefrom were to be treated simply as one of an unsecured creditor. Should this occur, the Company's claims would be subject to significant delay and recoveries, if and when received, may be substantially less than the damages actually suffered by the Company. Although the Company has, and intends to continue to, enter into reverse repurchase agreements with several different parties and has developed policies to reduce its exposure to such risks, no assurance can be given that the Company will be able to avoid such third party risks. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Financial Condition -- Liquidity" and "-- Capital Adequacy/Risk-Adjusted Capital Policy," and "Business and Strategy -- Management Policies and Programs -- Capital and Leverage Policies."

     To the extent the Company is compelled to liquidate Mortgage Assets qualifying as Qualified REIT Real Estate Assets to repay borrowings, the Company may be unable to comply with the REIT Provisions of the Code regarding assets and sources of income requirements, ultimately jeopardizing the Company's status as a REIT. The Code does not provide for any mitigating provisions with respect to the 30% Gross Income Test. Accordingly, if the Company failed to meet the 30% Gross Income Test, its status as a REIT would terminate automatically. See "Certain Federal Income Tax Considerations -- General -- Asset Tests" and
"-- Gross Income Tests."

  RISK OF DECREASE IN NET INTEREST INCOME DUE TO INTEREST RATE FLUCTUATIONS; PREPAYMENT RISKS OF MORTGAGE ASSETS

     General

     The Company's Mortgage Assets bear, and the Company expects that a substantial portion of the Company's Mortgage Assets in the future will bear, adjustable interest or pass-through rates based on short-term interest rates, and substantially all of the Company's borrowings will bear interest at short-term rates and have and will have maturities of less than one year. Consequently, changes in short-term interest rates may significantly influence the Company's net interest income. While increases in short-term interest rates will generally increase the yields on the Company's adjustable-rate Mortgage Assets, rising short-term rates will also increase the costs of borrowings by the Company which will be utilized to fund the Mortgage Assets and, to the extent such costs rise more rapidly than the yields, the Company's net interest income may be reduced or a net loss may result. Conversely, decreases in short-term interest rates may decrease the interest cost on the Company's borrowings more rapidly than the yields on the Mortgage Assets and hence may increase the Company's net interest income. No assurance can be given as to the amount or timing of changes in interest rates or their effect on the Company's Mortgage Assets or net interest income.

     Risks Associated with Differences Between Mortgage Asset and Borrowing Characteristics

     All of the Mortgage Assets owned by the Company at March 31, 1996 were either adjustable-rate Mortgage Loans ("ARMS") or Mortgage Securities backed by ARMS. In each case, such ARMS are subject to periodic interest rate adjustments based on an objective index such as the CD Rate, LIBOR or the Treasury Index. The Company currently expects that substantially all of the Mortgage Assets the Company will acquire in the future will be either ARMs or Mortgage Securities backed by ARMs. Interest rates on the Company's borrowings are and are expected to continue to be based on short-term indices. To the extent any of the Company's Mortgage Assets are financed with borrowings bearing interest based on or varying with an index different from that used for the related Mortgage Assets, so-called "basis" interest rate risk will arise. In such event, if the index used for the Mortgage Assets is a "lagging" index (such as the 11th District Cost of Funds) that reflects market interest rate changes on a delayed basis, and the rate borne by the related borrowings reflects market rate changes more rapidly, the Company's net interest income will be adversely affected in periods of increasing market interest rates. Additionally, the Company's adjustable-rate Mortgage Assets are subject to periodic rate adjustments which may be more or less frequent than the increases or decreases in rates borne by the borrowings or financings utilized by the Company. Accordingly, in a period of increasing interest rates, the Company could experience a decrease in net interest income or a net loss because the interest rates on borrowings could adjust faster than the interest rates on the Company's ARMs or Mortgage Securities backed by ARMs. Moreover, ARMs are typically subject to periodic and lifetime interest rate caps which limit the amount an ARM interest rate can change during any given period. The Company's borrowings are not subject to similar restrictions. Hence, in a period of rapidly increasing interest rates, the Company could also experience a decrease in net interest income or a net loss in the absence of effective hedging because the interest rates on borrowings could increase without limitation while the interest rates on the Company's ARMs and Mortgage Securities backed by ARMs would be limited by caps. Further, some ARMs may be subject to periodic payment caps that result in some portion of the interest accruing on the ARM being deferred and added to the principal outstanding. This could result in receipt by the Company of less cash income on its ARMs than is required to pay interest on the related borrowings, which will not have such payment caps. The Company expects that the net effect of these factors, all other factors being equal, could be to lower the Company's net interest income or cause a net loss during periods of rapidly rising market interest rates, which could negatively impact the level of dividend distributions and the market price of the Common Stock and the Preferred Stock. However, in such periods the Company's business strategy is designed to produce increased income and levels of dividend distributions following a lag period the length of which will depend on the extent and timing of the market interest rate increases. Conversely, in periods of declining market interest rates, the Company's net interest income may be initially increased but following a lag period the Company's income and levels of dividend distributions may be reduced. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Asset/Liability Management and Effect of Changes in Interest Rates."

     Mortgage Asset Commitment Risks

     The Company may issue Commitments to purchase Mortgage Loans, Agency Certificates and/or Privately Issued Certificates. These Commitments would obligate the Company to purchase a specific aggregate principal amount of such Mortgage Assets from the holders of such Commitments from time to time during the Commitment term at the time a specified amount of Mortgage Assets has been accumulated for sale. If, during the period from the time the price for the Mortgage Assets to be acquired by the Company is determined and the date of delivery of such Mortgage Assets, interest rates on borrowings of the type to be used to finance the purchase of such Mortgage Assets rise and the interest rates on the Mortgage Assets do not rise by a corresponding amount, the Company will nonetheless be required to purchase such Mortgage Assets delivered under the Commitment and such Mortgage Assets may produce lower than anticipated net income or a net loss. In addition, if the Mortgage Assets to be purchased under Commitments are Mortgage Loans, the Company will be subject to the risk that the Mortgage Loans may not be delivered to the Company due to failure of the borrower to fund. See "Business and Strategy -- Mortgage Assets."

     Mortgage Asset prepayment rates vary from time to time and may cause changes in the amount of the Company's net interest income. Prepayments of ARMs and Mortgage Securities backed by ARMs usually can be expected to increase when mortgage interest rates fall below the then-current interest rates on such ARMs and decrease when mortgage interest rates exceed the then-current interest rate on the ARMs, although such effects are not predictable. Prepayment experience also may be affected by the geographic location of the property securing the Mortgage Loans, the assumability of the Mortgage Loans, conditions in the housing and financial markets and general economic conditions. In addition, prepayments on ARMs are affected by the ability of the borrower to convert an ARM to a fixed-rate loan and by conditions in the fixed-rate mortgage market. If the interest rates on ARMs increase at a rate greater than the interest rates on fixed-rate Mortgage Loans, prepayments on ARMs may tend to increase. In periods of fluctuating interest rates, interest rates on ARMs may exceed interest rates on fixed-rate Mortgage Loans, which may tend to cause prepayments on ARMs to increase at a rate greater than anticipated. Single-Family Mortgage Securities are often structured so that certain classes are provided protection from prepayments for a period of time. However, in a period of extremely rapid prepayments, during which earlier-paying classes may be retired faster than expected, the protected classes may receive unscheduled payments of principal earlier than expected and would have average lives that, while longer than the average lives of the earlier-paying classes, would be shorter than originally expected. The Company seeks to minimize prepayment risk through a variety of means, including structuring a diversified portfolio with a variety of prepayment characteristics, investing in Mortgage Assets with prepayment prohibitions and penalties, investing in certain Mortgage Security structures which have prepayment protection, and balancing assets purchased at a premium with assets purchased at a discount. In addition, the Company has purchased and may in the future purchase additional interest-only strips to a limited extent. However, no strategy can completely insulate the Company from prepayment risks arising from the effects of interest rate changes. Certain of the Mortgage Assets may consist of Mortgage Loans that are, and Mortgage Securities evidencing interests in, ARMs convertible to fixed-rate loans. Because converted loans are required to be repurchased by the applicable Agency or servicer, the conversion of a loan results, in effect, in the prepayment of such loan.

     Changes in anticipated prepayment rates of Mortgage Assets could affect the Company in several adverse ways. A portion of the adjustable-rate Single-Family Mortgage Loans acquired or to be acquired by the Company (either directly as Mortgage Loans or through Mortgage Securities backed by ARMs) have or will have been recently originated and will still bear initial interest rates which are lower than their "fully-indexed" rates (the applicable index plus margin). In the event that such an ARM is prepaid faster than anticipated prior to or soon after the time of adjustment to a fully-indexed rate, the Company will have experienced an adverse effect on its net interest income during the time it held such ARM compared with holding a fully-indexed ARM and will have lost the opportunity to receive interest at the fully-indexed rate over the expected life of the ARM. These effects may be mitigated to the extent such ARMs were acquired at a discount. In addition, the faster than anticipated prepayment of any Mortgage Asset that had been purchased at a premium by the Company would generally result in a faster than anticipated write-off of any remaining capitalized premium amount and consequent reduction of the Company's net interest income by such amount.

     Risk of Loss Associated with Servicing Rights

     Although the Company's strategy at the present time for its investments in Mortgage Assets does not contemplate the purchase of Mortgage Assets on a "servicing released" basis (i.e., the Company would acquire both the Mortgage Assets and the rights to service them), such purchases may be made in the future if market conditions make this an attractive strategy. This type of purchase would require payment of a higher purchase price by the Company for the Mortgage Assets and, to the extent a premium is paid, the Company would be more exposed to the adverse effects of early prepayments of the Mortgage Assets, as described above.

 RISK OF FAILING TO HEDGE AGAINST INTEREST RATE CHANGES EFFECTIVELY; RISK OF LOSSES ASSOCIATED WITH HEDGING; COUNTERPARTY RISKS

     The Company's operating strategy subjects it to interest rate risks as described under "-- Risk of Decrease in Net Interest Income Due to Interest Rate Fluctuations; Prepayment Risks of Mortgage Assets" above. The Company follows an asset/liability management program intended to protect against interest rate changes and prepayments. See "Business and Strategy -- Management Policies and Programs -- Asset/ Liability Management -- Interest Rate Risk Management." Nevertheless, developing an effective asset/ liability management strategy is complex and no strategy can completely insulate the Company from risks associated with interest rate changes and prepayments. In addition, there can be no assurance that the Company's hedging activities will have the desired beneficial impact on the Company's results of operations or financial condition. Hedging typically involves costs, including transaction costs, which increase dramatically as the period covered by the hedge increases and which also increase during periods of rising and volatile interest rates. The Company may increase its hedging activity, and thus increase its hedging costs, during such periods when interest rates are volatile or rising and hedging costs have increased. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Asset/Liability Management and Effect of Changes in Interest Rates" and "Business and Strategy -- Management Policies and
Programs -- Asset/Liability Management -- Interest Rate Risk Management." Moreover, Federal tax laws applicable to REITs may substantially limit the Company's ability to engage in asset/liability management transactions. Such Federal tax laws may prevent the Company from effectively implementing hedging strategies that the Company determines, absent such restrictions, would best insulate the Company from the risks associated with changing interest rates and prepayments. See "Certain Federal Income Tax Considerations -- General" and
"-- Taxation of the Company."

     The Company purchases from time to time interest rate caps, interest rate swaps and similar instruments to attempt to mitigate the risk of the cost of its variable rate liabilities increasing at a faster rate than the earnings on its assets during a period of rising rates. In this way, the Company intends generally to hedge as much of the interest rate risk as management determines is in the best interests of the stockholders of the Company given the cost of such hedging transactions and the need to maintain the Company's status as a REIT. In this regard, the amount of income the Company may earn from its interest rate caps and other hedging instruments is subject to substantial limitations under the REIT Provisions of the Code. In particular, when the Company earns income under such instruments, it will seek advice from tax counsel as to whether such income constitutes qualifying income for purposes of the 95% Gross Income Test and as to the proper characterization of such arrangements for purposes of the REIT Asset Tests. See "Certain Federal Income Tax
Considerations -- General -- Gross Income Tests." This determination may result in management electing to have the Company bear a level of interest rate risk that could otherwise be hedged when management believes, based on all relevant facts, that bearing such risk is advisable.

     In the event that the Company purchases interest rate caps or other interest rate agreements to hedge against lifetime and periodic rate or payment caps, and the provider of interest rate agreements becomes financially unsound or insolvent, the Company may be forced to unwind its interest rate agreements with such provider and may take a loss on such interest rate agreements. Although the Company intends to purchase interest rate agreements only from financially sound institutions and to monitor the financial strength of such institutions on a periodic basis, no assurance can be given that the Company can avoid such third party risks.

  RISK OF LOSS ON SINGLE-FAMILY MORTGAGE ASSETS

     Ninety-six percent (96%) of the Mortgage Assets the Company had acquired as of March 31, 1996 were Mortgage Securities. The Company bears risk of loss on any Mortgage Securities it purchases in the secondary mortgage market or otherwise. However, such securities, including all Mortgage Securities purchased as of December 31, 1995, are either Agency Certificates or are generally structured with one or more types of credit enhancement. To the extent third parties have been contracted to provide the credit enhancement, the Company is dependent in part upon the creditworthiness and claims paying ability of the insurer and the timeliness of reimbursement in the event of a default on the underlying obligations. Further, the insurance coverage for various types of losses is limited in amount and losses in excess of the limitation would be borne by the Company. The Company expects that a substantial portion of its Single-Family Mortgage Assets in the future may constitute Mortgage Loans and Mortgage Securities acquired in exchange for such Mortgage Loans as explained below. See "Business and Strategy -- Mortgage Assets." The Company generally does not intend to obtain credit enhancements such as mortgage pool or special hazard insurance for its Single-Family Mortgage Loans, other than FHA insurance, VA guarantees and private mortgage insurance, in each case relating only to individual Mortgage Loans. Accordingly, during the time it holds such Mortgage Loans for which third party insurance is not obtained, the Company will be subject to risks of borrower defaults and bankruptcies and special hazard losses that are not covered by standard hazard insurance (such as those occurring from earthquakes or floods). In the event of a default on any Single-Family Mortgage Loan held by the Company, including, without limitation, resulting from higher default levels as a result of declining property values and worsening economic conditions, among other factors, the Company would bear the risk of loss of principal to the extent of any deficiency between the value of the related Mortgage Property, plus any payments from an insurer or guarantor, and the amount owing on the Mortgage Loan. See "Certain Legal

Aspects of Mortgage Loans." Defaulted Mortgage Loans would also cease to be eligible collateral for borrowings and would have to be financed by the Company out of other funds until ultimately liquidated, resulting in increased financing costs and reduced net income or a net loss.

     The Company expects to pool and exchange a substantial portion of the Single-Family Mortgage Loans it acquires for Single-Family Mortgage Securities to achieve better financing rates. To the extent such Mortgage Securities are Privately Issued Certificates and privately issued CMOs or Agency Certificates as to which the Company agrees to bear recourse for losses, the Company may continue to bear the risk of loss on the underlying Mortgage Loans because it may not obtain third party credit enhancements in forming such Mortgage Securities. For example, the Company may exchange its Mortgage Loans for Senior-Subordinated Mortgage Securities and retain some or all of the resulting classes.

  RISK OF LOSS ON MULTIFAMILY MORTGAGE ASSETS

     Multifamily Mortgage Loans share many of the characteristics and risks associated with Commercial Mortgage Loans and are often categorized as commercial loans rather than residential loans. See "-- Risk of Loss on Commercial Mortgage Assets" below for a description of these risks. Although all of the Company's Mortgage Assets purchased through March 31, 1996 were Single-Family Mortgage Assets, the Company expects to acquire Multifamily Mortgage Assets and Commercial Mortgage Assets from time to time in the future when consistent with its Asset Acquisition/Capital Allocation Policies.

     The Company currently intends to focus on the acquisition of Multifamily Mortgage Securities rather than Multifamily Mortgage Loans, although the Company may purchase Multifamily Mortgage Loans in the future. The Company will only acquire Multifamily Mortgage Loans when it believes it has the necessary expertise to evaluate and manage them and only if they are consistent with the Company's Risk-Adjusted Capital Policy.

  RISK OF LOSS ON COMMERCIAL MORTGAGE ASSETS

     Risk of Loss on Commercial Mortgage Loans

     Commercial Mortgage Loans have certain distinct risk characteristics. Commercial Mortgage Loans generally lack standardized terms, which may complicate their structure. Commercial properties themselves tend to be unique and are more difficult to value than single-family residential properties. Commercial Mortgage Loans also tend to have shorter maturities than residential Mortgage Loans and may not be fully amortizing, meaning that they may have a significant principal balance, or "balloon," due on maturity. Assets underlying Commercial Mortgage Securities may relate to only a few properties or to a single property. In order to offset the relatively high risk involved in single property financings, the relatively small number of such financings thus far have tended to be limited to extremely desirable properties with excellent values or extremely creditworthy and reliable tenants such as major corporations. As the Commercial Mortgage Securities market broadens, these constraints may lessen. In addition, commercial properties, particularly industrial and warehouse properties, are generally subject to relatively greater environmental risks than non-commercial properties and the corresponding burdens and costs of compliance with environmental laws and regulations. See
"-- Environmental Liabilities," below.

     Commercial Mortgage Loans generally are non-recourse to borrowers. In the event of foreclosure on a Commercial Mortgage Loan, the value at that time of the collateral under the mortgage may be less than the principal amount outstanding on the mortgage loan and the accrued but unpaid interest. Also, there may be costs and delays involved in enforcing rights of a property owner against tenants in default under the terms of leases with respect to commercial properties who may seek the protection of the bankruptcy laws which can result in termination of lease contracts.

     Commercial Mortgage Loans are also subject to the effects of: (i) local and other economic conditions on real estate values, (ii) the ability of tenants to make lease payments, (iii) the ability of a property to attract and retain tenants, which may in turn be affected by local conditions such as oversupply of space or a reduction in demand for rental space in the area, the attractiveness of properties to tenants, competition from other available space, the ability of the owner to pay leasing commissions, provide adequate maintenance and insurance, pay tenant improvements costs and to make other tenant concessions, and (iv) increased operating costs, including energy costs and real estate taxes. While real properties generally will carry comprehensive liability and casualty coverage, such coverage may not provide full protection for the value of the underlying property and may not protect against all casualty losses. If underlying commercial properties do not generate sufficient income to meet operating expenses, debt service, capital expenditures and tenant improvements, obligors under Commercial Mortgage Loans may be unable to make payments of principal and interest in a timely fashion, increasing the risk of default on a related commercial mortgage-backed security. Income from and values of commercial properties are also affected by such factors as applicable laws, including tax laws, interest rate levels, the availability of financing for owners and tenants, and the impact of and costs of compliance with environmental controls and regulations.

     Risk of Loss on Commercial Mortgage Securities

     Many of the risks of investing in Commercial Mortgage Securities reflect the risks of investing directly in the real estate securing the underlying Mortgage Loans. This may be especially true in the case of Commercial Mortgage Securities secured by, or evidencing an interest in, a single commercial mortgage loan or a relatively small or less diverse pool of Commercial Mortgage Loans. In the event of a default on the underlying Commercial Mortgage Loan or Loans, to the extent the Company invests in Mezzanine and Subordinated Securities, the ultimate extent of the loss, if any, to such securities may only be determined after a foreclosure of the mortgage encumbering the property and, if the mortgagee takes title to the property, upon liquidation of the property. Factors such as the title to the property, its physical condition (including environmental considerations) and financial performance, as well as governmental disclosure requirements with respect to the condition of the property, may make a third party unwilling to purchase the property at a foreclosure sale or for a price sufficient to satisfy the obligations with respect to the related Commercial Mortgage Securities. In addition, the condition of a property may deteriorate during foreclosure proceedings. Certain obligors on underlying mortgages may become subject to bankruptcy proceedings, in which case the amount and timing of amounts due under the related Commercial Mortgage-Backed Securities may be materially adversely affected. In general, any losses on a given Commercial Mortgage Security will be absorbed first by the equity holder, then by a third party credit support, if any, and then by the Subordinated Security holder to the extent of its principal balance and then by the Mezzanine Security holder to the extent of its principal balance. The Company intends to invest in Mezzanine Securities, and there can be no assurances that in the event of default and the exhaustion of equity support, the third party credit support and any debt classes junior to those in which the Company invests, the Company will be able to recover all of its investment in the securities it purchases, or if it does recover its investment, that such recovery will not be substantially delayed. In addition, if the underlying mortgage portfolio has been overvalued by the originator, or if the values subsequently decline, the Company may effectively hold the "first loss" position in certain Commercial Mortgage Securities even if they are Mezzanine Securities. See "Certain Legal Aspects of Mortgage Loans."

     The Commercial Mortgage Securities market is relatively new. Rating agencies have not had experiences over a long period through different economic cycles in assigning ratings to Commercial Mortgage Securities or monitoring previously rated securities. The process of rating Commercial Mortgage Securities generally involves a more complicated credit analysis than applies to ratings of Single-Family Mortgage Securities. The process of servicing Commercial Mortgage Securities also is more complicated than the servicing of Single-Family Mortgage Securities, and difficulties encountered in servicing may cause a rating agency to reevaluate or downgrade the credit quality of an issue during its life. Certain Commercial Mortgage Securities issued with respect to pools of Commercial Mortgage Loans originated by failed thrift institutions may be subject to risks that underlying documentation is incomplete, mortgage underwriting standards are unclear, the applicable mortgages loan balances are disproportionately high relative to the value of the applicable properties and additional information concerning the terms of such loans is unavailable.

     The risks of investing in Commercial Mortgage Securities include risks that the existing credit support will prove to be inadequate, either because of unanticipated levels of losses or, if such credit support is provided by a third party, because of difficulties experienced by such provider. Delays or difficulties encountered in servicing Commercial Mortgage Securities may cause greater losses and, therefore, greater resort to credit support than was originally anticipated, and may cause a rating agency to downgrade a security.

     The Company currently intends to focus on the acquisition of Commercial Mortgage Securities rather than Commercial Mortgage Loans, although the Company may purchase Commercial Mortgage Loans in the future. The Company will only acquire Commercial Mortgage Loans when it believes it has the necessary expertise to evaluate and manage them and only if they are consistent with the Company's Risk-Adjusted Capital Policy.

  INVESTMENT STRATEGY RISKS

     A majority of the Company's Mortgage Assets have and, the Company expects, will continue to have investment grade ratings (the four highest rating levels) from one or more nationally recognized mortgage security rating agencies or be deemed by the Company to be of comparable credit quality. The Company also invests in Mortgage Assets that do not have investment grade ratings. The Company's investment strategy seeks to balance the risk and return potential of its investments in a manner that attempts to maximize return while minimizing the risk of losses to the Company through defaults on portfolio obligations. This strategy determines the relative weightings within the Company's portfolio of Mortgage Assets of different ratings. The Company generally structures its portfolio to maintain a minimum weighted average rating (including the Company's deemed comparable ratings for unrated Mortgage Assets based on a comparison to rated Mortgage Assets with like characteristics) of its Mortgage Assets of at least single "A" under the S&P rating system and at the comparable level under the other rating systems. There can be no assurance the Company's deemed comparable ratings will agree with assessments by others as to how such Mortgage Assets would be rated. In addition, this strategy operates to limit the percentage of the Company's assets that may be invested in Mortgage Assets rated below investment grade, which also tend to carry higher potential returns on investment but relatively greater risk of loss.

     References to ratings of Mortgage Assets (whether assigned by a rating service or, if unrated by such a service, deemed by the Company to be of comparable credit quality to rated securities) apply only at the time a transaction is entered into by the Company. Any subsequent change in a rating assigned by any rating service to a Mortgage Assets, or change in the percentage of Company assets invested in certain Mortgage Assets or other instruments resulting from market fluctuations or other changes in the Company's total assets will not require the Company to dispose of an investment. In the event that ratings services assign different ratings to the same Mortgage Asset, the Company determines which rating it believes most accurately reflects the Mortgage Asset's quality and risk at that time, which may be the highest of the several assigned ratings.

  RISK OF LACK OF GEOGRAPHIC AND INDUSTRY DIVERSIFICATION

     At December 31, 1995 and March 31, 1996, approximately 65% and 64%, respectively, of the mortgaged properties underlying the Company's Mortgage Assets were located in California, and the Company expects that in the future over 50% of the mortgaged properties underlying its Mortgage Assets will be located in California. Subject to this emphasis, the Company seeks geographic diversification of the properties underlying its Mortgage Assets, but does not intend to set specific limitations on the aggregate percentage of its portfolio comprised of such properties located in any one area (whether by state, zip code, seismological or other geographic measure). Consequently, properties underlying such Mortgage Assets may be located in the same or a limited number of geographical regions. To the extent that properties underlying such Mortgage Assets are located in the same geographical region, such Mortgage Assets may be subject to a greater risk of default than other comparable Mortgage Assets in the event of adverse economic, political or business developments and natural hazard risks that may affect such region and, ultimately, the ability of property owners to make payments of principal and interest on the underlying mortgages. In addition, to the extent that the end use of commercial properties underlying the Company's Commercial Mortgage Assets tend to be concentrated in the same or similar industries and such industries suffer adverse economic or business developments, the ability of property owners to make principal and interest payments on the underlying mortgages will be impaired.

 ABILITY TO ACQUIRE MORTGAGE ASSETS AT YIELDS WHICH ARE FAVORABLE RELATIVE TO BORROWING COSTS; COMPETITION AND SUPPLY

     The Company's net income depends, in large part, on the Company's ability to acquire Mortgage Assets at favorable spreads over the Company's borrowing costs. In acquiring Mortgage Assets, the Company competes with other REITs, investment banking firms, savings and loan associations, banks, mortgage bankers, insurance companies, mutual funds, other lenders, GNMA, FNMA, FHLMC and other entities purchasing Mortgage Assets, many of which have greater financial resources than the Company. In addition, there are several mortgage REITs similar to the Company, and others may be organized in the future. The effect of the existence of additional REITs may be to increase competition for the available supply of Mortgage Assets suitable for purchase by the Company.

     In addition, in fluctuating interest rate environments, the spread between ARM interest rates and interest rates on fixed-rate Mortgage Loans may decrease, and may cease to exist or become negative. Under such conditions, mortgagors tend to favor fixed-rate Mortgage Loans, thereby decreasing the supply of ARMs available to the Company for purchase. The relative availability of ARMs may also be diminished by a number of other market and regulatory considerations.

     There can be no assurance that the Company will be able to acquire sufficient Mortgage Assets from mortgage suppliers at spreads above the Company's cost of funds. The Company will also face competition for financing sources, and the effect of the existence of additional mortgage REITs may be to deny the Company access to sufficient funds to carry out its business strategy and/or to increase the cost of funds to the Company.

  ENVIRONMENTAL LIABILITIES

     In the event that the Company is forced to foreclose on a defaulted Mortgage Loan to recover its investment in such Mortgage Loan, the Company may be subject to environmental liabilities in connection with such real property as a result of which liabilities the value of the real property may be diminished. While the Company intends to exercise due diligence to discover potential environmental liabilities prior to the acquisition of any property through foreclosure, hazardous substances or wastes, contaminants, pollutants or sources thereof (as defined by state and federal laws and regulations) may be discovered on properties during the Company's ownership or after a sale thereof to a third party. If such hazardous substances are discovered on a property, the Company may be required to remove those substances or sources and clean up the property. There can be no assurances that the Company would not incur full recourse liability for the entire cost of any removal and clean-up, that the cost of such removal and clean-up would not exceed the value of the property or that the Company could recoup any of such costs from any third party. The Company may also be liable to tenants and other users of neighboring properties. In addition, the Company may find it difficult or impossible to sell the property prior to or following any such clean-up. See "Certain Legal Aspects of Mortgage Loans."

  RISK OF FUTURE REVISIONS IN POLICIES AND STRATEGIES BY BOARD OF DIRECTORS

     The Board of Directors has established the investment policies and operating policies and strategies set forth in this Prospectus as the investment policies and operating policies and strategies of the Company. However, these policies and strategies may be modified or waived by the Board of Directors, subject in certain cases to approval by a majority of the Independent Directors, without stockholder consent. The ultimate effect of changes in these policies and strategies may be positive or negative.

LEGAL AND OTHER RISKS

  CONFLICTS OF INTEREST

     The Chairman of the Board, President, Vice Chairman of the Board, and the Treasurer and Controller of the Company are actively involved in managing portfolios of mortgage loans and securitized mortgages, managing and advising healthy and troubled financial institutions and structuring workouts of portfolios of troubled real estate and corporate investments through George E. Bull, III Capital Management, Inc. ("GB Capital"). These officers of the Company have performed and will continue to perform such services for GB

Capital; however, such officers have devoted a majority of their time to the business of the Company since the Company was founded and will continue to devote a majority their time to the Company's affairs as long as it remains necessary for the effective conduct and operation of the Company's business. These arrangements may create conflicts of interest if such members of management are presented with corporate opportunities that may benefit both the Company and clients of GB Capital. Generally, under applicable state corporate law, a director of a corporation is required to first offer to the company corporate opportunities learned of solely as a result of his or her service as a member of the board of directors. Maryland law provides further that in order for a contract or other transaction between a corporation and any of its directors or in which a director has a material financial interest not to be void or voidable: (i) the contract or transaction must be fair and reasonable to the corporation; or (ii) the fact of such interest must be disclosed or known to
(a) the board or committee that authorizes, approves or ratifies the contract or transaction and such authorization, approval or ratification must be by a vote of the majority of disinterested directors or (b) the stockholders entitled to vote and the contract or transaction is authorized, approved and ratified by a majority of the votes cast by disinterested stockholders entitled to vote. See "Management -- Conflict of Interest."

     The Company's policy is that the approval of the Board of Directors (with any interested director abstaining) is required for any director, officer, securityholder or affiliate of the Company (a) to engage for their own account in realizing upon a corporate opportunity learned of solely as a result of their service to or representation of the Company or (b) to have any direct or indirect pecuniary interest in any investment to be acquired or disposed of by the Company or in any transaction to which the Company is a party or has an interest.

     The Company shares with GB Capital office space and certain office expenses, such as lease payments, utilities charges and ancillary services performed by office personnel, at cost on a pro rata basis based on the relative use of such facilities and services by the Company and GB Capital. The Independent Directors periodically review leases and other arrangements with GB Capital to ensure that such arrangements are on an arm's-length basis and to ensure compliance with the REIT Provisions of the Code.

  CONSEQUENCES OF FAILURE TO MAINTAIN REIT STATUS; COMPANY SUBJECT TO TAX AS A REGULAR CORPORATION

     In order to maintain its qualification as a REIT for Federal income tax purposes, the Company must comply with the REIT Provisions of the Code, including satisfying certain tests with respect to the sources of its income, the nature and diversification of its assets, the amount of its distributions to stockholders and the ownership of its stock.

     The Company intends, at all times, to operate so as to qualify as a REIT for Federal income tax purposes. To qualify as a REIT, the Company must satisfy a series of complicated tests related to the nature of its assets and income and it must also distribute substantially all of its income (as specially defined for these purposes) to its stockholders. If the Company fails to qualify as a REIT in any taxable year and certain relief provisions of the Code do not apply, the Company would be subject to Federal income tax as a regular, domestic corporation, and its stockholders would be subject to tax in the same manner as stockholders of such corporation. Distributions to stockholders in any year in which the Company fails to qualify as a REIT would not be deductible by the Company in computing its taxable income. As a result, the Company could be subject to income tax liability, thereby significantly reducing or eliminating the amount of cash available for distribution to its stockholders. Further, the Company could also be disqualified from re-electing REIT status for the four taxable years following the year during which it became disqualified.

     No assurance can be given that future legislation, regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to the Company's qualification as a REIT or the Federal income tax consequences of such qualification, which changes may reduce or eliminate the Company's competitive advantage over non-REIT competitors. See "Certain Federal Income Tax Considerations -- Taxation of the Company."

  POTENTIAL CHARACTERIZATION OF DISTRIBUTIONS AS UBTI; TAXATION OF TAX-EXEMPT INVESTORS

     In the event that (i) the Company is subject to the rules relating to taxable mortgage pools (discussed below) or the Company is a "pension-held REIT," or (ii) a tax-exempt stockholder has incurred indebtedness to purchase or hold its Preferred Stock or Common Stock or is not exempt from Federal income taxation under certain special sections of the Code, distributions to and, in the case of a stockholder described in (ii), gains realized on the sale of Preferred Stock or Common Stock by, such tax-exempt stockholder may be subject to Federal income tax as UBTI (i.e., "unrelated business taxable income" as defined in section 512 of the Code). See "Certain Federal Income Tax Considerations -- Taxation of Tax-Exempt Entities."

  TAXABLE MORTGAGE POOL RISK; INCREASED TAXATION

     A REIT that incurs debt obligations with two or more maturities and which are secured by assets such as the Mortgage Assets may be classified as a "taxable mortgage pool" under the Code if payments required to be made on such debt obligations bear a relationship to the payments received on such assets. If the Company or a pool of its assets were to be subject to the taxable mortgage pool rules, the Company's status as a REIT would not be impaired but a portion or all of the taxable income (in excess of a specified return to investors) generated by the Company's Mortgage Assets constituting the taxable mortgage pool may, under regulations to be issued by the Treasury Department, be characterized as "excess inclusion" income and allocated to the stockholders. Any such excess inclusion income (i) would not be allowed to be offset by the net operating losses of a stockholder, and (ii) would be subject to tax as UBTI to a tax-exempt stockholder. See "Certain Federal Income Tax
Considerations -- Taxation of Tax-Exempt Entities."

     The Company does not intend to issue debt obligations with differing maturities backed by a single pool of Mortgage Assets, but it does intend to enter into master reverse repurchase agreements pursuant to which the Company may borrow funds with differing maturity dates which are cross-collateralized by specific Mortgage Assets. The Company does not believe that the master reverse repurchase agreements or that its other financing arrangements should cause the Mortgage Assets to be treated as a taxable mortgage pool. No assurances can be given, however, that the IRS might not successfully maintain that the Mortgage Assets collateralizing such master reverse repurchase agreements constitute a taxable mortgage pool.

  INVESTMENT COMPANY ACT RISK

     The Company at all times intends to conduct its business so as not to become regulated as an investment company under the Investment Company Act. Accordingly, the Company does not expect to be subject to the restrictive provisions of the Investment Company Act. The Investment Company Act exempts entities that are "primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate" ("Qualifying Interests"). Under the current interpretation of the staff of the Securities and Exchange Commission, in order to qualify for this exemption, the Company must maintain at least 55% of its assets directly in Mortgage Loans, qualifying Pass-Through Certificates and certain other qualifying interests in real estate. In addition, unless certain Mortgage Securities represent all the certificates issued with respect to an underlying pool of mortgages, such Mortgage Securities may be treated as securities separate from the underlying Mortgage Loans and, thus, may not qualify as Qualifying Interests for purposes of the 55% requirement. Therefore, the Company's ownership of certain Mortgage Assets may be limited by the provisions of the Investment Company Act. In addition, in meeting the 55% requirement under the Investment Company Act, the Company intends to consider Privately Issued Certificates issued with respect to an underlying pool as to which the Company holds all issued certificates as Qualifying Interests. If the Securities and Exchange Commission, or its staff, adopts a contrary interpretation with respect to such securities, the Company could be required to restructure its activities to the extent its holdings of such Privately Issued Certificates did not comply with the interpretation. Such a restructuring could require the sale of a substantial amount of Privately Issued Certificates held by the Company at a time it would not otherwise do so, which sale could occur under adverse market conditions and the Company could incur losses as a result. Further, in order to insure that the Company at all times continues to qualify for the above exemption from the Investment Company Act, the Company may be required at times to adopt less efficient methods of financing certain of its Mortgage Assets than would otherwise be the case and may be precluded from acquiring certain types of Mortgage Assets whose yield is somewhat higher than the yield on Mortgage Assets that could be purchased in a manner consistent with the exemption. The net effect of these factors may be to lower at times the Company's net interest income, although the Company does not expect any such effect to be material. If the Company fails to qualify for exemption from registration as an investment company, its ability to use leverage would be substantially reduced and it would be unable to conduct its business as described herein. Any such failure to qualify for such exemption could have a material adverse effect on the Company.

  DEPENDENCE ON KEY PERSONNEL

     The Company's operations depend in significant part upon the contributions of its executive officers many of whom would be difficult to replace. Although all executive officers currently have employment agreements with the Company, there can be no assurance of the continued employment of all such officers. The loss of any key person could have a material adverse effect on the Company's business and results of operations. See "Management -- Executive Compensation" and "-- Employment Agreements."

  CAPITAL STOCK PRICE VOLATILITY RISK

     With respect to the public market for the Common Stock, it is likely that the market price of the Common Stock will be influenced by any variation between the net yield on the Company's Mortgage Assets and prevailing market interest rates and by the market's perception of the Company's ability to achieve earnings growth. The market price of the Preferred Stock will also be influenced by those factors and by the market price of the Common Stock into which the Preferred Stock is convertible. The Company's earnings will be derived primarily from any positive spread between the yield on the Company's Mortgage Assets and the cost of the Company's borrowings. The positive spread between the yield on the Company's Mortgage Assets and the cost of borrowings will not necessarily be larger in high interest rate environments than in low interest rate environments regardless of the Company's business strategy to achieve such result. Accordingly, in periods of high interest rates, the net income of the Company, and therefore the dividend yield on the Common Stock, may be less attractive compared with alternative investments, which could negatively impact the price of the Common Stock. If the anticipated or actual net yield on the Company's Mortgage Assets declines or if prevailing market interest rates rise, thereby decreasing the positive spread between the net yield on the Mortgage Assets and the cost of the Company's borrowings, the market price of the Common Stock may be adversely affected. In addition, if the market price of other REIT stocks decline for any reason, or there is a broad-based decline in real estate values or in the value of the Company's portfolio of Mortgage Assets, the market price of the Common Stock may be adversely affected. During any period when the market price of the Common Stock has been adversely affected due to any of the foregoing reasons, the liquidity of the Common Stock and the Preferred Stock may be negatively impacted and investors who may desire or be required to sell their shares may experience losses.

  Securities Eligible for Future Sale

     On August 9, 1995, the Company successfully completed an underwritten initial public offering of its Common Stock, resulting in net proceeds to the Company of approximately $51.1 million. As a result of such offering, all outstanding shares of the Company's Class A Convertible Preferred Stock, par value $0.01 per share (the "Class A Preferred Stock"), were converted into Common Stock and all outstanding Stock Purchase Warrants ("Warrants"), each Warrant exercisable for 1.000667 shares of the Company's Common Stock, became exercisable only for shares of Common Stock. For purposes of this Prospectus, the Common Stock issued upon conversion of the Class A Preferred Stock, the Warrants and the shares of Common Stock issuable upon the exercise of Warrants are referred to collectively as the "Securities." The Securities are covered by a shelf registration statement permitting the holders thereof to sell such Securities from time to time (the "Shelf Registration Statement"). On April 24, 1996, the Company successfully completed its second underwritten public offering of Common Stock, resulting in net proceeds of approximately $54.5 million.

     Following the closing of this Offering (and assuming that the Underwriters' over-allotment option is not exercised), there will be outstanding 875,000
shares of Preferred Stock,           shares of Common Stock and
Warrants, of which (i) all of the shares of the Preferred Stock and shares of Common Stock will have been issued in registered offerings and will be freely tradable (except for any of such shares held by affiliates of the Company or subject to a 90-day "lock-up" period following the closing of this Offering),
(ii) 1,667,174 shares of Common Stock and all of the Warrants, together with all of the shares of Common Stock issuable upon exercise of the outstanding Warrants, are covered by the Shelf Registration Statement and (iii) 255,415 shares of Common Stock are not covered by the Shelf Registration Statement. The shares of Common Stock and Warrants set forth in (ii) above, together with the Common Stock issuable pursuant to the exercise of the Warrants, may be sold without restriction pursuant to the Shelf Registration Statement (subject to a 90-day lock-up period following the closing of this Offering). The 255,415 shares of Common Stock not covered by the Shelf Registration Statement, are "restricted securities" within the meaning of Rule 144 ("Rule 144") under the Securities Act. Such restricted securities will be available for resale pursuant to Rule 144 following a holding period ending two years from the date of issuance, subject to the volume limitations imposed by Rule 144 and, unless held by affiliates of the Company, will become unrestricted three years from the date of issuance. With respect to 208,332 of such currently outstanding shares of Common Stock, the two year holding period expired on June 23, 1996, and 1,000 shares of such Common Stock will become unrestricted one year later; with respect to the remaining 47,073 shares of such Common Stock, such shares are available for resale, 46,083 of which are subject to lockup agreements expiring 90 days after the closing of this Offering and to the volume limitations of Rule
144. Future sales of restricted securities could have an adverse effect on the market price of the Common Stock and the Preferred Stock. The holders of the currently restricted shares of Common Stock have certain registration rights with respect to such shares. See "Description of Capital Stock -- Registration Rights."

     As of June 30, 1996, options, exclusive of Dividend Equivalent Rights, to purchase 318,222 shares of Common Stock were outstanding under the Company's Stock Option Plan, of which options to purchase 47,083 shares of Common Stock vest on each July 18, 1997 and 1998, and options to purchase 38,993 shares of Common Stock will vest on each of May 4, 1997, 1998 and 1999.

  RISK OF POTENTIAL FUTURE OFFERINGS

     The Company may in the future increase its capital resources by making additional offerings of equity and debt securities, including additional classes or series of preferred stock, Common Stock, commercial paper, medium-term notes, CMOs and senior or subordinated notes. All debt securities and classes of preferred stock, including the Preferred Stock offered hereby, will be senior to the Common Stock in a liquidation of the Company. The effect of additional equity offerings may be the dilution of the equity of stockholders of the Company or the reduction of the price of shares of the Company's Capital Stock, or both. The Company is unable to estimate the amount, timing or nature of additional offerings as they will depend upon market conditions and other factors.

     In addition, as of the date of this Prospectus, only a small number of the Warrants have been exercised. The ability of holders of Warrants to acquire Common Stock at $15.00 per share may tend to adversely impact the ability of the market price of the Company's Common Stock to rise above $15.00 per share. To the extent investors purchase Common Stock or Preferred Stock at a price in excess of $15.00 per share, they will suffer dilution in the event Warrants are exercised.

     During the period immediately following the receipt by the Company of new proceeds from an offering or other source, prior to the time the Company has fully implemented its financing strategy to employ those proceeds, the Company's earnings and levels of dividend distributions may be lower than if the financing strategy were fully implemented, which may affect the market value of the Common Stock and the Preferred Stock.

  ILLIQUIDITY OF INVESTMENTS

     A substantial portion of the Company's portfolio is invested in Mortgage Assets for which the secondary trading market is not as well developed as the market for certain other Mortgage Assets (or which are otherwise considered less marketable or illiquid). In addition, the Company invests in Mortgage Assets which have been sold in private placements and have not been registered under the Securities Act. Unregistered Mortgage Assets may be subject to restrictions on resale which may limit the ability of the Company to sell them when it might be most desirable to do so. Although the Company expects that most of the Company's investments will be in Mortgage Assets for which a resale market exists, certain of the Company's investments may lack a regular trading market and may be illiquid. In addition, during turbulent market conditions, the liquidity of all of the Company's Mortgage Assets may be adversely impacted. There is no limit in the percentage of the Company's investments that may be invested in illiquid Mortgage Assets.

  RESTRICTIONS ON OWNERSHIP OF CAPITAL STOCK

     In order that the Company may meet the requirements for qualification as a REIT at all times, the Articles of Incorporation prohibit any person from acquiring or holding, directly or constructively, ownership of a number of shares of Capital Stock in excess of 9.8% (the "Ownership Limit") of the outstanding shares. See "Certain Federal Income Tax Considerations." For this purpose the term "ownership" is defined as either direct ownership or constructive ownership in accordance with the constructive ownership provisions of section 544 of the Code. Any transfer of shares of Capital Stock or Warrants that would result in disqualification of the Company as a REIT or that would (a) create a direct or constructive ownership of shares of stock in excess of the Ownership Limit, (b) result in the shares of stock being beneficially owned (within the meaning section 856(a) of the Code) by fewer than 100 persons (determined without reference to any rules of attribution), or (c) result in the Company being "closely held" within the meaning of section 856(h) of the Code, will be null and void, and the intended transferee will acquire no rights to such shares or Warrants. Any purported transfer of shares or Warrants that would result in a person owning (directly or constructively) shares in excess of the Ownership Limit (except as otherwise waived by the Board of Directors) due to the unenforceability of the transfer restrictions set forth above will constitute "Excess Securities," which will be transferred by operation of law to the Company as trustee for the exclusive benefit of the person or persons to whom the Excess Securities are ultimately transferred, until such time as the purported transferee retransfers the Excess Securities. Subject to the Ownership Limit, Excess Securities may be transferred by the purported transferee to any person (if such transfer would not result in Excess Securities) at a price not to exceed the price paid by the purported transferee (or, if no consideration was paid by the purported transferee, the fair market value of the Excess Securities on the date of the purported transfer), at which point the Excess Securities will automatically be exchanged for the stock or Warrants, as the case may be, to which the Excess Securities are attributable. If a purported transferee receives a higher price for designating an ultimate transferee, such purported transferee shall pay, or cause the ultimate transferee to pay, such excess to the Company. In addition, such Excess Securities held in trust are subject to purchase by the Company at a purchase price equal to the lesser of
(a) the price per share or per warrant, as the case may be, in the transaction that created such Excess Securities (or, in the case of a devise or gift, the market price at the time of such devise or gift), reduced by the amount of any distributions received in violation of the Articles of Incorporation that have not been repaid to the Corporation, and (b) the market price as reflected in the last reported sales price of such shares of stock or Warrants on the trading day immediately preceding the date of the purported transfer as reported on any exchange or quotation system over which such shares of stock or Warrants may be traded, or if not then traded over any exchange or quotation system, then the market price of such shares of stock or Warrants on the date of the purported transfer as determined in good faith by the Board of Directors of the Company, reduced by the amount of any distributions received in violation of the Articles of Incorporation that have not been repaid to the Company. See "Description of Capital Stock -- Repurchase of Shares and Restrictions on Transfer."

     Subject to certain limitations, the Board of Directors may increase or decrease the Ownership Limit. In addition, to the extent consistent with the REIT Provisions of the Code, the Board of Directors may waive the Ownership Limit for and at the request of certain purchasers in this Offering.

     The provisions described above may inhibit market activity and the resulting opportunity for the holders of the Company's Capital Stock and Warrants to receive a premium for their shares or Warrants that might otherwise exist in the absence of such provisions. Such provisions also may make the Company an unsuitable investment vehicle for any person seeking to obtain ownership of more than 9.8% of the outstanding shares of Capital Stock. See "Description of Capital Stock -- Repurchase of Shares and Restrictions on Transfer."

  LIMITED OPERATING HISTORY OF THE COMPANY

     The Company began operations in August 1994 following the initial closing of the private placement of its Units and accordingly has not yet developed an extensive earnings history or experienced a wide variety of interest rate or market conditions. Additionally, although management of the Company has considerable expertise in the acquisition and management of Mortgage Assets, mortgage finance, asset/liability management and the management of corporations in real estate lending business, management has limited experience in managing a REIT.

                       DIVIDEND POLICY AND DISTRIBUTIONS

     The Company intends to distribute substantially all of its taxable income with respect to each year (which does not ordinarily equal net income as calculated in accordance with GAAP) to its stockholders so as to comply with the REIT Provisions of the Code. Dividends will be payable on the Preferred Stock quarterly in the amounts and on the dates set forth herein, and are cumulative from the date of original issuance. The Company declares regular quarterly dividends. The Company intends to make dividend distributions on the Common Stock at least quarterly; provided, however, that no dividends will be paid or set apart for payment on shares of Common Stock unless full cumulative dividends have been paid on the Preferred Stock. Any taxable income remaining after the distribution of the final regular quarterly dividend each year is distributed together with the first regular quarterly dividend payment of the following taxable year or in a special dividend distributed prior thereto. The dividend policy with respect to the Common Stock is subject to revision at the discretion of the Board of Directors. All distributions will be made by the Company at the discretion of the Board of Directors and will depend on the taxable earnings of the Company, the financial condition of the Company, maintenance of REIT status and such other factors as the Board of Directors deems relevant. See "Certain Federal Income Tax Considerations -- General -- Distribution Requirement."

     During 1994, the Company declared dividends of $350,576. During 1995, the Company declared dividends of $333,213 for the first quarter, $499,819 for the second quarter, $1,103,264 for the third quarter and $1,434,500 for the fourth quarter. During 1996 to date, the Company has declared dividends of $2,539,833 for the first quarter and $3,408,046 for the second quarter. The level of quarterly dividends is based on a number of factors referenced in the first paragraph of this section and should not be deemed indicative of taxable income for the quarter in which declared or future quarters or of income calculated in accordance with GAAP. For the period from August 19, 1994 to December 31, 1994 and the year ended December 31, 1995, the primary earnings per share calculated in accordance with Note 1 to the Financial Statements was $0.20 and $0.85, respectively.

     Distributions to stockholders will generally be subject to tax as ordinary income, although a portion of such distributions may be designated by the Company as capital gain or may constitute a tax-free return of capital. The Company does not intend to declare dividends that would result in a return of capital. The Company will annually furnish to each of its stockholders a statement setting forth distributions paid during the preceding year and their characterization as ordinary income, capital gains, or return of capital. For a discussion of the Federal income tax treatment of distributions by the Company, see "Certain Federal Income Tax Considerations -- Taxation of Stockholders."

                           DIVIDEND REINVESTMENT PLAN

     The Company has adopted a Dividend Reinvestment Plan (the "Plan" or "DRP") in order to provide stockholders with a convenient method to automatically reinvest their cash dividends in shares of the

Company's Common Stock. The Plan is being administered by Chase Mellon Shareholder Services, LLC (the "Plan Administrator"). The Plan Administrator keeps records, sends statements of account to each stockholder who participates in the Plan (the "Participant"), provides safekeeping for the shares, and performs other duties related to the Plan. The Plan Administrator also acts as the dividend disbursing agent, transfer agent and registrar for the Capital Stock of the Company.

     All of the Company's stockholders (including holders of Preferred Stock) owning at least 100 shares are eligible to participate in the Plan. Stockholders whose shares are registered in their own names may participate directly in the Plan. Stockholders who beneficially own shares that are registered in a name other than their own (i.e., in the name of a broker, bank or other nominee) must either make arrangements with their broker, bank or other nominee to participate in the Plan on their behalf or become the registered owner of the stock by having such shares transferred into their names. If shares are owned in the stockholder's own name, the stockholder may elect to participate in the Plan by requesting from the Company, a Prospectus of the Plan and by completing and sending an Authorization Form to the Plan Administrator. If the stockholder beneficially owns shares registered in the name of a broker, bank or other nominee, the stockholder must contact such broker, bank or other nominee and ask them to participate in the Plan on the stockholder's behalf.

     The Authorization Form provides for the purchase of shares of the Company's Common Stock through the following investment options: (1) Full Dividend Reinvestment -- the Plan Administrator will apply cash dividends paid on all the shares of Common Stock or Preferred Stock registered in the record owner's name(s) toward the purchase of shares of the Company's Common Stock; or (2) Partial Dividend Reinvestment -- the Plan Administrator will apply cash dividends paid on only the number of participating shares specified on the Authorization Form toward the purchase of shares of the Company's Common Stock. Shares purchased by the Plan will be automatically enrolled in the Plan so that the dividends paid on such shares will also be reinvested in additional shares of the Company's Common Stock.

     The Company will pay to the Plan Administrator all dividends payable with respect to shares of Common Stock or Preferred Stock owned by Participants, including shares and fractional shares previously acquired under the Plan. The Plan Administrator will apply such funds towards the purchase of the Company's Common Stock for the Participant's account either directly from the Company or on the open market, as instructed by the Company. The price of the shares purchased by the Plan Administrator directly from the Company will be discounted by three percent (3%) from the then-current Average Market Price. The "Average Market Price" is the average of the daily high and low sales prices, computed to seven decimal places, of the Company's Common Stock on the Nasdaq National Market, as reported in the Wall Street Journal, during the Pricing Period (the ten days on which Nasdaq is open and for which trades in the Company's Common Stock are reported immediately preceding the relevant investment date). In the case of purchases on the open market, the price will be ninety-seven percent (97%) of the weighted average purchase price of the Company's Common Stock purchased for the Plan in respect of the related investment date.

     Generally, the Company pays all costs relating to the administration and maintenance of the Plan. There will be no brokerage commission on shares purchased directly from the Company. With respect to purchases on the open market, the Plan Administrator shall pay brokerage commissions, administration costs and other charges in an amount determined by the prevailing rates at the time of purchase. Such commissions, administration costs and charges will be reimbursed by the Company but in no event shall the Company pay commissions, administration costs or other charges which, when combined with the three percent (3%) discount, exceed five percent (5%) of the fair market value of the stock at the time of purchase. A Participant pays a $5.00 fee and brokerage commissions in the event the Participant asks the Plan Administrator to sell all of the Participant's shares, or a $15.00 fee and brokerage commissions for each partial sale.

     As soon as practical after the purchase of the shares has been completed, the Plan Administrator will send each Participant a statement of account confirming the transaction and itemizing the previous reinvestment activity for the calendar year. Participants will receive tax information annually for their personal records and to assist in the preparation of their federal income tax returns. Participants will generally be treated as having received a dividend distribution equal to the fair value of the Plan shares that are purchased with the Participant's reinvested dividends generally on the date that the Company credits such shares to the

Participant's account, plus the brokerage commissions, if any, allocable to be purchase of such shares, and Participants will have a tax basis in the shares equal to such value. See "Certain Federal Income Tax Considerations."

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company (i) at March 31, 1996 and (ii) as adjusted to give effect to the sale by the Company of 2,875,000 shares of Common Stock in April 1996 and 875,000 shares of Preferred Stock at the public offering price set forth on the cover page.

                                                                   AT MARCH 31, 1996
                                                   -------------------------------------------------
                                                               (DOLLARS IN THOUSANDS)
                                                   (UNAUDITED)      (UNAUDITED)         (UNAUDITED)
                                                                 AS ADJUSTED APRIL      AS ADJUSTED
                                                    ACTUAL         1996 OFFERING       THIS OFFERING
                                                   ---------     -----------------     -------------
    Stockholders' Equity
    Class B Preferred Stock, par value $.01 per
      share:
      Authorized
      Outstanding -- 0 shares (as adjusted
         875,000 shares).........................   $     0          $       0           $       9
    Common Stock, par value $.01 per share:
      Authorized
      Outstanding -- 5,521,376 shares (as
         adjusted 8,396,376 shares)..............        55                 84                  84
    Additional Paid-in Capital...................    73,926            128,469
    New Unrealized Loss on Assets Available for
      Sale.......................................    (5,065)            (5,065)             (5,065)
    Undistributed Income.........................      (770)              (770)               (770)
                                                    -------           --------            --------
              Total..............................   $68,146          $ 122,718           $
                                                    =======           ========            ========

                        MARKET PRICES AND DIVIDEND DATA

     The Company expects the Preferred Stock to be approved for quotation on the Nasdaq National Market (subject to notice of issuance) under the symbol "RWTIP." The Common Stock of the Company is traded on the over-the-counter market and is quoted on the Nasdaq National Market under the symbol "RWTI." The following table sets forth, for the periods indicated, the high and low sales prices per share of Common Stock as reported on the Nasdaq National Market composite tape and the cash dividends paid per share of outstanding Capital Stock.

                                COMMON STOCK PRICES
                                -------------------
             1995                HIGH         LOW
- ------------------------------  ------       ------
Third Quarter ended
  September 30, 1995(1).......  $22.00       $16.88
Fourth Quarter ended
  December 31, 1995...........   22.00        18.00
1996
First Quarter ended
  March 31, 1996..............   21.75        18.75
Second Quarter................   28.00        19.38
Third Quarter
  (through July 17, 1996).....   27.88        23.00

                              CASH DIVIDENDS
                     ---------------------------------
                       DATE     DATE PAID     AMOUNT
       CLASS         DECLARED   OR PAYABLE   PER SHARE
- -------------------  --------   ----------   ---------
Class A
  Preferred Stock    10/3/94     10/31/94      $0.15
                     12/16/94    1/20/95        0.10
                     3/17/95     4/21/95        0.20
                     6/19/95     7/21/95        0.30
Common Stock         9/15/95     10/20/95       0.20
                     12/13/95    1/19/96        0.26
                     3/8/96      4/19/96        0.46
                     6/14/96     7/19/96        0.40

- ---------------
(1) The Company's Common Stock began trading on August 4, 1995.

     On July 17, 1996, the last reported sales price for the Common Stock was $25.38 per share. As of June 30, 1996, the Company's 8,467,381 shares of Common Stock were held by approximately 150 holders of record.

     The Company intends to pay quarterly dividends. The Company intends to make distributions to its stockholders of all or substantially all of its taxable income in each year (subject to certain adjustments) so as to qualify for the tax benefits accorded to a REIT under the Code. All distributions will be made by the Company at the discretion of the Board of Directors and will depend on the earnings of the Company, financial condition of the Company, maintenance of REIT status and such other factors as the Board of Directors may deem relevant from time to time. See "Dividend Policy and Distributions."

                            SELECTED FINANCIAL DATA

     The following selected financial data are derived from the audited financial statements of the Company for the year ended December 31, 1995 and the period from commencement of operations on August 19, 1994 to December 31, 1994 and from the unaudited financial information at and for the three months ended March 31, 1996 and March 31, 1995. The unaudited information has been derived from unaudited financial statements; however, in the opinion of management, such information reflects all adjustments necessary for a fair statement of the results of operations for such interim periods. The selected financial data should be read in conjunction with the more detailed information contained in the Financial Statements and Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                                      THREE MONTHS     THREE MONTHS                         PERIOD FROM
                                         ENDED            ENDED          YEAR ENDED      AUGUST 19, 1994 TO
                                       MARCH 31,        MARCH 31,       DECEMBER 31,        DECEMBER 31,
                                          1996             1995             1995                1994
                                      ------------     ------------     ------------     ------------------
                                                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Days in period....................           91               90              365                 133
  Interest income...................   $    9,131            2,170       $   15,726          $    1,296
  Interest expense..................        6,202            1,533           10,608                 760
  Interest rate agreement expense...          151               16              339                   8
                                          -------          -------          -------             -------
  Net interest income...............        2,778              621            4,779                 528
  Provision for credit losses.......          332               18              493                   0
                                          -------          -------          -------             -------
  Net interest income after
     provision or credit losses.....        2,446              603            4,286                 528
  General and administrative
     expenses.......................          492              201            1,131                 146
                                          -------          -------          -------             -------
  Net income........................   $    1,954       $      402       $    3,155          $      382
                                          =======          =======          =======             =======
  Net taxable income................        2,549              408       $    3,832          $      353
  Weighted average shares of Common
     Stock and Common Stock
     equivalents....................    6,129,587        2,115,161        3,703,803           1,916,846
  Primary earnings per share(1).....   $     0.32       $     0.19       $     0.85          $     0.20
  Dividends declared per preferred
     share(2).......................           --       $     0.20       $     0.50          $     0.25
  Dividends declared per common
     share(2).......................   $     0.46               --       $     0.46          $     0.00
  Ratio of earnings to combined
     fixed charges and Preferred
     Stock dividends................         1.32             1.26             1.30                1.50
BALANCE SHEET DATA:
  Mortgage assets...................   $  565,159       $  141,859       $  432,244          $  117,477
  Total assets......................      581,313          145,440          441,557             121,528
  Borrowings........................      508,721          121,998          370,316             100,376
  Total liabilities.................      513,167          123,088          373,267             101,248
  Stockholders' equity..............       68,146           22,352           68,290              20,280
  Number of preferred shares
     outstanding....................           --        1,666,063               --           1,666,063
  Number of common shares
     outstanding(3).................    5,521,376          208,332        5,517,299             208,332

                                      THREE MONTHS     THREE MONTHS                        PERIOD FROM
                                         ENDED            ENDED         YEAR ENDED      AUGUST 19, 1994 TO
                                       MARCH 31,        MARCH 31,      DECEMBER 31,        DECEMBER 31,
                                          1996             1995            1995                1994
                                     ------------     ------------     ------------     ------------------
                                      (UNAUDITED)      (UNAUDITED)
                                                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
OTHER DATA:
  Average assets....................   $  507,046       $  125,691       $  219,492          $   57,862
  Average borrowings................      435,979          102,961          174,942              37,910
  Average equity....................       68,743           21,820           42,224              19,584
  Interest rate spread..............         1.46%            1.04%            1.01%               0.92%
  Net interest margin...............         2.20%            2.00%            2.18%               2.51%
  Net interest income as a percent
     of average equity..............        16.25%           11.54%           11.32%               7.40%
  G&A expenses as a percent of
     interest income................         5.39%            9.28%            7.19%              11.30%
  G&A expenses as a percent of net
     interest income................        17.71%           32.39%           23.66%              27.73%
  G&A expenses as a percent of
     average assets.................         0.39%            0.65%            0.52%               0.69%
  G&A expenses as a percent of
     average equity.................         2.88%            3.74%            2.68%               2.05%
  Return on average assets..........         1.55%            1.30%            1.44%               1.81%
  Average assets/average equity.....         7.38x            5.76x            5.20x               2.95x
  Return on average equity..........        11.43%            7.46%            7.47%               5.35%
  Credit reserves...................   $      821       $       18       $      490          $        0
  Actual charge-offs................            0                0                4                   0

- ---------------
(1) See Note 1 to the Financial Statements for information regarding the calculation of this item.

(2) The level of quarterly dividends is determined by the Board of Directors based upon its consideration of a number of factors and should not be deemed indicative of taxable income for the quarter in which declared or future quarters, or of income calculated in accordance with GAAP. See "Dividend Policy and Distributions." Dividends include amounts declared in December but not paid until January of the following year.

(3) As of June 30, 1996, the number of shares of Common Stock outstanding was 8,467,381.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     Redwood Trust Inc. (the "Company") commenced operations in August 1994 following the first closing of its private placement of equity capital. On August 9, 1995, the Company tripled its equity base through its Initial Public Offering of Common Stock (IPO). On April 19, 1996 the Company raised an additional $54.5 million in equity through a secondary offering of Common Stock. The Company has grown since its inception and intends to continue to grow. The operating results and financial condition of the Company reflect this growth and should be interpreted accordingly. Performance may differ should the Company reach a state wherein its asset size is stable and the Company's equity capital base is fully utilized as described under the Company's Risk-Adjusted Capital Policy.

     The Company is a portfolio lending company which acquires and manages both single-family real estate mortgage loans which have been originated to high-quality underwriting standards and securitized interests in pools of single family mortgage loans (collectively, "Mortgage Assets"). To date, the Company has acquired Mortgage Assets secured by single-family real estate properties throughout the United States, with an emphasis on properties located in the State of California. Substantially all of the Company's current Mortgage Assets have coupon rates which adjust over time (subject to certain limitations and lag periods) in conjunction with changes in short-term interest rates. The Company may also acquire fixed-rate single-family Mortgage Assets, multi-family and commercial Mortgage Assets in the future.

     All of the Company's income to date has been net interest income generated from its Mortgage Assets and its cash balances ("earning assets"). The Company funds its acquisitions of earning assets with both borrowings and cash raised from issuance of equity capital. For that portion of the balance sheet funded with equity capital ("equity-funded lending"), net interest income is primarily a function of the yield generated from earning assets. Due to the adjustable-rate nature of its earning assets, management expects that income from this source will tend to increase as short-term interest rates rise and will tend to decrease as short-term interest rates fall.

     For the portion of the balance sheet made up of earning assets funded with borrowings ("spread lending"), the Company generates net interest income to the extent that there is a positive spread between the yield on earning assets and the cost of borrowed funds and interest rate agreements. Net interest income from spread lending is a function of both the spread and the total volume of spread lending assets. Income from spread lending may fall following an increase in short-term interest rates. In these conditions, spread lending income may, after a lag period, be restored to its former level as earning asset yields adjust to market conditions. Income from spread lending may increase following a fall in short-term interest rates; this increase may be temporary as earning asset yields adjust to the new market conditions after a lag period.

     Management believes that in a rising short-term interest rate environment the net result of these effects on the equity-funded lending and spread lending portions of the Company's balance sheet may be, after a lag period, an overall increase in earnings and dividends relative to what they would have been otherwise. Similarly, the net result of a falling interest rate environment may be a decrease in earnings and dividends relative to what they would have been otherwise. In each case, however, the Company will seek to maintain, after initial adjustment lags, a constant or widening relationship between the earnings and dividend yield of the Company and the level of short-term interest rates.

     The Company seeks to generate secular growth in earnings and dividends per share in a variety of ways, including through (i) issuing new Common Stock and increasing the size of the balance sheet when opportunities in the mortgage market are likely to allow growth in earnings per share, (ii) seeking to improve productivity by increasing the size of the balance sheet at a rate faster than operating expenses increase, (iii) changing the mix of Mortgage Asset types on the balance sheet in an effort to improve risk-adjusted returns, (iv) seeking to benefit by an increased market value of assets and lower borrowing costs should Mortgage Asset quality improve with seasoning, mortgage principal repayments, and improvements in real estate markets and the general economy, and (v) increasing the efficiency with which the Company utilizes its equity capital over time by increasing the Company's use of debt when prudent and by issuing subordinated debt, preferred stock or other forms of debt and equity.

     The Company intends to seek to increase dividends and earnings per share by continuing to follow its current business strategy. The Company intends to acquire Mortgage Assets until the asset base has reached a size wherein the Company's equity capital base is fully utilized as described under the Company's Risk-Adjusted Capital Policy. The Company intends to continue its primary focus on the acquisition of single-family adjustable-rate Mortgage Assets such as high-quality whole Mortgage Loans and mortgage securities rated AAA and AA. The Company will seek to increase participation in its Dividend Reinvestment Plan.

     The Company intends to continue to increase its equity capital base through various offerings. Management will increase its equity base when it believes existing shareholders are likely to benefit from such offerings through earnings and dividends per share that may be increased as compared to the level of earnings and dividends the Company would likely generate without such offerings.

RESULTS OF OPERATIONS: FIRST QUARTER 1996 VERSUS FIRST QUARTER 1995 AND FISCAL 1995 VERSUS FISCAL 1994

  REPORTING PERIODS

     The 1994 fiscal year ("fiscal 1994") commenced with the start of Company operations on August 19, 1994 and finished December 31, 1994. Fiscal year 1995 ("1995"), the four quarters of 1995 and the first quarter of 1996 correspond to their calendar equivalents.

  NET INCOME SUMMARY

     From the first quarter of 1995 to the first quarter of 1996, the Company reported significant increases in total dividends, GAAP and taxable income. Total dividends declared rose from $0.3 million to $2.5 million. GAAP income rose from $0.4 million to $2.0 million. Taxable income rose from $0.4 million to $2.5 million.

     From fiscal 1994 to 1995, the Company reported increases in total dividends, taxable income, and GAAP income of over 700%. Total dividends declared rose from $0.4 million to $3.4 million. GAAP income rose from $0.4 million to $3.2 million. Taxable income rose from $0.4 million to $3.8 million.

     Dividends, GAAP income and taxable income per share also increased significantly over these time periods. Quarterly dividends increased by 130%, from $0.20 per share of Preferred Stock in the first quarter of 1995 to $0.46 per Common in the first quarter of 1996. GAAP income per share rose by 68%, from $0.19 to $0.32 over the same period. Taxable income per share entitled to a dividend rose 84%, from $0.25 to $0.46.

     From fiscal 1994 to 1995, dividends per share (Preferred Stock prior to the IPO and Common Stock thereafter) rose from $0.25 to $0.96. GAAP income per share rose from $0.20 to $0.85 over this period. Taxable income per share rose from $0.18 to $1.03.

     The primary factors driving this growth in dividends and profits were an increase in the Company's average equity base from $21.8 million in the first quarter of 1995 to $68.7 million in the first quarter of 1996 and an increase in the returns earned on this equity. From fiscal 1994 to 1995, growth in dividends and profits were driven by an increase in the Company's average equity base from $19.6 million to $42.2 million, an increase in the returns earned on this on equity and an increase in the length of the operating period from 133 days to 365 days.

     Return on equity increased as net interest income increased more rapidly than did credit expenses and general and administrative expenses. On a GAAP basis for the first quarters of 1995 and 1996, net interest income as a percent of equity increased from 11.54% to 16.25%. Credit expenses increased from 0.34% to 1.94% of equity and general and administrative expenses decreased from 3.74% to 2.88% of equity. The resulting net GAAP return on equity increased by 3.97%, from 7.46% to 11.43%.

     On a taxable income basis for the first quarters of 1995 and 1996, net interest income as a percent of equity increased from 11.26% to 17.28%, while credit expenses remained at 0.00% of equity and general and administrative expenses decreased from 3.68% to 2.36% of equity. The resulting net taxable return on equity increased by 7.34%, from 7.58% to 14.92%.

     From fiscal 1994 to 1995, on a GAAP basis, net interest income increased by 3.92%, from 7.40% to 11.32%, while credit expenses increased from 0.00% to 1.17% of equity and general and administrative expenses increased from 2.05% to 2.68% of equity. On a taxable income basis over the same periods, net interest income as a percent of equity increased by 4.73%, from 7.00% to 11.73%, while credit expenses increased from 0.00% to 0.01% of equity and general and administrative expenses increased from 2.05% to 2.65% of equity.

     Net interest income as a percent of equity from the first quarter of 1995 to the first quarter of 1996 and from fiscal 1994 to 1995 increased for GAAP income and for taxable as: (i) the yield on the Company's earning assets increased, thus increasing returns from the equity-funded lending part of the balance sheet, (ii) spread lending became more profitable as the Company increased the spread between the yield on earning assets and the cost of borrowing and hedging, and (iii) the Company increased the amount of its spread lending activities relative to its equity base (the Company's capital was closer to being fully employed).

  GAAP INCOME AND TAXABLE INCOME

     Income as calculated according to generally accepted accounting principles (GAAP income) differs from income as calculated for tax purposes (taxable income) for various reasons. This distinction is important to the Company's shareholders as dividends are based on taxable income. While the Company does not pay taxes so long as it meets the REIT requirements, each year the Company completes a corporate tax form wherein taxable income is calculated as if the Company were to be taxed. This taxable income level determines the amount of dividends the Company will pay out over time.

  DIFFERENCES BETWEEN GAAP INCOME AND TAXABLE INCOME

     The table below summarizes the differences between GAAP income and taxable income for the first quarters of 1996 and 1995 and for 1995 and fiscal 1994. Interest income differs due to different methods of calculating the rate of amortization into income of the discount created when Mortgage Assets are acquired at a price below the principal value of the mortgages. Credit expense differs between tax and GAAP methods because the Company takes credit provisions in order to build a credit reserve for GAAP whereas only actual credit losses are deducted in calculating taxable income. General and administrative expenses differ due to differing treatment of leasehold amortization, certain stock option expenses, and other items.

                                    TABLE 1
                         GAAP INCOME AND TAXABLE INCOME

                                     1996         1996          1996          1995         1995          1995
                                   QUARTER 1    QUARTER 1     QUARTER 1     QUARTER 1    QUARTER 1     QUARTER 1
                                     GAAP        TAXABLE      GAAP/TAX        GAAP        TAXABLE      GAAP/TAX
                                    INCOME       INCOME      DIFFERENCES     INCOME       INCOME      DIFFERENCES
                                   ---------    ---------    -----------    ---------    ---------    -----------
                                                               (DOLLARS IN THOUSANDS)
Interest Income..................   $ 9,131      $ 9,306        $ 175        $ 2,170      $ 2,155        $ (15)
Interest Expense.................     6,202        6,202            0          1,533        1,533            0
Interest Rate Agreement
  Expense........................       151          151            0             16           16            0
                                     ------       ------         ----         ------       ------          ---
Net Interest Income..............     2,778        2,953          175            621          606          (15)
Credit Expense...................       332            0          332             18            0
General & Administrative
  Expense........................       492          404           88            201          198            3
                                     ------       ------         ----         ------       ------          ---
Net Income.......................   $ 1,954      $ 2,549        $ 595        $   402      $   408        $   6

                                                                             FISCAL       FISCAL        FISCAL
                                     1995         1995          1995          1994         1994          1994
                                     GAAP        TAXABLE      GAAP/TAX        GAAP        TAXABLE      GAAP/TAX
                                    INCOME       INCOME      DIFFERENCES     INCOME       INCOME      DIFFERENCES
                                   ---------    ---------    -----------    ---------    ---------    -----------
                                                               (DOLLARS IN THOUSANDS)
Interest Income..................   $15,726      $15,901        $ 175        $ 1,296      $ 1,267        $ (29)
Interest Expense.................    10,608       10,608            0            760          760            0
Interest Rate Agreement
  Expense........................       339          339            0              8            8            0
                                    -------      -------         ----         ------       ------          ---
Net Interest Income..............     4,779        4,954          175            528          499          (29)
Credit Expense...................       493            4          489              0            0            0
General & Administrative
  Expense........................     1,131        1,118           13            146          146            0
                                    -------      -------         ----         ------       ------          ---
Net Income.......................   $ 3,155      $ 3,832        $ 677        $   382      $   353        $ (29)

  INTEREST INCOME AND THE EARNING ASSET YIELD

     The Company had $501.7 million in earning assets during the first three months of 1996 as compared to the $123.2 million on average for the same time period in 1995. The average earning asset balance for 1995 was $216.4 million as compared to $56.4 million for fiscal 1994. The Company's sole source of income to date has been the interest income earned from these earning assets. As a portfolio lender, the Company expects to continue to rely on interest income as its primary source of income in the future.

     On a GAAP basis, total interest income for the first quarter rose from $2.2 million in 1995 to $9.1 million in 1996 as the GAAP yield on earning assets rose from 7.14% to 7.32%. These yields were 0.53% and 1.99% over the average daily six-month LIBOR rate during those periods. On a taxable basis, total interest income rose from $2.2 million in the first quarter of 1995 to $9.3 million in 1996 as the earning asset based increased and the yield on earning assets rose from 7.09% to 7.46%. These yields were 0.48% and 2.13% higher than the average daily six-month LIBOR interest rate during those periods.

     Total interest income rose from $1.3 million in fiscal 1994 to $15.7 million in 1995, on a GAAP basis, as the yield on earning assets rose from 6.31% to 7.27%. These yields were 0.28% and 1.17% over the six month LIBOR rate during those periods. On a taxable basis, total interest income rose from $1.3 million in fiscal 1994 to $15.9 million in 1995 as the earning asset based increased and the yield on earning assets rose from 6.17% to 7.35%. These yields were 0.14% and 1.25% higher than the average daily six month LIBOR interest rate during those periods

     The table below shows, on a GAAP and taxable income basis, the Company's balances of earning assets, the yields earned on earning assets, and the weighted average yield on earning assets as compared to the six-month LIBOR rate.

                                    TABLE 2
                              EARNING ASSET YIELD

                                                                      GAAP                            TAXABLE
                                                           DAILY      YIELD                            YIELD
                                                 GAAP     AVERAGE    VERSUS               TAXABLE     VERSUS
                           GAAP     AVERAGE    YIELD ON    SIX-      AVERAGE    TAXABLE   YIELD ON    AVERAGE
                         INTEREST   EARNING    EARNING     MONTH    SIX-MONTH   INTEREST  EARNING    SIX-MONTH
                          INCOME     ASSETS     ASSETS     LIBOR      LIBOR     INCOME     ASSETS      LIBOR
                         --------   --------   --------   -------   ---------   -------   --------   ---------
                                                        (DOLLARS IN THOUSANDS)
Fiscal 1994............  $  1,296   $ 56,361     6.31%     6.03%      0.28%     $ 1,267     6.17%      0.14%
1995...................    15,726    216,436     7.27%     6.10%      1.17%      15,901     7.35%      1.25%
1995, Quarter 1........  $  2,170   $123,196     7.14%     6.61%      0.53%     $ 2,155     7.09%      0.48%
1995, Quarter 2........     2,961    161,164     7.37%     6.16%      1.21%       2,996     7.46%      1.30%
1995, Quarter 3........     3,985    211,310     7.48%     5.88%      1.60%       4,034     7.57%      1.69%
1995, Quarter 4........     6,610    367,448     7.14%     5.74%      1.40%       6,716     7.25%      1.51%
1996, Quarter 1........     9,131    501,749     7.32%     5.33%      1.99%       9,306     7.46%      2.13%

     The majority of the Company's Mortgage Assets have coupons which adjust up and down as a function of changes in the six-month LIBOR rate, which is the benchmark short-term interest rate the Company uses when evaluating the yield performance of its assets. LIBOR is the London Inter-Bank Offered Rate and represents the wholesale funding rates of international money center banks when they borrow from each other in U.S. dollars. It is closely related to the rate on large certificates of deposit (CDs) offered by U.S. domestic banks.

     For the first three months of 1995, the average six-month LIBOR rate was 6.61; for the first three months of 1996, the average six-month LIBOR rate was
5.33. In fiscal 1994, the average six-month LIBOR rate was 6.03; in 1995, the average six-month LIBOR rate was 6.10%.

     The Company was able to increase its earning asset yield despite the decrease in short term interest rates during these periods as (i) the Company acquired assets with higher yields during 1995, (ii) the coupon rate on low-initial-coupon ("teaser") adjustable-rate mortgages acquired during fiscal 1994 and early 1995 had time to adjust upwards towards the full potential coupon rate, and (iii) short-term interest rates generally declined. Declines in short-term interest rates generally have a temporary positive effect on the earning asset yield relative to LIBOR as there is a lag in the adjustment of Mortgage Asset coupons to market conditions.

     The mortgage principal repayment rate for the Company was 9 in the first quarter of 1995 and 26 in the first quarter of 1996. In fiscal 1994, the mortgage principal repayment rate was 7 and in 1995 this rate was 18. The principal repayment rate was similar for the Company's assets acquired at a premium and those acquired at a discount throughout these periods. Economically, the Company may have benefited from the increase in the rate of mortgage principal repayment for a variety of reasons, including that the Company has had a greater balance of discount than premium. Nevertheless, faster principal repayments had a negative effect on the Company's earning asset yield due to the Company's treatment of premium and discount amortization. The Company adjusts its rate of premium amortization monthly based on actual principal repayments received. For discounts, however, the Company's amortization schedules are determined using a fixed principal repayment rate assumption which would be changed only if the Company believed that long-term mortgage principal repayment rates had changed. As a result, premium amortization accelerates as compared to discount amortization as the rate of principal repayment increases. This lowers the earning asset yield and reported earnings. Another result of the faster premium amortization rate in the latter part 1995 and thus far in 1996 is that the Company has a larger net discount balance on its balance sheet at this time than it would have otherwise. This discount balance (net of the effect of any credit losses) will be amortized into income over time, thus benefiting future income.

     All the Mortgage Assets acquired by the Company since December 31, 1995 have been acquired at a price representing a premium above the face value of the mortgage loans. This pricing reflects the high credit quality, attractiveness of the cash flows, and reduced interest rate risk which these Mortgage Assets may have relative to Mortgage Assets which are priced at a discount in today's economic environment. The Company believes this trend towards paying premium prices on average for its Mortgage Asset acquisitions is likely to continue for some time. As a result, the Company expects that the level of total premium on its balance sheet will exceed and continue to grow relative to the level of discount. As a result of this shift towards a net premium balance, the Company's sensitivity towards changes in mortgage prepayment rates in both the short and the long run has been shifting and is expected to continue to shift. More so than in the past, increases in mortgage prepayment rates should tend to reduce earnings and decreases in mortgage prepayment rates should tend to increase earnings, in each case relative to what earnings would have been otherwise.

     The Company may acquire new Mortgage Assets with coupons that are initially low relative to prevailing short-term interest rates. As a result, the overall earning asset yield relative to six-month LIBOR may be temporarily lower during periods of rapid asset growth such as the Company has experienced following its various equity offerings.

     In addition to Mortgage Assets with coupons linked to the six-month LIBOR index, the Company also acquires assets with coupons linked to the one-year Treasury Bill rate, the one-month LIBOR rate, the six-month bank CD rate, and other indices. To the extent these other indices rise or fall relative to six-month LIBOR, the Company's earning asset yield versus six-month LIBOR would also rise or fall over time.

  INTEREST EXPENSE AND THE COST OF FUNDS

     The Company's largest expense is the cost of borrowed funds. This interest expense is calculated in the same manner for GAAP and tax purposes. From the first quarter of 1995 and 1996, interest expense increased from $1.5 million to $6.2 million as average borrowed funds rose from $103.0 million to $436.0 million. The average cost of funds during these two periods fell from 6.04% to 5.72%. From fiscal 1994 to 1995, interest expense increased from $0.8 million to $10.6 million as average borrowed funds rose from $37.9 million to $174.9 million and the average cost of funds rose from 5.50% to 6.06%.

     The Company's cost of funds was 57 basis points under the average daily six-month LIBOR rate in the first quarter of 1995 but was 39 basis points over the average six-month LIBOR rate in the first quarter of 1996. The cost of funds in the first quarter of 1995 benefited from an extension of liabilities in late 1994. In addition, the cost of funds was higher relative to short-term interest rates in the first quarter of 1996 due to acquisitions during 1995 and 1996 of whole Mortgage Loans and other assets with higher funding costs, due to falling short-term interest rates, and due to a significant increase in the one-month LIBOR rate relative to the six-month LIBOR rate. The bulk of the Company's borrowings in 1995 and in the first quarter of 1996 had monthly interest rate resets, so changes in the Company's cost of funds have been more highly correlated with changes in the one-month LIBOR rate than with the six-month LIBOR rate. By basing the bulk of its borrowings on one-month LIBOR, the Company benefited in 1995 and the first quarter of 1996 relative to a strategy of using longer-term borrowings.

     In fiscal 1994 the Company's cost of funds was 53 basis points under the six-month LIBOR index and rose to 4 basis points under the six-month LIBOR index in 1995. Since management believes changes in the Company's earning asset yield are likely to be most closely correlated with changes in the six-month LIBOR rate, the goal of the Company's borrowing program is to minimize costs as compared to the six-month LIBOR rate. However, through March 1996, the Company has generally structured its funding to vary with one-month LIBOR rate because the Company believes that one-month LIBOR may be lower than six-month LIBOR over time. On average, one-month LIBOR was 0.51% lower than the six-month LIBOR rate in fiscal 1994 but only 0.13% lower than the six-month LIBOR rate in 1995. The one-month LIBOR rate rose above the six-month LIBOR rate in June and July and then again in November and December of 1995.

     In April 1996, the Company began lengthening the maturity and repricing terms of its liabilities. As a result, liability costs are expected to increase relative to the one- and six-month LIBOR indices but the Company expects that its earnings sensitivity to rising interest rates and changes in the one- to six-month LIBOR spread will be reduced.

     The following table shows the Company's cost of funds as compared to the average daily six-month LIBOR rate.

                                    TABLE 3
                                 COST OF FUNDS

                                                                                               ONE-MONTH
                                                  GAAP                  COST OF                  LIBOR
                                                   AND                   FUNDS      AVERAGE    RELATIVE
                                     AVERAGE     TAXABLE                VERSUS       SIX-         TO
                                     BORROWED    INTEREST   COST OF    SIX-MONTH     MONTH     SIX-MONTH
                                      FUNDS      EXPENSE     FUNDS       LIBOR       LIBOR       LIBOR
                                     --------    -------    -------    ---------    -------    ---------
                                                           (DOLLARS IN THOUSANDS)
Fiscal 1994........................  $ 37,910    $   760     5.50%       (0.53%)     6.03%       (0.51%)
1995...............................   174,942     10,608     6.06%       (0.04%)     6.10%       (0.13%)
1995, Quarter 1....................  $102,961    $ 1,533     6.04%       (0.57%)     6.61%       (0.56%)
1995, Quarter 2....................   139,979      2,191     6.28%        0.12%      6.16%       (0.08%)
1995, Quarter 3....................   159,794      2,432     6.04%        0.16%      5.88%        0.01%
1995, Quarter 4....................   295,089      4,452     5.99%        0.25%      5.74%        0.11%
1996, Quarter 1....................   435,979      6,202     5.72%        0.39%      5.33%        0.10%

  NET INTEREST RATE AGREEMENT EXPENSE

     As part of its asset/liability management process, the Company enters into interest rate agreements such as interest rate caps and interest rate swaps ("hedges"). These agreements are used solely to reduce interest rate risk. The agreements are designed to provide income and capital appreciation to the Company in the event that short-term interest rates rise quickly (see Footnote 3 to the Financial Statements).

     The net interest rate agreement expense, or hedging expense, equals income from these agreements less the associated expense and is calculated in the same manner for GAAP and tax. The net interest rate agreement expense was $15,592 in the first quarter of 1995 and $151,232 in the first quarter of 1996. As a percentage of average earning assets, the net hedging expense equaled 0.05% in the first three months of 1995 and 0.12% for the same period in 1996. As a percentage of average borrowings, the net hedging expense equaled 0.06% in the first quarter of 1995 and 0.16% in the first quarter of 1996. The primary reason hedging expenses increased as a percentage of assets and borrowings was that in early 1995 the Company focused primarily on hedging future periods (as reflected in higher hedging expenses in mid-1995) while relying on the extension of borrowings to protect income in the short-term. In early 1996, the Company utilized primarily one-month borrowings and thus focused on hedging both current and future periods.

     The net interest rate agreement expense was $7,815 in fiscal 1994 and $338,512 in 1995. As a percentage of average earning assets, the net expense equaled 0.04% in fiscal 1994 and 0.15% in 1995. As a percentage of average borrowings, the net expense equaled 0.06% in fiscal 1994 and 0.19% in 1995. The primary reason this expense increased as a percentage of assets and borrowings in 1995 was that the greater utilization of leverage in 1995 required an increase in interest rate hedging. In addition, the Company increased its hedging activities in late 1994 and early 1995 as a result of the rapid increase in interest rates at that time. The amortization of this increased expense over the effective periods of the interest rate agreements peaked in the second and third quarters of 1995. As interest rates and interest rate volatility decreased throughout 1995, the cost of hedging new balance sheet growth declined. As a result, the net interest rate agreement expense as a percentage of average assets and borrowings declined in the fourth quarter of 1995 and the first quarter of 1996.

                                    TABLE 4
                      NET INTEREST RATE AGREEMENT EXPENSE

                                  INTEREST RATE   INTEREST RATE    NET INTEREST     NET EXPENSE       NET EXPENSE
                                    AGREEMENT       AGREEMENT     RATE AGREEMENT      AS % OF       AS % OF AVERAGE
                                     INCOME          EXPENSE         EXPENSE       AVERAGE ASSETS     BORROWINGS
                                  -------------   -------------   --------------   --------------   ---------------
                                                               (DOLLARS IN THOUSANDS)
Fiscal 1994.....................       $ 0            $   8            $  8             0.04%             0.06%
1995............................         0              339             339             0.15%             0.19%
1995, Quarter 1.................       $ 0            $  16            $ 16             0.05%             0.06%
1995, Quarter 2.................         0               82              82             0.20%             0.23%
1995, Quarter 3.................         0              112             112             0.21%             0.28%
1995, Quarter 4.................         0              129             129             0.14%             0.17%
1996, Quarter 1.................         0              151             151             0.12%             0.14%

  NET INTEREST INCOME FROM EQUITY-FUNDED LENDING AND SPREAD LENDING

     For the purpose of analyzing net interest income, the Company has divided its balance sheet activities into two parts: equity-funded lending and spread lending. Each of these two portions of the Company's balance sheet has a different dynamic with respect to changes in interest rates, asset/liability strategy, growth, and other factors.

     Spread lending is that part of the Company's business wherein earning assets are funded with borrowings. Profits from spread lending are a function of the volume of spread lending assets and the spread the Company earns between its average earning asset rate and the cost of borrowed funds and interest rate hedging agreements. In the first quarter of 1996, the Company earned 57% of its GAAP net interest income from spread lending.

     Equity-funded lending is that part of the Company's business wherein earning assets are funded with cash received from the issuance of equity capital. Profits from equity-funded lending are a function of the average yield on earning assets and the percentage of the Company's equity base which is invested in earning assets. In the first quarter of 1996, the Company earned 43% of its GAAP net interest income from equity-funded lending.

     Management believes equity-funded lending has a large influence on the Company's profitability relative to financial institutions which have lower equity-to-asset ratios and relative to financial institutions which have intangible capital or have significant amounts of non-earning assets or net working capital on their books. For example, in the first quarter of 1996 approximately 96% of the Company's equity was invested in earning assets.

     When analyzing the profitability of equity-funded lending and spread lending, the Company does not assign specific assets to each type of lending, but rather assumes that one portion of aggregate earning assets is funded with equity and another portion of the aggregate earning assets is funded with borrowings. The Company assigns all borrowing and hedging costs to spread lending and assigns all non-earning assets to equity-funded lending.

  SPREAD LENDING PROFITABILITY

     On a GAAP basis, spread lending profits increased from $0.3 million in the first quarter of 1995 to $1.6 million in the first quarter of 1996. The total amount of spread lending undertaken by the Company increased from $103.0 million to $436.0 million over this time frame.

     The spread earned, or spread lending profits divided by spread lending assets, increased from 1.04% in the first quarter of 1995 to 1.46% in the first quarter of 1996. The amount of spread lending relative to the size of the Company's equity base increased from 4.72 times to 6.34 times. As a result of the increase in spread and the increase in the relative amount of spread lending, the contribution of spread lending to the Company's GAAP return on equity increased from 4.92% in the first quarter of 1995 to 9.25% in the first quarter of 1996.

     In fiscal 1994, spread lending profits were $0.1; in 1995 spread lending profits totaled $1.8 million. During this time periods, the average amount of spread lending undertaken by the Company increased from $37.9 million to $174.9 million. The spread earned increased from 0.92% in fiscal 1994 to 1.01% in 1995. The amount of spread lending relative to the size of the Company's equity base increased from 1.94 times to 4.14 times over these same time periods. Due to the increase in spread earned and the increase in the relative amount of spread lending, the contribution of spread lending to the Company's GAAP return on equity increased from 1.78% in fiscal 1994 to 4.17% in 1995.

     The table below shows the components making up the Company's spread as calculated on a GAAP basis, the ratio of spread lending assets to equity, and the contribution made to return on equity from spread lending net interest income.

                                    TABLE 5
                       GAAP SPREAD LENDING PROFITABILITY

                          GAAP
                         EARNING                                                      GAAP                GAAP
                          ASSET        COST          NET                               NET     SPREAD    SPREAD
                        YIELD FOR       OF         INTEREST                          INTEREST  LENDING   LENDING
                         SPREAD       FUNDS          RATE                            INCOME    ASSETS    INCOME
                       LENDING VS.   VS. SIX-     AGREEMENT                SPREAD     FROM      OVER      OVER
                        SIX-MONTH     MONTH        EXPENSE/       GAAP    LENDING    SPREAD    AVERAGE   AVERAGE
                          LIBOR       LIBOR       BORROWINGS     SPREAD    ASSETS    LENDING   EQUITY    EQUITY
                       -----------   --------     ----------     ------   --------   -------   -------   -------
                                                        (DOLLARS IN THOUSANDS)
Fiscal 1994..........     0.45%        (0.53%)      (0.06%)       0.92%   $ 37,910   $  127      1.94x    1.78%
1995.................     1.16%        (0.04%)      (0.19%)       1.01%    174,942    1,760      4.14     4.17%
1995, Quarter 1......     0.53%        (0.57%)      (0.06%)       1.04%   $102,961   $  265      4.72x    4.92%
1995, Quarter 2......     1.21%         0.12%       (0.23%)       0.86%    139,979      299      6.20     5.32%
1995, Quarter 3......     1.60%         0.16%       (0.28%)       1.16%    159,794      469      3.08     3.59%
1995, Quarter 4......     1.40%         0.25%       (0.17%)       0.98%    295,456      727      4.10     4.01%
1996, Quarter 1......     1.99%         0.39%       (0.14%)       1.46%    435,979    1,581      6.34     9.25%

     On a taxable income basis, the Company's spread widened from 0.99% in the first quarter of 1995 to 1.60% in the first quarter of 1996. The contribution of spread lending to the Company's taxable return on equity increased from 4.68% to 10.14%.

     From fiscal 1994 to 1995, the Company's spread increased from 0.77% to 1.09%. The contribution of spread lending to the Company's taxable return on equity increased from 1.48% to 4.50% over the same time period.

     The table below shows the components making up the Company's spread as calculated on a taxable income basis, the ratio of spread lending assets to equity, and the contribution made to return on equity from spread lending net interest income.

                                    TABLE 6
                      TAXABLE SPREAD LENDING PROFITABILITY

                            TAXABLE
                            EARNING                                                  TAXABLE
                             ASSET        COST        NET                              NET     SPREAD    SPREAD
                           YIELD FOR       OF       INTEREST                         INTEREST  LENDING   LENDING
                            SPREAD       FUNDS        RATE                           INCOME    ASSETS    INCOME
                          LENDING VS.   VS. SIX-   AGREEMENT               SPREAD     FROM      OVER      OVER
                           SIX-MONTH     MONTH      EXPENSE/    TAXABLE   LENDING    SPREAD    AVERAGE   AVERAGE
                             LIBOR       LIBOR     BORROWINGS   SPREAD     ASSETS    LENDING   EQUITY    EQUITY
                          -----------   --------   ----------   -------   --------   -------   -------   -------
                                                          (DOLLARS IN THOUSANDS)
Fiscal 1994.............     0.30%        (0.53%)    (0.06%)     0.77%    $ 37,910   $  106      1.94x     1.48%
1995....................     1.24%        (0.04%)    (0.19%)     1.09%     174,942    1,900      4.14x     4.50%
1995, Quarter 1.........     0.48%        (0.57%)    (0.06%)     0.99%    $102,961   $  252      4.72      4.68%
1995, Quarter 2.........     1.30%         0.12%     (0.23%)     0.95%     139,979      330      6.20      5.87%
1995, Quarter 3.........     1.69%         0.16%     (0.28%)     1.25%     159,794      505      3.08      3.87%
1995, Quarter 4.........     1.51%         0.25%     (0.17%)     1.09%     295,456      813      4.10      4.48%
1996, Quarter 1.........     2.13%         0.39%     (0.14%)     1.60%     435,979    1,733      6.34     10.14%

  EQUITY-FUNDED LENDING PROFITABILITY

     The bulk of the cash the Company has received from its equity offerings has been invested directly into earning assets. Since the Company has not borrowed funds to acquire these equity-funded earning assets, the yield earned goes directly into net interest income. Equity also funds a small amount of non-earning assets such as leasehold improvements and net working capital. In the first quarter of 1995, 93% of equity was invested in earning assets. In the first quarter of 1996, 96% of equity was invested in earning assets. In fiscal 1994 and 1995,the percentage of equity invested in earning assets was 94% and 98%, respectively.

     The contribution to return on equity from equity-funded lending on a GAAP basis was 6.62% in the first quarter of 1995 and 7.00% in the first quarter of 1996. On a taxable basis, the contribution to return on equity from equity-funded lending was 6.58% and 7.14% for these periods, respectively.

     In fiscal 1994, the contribution to return on equity on a GAAP basis was 5.62% and increased to 7.15% in 1995. On a taxable basis, the contribution was 5.52% in fiscal 1994 and 7.23% in 1995.

     The rising contribution to return on equity of this portion of the balance sheet over these time periods was largely a function of the rising earning asset yield and an increase in the percentage of equity invested in earning assets. The table below summarizes the Company's equity-funded lending profitability.

                                    TABLE 7
                      EQUITY-FUNDED LENDING PROFITABILITY

                                                                               GAAP                           TAXABLE
                                                                              EQUITY-                         EQUITY-
                                                         GAAP                 FUNDED     TAXABLE              FUNDED
                                 PERCENT                EARNING      GAAP       NET      EARNING    TAXABLE     NET
                                   OF                    ASSET     EQUITY-    INTEREST    ASSET     EQUITY-   INTEREST
                                 EQUITY      EQUITY-   YIELD FOR    FUNDED    INCOME    YIELD FOR   FUNDED    INCOME
                               INVESTED IN   FUNDED     EQUITY-      NET      AS % OF    EQUITY-      NET     AS % OF
                     AVERAGE     EARNING     EARNING    FUNDED     INTEREST   AVERAGE    FUNDED     INTEREST  AVERAGE
                     EQUITY      ASSETS      ASSETS     LENDING     INCOME    EQUITY     LENDING    INCOME    EQUITY
                     -------   -----------   -------   ---------   --------   -------   ---------   -------   -------
                                                          (DOLLARS IN THOUSANDS)
Fiscal 1994........  $19,584        94%      $18,451     5.96%      $   401    5.62%      5.86%     $   394    5.52%
1995...............   42,224        98%       41,495     7.27%        3,081    7.15%      7.36%       3,053    7.23%
1995, Quarter 1....  $21,820        93%      $20,236     7.14%      $   356    6.62%      7.09%     $   354    6.58%
1995, Quarter 2....   22,561        94%       21,185     7.37%          389    6.92%      7.46%         394    7.00%
1995, Quarter 3....   51,868        99%       51,516     7.48%          972    7.43%      7.57%         983    7.52%
1995, Quarter 4....   71,991       100%       71,991     7.14%        1,301    7.17%      7.25%       1,322    7.28%
1996, Quarter 1....   68,743        96%       65,770     7.32%        1,197    7.00%      7.46%       1,220    7.14%

  TOTAL NET INTEREST INCOME

     Net interest income equals interest income less interest expense and net interest rate agreement expense. Net interest income is the total profit before credit and operating expenses generated both by equity-funded earning assets and by spread lending. GAAP net interest income increased from $0.6 million in the first quarter of 1995 to $2.8 million in the first quarter of 1996. Taxable net interest income increased from $0.6 million to $3.0 million over the same period.

     The net interest margin equals net interest income as a percentage of average assets. The net interest margin on a GAAP basis was 2.00% in the first three months of 1995 and 2.20% for the same period of 1996. The net interest margin on a taxable basis was 1.96% in the first quarter of 1995 and 2.34% in the first quarter of 1996.

     Net interest income as a percent of equity on a GAAP basis increased from 11.54% in the first quarter of 1995 to 16.25% in the first quarter of 1996. On a taxable basis, net interest income as a percent of equity increased from 11.26% to 17.28%. These significant increases in profitability were primarily a result of an increase in spread lending profitability, although equity-funded lending profitability increased as well.

     From fiscal 1994 to 1995, GAAP net interest income increased from $0.5 million to $4.8 million. Over this same period, taxable net interest income increased from $0.5 million to $5.0 million. The net interest margin on a GAAP basis was 2.51% in fiscal 1994 and 2.18% in 1995. On a taxable basis, the net interest margin was 2.37% in fiscal 1994 and 2.26% in 1995. Due to increases in both equity-funded lending and spread lending, net interest income as a percent of equity on a GAAP basis increased from 7.40% in fiscal 1994 to 11.32% in 1995, and on a taxable basis increased from 7.00% to 11.73% over the same time periods.

     The table below presents GAAP and taxable net interest incomes and margins and the spread lending and equity-funded incomes as a percent of average equity.

                                    TABLE 8
                              NET INTEREST INCOME

                                                        GAAP                                              TAXABLE
                                            GAAP       EQUITY-                                  TAXABLE   EQUITY-
                                           SPREAD      FUNDED      GAAP                         SPREAD    FUNDED    TAXABLE
                                           LENDING     LENDING      NET                         LENDING   LENDING     NET
                      GAAP       GAAP      INCOME      INCOME     INTEREST  TAXABLE   TAXABLE   INCOME    INCOME    INTEREST
                      NET        NET      AS A % OF   AS A % OF   INCOME/     NET       NET     AS % OF   AS % OF   INCOME/
                    INTEREST   INTEREST    AVERAGE     AVERAGE    AVERAGE   INTEREST  INTEREST  AVERAGE   AVERAGE   AVERAGE
                     INCOME     MARGIN     EQUITY      EQUITY     EQUITY    INCOME    MARGIN    EQUITY    EQUITY    EQUITY
                    --------   --------   ---------   ---------   -------   -------   -------   -------   -------   -------
                    (DOLLARS IN THOUSANDS)
Fiscal 1994.......   $   528     2.51%      1.78%       5.62%       7.40%   $   500    2.37%      1.48%    5.52%      7.00%
1995..............     4,779     2.18%      4.17%       7.15%      11.32%     4,953    2.26%      4.50%    7.23%     11.73%
1995, Quarter 1...   $   621     2.00%      4.92%       6.62%      11.54%   $   606    1.96%      4.68%    6.58%     11.26%
1995, Quarter 2...       688     1.69%      5.32%       6.92%      12.24%       724    1.77%      5.87%    7.00%     12.87%
1995, Quarter 3...     1,442     2.67%      3.59%       7.43%      11.02%     1,488    2.76%      3.87%    7.52%     11.39%
1995, Quarter 4...     2,029     2.16%      4.01%       7.17%      11.18%     2,135    2.28%      4.48%    7.28%     11.76%
1996, Quarter 1...     2,778     2.20%      9.25%       7.00%      16.25%     2,953    2.34%     10.14%    7.14%     17.28%

  GAINS AND LOSSES ON SALE

     To date, the Company has not sold Mortgage Assets or interest rate agreements. Should the Company sell Mortgage Assets in the future, the difference between the sale price and the historical amortized cost of the Mortgage Asset would be a realized gain or loss and would increase or decrease income accordingly. The gain or loss may differ for GAAP and tax purposes and the sale price may differ from the asset's carrying value on the Company's balance sheet. Depending on circumstances, realized gains or losses on the sale of interest rate agreements may be realized as income immediately or may be amortized over time. The Company does not expect to sell assets on a frequent basis, but may sell existing assets and interest rate agreements in order to acquire new assets that management believes might have higher risk-adjusted returns or to manage its balance sheet as part of its asset/liability management process.

  CREDIT EXPENSES

     In the first quarter of 1995, the Company's GAAP provision for credit losses was $18,436 and the Company experienced no actual credit losses. In the first quarter of 1996, credit expenses for GAAP were $331,516 and the Company experienced no actual credit losses. In fiscal 1994, the Company took no credit provisions and experienced no actual credit losses. In 1995, credit provisions were $493,710 while actual losses were $3,997. Since the Company's inception in 1994 through March 1996, the Company has taken credit provisions of $825,226 and has experienced $3,997 in actual credit losses.

     In 1995, the Company started making regular allowances for credit losses. The Company has experienced insignificant credit losses to date, but losses may be experienced on its Mortgage Assets in the future. This is particularly true for below-BBB rating equivalent assets and whole Mortgage Loans. The Company regularly evaluates the potential for future credit losses by analyzing each of its Mortgage Securities and whole Mortgage Loans. The Company's method for assessing potential credit loss analyzes both the probability of a default resulting in loss and the loss severity, or potential amount of such loss. To assess the probability of default, the Company monitors the delinquency and foreclosure statistics for the pools of loans underlying its Mortgage Securities and for its Mortgage Loans. The Company applies certain factors to such statistics, depending on the characteristics of the loans involved, current and projected economic conditions and other considerations, to calculate expected default levels. The Company then applies an expected loss per default factor to the default levels to produce an aggregate loss severity, or expected loss per pool of loans. The probability of loss to each of the Company's Mortgage Assets is then estimated, based on the credit support available for such asset, the risk of non-pro rata losses being incurred and any other pertinent factors. Based on such review, an allowance for credit losses is taken if appropriate in management's judgment.

     The IRS does not allow corporations to reduce taxable income by taking credit provisions. Only actual realized credit losses are deducted from taxable income. As a result, the credit expense for GAAP will exceed the credit expense for taxable income in years when credit provisions exceed actual charge-offs; actual charge-offs could exceed credit provisions in the future, in which case the taxable income credit expense would exceed the GAAP credit expense.

     With respect to whole Mortgage Loans (unsecuritized mortgage loans), the Company's current practice is to maintain a credit reserve equal to thirty basis points (0.30%) of the historical amortized cost of the loans. The Company anticipates that reserves will be maintained at this level unless the credit outlook for the loans deteriorates. Through March 31, 1996, the Company had experienced no actual credit losses on whole Mortgage Loans.

     With respect to securitized Mortgage Assets rated BBB or better, the Company takes no GAAP credit provisions unless the credit quality of an asset has deteriorated to a point where the Company believes a credit provision would be warranted. The Company has not taken any GAAP credit provisions for such assets nor have there been any credit losses.

     With respect to securitized Mortgage Assets which have credit ratings below BBB or, if unrated, have an equivalent credit quality, the Company takes on-going credit provisions against GAAP income. In reviewing the adequacy of the level of credit reserves for these assets, the Company reviews the level of 90+ day delinquencies in the mortgage pools, estimates the likely percentage of delinquencies that will result in default, and estimates the likely percentage of principal loss per defaulted loan to determine the aggregate loss severity. After taking into consideration the benefit of any third-party credit enhancements and the level of the Company's historical amortized cost for the asset, the Company makes an estimate of possible future realized credit losses. In the first quarter of 1995, GAAP credit provisions for these assets were $18,436 while actual credit losses were zero. In the first quarter of 1996, GAAP credit provisions for these assets were $336,258 while actual credit losses were zero. The increase in credit provisions from the first three months of 1995 to the same period of 1996 was due to an increase in the amount of these assets the Company owned during these periods. In fiscal 1994, the Company did not take credit provisions nor did the Company realize credit losses on these assets. In 1995, GAAP credit provisions for these assets were $414,476 while actual credit losses were $3,977.

  GENERAL AND ADMINISTRATIVE EXPENSES

     General and administrative expenses ("operating expense" or "G&A expense") increased from $201,265 in the first quarter of 1995 to $491,971 in the first quarter of 1996 as measured for GAAP income. For taxable income, G&A expense increased from $197,987 in the first quarter of 1995 to $403,958 in the first quarter of 1996. Differences in the methods of calculating G&A expenses for GAAP and taxable income arise from the treatment of leasehold expenses, certain stock option costs, and other expense items. G&A expenses increased from the first three months of 1995 to the first three months of 1996 as the number of employees and the scope of the Company's operations increased and as certain officers' salaries grew as a function of the increase in the size of the Company's equity base.

     For GAAP income, G&A expense increased from $146,498 in fiscal 1994 to $1,131,078 in 1995. For taxable income, G&A expenses increased from $146,465 in fiscal 1994 to $1,117,912 in 1995. G&A expenses increased from fiscal 1994 to 1995 for both taxable income and GAAP as the length of the operating period increased, compensation expenses increased pursuant to certain employment contracts, and the number of employees and the scope of the Company's operations increased.

                                    TABLE 9
                      GENERAL AND ADMINISTRATIVE EXPENSES

                              GAAP      GAAP                         TAXABLE    TAXABLE
                              CASH      STOCK     GAAP      TOTAL      CASH      STOCK    TAXABLE    TOTAL
                            COMP AND   OPTION     OTHER     GAAP     COMP AND   OPTION     OTHER    TAXABLE
                            BENEFITS   AND DER     G&A       G&A     BENEFITS   AND DER     G&A       G&A
                            EXPENSE    EXPENSE   EXPENSE   EXPENSE   EXPENSE    EXPENSE   EXPENSE   EXPENSE
                            --------   -------   -------   -------   --------   -------   -------   -------
                                                        (DOLLARS IN THOUSANDS)
Fiscal 1994...............    $ 63       $ 0      $  83    $  146      $ 63       $ 0      $  83    $  146
1995......................     462        54        615     1,131       462        55        601     1,118
1995, Quarter 1...........    $ 81       $ 0      $ 120    $  201      $ 81       $ 0      $ 117    $  198
1995, Quarter 2...........      81         0        117       198        81         0        114       195
1995, Quarter 3...........     197         7        160       364       197        55        156       408
1995, Quarter 4...........     103        47        218       368       103         0        214       317
1996, Quarter 1...........     233        85        174       492       233         0        171       404

     The Company has grown rapidly since its inception in 1994 and the increases in G&A expenses reflect such growth. However, the Company's operating expenses have not grown as rapidly as its income, assets, equity or number of employees have increased. From the first quarter of 1995 to the first quarter of 1996, the Company's efficiency ratio (G&A expense as a percentage of net interest income) decreased from 32% to 18% on a GAAP basis and from 33% to 14% on a taxable basis. The ratio of G&A expenses to average assets declined from 0.65% to 0.39% on a GAAP basis and from 0.64% to 0.32% on a taxable basis over the same time frame.

     From the first quarter of 1995 to the first quarter of 1996, the ratio of G&A expenses to average equity decreased from 3.74% to 2.88% on a GAAP basis and from 3.68% to 2.36% on a taxable basis. Management considers this ratio to be the most important measure of the Company's productivity. Average assets per employee rose from $25 million in the first quarter of 1995 to $69 million in the first quarter of 1996. The Company had five employees at March 31, 1995 and nine employees at March 31, 1996.

     From fiscal 1994 to 1995, the Company's efficiency ratio (G&A expense as a percentage of net interest income) declined from 28% to 24% on a GAAP basis and from 29% to 23% on a taxable basis. Over this same time period, the ratio of G&A expenses to average assets declined from 0.69% to 0.52% on a GAAP basis and from 0.69% to 0.51% on a taxable basis. From fiscal 1994 to 1995, the ratio of G&A expenses to average equity increased from 2.05% to 2.68% on a GAAP basis and from 2.05% to 2.65% on a taxable basis. Average assets per employee rose from $12 million in fiscal 1994 to $39 million in 1995

                                    TABLE 10
                            OPERATING EXPENSE RATIOS

                                                                                                    AVERAGE
                                                        GAAP     TAXABLE      GAAP     TAXABLE     ASSETS PER
                               GAAP       TAXABLE     G&A EXP/   G&A EXP/   G&A EXP/   G&A EXP/   AVERAGE # OF
                            EFFICIENCY   EFFICIENCY     AVE        AVE      AVERAGE    AVERAGE     EMPLOYEES
                              RATIO        RATIO       ASSETS     ASSETS     EQUITY     EQUITY       ($MM)
                            ----------   ----------   --------   --------   --------   --------   ------------
Fiscal 1994...............      28%          29%        0.69%      0.69%      2.05%      2.05%        $ 12
1995......................      24%          23%        0.52%      0.51%      2.68%      2.65%          39
1995, Quarter 1...........      32%          33%        0.65%      0.64%      3.74%      3.68%        $ 25
1995, Quarter 2...........      29%          27%        0.49%      0.48%      3.52%      3.47%          33
1995, Quarter 3...........      25%          27%        0.67%      0.76%      2.79%      3.12%          39
1995, Quarter 4...........      18%          15%        0.39%      0.34%      2.03%      1.75%          53
1996, Quarter 1...........      18%          14%        0.39%      0.32%      2.88%      2.36%          69

     The Company expects its G&A expenses to increase in the subsequent quarters of 1996. Compensation expenses will rise with the addition of at least one new employee and because certain compensation expenses will increase automatically as a result of the Company's April 1996 equity offering. With these April salary increases, certain officers' salaries will have reached their "salary cap" and will grow in the future only as a function of the consumer price index. Such officers are eligible to receive cash bonuses of up to 100% of their base salaries; cash bonuses may increase in the future as such bonuses have been very limited to date. Despite anticipated increases in future operating expenses, management believes that the Company's operating expenses are likely over time to continue to grow at a slower rate than its asset or equity base and thus management believes that the Company's operating expense ratios are likely to continue to improve over time should the Company grow.

  NET INCOME AND RETURNS ON EQUITY AND ASSETS

     GAAP net income increased from $0.4 million in the first quarter of 1995 to $2.0 million in the first quarter of 1996. GAAP return on equity increased from 7.46% to 11.43%. Taxable net income increased from $0.4 million in the first quarter of 1995 to $2.5 million in the first quarter of 1996. Return on equity as measured for taxable income increased from 7.58% to 14.92%.

     From fiscal 1994 to 1995, GAAP net income increased from $0.4 million to $3.2 million. GAAP return on equity increased from 5.35% to 7.47% over this same time period. Taxable net income increased from $0.4 million in fiscal 1994 to $3.8 million in 1995. Return on equity as measured for taxable income increased from 4.95% to 9.08% from fiscal 1994 to 1995.

     The table below presents the components of return on equity for both GAAP and taxable income.

                                    TABLE 11
                         COMPONENTS OF RETURN ON EQUITY

                                GAAP                 GAAP                        TAXABLE             TAXABLE
                                 NET       GAAP    GENERAL                         NET     TAXABLE   GENERAL
                              INTEREST    CREDIT   & ADMIN    GAAP              INTEREST    CREDIT   & ADMIN   TAXABLE
                       GAAP    INCOME/   EXPENSE/  EXPENSE/  RETURN    TAXABLE   INCOME/   EXPENSE/  EXPENSE/  RETURN
                       NET     AVERAGE   AVERAGE   AVERAGE     ON        NET     AVERAGE   AVERAGE   AVERAGE     ON
                      INCOME   EQUITY     EQUITY    EQUITY   EQUITY    INCOME    EQUITY     EQUITY    EQUITY   EQUITY
                      ------  ---------  --------  --------  ------    -------  ---------  --------  --------  -------
                                                           (DOLLARS IN THOUSANDS)
Fiscal 1994.........  $  382     7.40%     0.00%     2.05%    5.35 %   $   353     7.00%     0.00%     2.05%     4.95%
1995................   3,155    11.32%     1.17%     2.68%    7.47 %     3,832    11.73%     0.01%     2.65%     9.08%
1995, Quarter 1.....  $  402    11.54%     0.34%     3.74%    7.46 %   $   408    11.26%     0.00%     3.68%     7.58%
1995, Quarter 2.....     449    12.24%     0.72%     3.52%    8.00 %       528    12.87%     0.00%     3.47%     9.40%
1995, Quarter 3.....     994    11.02%     0.64%     2.79%    7.59 %     1,082    11.39%     0.00%     3.12%     8.27%
1995, Quarter 4.....   1,310    11.18%     1.93%     2.03%    7.22 %     1,814    11.76%     0.02%     1.75%     9.99%
1996, Quarter 1.....   1,954    16.25%     1.94%     2.88%   11.43 %     2,549    17.28%     0.00%     2.36%    14.92%

     The Company's GAAP return on assets increased from 1.30% in the first quarter of 1995 to 1.55% in the first quarter of 1996. The Company's taxable return on assets increased from 1.32% in the first three months of 1995 to 2.02% in the first three months of 1996.

     From fiscal 1994 to 1995, the Company's GAAP return on assets decreased from 1.82% to 1.44%. On a taxable basis, the Company's return on assets increased from 1.68% in fiscal 1994 to 1.75% in 1995.

                                    TABLE 12
                         COMPONENTS OF RETURN ON ASSETS

                             GAAP                                                  TAXABLE
                            COST OF                                                COST OF
                             FUNDS                                                  FUNDS
                    GAAP      AND               GAAP     GAAP     GAAP    TAXABLE    AND             TAXABLE  TAXABLE  TAXABLE
                   INTEREST HEDGING    GAAP    CREDIT     G&A    RETURN   INTEREST HEDGING  TAXABLE  CREDIT     G&A    RETURN
                   INCOME/  EXPENSE    NET     PRVSN/    EXP./     ON     INCOME/  EXPENSE    NET    PRVSN/    EXP./     ON
                   AVERAGE  AVERAGE  INTEREST  AVERAGE  AVERAGE  AVERAGE  AVERAGE  AVERAGE  INTEREST AVERAGE  AVERAGE  AVERAGE
                   ASSETS   ASSETS    MARGIN   ASSETS   ASSETS   ASSETS   ASSETS   ASSETS   MARGIN   ASSETS   ASSETS   ASSETS
                   -------  -------  --------  -------  -------  -------  -------  -------  -------  -------  -------  -------
Fiscal 1994......   6.15%   (3.64%)     2.51%  (0.00%)  (0.69%)    1.82%   6.01%   (3.64%)    2.37%  (0.00%)  (0.69%)    1.68%
1995.............   7.16%   (4.98%)     2.18%  (0.22%)  (0.52%)    1.44%   7.24%   (4.98%)    2.26%  (0.00%)  (0.51%)    1.75%
1995, Quarter 1..   7.00%   (5.00%)     2.00%  (0.05%)  (0.65%)    1.30%   6.96%   (5.00%)    1.96%  (0.00%)  (0.64%)    1.32%
1995, Quarter 2..   7.26%   (5.57%)     1.69%  (0.10%)  (0.49%)    1.10%   7.34%   (5.57%)    1.77%  (0.00%)  (0.48%)    1.29%
1995, Quarter 3..   7.38%   (4.71%)     2.67%  (0.16%)  (0.67%)    1.84%   7.47%   (4.71%)    2.76%  (0.00%)  (0.76%)    2.00%
1995, Quarter 4..   7.05%   (4.89%)     2.16%  (0.37%)  (0.39%)    1.40%   7.17%   (4.89%)    2.28%  (0.00%)  (0.34%)    1.94%
1996, Quarter 1..   7.24%   (5.04%)     2.20%  (0.26%)  (0.39%)    1.55%   7.38%   (5.04%)    2.34%  (0.00%)  (0.32%)    2.02%

  DIVIDENDS AND TAXABLE INCOME

     The Company currently intends to declare and pay out as dividends 100% of its taxable income over time. The Company's current practice is to declare quarterly dividends per share immediately following the regular March, June, September, and December Board meetings. In general, the Company has endeavored to declare a quarterly dividend per share which would result in the distribution of most or all of the taxable income earned in that quarter. This is not an exact process, however; at the time of the dividend announcement neither the total level of taxable income for the quarter nor the number of shares that will be outstanding and eligible to receive a dividend at quarter end are known. In addition, considerations other than the desire to pay out most of the taxable earnings for a quarter may take precedence when the Board determines the level of dividends. The Company's quarterly dividend payments are likely to be irregular, as they will rise and fall with trends in taxable income and other factors.

     To date, the Company has been cautious with its dividend per share declaration for a variety of reasons, including the fact that the Company does not know at the time of declaration what taxable earnings for the quarter will be or, due to possible Warrant exercises, how many share of Common Stock will outstanding at the record date. The result is that the Company has earned taxable income exceeding dividends declared. On a cumulative basis through March 31, 1996, this undistributed taxable income is $472,703.

     On June 14, 1996 the Company declared its second quarter dividend of $0.40 per share. This dividend is payable on all shareholders of record as of June 28, 1996, and includes the 2.875 million shares which were issued as the result of the Company's secondary offering in April 1996. The proceeds from this secondary offering will allow the Company to grow and benefit from operating efficiencies. However, in the short-term, the effect of such offerings may a lower per share dividend as the number of shares eligible to receive a dividend can increase significantly, while the use of the proceeds cannot be maximized within the same short time period. It is the Company's goal to grow through such secondary offerings of equity only if, in the long term, management believes that existing shareholders will benefit from such additional growth.

                                    TABLE 13
                                DIVIDEND SUMMARY

                                PREFERRED OR   TAXABLE NET
                                   COMMON      INCOME PER
                                   SHARES         SHARE      DIVIDEND                                          CUMULATIVE
                      TAXABLE     ELIGIBLE      ELIGIBLE       PER                 DIVIDEND   UNDISTRIBUTED   UNDISTRIBUTED
                        NET      TO RECEIVE    TO RECEIVE     SHARE      TOTAL     PAY-OUT       TAXABLE         TAXABLE
                      INCOME     DIVIDENDS      DIVIDENDS    DECLARED   DIVIDEND    RATIO        INCOME          INCOME
                      -------   ------------   -----------   --------   --------   --------   -------------   -------------
                                                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Fiscal 1994.........  $   353     1,401,904       $0.25       $ 0.25     $  350       99%         $   3           $   3
1995................    3,832     3,511,242        1.09         0.96      3,371       88%           461             464
1995, Quarter 1.....  $   408     1,666,063       $0.25       $ 0.20     $  333       82%         $  75           $  78
1995, Quarter 2.....      528     1,666,063        0.32         0.30        500       95%            28             106
1995, Quarter 3.....    1,082     5,516,313        0.20         0.20      1,103      102%           (21)             85
1995, Quarter 4.....    1,814     5,517,299        0.33         0.26      1,435       79%           379             464
1996, Quarter 1.....    2,548     5,521,376        0.46         0.46      2,540      100%             9             473

  DIFFERENCES BETWEEN PRIMARY EARNINGS PER SHARE AND DIVIDENDS DECLARED

     The Company's earnings per share (EPS) for the first quarter of 1996 of $0.32 was lower than the Company's dividend declaration of $0.46 per share. The number of shares used to calculate EPS is larger than the number of shares entitled to a dividend due to the Company's warrants and options; this factor accounted for $0.03 of the difference between EPS and dividends per share. The remaining gap of $0.11 per share was caused by GAAP/taxable income differences in credit expenses ($0.06 per share), amortization ($0.03 per share), and G&A expenses ($0.02 per share).

     The Company's earnings per share for the first quarter of 1995 of $0.19 was lower than the dividends declared of $0.20 per share. The taxable income earned during the quarter was $0.25 per share entitled to a dividend; the undistributed taxable income was held by the Company for distribution at a later date. The gap between the EPS of $0.19 and the taxable earnings per share of $0.25 during this quarter was caused by a different number of shares used in the denominator (resulting in a $0.05 per share difference) and a $0.01 per share difference between GAAP and taxable income.

     The differences between GAAP earnings per share and dividends declared in fiscal 1994 and 1995 were due to dilution and to the variation in accounting treatment between GAAP and taxable income with regards to credit provisions and amortization expenses. The table below presents the various categories which result in the differences between GAAP earnings per share and dividends declared.

                                    TABLE 14
       DIFFERENCES BETWEEN GAAP EARNINGS PER SHARE AND DIVIDENDS DECLARED

                                                    PER SHARE
                  -----------------------------------------------------------------------------              AVERAGE
                             UNDIS-               GAAP               GAAP                         NUMBER     NUMBER
                            TRIBUTED            VS. TAX    GAAP    VS. TAX                       OF SHARES     OF
                  DIVIDEND  TAXABLE   TAXABLE     G&A     VS. TAX   CREDIT               GAAP    RECEIVING   PRIMARY
                  DECLARED  EARNINGS  EARNINGS  EXPENSES  AMRTZIN  EXPENSES  DILUTION  EARNINGS  DIVIDENDS   SHARES
                  --------  --------  --------  --------  -------  --------  --------  --------  ---------  ---------
Fiscal 1994.......  $ 0.25    $ 0.05    $ 0.25    $ 0.00    $0.02    $ 0.00    $(0.07)   $ 0.20   1,401,904  1,916,846
1995..............    0.96      0.13      1.09      0.00    (0.05)    (0.14)    (0.05)     0.85   3,511,242  3,703,803
1995, Quarter  1..  $ 0.20    $ 0.05    $ 0.25    $ 0.00    $0.00    $(0.01)   $(0.05)   $ 0.19   1,666,063  2,115,161
1995, Quarter  2..    0.30      0.02      0.32      0.00    (0.02)    (0.02)    (0.07)     0.21   1,666,063  2,063,094
1995, Quarter  3..    0.20      0.00      0.20      0.01    (0.01)    (0.02)     0.05      0.23   5,516,313  4,183,138
1995, Quarter  4..    0.26      0.07      0.33     (0.01)   (0.02)    (0.06)    (0.02)     0.22   5,517,299  6,079,507
1996, Quarter  1..    0.46      0.00      0.46     (0.02)   (0.03)    (0.06)    (0.03)     0.32   5,521,376  6,129,587

FINANCIAL CONDITION

  SUMMARY

     Management believes the Company is well capitalized for the level of risks undertaken. The Company's assets are single-family mortgages. A substantial majority of these assets are further credit-enhanced beyond the inherent value of a mortgage secured by a first lien on a residential property. The liquidity of a substantial majority of the Company's assets has been enhanced through the securitization and credit rating process. The interest rate risks of the Company's assets and liabilities are closely matched; all of the mortgages are adjustable-rate mortgages financed with equity and variable-rate borrowings. Interest rate risks which remain on the balance sheet after this matching program are mitigated through the Company's interest rate hedging program. The Company has uncommitted borrowing facilities in excess of its needs and, based on the quality of its assets, believes it will continue to be able to access borrowed funds without difficulty. The Company takes credit provisions to reserve for credit risk. The Company has low operating expenses and a high percentage of its equity invested in earning assets. The Company's capital base is tangible capital: all of the Company's earning assets and interest rate agreements are marked-to-market at liquidation value. The Company has no intangible assets or goodwill. Nevertheless, the Company maintains an equity-to-assets ratio that is higher than that of many banks, savings and loans, insurance companies, and REITs that act as mortgage portfolio lenders.

  MORTGAGE ASSETS

     Through March 31, 1996, all of the Company's acquisitions of Mortgage Assets have been adjustable-rate mortgages on single-family residential properties or interests in securitized pools of such mortgages. All of the mortgage loans which underlie the Company's Mortgage Assets are secured with a first lien position with respect to the underlying single-family properties. The majority of the Company's Mortgage Assets are further credit-enhanced by third parties who have agreed (through insurance, subordination, or other means) to absorb all credit losses in the pool up to a specified limit (which varies by Mortgage Asset). As a result, the majority of the Company's Mortgage Assets are rated AAA by one or more nationally-recognized rating agencies. The average credit rating equivalent of the Company's Mortgage Assets was AAA- at December 31, 1994 and was AA+ at December 31, 1995 and March 31, 1996.

     The Company acquired $24.1 million Mortgage Assets in the first quarter of 1995 for an average price of 94.80% of principal value. The Company acquired $166.9 million in Mortgage Assets in the first quarter of 1996 for an average price of 102.60% of principal value. Mortgage principal repayments received were $2.7 million in the first three months of 1995 for an average annualized principal repayment rate of 9% and were $32.8 million in the first three months of 1996 for an average principal repayment rate of 26%. To date, the Company has not sold Mortgage Assets, although it may do so in the future.

     In fiscal 1994, the Company acquired $121.3 million in Mortgage Assets for an average price of 99.53% of principal value. In 1995, the Company acquired $354.6 million in Mortgage Assets for an average price of 98.05% of principal value. Mortgage principal repayments received were $1.2 million in fiscal 1994 for an average annualized principal repayment rate of 7% and were $38.8 million in 1995 for an average principal repayment rate of 18%.

     A relatively high percentage of the single-family adjustable-rate mortgages in the United States are secured by properties located in California. This is particularly true for single-family adjustable-rate mortgages within the loan balance range of $200,000 and $500,000 targeted by the Company. At December 31, 1994, December 31, 1995 and March 31, 1996, the percentage of the Company's Mortgage Assets which had mortgaged properties located in California was 72%, 65% and 64%, respectively. Management believes single-family property values in California were generally stable during 1995 and thus far in 1996.

     The table below summarizes the Company's Mortgage Assets, the average credit rating equivalent and the average California concentration as well as the Company's Mortgage Assets acquisitions and monthly principal repayment rates.

                                    TABLE 15
                             MORTGAGE ASSET SUMMARY

                                                                                                        ANNUALIZED
                                                   AVERAGE                                              PRINCIPAL
                   MORTGAGE                        CREDIT     % IN                                      REPAYMENTS
                   PRINCIPAL AMORTIZED  CARRYING   RATING    CALIF.                                     AS A % OF
                   VALUE AT   COST AT   VALUE AT   EQUIV.      AT       ASSET        AVE    PRINCIPAL    AVERAGE
                    PERIOD    PERIOD     PERIOD   AT PERIOD  PERIOD  ACQUISITIONS   PRICE   REPAYMENTS     MTG.
                     END        END       END        END      END      AT COST      PAID     RECEIVED     ASSETS
                   --------  ---------  --------  ---------  ------  ------------  -------  ----------  ----------
                                                       (DOLLARS IN THOUSANDS)
Fiscal 1994....... $120,627  $ 120,135  $117,477     AAA-      72%     $121,297     99.53%   $  1,244        7%
1995..............  443,625    436,236   432,244      AA+      65%      354 572     98.06%     38,824       18%
1995, Quarter 1... $143,393  $ 141,792  $141,860      AA+      73%     $ 24,116     94.80%   $  2,673        9%
1995, Quarter 2...  178,429    174,415   175,242      AA+      72%       35,355     93.11%      2,934        7%
1995, Quarter 3...  298,718    298,894   298,785      AA+      65%      132,640    103.14%      8,319       16%
1995, Quarter 4...  443,625    436,236   432,244      AA+      65%      162,461     95.78%     24,898       27%
1996, Quarter 1...  573,807    569,744   565,159      AA+      64%      166,852    102.60%     32,814       26%

     At March 31, 1996, the Company had on its balance sheet as part of the Mortgage Asset account a total of $16.9 million of unamortized discount (which is the difference between the remaining principal value and current historical amortized cost of Mortgage Assets acquired at a price below principal value) and $12.8 million of unamortized premium (which is the difference between the remaining principal value and the current historical amortized cost of Mortgage Assets acquired at a price above principal value) for a net discount of $4.1 million, or 0.7% of the total amortized cost of Mortgage Assets. At December 31, 1995, the Company had a total of $17.0 million of unamortized discount and a total of $9.6 million of unamortized premium. The net discount at December 31, 1995 was $7.4 million, or 1.7% of the total amortized cost of Mortgage Assets. At December 31, 1994, the unamortized discount was $1.3 million and the unamortized premium was $0.8 million for a net unamortized discount of $0.5 million, or 0.4% of the total amortized cost of Mortgage Assets.

     Discount balances will be amortized as an increase in interest income over the life of discount Mortgage Assets and premium balances will be amortized as a decrease in interest income over the life of premium Mortgage Assets. With a net discount balance, if mortgage principal repayment rates increase over the life of these Mortgage Assets, the Company's rate of income recognition over this entire period should increase, all other factors being equal. As the average life of the assets decreases and the Company would amortize its net discount balance into income over a shorter time period. Similarly, with a net discount balance, if mortgage principal repayment rates decrease over the life these assets, the average life will increase and the Company's rate of income recognition over this entire period should decrease. The accounting effects of changes in the rate of mortgage principal repayment on the Company's rate of income recognition in the short-term, however, are likely to be the opposite of that described above due to the Company's treatment of amortization of premium and discount for accounting purposes (see "Interest Income and Earning Asset Yield.")

     In the second half of 1995, the Company acquired a limited amount of interest-only strip ("IO") Mortgage Assets (see Footnote 2 to the Financial Statements). The carrying value of these IOs was $2.8 million at December 31, 1995 and $2.2 million at March 31, 1996. These IOs receive a fixed rate of interest on a pool of adjustable-rate mortgages but receive no principal payments. Since IOs have no principal value, the entire acquisition price is recorded as premium; the acquisition of the IOs caused the average price paid for Mortgage Assets in the third quarter of 1995 to be at a premium to principal value (see Table 15). The potential risks and rewards of owning IO strip Mortgage Assets are similar in many ways to the mortgage servicing business; IOs are also known as "excess servicing" strips. The slower the rate of mortgage principal repayment in the underlying mortgage pool, the more income the IO owner will receive over time. The faster the rate of mortgage principal repayment, the less income the IO owner will receive over time. Accounting convention calls for an IO asset to be written down to market value for income statement purposes should the future projected cash flow yield drop below a certain level due to greater-than-expected mortgage principal repayment rates. The price the Company paid for its IOs incorporated a rapid principal repayment rate assumption, although principal repayment rates to date have been faster than expected. Should principal repayment rates accelerate beyond their already rapid levels, a negative accounting adjustment could become necessary. Management believes the Company's IOs are potentially attractive earning assets which also serve to reduce the level of net discount on the Company's balance sheet. Thus, over longer periods of time, the IOs may reduce the Company's overall level of sensitivity to changes in mortgage principal repayment rates.

     Since the Company's inception, the majority of the Company's Mortgage Assets had principal and interest payments that were fully guaranteed by the government-sponsored agencies FNMA or FHLMC (see Footnote 2 to the Financial Statements). A change in the credit quality or government-agency status of FNMA and FHLMC may result in adverse consequences for the Company, including a possible decrease in asset value and an increase in borrowing costs.

     At year end 1994, the Company owned partial interests in 7 pools of residential adjustable-rate mortgage loans which were not guaranteed by a Federal agency ("privately-issued assets"). The privately-issued assets owned by the Company had a market value of $41 million. The total principal balance of the mortgages in these pools was $1.1 billion, the majority of which were located in California, had original loan balances of $200,000 to $500,000 and were originated in 1993 or later. The Company's privately-issued assets were rated or had a credit rating equivalent of AA- on average.

     At December 31, 1995, the Company owned partial interests in 30 pools of privately-issued assets. These assets had a market value of $165 million. The total principal balance of the mortgages in these pools was $3.5 billion, the majority of which were located in California, had original loan balances of $200,000 to $500,000 and were originated in 1993 or later. Each of these privately-issued assets had varying degrees of credit-enhancement from normal credit losses; most of these assets were, in turn, providing credit-enhancement to more senior interests issued from the same pool. On the basis of the quality of the loans in the pools, the degree of credit-enhancement, and the degree to which these interests were subordinated to other interests, the Company's privately-issued assets were rated or had a credit rating equivalent of A+ on average.

     At March 31, 1996, the Company owned partial interests in 35 pools of privately-issued assets. These partial interests had a market value of $242 million. The total principal balance of the mortgages in these pools was $3.9 billion, the majority of which were located in California, had original loan balances of $200,000 to $500,000 and were originated in 1993 or later. With the exception of $232,124 in "first loss" interests, each of the Company's interests had varying degrees of credit-enhancement from normal credit losses; most of these interests were, in turn, providing credit-enhancement to more senior interests issued from the same pool. On average, the Company's privately-issued assets at March 31, 1996 were rated or had a credit rating equivalent of AA.

     The single-family mortgage industry uses terms such as "FNMA/FHLMC" underwriting and "A", "A-", "B", and "C" quality underwriting to describe the standards used when assessing the credit and level of documentation of a mortgage loan, although these terms are not standardized and usage can differ. The Company uses these terms as follows: (i) "FNMA/FHLMC" underwriting standards are those which have been developed over the years by the government-sponsored agencies for the high-quality mortgage loans (generally with balances less than $207,000) which they acquire and guarantee, (ii) "A" quality underwriting generally applies to loans with original loan balances which are larger than the FNMA/FHLMC limits but have been underwritten to standards which are similar in most respects to FNMA/FHLMC standards or otherwise would generally be considered by the Company to meet high-quality standards, (iii) "A-" quality underwriting applies to loans which do not meet some of the "A" quality credit or documentation standards but otherwise have one or more positive compensating factors, and (iv) "B" and "C" quality underwriting standards generally apply to loans where the borrower has a lower quality credit history (typically these loans have lower loan-to-value ratios to compensate for potential increased credit risk) or loans which otherwise do not meet "A" type underwriting criteria. By references to "high-quality" whole Mortgage Loans herein, the Company is referring to its loans underwritten to "FNMA/FHLMC," "A" or "A-" standards.

     A substantial majority of mortgage loans underlying the Company's Mortgage Assets have been underwritten to high-quality "A" or "FNMA/FHLMC" underwriting standards. To a lesser degree, the Company owns securitized and credit-enhanced interests in mortgage pools which contain some loans underwritten to "A-" standards. The Company does not specifically track the total volume of loans with "A-" as opposed to "A" or "FNMA/FHLMC" quality underwriting in its pools as management believes that, for most of its assets, the distinction between these types of underwriting is likely to be immaterial given the level of credit-enhancement protection. Of the Company's privately-issued Mortgage Assets as of December 31, 1994, December 31, 1995 and March 31, 1996, approximately $10.0 million, $30.0 million and $28.8 million, respectively, were interests in pools of mortgage loans containing a material amount of loans underwritten to "B" and "C" quality underwriting standards. The Company only acquires such Mortgage Assets when they have substantial levels of third-party credit-enhancement and a credit rating of at least AA. To date, all such Mortgage Assets have been rated AA and third-party credit enhancement levels have ranged from 7.6% to 23.5% of such mortgage pools.

     In the fourth quarter of 1995, the Company started acquiring high-quality whole Mortgage Loans generally underwritten to "A" quality standards. No such loans were acquired in the first quarter of 1996. These loans have not been pooled, securitized or rated. If whole Mortgage Loans of the quality acquired to date by the Company were pooled, securitized and rated, management believes that over 90% of the pool would receive a rating of AAA or AA.

     The table below shows the balance of the Company's whole Mortgage Loans and the Company's securitized Mortgage Assets segregated by credit rating. Unrated securitized assets have been assigned a credit rating equivalent by management.

                                    TABLE 16
                  MORTGAGE ASSETS BY CREDIT RATING EQUIVALENT

                                   AAA/        A/         BB/                    AAA/         A/         BB/
                      WHOLE         AA         BBB       OTHER                    AA         BBB        OTHER
                     MORTGAGE     RATING     RATING     RATING      WHOLE       RATING      RATING      RATING
                       LOAN       EQUIV.     EQUIV.     EQUIV.       LOAN       EQUIV.      EQUIV.      EQUIV.
      END OF         CARRYING    CARRYING    CARRYING   CARRYING   PERCENT     PERCENT     PERCENT     PERCENT
      PERIOD          VALUE       VALUE       VALUE      VALUE     OF TOTAL    OF TOTAL    OF TOTAL    OF TOTAL
- -------------------  --------    --------    -------    -------    --------    --------    --------    --------
                                                       (DOLLARS IN THOUSANDS)
Fiscal 1994........  $     0     $109,548    $ 4,761    $ 3,168      0.0%        93.2%       4.1%        2.7%
1995...............   26,450      355,784     25,171     24,839      6.1%        82.4%       5.8%        5.7%
1995, Quarter 1....  $     0     $125,237    $10,988    $ 5,635      0.0%        88.3%       7.7%        4.0%
1995, Quarter 2....        0      150,846     11,306     13,092      0.0%        86.0%       6.5%        7.5%
1995, Quarter 3....        0      263,344     16,338     19,103      0.0%        88.1%       5.5%        6.4%
1995, Quarter 4....   26,450      355,784     25,171     24,839      6.1%        82.4%       5.8%        5.7%
1996, Quarter 1....   24,861      490,189     25,838     24,272      4.4%        86.8%       4.6%        4.2%

     The following table shows the average characteristics of the Company's Mortgage Assets at the end of each reporting period. The index level is the weighted average rate of the various short-term interest rate indices which determine coupon adjustments. Unless limited by periodic or lifetime caps, the Mortgage Asset coupons adjust at the end of each adjustment period to the level of the index plus the net margin. The fully-indexed rate is the current index plus the net margin: this is the maximum level to which the coupon could adjust should interest rates remain unchanged. The rate of adjustment of the current coupon to the fully-indexed rate is determined by the adjustment periods and the periodic caps of the Mortgage Loans.

                                    TABLE 17
                         MORTGAGE ASSET CHARACTERISTICS

                                                                       AVERAGE
                                                          FULLY-        MONTHS                    MORTGAGE
         END OF           COUPON     INDEX      NET       INDEXED      TO NEXT       LIFETIME      ASSET
         PERIOD            RATE      LEVEL     MARGIN      RATE       ADJUSTMENT       CAP         YIELD
- ------------------------  ------     -----     ------     -------     ----------     --------     --------
Fiscal 1994.............  6.00%      6.94%     2.25%       9.19%           3           11.48%       6.60%
1995....................  7.50%      5.44%     2.08%       7.52%           3           11.54%       7.74%
1995, Quarter 1.........  6.53%      6.47%     2.24%       8.71%           3           11.57%       7.23%
1995, Quarter 2.........  6.94%      5.99%     2.21%       8.20%           3           11.54%       7.74%
1995, Quarter 3.........  7.35%      5.86%     2.20%       8.06%           4           11.56%       7.81%
1995, Quarter 4.........  7.50%      5.44%     2.08%       7.52%           3           11.54%       7.74%
1996, Quarter 1.........  7.59%      5.47%     2.11%       7.58%           3           11.53%       7.67%

     The table below segments the Company's Mortgage Assets by type of adjustment index, coupon adjustment frequency and periodic cap adjustment.

                                    TABLE 18
                            MORTGAGE ASSETS BY INDEX

                                                           SIX-                            ELEVENTH
                                      SIX-      ONE-      MONTH       ONE-        SIX-     DISTRICT  NATIONAL    INTEREST-
                                     MONTH      MONTH      BANK       YEAR       MONTH     COST OF   MORTGAGE      ONLY
                                     LIBOR      LIBOR       CD      TREASURY    TREASURY    FUNDS    CONTRACT    MORTGAGE
                                     INDEX      INDEX     INDEX       INDEX      INDEX      INDEX      RATE       ASSETS
                                    --------   -------   --------   ---------   --------   -------   ---------   --------
Adjustment Frequency/Loan.........  6 months   1 month   6 months   12 months   6 months   1 month   12 months       n/a
Average Adjustment/Pool...........  3 months   1 month   3 months    6 months   3 months   1 month    6 months       n/a
Annualized Periodic Cap...........        2%      none         2%          2%         2%      none          2%       n/a

                                                          % OF TOTAL MORTGAGE ASSETS AT PERIOD END
                                    -------------------------------------------------------------------------------------
Fiscal 1994.......................     78.2%      3.9%      17.9%        0.0%       0.0%      0.0%        0.0%      0.0%
1995..............................     59.7%      7.7%      12.8%       12.5%       5.0%      1.7%        0.0%      0.6%
1995, Quarter 1...................     78.7%      3.1%      17.3%        0.9%       0.0%      0.0%        0.0%      0.0%
1995, Quarter 2...................     83.0%      2.5%      13.8%        0.7%       0.0%      0.0%        0.0%      0.0%
1995, Quarter 3...................     66.8%      1.4%      11.6%       11.5%       7.6%      0.0%        0.0%      1.1%
1995, Quarter 4...................     59.7%      7.7%      12.8%       12.5%       5.0%      1.7%        0.0%      0.6%
1996, Quarter 1...................     63.1%      6.5%       8.9%       14.9%       3.6%      1.3%        1.3%      0.4%

  WHOLE LOAN MORTGAGE ASSETS

     In the fourth quarter of 1995, the Company commenced the acquisition of individual single-family residential Mortgage Loans which have not been pooled or securitized (whole Mortgage Loans). The Company did not purchase additional Mortgage Loans in the first quarter of 1996. The Company seeks to acquire high-quality single-family Mortgage Loans ("A" quality underwriting) when management believes the risk-adjusted returns on equity potentially available to shareholders from such assets may exceed potential returns from the acquisition of securitized mortgage loans. While whole Mortgage Loans are expected to produce higher earning asset yields than the bulk of the Company's securitized Mortgage Assets, the acquisition of whole Mortgage Loans also increases the Company's cost of funds versus prevailing LIBOR rates and exposes the Company to potential credit losses. The Company may securitize its whole Mortgage Loans in the future in order to lower borrowing costs. Credit losses will occur in the whole Mortgage Loan portfolio. The Company has provided for a GAAP credit reserve of $79,234 as of December 31, 1995, which is thirty basis points (0.30%) of the amortized cost of its whole Mortgage Loans. As of March 31, 1995 this reserve was reduced to $74,492 reflecting the principal reduction in the Company's whole Mortgage Loans. No credit losses on whole Mortgage Loans have been incurred to date.

     The Company defines Non-Performing Assets ("NPAs") as whole loans which are delinquent more than 90 days. At December 31, 1995 the Company had no Non-Performing Assets. As of March 31, 1996, Company's Non-Performing Assets were $190,252, reflecting one loan in foreclosure.

                                    TABLE 19
                          WHOLE MORTGAGE LOAN SUMMARY

                                                  AT MARCH 31,        AT DECEMBER 31,     AT DECEMBER 31,
                                                      1996                 1995                1994
                                                -----------------     ---------------     ---------------
                                                          (ALL RATIOS BASED ON % OF TOTAL LOAN
                                                             PORTFOLIO BALANCES UNLESS NOTED)
Face Value....................................     $24,830,547          $26,411,412             $ 0
Amortized Cost................................      24,865,544           26,450,045               0
Adjustable-Rate...............................             100%                 100%            N/A
Single-Family.................................             100%                 100%            N/A
"A" Quality Underwriting......................             100%                 100%            N/A
First Lien....................................             100%                 100%            N/A
Owner-Occupied................................             100%                 100%            N/A
Property Located in Northern California.......              30%                  30%            N/A
Property Located in Southern California.......              46%                  44%            N/A
Number of Loans...............................             101                  109             N/A
Average Loan Size.............................     $   245,847          $   242,307             N/A
Original Loan Balance in Excess of $500,000...              25%                  25%            N/A
Average Original Loan to Value Ratio (LTV)....              77%                  76%            N/A
Original LTV > 80%............................              27%                  26%            N/A
Percent of Original LTV > 80% with Mortgage
  Insurance...................................             100%                 100%            N/A
1994 Origination..............................               2%                   2%            N/A
1995 Origination..............................              98%                  98%            N/A
Non-Performing Assets (90+ days delinq.)......     $   190,252                    0             N/A
Number of non-performing loans
  (90+ days delinq.)..........................               1                    0             N/A
Non-Performing Assets as % of Total Loan
  Balances....................................            0.77%                0.00%            N/A
Credit Reserves...............................     $    74,492          $    79,234             N/A
Credit Reserves as % of NPA's.................              39%                 N/A             N/A
Credit Reserves as % of Total Loan Balances...            0.30%                0.30%            N/A

  SECURITIZED MORTGAGE ASSETS WITH A CREDIT RATING EQUIVALENT OF AAA TO BBB

     At December 31, 1994, December 31, 1995 and March 31, 1996, 97%, 88% and
91% of the Company's Mortgage Assets, respectively, were interests in securitized pools of single-family mortgage loans which had a rating of AAA through BBB from one or more of the nationally-recognized rating agencies, or, if not rated, had equivalent credit quality in the view of management. In addition to including mortgages with first liens on the value of each of the underlying properties, each of these mortgage pools has an additional level of credit-enhancement provided by a third party designed to reduce the risk of credit loss to the Company. In the event, however, that credit losses in these pools are higher than expected or in the event of default of FNMA, FHLMC or another third party guarantor, credit losses to the Company could result. The Company continuously monitors the credit quality of its assets and will provide for GAAP credit reserves accordingly; management is comfortable that GAAP credit provisions are not warranted for these assets at this time.

  SECURITIZED MORTGAGE ASSETS WITH A CREDIT RATING EQUIVALENT BELOW BBB

     The Company acquires limited amounts of securitized Mortgage Assets with a credit rating equivalent of less than BBB when management believes that the cash flow and return on equity, net of expected credit losses, over the life of the asset will be attractive. These assets have high potential yields but also are costly to finance. These assets may be highly beneficial to the Company over their life, although any such benefits are likely to be realized chiefly in later years. Future benefits may include possible credit rating upgrades and market value improvements as the mortgage interests senior to the Company's position prepay (this would lead to lower borrowing costs and an expanded equity base for the Company) and the eventual return of principal (net of credit losses) which was purchased at a discount. If credit losses exceed management's expectations, however, net losses on these assets could result.

     The bulk of the Company's securitized assets with a credit rating equivalent below BBB are credit-enhanced and thus credit losses will not be incurred by the Company until total credit losses in the related mortgage pool exhaust the credit-enhancement. The level of credit losses in these pools has been insignificant to date; the full original levels of credit-enhancement to the Company's positions are generally intact. Management expects that these pools will experience credit losses in the future and that in some pools all of the credit-enhancement will be exhausted, leading to credit losses in the Company's positions. Any such losses are limited to the Company's amortized cost in the asset.

     In the case of "first loss" assets (subordinated interests with no credit enhancement), all credit losses in the related pool of mortgages will reduce the principal value of the "first loss" asset and will be recognized as a credit loss by the Company. The Company had no "first loss" assets as of December 31, 1994. The amortized cost of the Company's first loss assets at December 31, 1995 and March 31, 1996 was $227,997 and $232,124, respectively; the limit of the Company's potential credit losses on these assets is equal to the amortized cost. As the Company's cost basis in "first loss" assets is low relative to their principal value, the Company's realized credit loss will equal only 10-15% of the realized credit losses to the pools.

                                    TABLE 20
             SUMMARY OF BELOW BBB-RATED SECURITIZED MORTGAGE ASSETS

                                                                                         GAAP         GAAP
                                  PRINCIPAL     AMORTIZED                               CREDIT       CREDIT
                                    VALUE         COST          GAAP                   RESERVES     RESERVE/
                                   PERIOD        PERIOD        CREDIT       ACTUAL      PERIOD      AMORTIZED
                                     END           END        PROVISION     LOSSES       END          COST
                                  ---------     ---------     ---------     ------     --------     ---------
                                                            (DOLLARS IN THOUSANDS)
Fiscal 1994.....................   $  3,628      $ 3,377        $   0         $0         $  0         0.00%
1995............................     41,290       28,857          414          4          410         1.42%
1995, Quarter 1.................   $  6,779      $ 5,836        $  18         $0         $ 18         0.32%
1995, Quarter 2.................     17,009       13,351           41          0           59         0.44%
1995, Quarter 3.................     25,638       19,964           84          0          143         0.72%
1995, Quarter 4.................     41,290       28,857          271          4          410         1.42%
1996, Quarter 1.................     39,934       28,051          336          0          747         2.66%

     The Company monitors the delinquent loans and the quality of mortgage servicing in these pools. Delinquencies and defaults in the various mortgage pools in which the Company has an interest may have widely different credit loss implications for the Company due to the level of credit-enhancement and the level of the Company's amortized cost in the asset. One of the tools the Company uses to monitor its possible credit exposure and to assess the adequacy of its GAAP credit reserves is to calculate the level of realized loss the Company would incur if most or all of the mortgage loans in these pools which are more than 90 days delinquent eventually default and if the total loss to the mortgage pool on defaulted loans equaled 10% to 40% of the loan balance ("loss severity"). See Table 21.

     Over the entire period of time the Company has owned these pools through March 31, 1996, of a total original balance of $2.2 billion of mortgages in these pools representing over 10,750 loans, four loans with a total loan balance of $904,717 have defaulted and resulted in a credit loss to these pools. The average loss severity realized by the mortgage pools on the default of these four loans was 10% of the loan balance. Based on limited data from other mortgage pools, however, management believes a loss severity assumption of 20% to 30% is reasonable; actual experience could be more severe.

     Delinquencies have risen in these pools. This increase in delinquencies as a percent of the current remaining principal balance is a function of the normal seasoning of the mortgage pools, of mortgage principal repayments and of a small general increase in mortgage delinquencies nationwide. For these reasons, management expects delinquencies as a percent of current remaining principal balance to continue to rise in 1996.

     The Company owns an interest in three pools issued from one mortgage conduit which experienced a rapid growth in reported delinquencies through March 1996. Mortgage servicing difficulties related to a servicing transfer and other factors may be partially responsible for this increase. Management is monitoring the efforts of the conduit and the servicers to address these servicing issues.

     The table below shows the likely credit loss to the Company that may result from loans which were part of the Company's securitized mortgage assets with a credit rating equivalent below BBB and which were delinquent more than 90 days as of March 31, 1996. The table assumes a variety of possible default frequencies and loss severities. For example, if 95% of the over-90-day delinquent loans in those assets as of March 31, 1996 eventually default with a 25% loss severity, the Company would likely realize a credit loss of approximately $92,000. GAAP credit reserves for these assets at March 31, 1996 were $746,738. The table reflects potential credit loss only for those loans delinquent more than 90 days at March 31, 1996 and does not purport to reflect potential losses over the life of the related pools.

                                    TABLE 21

   POTENTIAL CREDIT LOSSES DUE TO 90+ DAY DELINQUENCIES AS OF MARCH 31, 1996
    FOR SECURITIZED MORTGAGE ASSETS WITH CREDIT RATING EQUIVALENT BELOW BBB

                                         90%                   95%                  100%
            LOSS SEVERITY         DEFAULT FREQUENCY     DEFAULT FREQUENCY     DEFAULT FREQUENCY
            -----------           -----------------     -----------------     -----------------
                                            (DOLLARS IN THOUSANDS)
            10%.................       $    23               $    24               $    26
            15%.................            35                    36                    38
            20%.................            46                    49                    51
            25%.................            58                    92                    94
            30%.................           361                   488                   615
            35%.................           743                   982                 1,234
            40%.................         1,407                 1,771                 2,171

  INTEREST RATE AGREEMENTS

     The Company's interest rate agreements are assets carried on the balance sheet at estimated liquidation value. There is a risk that the counter-parties to the interest rate agreements will not be able to perform under these contracts. All of the counter-parties to the Company's interest rate agreements have a credit rating of at least "A". Potential accounting losses from counter-party risk are limited to the Company's amortized cost basis in these agreements, which was $1.8 million at December 31, 1994, $2.5 million at December 31, 1995 and $2.5 million at March 31, 1996.

  BORROWINGS

     To date, the Company's debt has consisted entirely of borrowings collateralized by a pledge of the Company's Mortgage Assets. These borrowings appear on the balance sheet as reverse repurchase agreements and notes payable. The size of the market for borrowings of this type is measured in the trillions of dollars; institutions with high-quality pledgable assets such as banks, savings and loans, brokerage firms, federal agencies and the Federal Reserve Bank are the largest U.S. borrowers in this market. The Company has established uncommitted borrowing facilities in this market in amounts in excess of its current requirements.

     All of the Company's Mortgage Assets are currently accepted as collateral for such borrowings. On average, the Company could borrow 94% to 96% of the market value of its Mortgage Assets. The Company, however, limits its borrowings, and thus its potential asset growth, in order to maintain unused borrowing capacity and thus increase the liquidity and strength of its balance sheet.

     The term to maturity of the Company's borrowings has ranged from one day to seven months, with a weighted average term to maturity of 112 days at December 31, 1994, 74 days at December 31, 1995 and 48 days at March 31, 1996. Through March 1996, many of the Company's borrowings had a cost of funds which adjusted monthly based on a fixed spread over or under the one-month LIBOR interest rate or daily based on the Fed Funds rate. As a result, the average term to the next rate adjustment for the Company's borrowings typically has been shorter than the term to maturity: at December 31, 1994, December 31, 1995 and at March 31, 1996, the weighted average term to next rate adjustment was 70 days, 26 days and 19 days, respectively The average rate on the Company's borrowing at December 31, 1994 was 5.80%, at December 31, 1995 it was 6.01% and at March 31, 1996 it was 5.62%. The effective rate of increase in the Company's borrowing costs should short-term interest rates rise will be partially limited by the Company's interest rate agreements.

                                    TABLE 22
                               BORROWING SUMMARY

                                     ESTIMATED
                          MARKET     BORROWING
                         VALUE OF    CAPACITY                                         AVERAGE        RATE ON
                         PLEDGABLE   AS A % OF   ESTIMATED                AVERAGE     TERM TO      BORROWINGS
        END OF           MORTGAGE    PLEDGABLE   BORROWING     TOTAL      TERM TO       RATE       OUTSTANDING
        PERIOD            ASSETS      ASSETS     CAPACITY    BORROWINGS   MATURITY   ADJUSTMENT   AT PERIOD-END
- -----------------------  ---------   ---------   ---------   ----------   --------   ----------   -------------
                                                         (DOLLARS IN THOUSANDS)
Fiscal 1994............  $ 117,477      95.6%    $ 112,283    $100,376    112 days     70 days        5.80%
1995...................    432,244      94.6%      408,998     370,316     74 days     26 days        6.01%
1995, Quarter 1........  $ 141,860      94.3%    $ 133,719    $121,998     97 days     27 days        6.25%
1995, Quarter 2........    175,242      95.4%      167,192     155,881     64 days     28 days        6.23%
1995, Quarter 3........    298,785      94.5%      282,432     228,826     38 days     31 days        5.95%
1995, Quarter 4........    432,244      94.6%      408,998     370,316     74 days     26 days        6.01%
1996, Quarter 1........    565,159      95.2%      537,783     508,721     48 days     19 days        5.62%

     As a result of the Company's extending the term of its liabilities in the second quarter of 1996, the average term to maturity and the average term to next rate adjustments in the second quarter increased from the March 1996 levels.

  LIQUIDITY

     A financial institution has ample liquidity when it is able to meet the demands made upon it for cash payments with its cash reserves, operating cash flow, borrowing capacity, proceeds from asset sales, or other sources of cash. Liquidity allows the Company to purchase additional Mortgage Assets and allows the

Company to pledge additional assets to secure existing borrowings should the value of pledged assets decline. Potential immediate sources of liquidity for the Company include cash balances and unused borrowing capacity. The Company typically pledges its least liquid Mortgage Assets for secured borrowings so that the Company's pool of unpledged Mortgage Assets consist of its most liquid assets. Unused borrowing capacity will vary over time as the market value of the Company's Mortgage Assets vary and due to other factors. Potential immediate sources of liquidity equaled 12% of borrowings at year end 1995 and 8% of borrowings at March 31, 1996. The maintenance of liquidity is one of the goals of the Company's Risk-Adjusted Capital Policy; under this policy, asset growth is limited in order to preserve unused borrowing capacity for liquidity management purposes.

     The Company's balance sheet generates liquidity on an on-going basis through mortgage principal repayments and net earnings held prior to payment as dividends. Should the Company's needs ever exceed these on-going sources of liquidity plus the immediate sources of liquidity discussed above, management believes that the Company's Mortgage Assets and interest rate agreements could be sold in most circumstances to raise cash. The table below shows the potential immediate sources of liquidity available to the Company.

                                    TABLE 23
                    POTENTIAL IMMEDIATE SOURCES OF LIQUIDITY

                                                                      POTENTIAL
                                                                      IMMEDIATE
                                                                     SOURCES OF      POTENTIAL
                                                                      LIQUIDITY      IMMEDIATE
                                                       ESTIMATED       (CASH +       SOURCES OF
                                                        UNUSED       EST. UNUSED     LIQUIDITY
                     END OF                 CASH       BORROWING      BORROWING       AS % OF
                     PERIOD                BALANCE     CAPACITY       CAPACITY)      BORROWINGS
        ---------------------------------  -------     ---------     -----------     ----------
                                                          (DOLLARS IN THOUSANDS)
        Fiscal 1994......................  $ 1,027      $11,907        $12,934           13%
        1995.............................    4,825       38,682         43,507           12%
        1995, Quarter 1..................  $   953      $11,721        $12,674           10%
        1995, Quarter 2..................    1,620       11,311         12,931            8%
        1995, Quarter 3..................    1,150       53,606         54,756           24%
        1995, Quarter 4..................    4,825       38,682         43,507           12%
        1996, Quarter 1..................    9,705       29,062         38,767            8%

  STOCKHOLDERS' EQUITY

     The Company's GAAP equity base as measured on a historical cost basis increased from year end 1994 to year end 1995 as a result of the Company's initial public offering in August 1995. As measured on a historical cost basis, the equity base increased from $22.8 million, or $12.18 per share at December 31, 1994 to $73.8 million, or $13.37 per share, at December 31, 1995. During the first quarter of 1996, the historical cost basis equity base decreased slightly as dividends, which are based on taxable earnings, exceeded GAAP earnings. This created a larger deficit in the "Undistributed Earnings" account, which is part of stockholders' equity. As measured on a historical cost basis, the equity base decreased to $73.2 million, or $13.27 per share, at March 31, 1996.

     The Company's GAAP equity base as reported in its financial statements reflects the mark-to-market of its assets. On this basis, the equity base increased form $20.3 million, or $10.82 per share, at December 31, 1994 to $68.3 million, or $12.38 per share, at December 31, 1995. This increase was primarily due to equity raised in the Company's initial public offering in August 1995, offset by a negative change in the assets' mark-to-market valuation adjustment. Since the year end 1995, the GAAP equity base has decreased to $68.1 million, or $12.35 per share, at March 31, 1996. This change reflects a positive net asset mark-to-market adjustment of $410,762 offset by the excess of dividends over GAAP earnings mentioned above.

     With the Company's "available-for-sale" accounting treatment, unrealized fluctuations in market values of assets are reflected on the balance sheet by changing the carrying value of the asset and reflecting the change in stockholders' equity under "Net Unrealized Losses on Assets Available for Sale". Unrealized market value fluctuations do not impact income. By accounting for its assets in this manner on its balance sheet, the Company hopes to provide useful information to shareholders and creditors and to preserve flexibility to sell assets in the future without having to change accounting methods.

     As a result of this mark-to-market accounting treatment, the reported book value and book value per share of the Company are likely to fluctuate far more than if the Company used historical amortized cost accounting. As a result, comparisons with companies that use historical cost accounting for some or all of their balance sheet may be misleading.

     Positive mark-to-market changes will increase the Company's equity base and allow the Company to increase its spread lending activities while negative changes will tend to limit spread lending growth under the Company's Risk-Adjusted Capital Policy. A very large negative change in the net market value of Mortgage Assets and interest rate agreements might impair the Company's liquidity position, requiring the Company to sell assets with the likely result of realized losses upon sale.

     An unrealized loss is created each time the Company acquires a Mortgage Asset or enters into an interest rate agreement; the Company immediately marks down the asset to reflect the difference between the acquisition cost and a conservative estimate of bid-side market value. This mark-down spread can be as much as 5% of acquisition value for lower-rated Mortgage Assets and interest rate agreements. As a result, in the absence of other factors, the Company's net unrealized loss is expected to grow as the balance sheet grows.

     "Net Unrealized Losses on Assets Available for Sale" was $2.6 million, or 2.1% of assets, December 31, 1994, $5.5 million, or 1.2% of assets, at December 31, 1995 and was $5.1 million, or 0.9% of assets, at March 31, 1996. Despite rising interest rates during the first quarter of 1996, the market values of the Company's Mortgage Assets were generally stable. The market value of the Company's interest rate hedging agreements rose during the quarter along with rising interest rates; this increase was sufficient to overcome the negative effect of the bid/ask spread on Mortgage Assets acquired during the quarter, resulting in a positive net mark-to-market gain.

     The table below shows the Company's equity capital base as reported and on a historical amortized cost basis. The historical cost equity capital base is influenced by common stock issuance, the level of GAAP earnings as compared to dividends declared, and other factors. The GAAP reported equity capital base is influenced by these factors plus changes in the "Net Unrealized Losses on Assets Available for Sale" account.

                                    TABLE 24
                              STOCKHOLDERS' EQUITY

                                            NET          NET
                                         UNREALIZED   UNREALIZED   HISTORICAL             HISTORICAL
                                           LOSSES       LOSSES     AMORTIZED     GAAP     AMORTIZED     GAAP
                                         ON ASSETS     AS % OF       COST      REPORTED     COST      REPORTED
           END OF              TOTAL     AVAILABLE      TOTAL       EQUITY      EQUITY     EQUITY      EQUITY
           PERIOD              ASSETS     FOR SALE      ASSETS       BASE        BASE     PER SHARE   PER SHARE
- ----------------------------  --------   ----------   ----------   ---------   --------   ---------   ---------
                                                           (DOLLARS IN THOUSANDS)
Fiscal 1994.................  $121,528    $ (2,557)     (2.1%)      $22,837    $ 20,280    $ 12.18     $ 10.82
1995........................   441,557      (5,476)     (1.2%)       73,766      68,290      13.37       12.38
1995, Quarter 1.............  $145,440    $   (549)     (0.4%)      $22,901    $ 22,352    $ 12.22     $ 11.93
1995, Quarter 2.............   179,321        (314)     (0.2%)       22,847      22,533      12.19       12.02
1995, Quarter 3.............   303,394      (1,551)     (0.5%)       74,024      72,473      13.42       13.14
1995, Quarter 4.............   441,557      (5,476)     (1.2%)       73,766      68,290      13.37       12.38
1996, Quarter 1.............   581,313      (5,065)     (0.9%)       73,211      68,146      13.27       12.35

     The completion of the Company's April 1996 secondary common stock offering at $20.25 per share resulted in a significant increase in book value per share, which will be evident at the end of the second quarter of 1996.

  WARRANTS

     At December 31, 1994, the Company had 1,666,063 Warrants outstanding. At December 31, 1995 and March 31, 1996, the Company had 1,665,063 Warrants outstanding. These Warrants currently trade on NASDAQ under the symbol RWTIW. Each Warrant gives the holder the right until December 31, 1997 to buy 1.000667 shares of Common Stock at a price per share of $15.00. If the Company's Common Stock continues to trade at a price above $15.00 per share, the remaining Warrants are likely to be exercised sometime on or prior to December 31, 1997. If all these Warrants are exercised, the Company will receive new equity capital of approximately $25 million. If a significant number of the Warrants were to be exercised in a short period of time, earnings and dividends per share may be affected for a period of time as the Company works to employ the new capital. The impact of Warrant exercises on earnings and dividends per share in the longer run may or may not be negative, depending on the incremental return on equity earned on the Warrant exercise proceeds.

  CAPITAL ADEQUACY/RISK-ADJUSTED CAPITAL POLICY

     Stockholders' equity as a percent of total assets was 16.7% at December 31, 1994, 15.5% at December 31, 1995 and 11.7% at March 31, 1996. The Company's target equity-to-assets ratio at March 31, 1996 was also 11.7%; the Company was fully utilizing its equity at the end of the first quarter of 1996. This level of equity capitalization is higher than that of many banks, savings and loans, insurance companies, and REITs that act as mortgage portfolio lenders.

     The Company's target equity-to-assets ratio varies over time as a function of management's opinion of the level of risk of its assets and liabilities, the Company's liquidity position, the level of unused borrowing capacity, and the over-collateralization levels required by lenders when the Company pledges assets to secure borrowings. The Company currently seeks to maintain an equity-to-assets ratio of 7% to 10% for assets which have low credit risk, relatively low interest rate risk, good liquidity, and low lender over-collateralization requirements. For less liquid assets with credit risk, the Company currently seeks to maintain an equity-to-assets ratio of 40% to 100%. Thus the overall target equity-to-assets ratio will vary over time as a function of the asset mix and other factors. As shown in Table 25, the target equity-to-assets ratio has been declining since mid-1995 due primarily to a change in asset mix. In general, the target equity-to-assets ratio is more than double the over-collateralization amounts required by the Company's secured lenders.

     The target equity-to-assets ratio is determined through a Board-level process called for in the Company's Risk-Adjusted Capital ("RAC") Policy. Should the actual equity-to-assets ratio of the Company fall below the target level due to asset acquisitions and/or asset market value fluctuations, management will cease the acquisition of new assets. Management will, at that time, present a plan to the Board to bring the Company back to its target equity-to-assets ratio; in many circumstances, this would be accomplished in time by waiting for the balance of Mortgage Assets to reduce through principal repayments.

     The table below shows the Company's actual and target equity-to-assets ratios and the Company's actual asset size as compared to its full potential asset size given its equity capital base and the guidelines of the Company's RAC Policy. Management anticipates that the target equity-to-assets ratio may continue to drop in the future as the Company shifts its asset mix towards an increased emphasis on high-quality whole Mortgage Loans and securitized Mortgage Assets rated AAA and AA.

                                    TABLE 25
                   EXCESS CAPITAL AND ASSET GROWTH POTENTIAL

                                                                                                      ASSET
                                           TARGET      ACTUAL               POTENTIAL                GROWTH
                                           EQUITY      EQUITY               ASSET SIZE    ACTUAL    POTENTIAL
            END OF              EQUITY    TO ASSETS   TO ASSETS   EXCESS    WITH SAME     ASSET     WITH SAME
            PERIOD              CAPITAL     RATIO       RATIO     CAPITAL   ASSET MIX      SIZE     ASSET MIX
- ------------------------------  -------   ---------   ---------   -------   ----------   --------   ---------
                                                           (DOLLARS IN THOUSANDS)
Fiscal 1994...................  $20,280     10.84%      16.69%    $ 6,716    $ 187,050   $121,528   $  65,522
1995..........................   68,290     12.59%      15.47%     12,028      542,431    441,557     100,874
1995, Quarter 1...............  $22,352     12.41%      15.37%    $ 3,970    $ 180,173   $145,440   $  34,733
1995, Quarter 2...............   22,533     12.95%      12.57%     (1,069)     173,989    179,321      (5,332)
1995, Quarter 3...............   72,473     13.08%      23.89%     32,155      554,183    303,394     250,789
1995, Quarter 4...............   68,290     12.59%      15.47%     12,028      542,431    441,557     100,874
1996, Quarter 1...............   68,146     11.72%      11.72%         26      581,540    581,313         227

     In April 1996, the Company successfully completed a secondary common stock offering bringing in an additional $54.5 million in equity. If the Company utilizes the same 11.72% target equity-to-assets ratio it had at March 31, 1996, the potential asset size of the Company currently exceeds $1.1 billion as a result of the April 1996 equity offering. As of June 1996, the Company's asset size was in excess of $1.0 billion.

ASSET/LIABILITY MANAGEMENT AND EFFECT OF CHANGES IN INTEREST RATES

     Management continually reviews the Company's asset/liability strategy with respect to interest rate risk, mortgage prepayment risk, credit risk and the related issues of capital adequacy and liquidity. The Company seeks attractive risk-adjusted shareholder returns while seeking to maintain a strong balance sheet and pattern of net income which is stable and growing over time relative to its competitors in the banking and savings and loan industries.

     The Company seeks to manage the extent to which net income changes as a function of changes in interest rates by matching adjustable-rate assets with variable-rate liabilities and by mitigating the potential impact on net income of periodic and lifetime coupon adjustment restrictions in the assets through entering into interest rate agreements.

     Changes in interest rates also may have an effect on the rate of mortgage principal repayment; the Company seeks to mitigate the effect of changes in the mortgage principal repayment rate from an economic point of view by balancing assets purchased at a premium with assets purchased at a discount. However, due to the Company's accounting practices, changes in the rate of mortgage principal repayment have differing effects on premium and discount amortization schedules. When the rate of mortgage principal repayments has increased above expected levels, the Company has increased premium amortization at a faster rate than discount amortization. This accounting practice leads to a lower level of accounting income, compared to what it would have been otherwise, during periods of rapid mortgage principal repayments.

     The net effect of changes in interest rates, relative changes in one- and six-month LIBOR rates, changes in short-term rates relative to longer-term interest rates, changes in mortgage principal repayment rates, changes in the market values of assets and interest rate agreements, and other factors cannot be determined in advance. In general, the Company's goal is to stabilize spread lending income over longer periods of time and allow income from equity-funded lending to rise as interest rates rise and fall as short-term interest rates fall. If the Company achieves this goal, the Company's return on equity will maintain over time a constant or widening spread to the level of short-term interest rates.

  INTEREST RATE SENSITIVITY GAP

     The table below shows the Company's cumulative interest rate sensitivity gap, or maturity gap, for periods of one month to one year as a percentage of total assets. The interest rate sensitivity gap is a tool used by financial institutions such as banks and savings and loans to analyze the possible effects of interest rate changes on net income over time. This gap analysis ignores many important factors, however. In the Company's case, it ignores the effect of the Company's hedging activities (i.e., interest rate agreements), the effect of the periodic and lifetime caps in the Company's assets, the effect of changes in mortgage principal repayment rates and other factors. Nevertheless, the gap analysis can provide some useful information on the interest rate risk profile of a financial institution.

     A negative cumulative gap over a particular period means that the amount of liabilities that will have an expense rate adjusting to prevailing market conditions during that period will be greater than the amount of assets that will have an earning rate adjustment. Thus a negative gap implies that increasing interest rates would result in a falling level of net interest income during the time period in question, as the cost of funds on the liabilities would adjust more quickly to the interest rate increase than would the interest income from the assets. A negative gap also implies that falling interest rates would result in an increasing level of net interest during the period in question. The table below shows that the Company's two-month cumulative gap as a percentage of total assets was negative 0.1% at December 31, 1994, negative 36.4% at December 31, 1995 and negative 47.2% at March 31, 1996. This suggests that the initial short-term response on the Company's net interest income would be negative to increasing interest rates and would be positive to decreasing interest rates, although the Company's interest rate agreements may mitigate the short-term negative effect of rising rates. For the Company, the relevant interest rates are short-term interest rates such as LIBOR.

     A positive interest rate sensitivity gap over a particular period means that a greater amount of assets than liabilities will have an earning or expense rate adjustment to prevailing market conditions during that period. The table below shows that the Company had a positive cumulative six-month gap of 14.9% at December 31, 1994, 9.3% at the end of 1995 and 4.3% at the end of the first quarter of 1996. This implies that the impact on net interest income of increasing interest rates may be positive within six months even though the initial impact for the first three months may have been negative. Similarly, this six-month gap analysis implies that falling interest rates may result in a decrease in net interest income within six months even though the initial impact for the first three months may have been positive. Although the Company's balance sheet does have these tendencies, since a variety of factors have been ignored it is not possible to assess from this gap analysis what the actual impact on the Company's net income of such interest rate changes would be, especially over shorter time periods.

     Since virtually all of the Company's assets and liabilities have income or expense rates which adjust to market conditions within one year, the Company's cumulative twelve-month interest rate sensitivity gap, which was 14.9% at year end 1994, 14.7% at year end 1995 and 11.1% at March 31, 1996, applies to time periods longer than one year as well. The Company has a positive twelve-month interest rate sensitivity gap, even though virtually all assets and liabilities adjust within one year, because the Company has more earning assets than interest-bearing liabilities.

                                    TABLE 26
        INTEREST RATE SENSITIVITY GAP EXCLUDING INTEREST RATE AGREEMENTS

                       CUMULATIVE   CUMULATIVE   CUMULATIVE   CUMULATIVE   CUMULATIVE   CUMULATIVE   CUMULATIVE   CUMULATIVE
                        1-MONTH      2-MONTH      3-MONTH      4-MONTH      5-MONTH      6-MONTH      9-MONTH      12-MONTH
                          GAP          GAP          GAP          GAP          GAP          GAP          GAP          GAP
                       AS A % OF    AS A % OF    AS A % OF    AS A % OF    AS A % OF    AS A % OF    AS A % OF    AS A % OF
        END OF           TOTAL        TOTAL        TOTAL        TOTAL        TOTAL        TOTAL        TOTAL        TOTAL
        PERIOD           ASSETS       ASSETS       ASSETS       ASSETS       ASSETS       ASSETS       ASSETS       ASSETS
- ---------------------- ----------   ----------   ----------   ----------   ----------   ----------   ----------   ----------
Fiscal 1994...........     (3.0%)       (0.1%)         4.6%       (0.8%)       1.2%        14.9%        14.9%        14.9%
1995..................    (48.2%)      (36.4%)      (25.8%)      (15.8%)     (2.9%)         9.3%        12.2%        14.7%
1995, Quarter 1.......    (45.7%)      (40.5%)      (26.9%)      (11.7%)       0.1%        13.9%        14.1%        14.3%
1995, Quarter 2.......    (39.1%)      (48.9%)      (32.7%)      (17.3%)     (2.6%)        11.4%        11.6%        11.7%
1995, Quarter 3.......    (50.6%)      (34.3%)      (18.8%)       (5.6%)       4.2%        17.6%        20.3%        22.6%
1995, Quarter 4.......    (48.2%)      (36.4%)      (25.8%)      (15.8%)     (2.9%)         9.3%        12.2%        14.7%
1996, Quarter 1.......    (61.9%)      (47.2%)      (34.1%)      (20.7%)     (7.9%)         4.3%         7.9%        11.1%

INTEREST RATE AGREEMENTS

     The Company's interest rate agreements alter the interest rate risk profile suggested by the interest rate sensitivity gap analysis. These interest rate agreements are described in Footnote 3 of the Financial Statements.

     The interest rate agreements are designed to produce income for the Company as short-term interest rates rise. In effect, these agreements can be thought of as serving to limit potential increases in the costs of the Company's liabilities or, alternatively, as serving to remove some of the periodic and lifetime caps imbedded in the Company's assets.

     The tables below show the amount of interest rate agreements that would serve in such a capacity as compared to the size of the Company's assets and liabilities. For example, at March 31, 1996 had short-term interest rates risen immediately by 100 basis points, the amount of interest rate agreements that would then be in effect would have equaled 31.0% of the Company's assets and 35.1% of the Company's liabilities. As shown in the tables, as short-term interest rates rise to higher levels, the amount of interest rate agreement protection generally increases.

     These tables do not show how long each interest rate agreement would be in effect or other factors. Initial maturities of interest rate agreements have ranged from one year to ten years. Each interest rate agreement references one month or three month LIBOR on a monthly or quarterly basis, respectively.

                                    TABLE 27
  NOTIONAL AMOUNT OF INTEREST RATE AGREEMENTS EFFECTIVE AS A % OF TOTAL ASSETS
                 ASSUMING AN IMMEDIATE SHIFT IN INTEREST RATES

                                           IMMEDIATE INCREASE IN ONE-MONTH OR THREE-MONTH LIBOR OF:
          END OF             ------------------------------------------------------------------------------------
          PERIOD             0BPS   50BPS   100BPS   150BPS   200BPS   300BPS   400BPS   500BPS   600BPS   700BPS
- ---------------------------  ----   -----   ------   ------   ------   ------   ------   ------   ------   ------
Fiscal 1994................  0.0 %   0.0 %    4.1%     4.1%     4.1%     4.1%     4.1%     4.1%     4.1%     4.1%
1995.......................  0.0 %  20.4 %   20.4%    34.0%    50.1%    59.3%    59.3%    66.1%    66.1%    68.4%
1995, Quarter 1............  0.0 %  25.4 %   25.4%    28.9%    28.9%    28.9%    28.9%    28.9%    28.9%    28.9%
1995, Quarter 2............  0.0 %   0.0 %   38.5%    41.3%    41.3%    52.4%    58.0%    58.0%    63.6%    63.6%
1995, Quarter 3............  0.0 %   0.0 %    0.0%    35.4%    37.1%    43.7%    45.3%    48.6%    48.6%    51.9%
1995, Quarter 4............  0.0 %  20.4 %   20.4%    34.0%    50.1%    59.3%    59.3%    66.1%    66.1%    68.4%
1996, Quarter 1............  0.0 %  17.2 %   31.0%    37.8%    42.1%    58.6%    62.0%    67.2%    67.2%    68.9%

     The table above show the notional amounts of effective interest rate agreements as a percent of assets; the following table presents the same information but as a percentage of liabilities.

                                    TABLE 28
     NOTIONAL AMOUNT OF INTEREST RATE AGREEMENTS EFFECTIVE AS A % OF TOTAL
                                  LIABILITIES
                 ASSUMING AN IMMEDIATE SHIFT IN INTEREST RATES

                                  IMMEDIATE INCREASE IN ONE-MONTH OR THREE-MONTH LIBOR OF:
        END OF          -----------------------------------------------------------------------------
        PERIOD          0BPS    50BPS   100BPS  150BPS  200BPS  300BPS  400BPS  500BPS  600BPS  700BPS
- ----------------------  -----   -----   -----   -----   -----   -----   -----   -----   -----   -----
Fiscal 1994...........   0.0%    0.0%    4.9%    4.9%    4.9%    4.9%    4.9%    4.9%    4.9%    4.9%
1995..................   0.0%   24.1%   24.1%   40.2%   59.2%   70.2%   70.2%   78.2%   78.2%   80.9%
1995, Quarter 1.......   0.0%   30.1%   30.1%   34.1%   34.1%   34.1%   34.1%   34.1%   34.1%   34.1%
1995, Quarter 2.......   0.0%    0.0%   44.0%   47.2%   47.2%   60.0%   66.3%   66.3%   72.7%   72.7%
1995, Quarter 3.......   0.0%    0.0%    0.0%   46.6%   48.7%   57.4%   59.5%   63.9%   63.9%   68.2%
1995, Quarter 4.......   0.0%   24.1%   24.1%   40.2%   59.2%   70.2%   70.2%   78.2%   78.2%   80.9%
1996, Quarter 1.......   0.0%   19.5%   35.1%   42.9%   47.7%   66.4%   70.2%   76.1%   76.1%   78.0%

  INTEREST RATE FUTURES AND OPTIONS

     In the second half of 1996, the Company intends to commence the limited use of interest rate futures and listed options on interest rate futures as part of its on-going interest rate risk management process. These instruments are in some ways similar to the interest rate agreements currently in use by the Company; the Company intends to use them in a similar manner and for hedging purposes only. The Company currently plans to limit the aggregate amount of funds that the Company will deposit as original margin on futures plus premiums on listed options to less than 1% of the Company's total assets, after taking into account unrealized profits and unrealized losses on any such contracts. Unless federal legislation changing REIT hedging restrictions with respect to futures and options is enacted, the Company currently plans to limit its use of futures and listed options so that its net profits from such instruments will be limited to 5% or less of the Company's gross taxable income on an annual basis.

  EQUITY DURATION

     The Company uses "equity duration" to measure the stability of the market value of its assets with respect to the size of its equity base as interest rates fluctuate. Equity duration is a theoretical calculation of the projected percentage change in the reported equity base of the Company that would occur if short-term and long-term interest rates moved up or down by 1% overnight. The Company's goal is to maintain an equity duration of less than 15%. In practice, the Company believes it has maintained an equity duration of less than 10%.

  INFLATION

     Virtually all of the Company's assets and liabilities are financial in nature. As a result, interest rates and other factors drive the Company's performance far more than does inflation. Changes in interest rates do not necessarily correlate with inflation rates or changes in inflation rates. The Company's financial statements are prepared in accordance with generally accepted accounting principals (GAAP) and the Company's dividends are determined by the Company's net income as calculated for tax purposes; in each case, the Company's activities and balance sheet are measured with reference to historical cost or fair market value without considering inflation.

                             BUSINESS AND STRATEGY

     The Company's principal business objective is to produce net interest income on its Single-Family, Multifamily and Commercial Mortgage Assets while maintaining strict cost controls in order to generate net income for distribution to stockholders. The Company's business strategy, as described below, was formulated with the intention of distributing dividends to stockholders at levels that generally adjust, following a lag period, with changes in short-term market interest rates and that may increase over time in the event of improvements in the single-family, multifamily and commercial real estate markets. In order to preserve its status as a REIT under the Code, substantially all of the assets of the Company will consist of Qualified REIT Real Estate Assets. To achieve its business objective and generate dividend yields that provide a relatively attractive rate of return for stockholders, the Company's strategy is:

     - to purchase Single-Family, Multifamily and Commercial Mortgage Assets, substantially all of which are currently expected to have adjustable interest rates based on changes in short-term market interest rates and the majority of which are expected to represent mortgage interests in California real estate;

     - to manage the credit risk of its Mortgage Assets through, among other activities, (i) carefully selecting Mortgage Assets to be acquired, including an underwriting review of Mortgage Loans and lower-rated Mortgage Securities, (ii) following the Company's policies with respect to credit risk concentration which, among other things, require the Company to maintain a Mortgage Asset portfolio with a weighted average rating level of A- or better, (iii) actively monitoring the ongoing credit quality and servicing of its Mortgage Assets, and (iv) maintaining appropriate capital levels and allowances for possible credit losses;

     - to finance such purchases with the proceeds of equity offerings and, to the extent permitted by the Company's capital and liquidity policies, to utilize leverage to increase potential returns to stockholders through borrowings (primarily under reverse repurchase agreements) whose interest rates will also reflect changes in short-term market interest rates;

     - to attempt to structure its borrowings to have interest rate adjustment indices and interest rate adjustment periods that, on an aggregate basis, generally correspond (within a range of one to six months) to the interest rate adjustment indices and interest rate adjustment periods of the adjustable-rate Mortgage Assets purchased by the Company;

     - to utilize interest rate caps, swaps and similar instruments to mitigate the risk of the cost of its variable rate liabilities increasing at a faster rate than the earnings on its assets during a period of rising interest rates;

     - to seek to minimize prepayment risk by structuring a diversified portfolio with a variety of prepayment characteristics and through other means;

     - to apply securitization techniques designed to enhance the value and liquidity of the Company's Mortgage Assets acquired in the form of Mortgage Loans by securitizing them into Mortgage Securities that are tailored to the Company's objectives;

     - to re-securitize portions of its Mortgage Securities portfolio when the underlying Mortgage Loans have improved in credit quality through seasoning or rising underlying property values, or when the credit quality of a junior class of security improves due to the prepayment of more senior classes, as such re-securitization transactions may result in improved credit ratings, higher market values and lowered borrowing costs; and

     - to strive to become more cost-efficient over time.

     The Company believes that the current economic environment is favorable for the Company's business strategy. The Company is located in California and a majority of its Mortgage Assets currently are and are expected to be represented by mortgage interests on real property located in California. The Company believes that there are attractive Mortgage Asset acquisition opportunities in Northern and Southern California today due to the diversity of the economy and the size, depth and liquidity of its real estate property markets, and that there may be significant potential for appreciation in real estate values in California in the future. At December 31, 1995 and March 31, 1996, approximately 65% and 64%, respectively, of the Company's Mortgage Assets represented interests in mortgages on residential real property located in California. The Company expects that any future price appreciation in the real estate property markets in California and the United States will tend to have a direct and positive effect on the Company's earnings and dividends. If an increase in property values occurs, the Company believes that the credit quality and market value of its Mortgage Assets will rise. Should this occur, the Company expects that it will be able to reduce its capital allocation to these assets, free its credit reserves and lower its borrowing costs.

     The Company believes that its principal competition in the business of acquiring and holding Mortgage Assets are financial institutions such as banks, savings and loans, life insurance companies, institutional investors such as mutual funds and pension funds, and certain other mortgage REITs. While most of these entities have significantly greater resources than the Company, the Company anticipates that it will be able to compete effectively and generate relatively attractive rates of return for stockholders due to its relatively low level of operating costs, relative freedom to securitize its assets, ability to utilize prudent amounts of leverage through accessing the wholesale market for collateralized borrowings, freedom from certain forms of regulation and the tax advantages of its REIT status.

     The Company believes it is and will continue to be a "low cost producer" compared to most of its competitors in the business of holding Mortgage Assets. Accordingly, the Company believes that it will be able to generate attractive earnings and dividends while holding assets of higher credit quality and maintaining a lower interest rate risk profile as compared to its principal competitors. Nevertheless, the Company will strive to become even more cost-efficient over time. The Company will attempt to do so by: (i) seeking to raise additional capital from time to time in order to increase its ability to invest in Mortgage Assets as operating costs are not anticipated to increase as quickly as assets and because growth will increase the Company's purchasing influence with suppliers of Mortgage Assets; (ii) striving to lower its effective borrowing costs over time through seeking direct funding with collateralized lenders rather than using Wall Street intermediaries and investigating the possibility of using collateralized commercial paper and medium term note programs; (iii) improving the efficiency of its balance sheet structure by investigating the issuance of uncollateralized subordinated debt and other forms of capital; and (iv) utilizing information technology to the fullest extent possible in its business, which technology the Company believes can be developed to improve the Company's ability to monitor the performance of its Mortgage Assets, improve its ability to assess credit risk, improve hedge efficiency and lower operating costs. For example, the Company is presently able to access electronically large volumes of data on estimated current market values of residential properties in California and other parts of the United States (categorized by zip code or smaller geographic unit), as well as data relating to specific mortgage loans and borrowers. Such information is used to evaluate prospective acquisitions of Mortgage Assets and to monitor performance and risk in existing investments. The growth of available data and services interpreting this data in creative ways is expected to continue.

MORTGAGE ASSETS

  GENERAL

     The Mortgage Assets to be purchased by the Company will consist of Single-Family Mortgage Assets (Single-Family Mortgage Loans and Single-Family Mortgage Securities), Multifamily Mortgage Assets (Multifamily Mortgage Loans and Multifamily Mortgage Securities) and Commercial Mortgage Assets (Commercial Mortgage Loans and Commercial Mortgage Securities). Although all of the Company's Mortgage Assets purchased through March 31, 1996 were Single-Family Mortgage Assets, the Company expects to acquire Multi-Family Mortgage Assets and Commercial Mortgage Assets from time to time in the future when consistent with its Asset Acquisition/Capital Allocation Policies. Single-Family Mortgage Loans are Mortgage Loans secured solely by first mortgages or deeds of trust on single-family (one- to four-unit) residences and Single-Family Mortgage Securities are backed by, or evidence interests in, Single-Family Mortgage Loans. Multifamily Mortgage Loans are Mortgage Loans secured solely by first mortgages or deeds of trust on multifamily (more than four units) residential properties and Multifamily Mortgage Securities are backed by, or evidence interests in, Multifamily Mortgage Loans. Commercial Mortgage Loans are Mortgage

Loans secured by commercial properties and Commercial Mortgage Securities are backed by, or evidence interests in, Commercial Mortgage Loans. The Company expects substantially all of its Mortgage Assets to bear adjustable interest rates. However, fixed-rate Mortgage Assets also may be acquired when they satisfy the Company's Asset Acquisition/Capital Allocation Policies and will contribute to the Company's business objectives with respect to desired levels of income and dividend distributions. From time to time, the Company may also acquire common stock in other REITs that invest primarily in Mortgage Assets if the Company believes the returns on such common stock are good and such opportunities are more favorable than investing in Mortgage Assets directly, provided such common stock is traded on a national securities exchange or quoted on the Nasdaq National Market. The Company may also acquire its own stock, when permitted by applicable securities and state corporation laws.

     The Company expects that a majority of its Mortgage Assets will continue to have investment grade ratings (the four highest rating levels) from one or more nationally recognized mortgage security rating agencies or be deemed by the Company to be of comparable credit quality. Based upon the Company's investment strategy and the guidelines under the Company's Asset Acquisition/Capital Allocation Policies, the Company expects that the weighted average rating of its Mortgage Assets (including the Company's deemed equivalent ratings for unrated Mortgage Assets) will continue to be at least at the single "A" rating level under S&P's rating system and at the comparable level under other rating systems. See "Certain Federal Income Tax Considerations -- Taxation of Tax-Exempt Entities."

     The Company generally will not acquire residuals, principal-only strips, inverse floaters, companion bonds, first loss Subordinated Bonds rated below BBB, or mortgage securities rated below B. The Company may acquire, however, interest-only mortgage strips as an investment or to assist in the hedging of prepayment or other risks, to the extent that the aggregate amortized cost of the Company's Mortgage Assets does not exceed 102.5% of the aggregate face value of such Mortgage Assets at the time of purchase. For this purpose, the amortized cost of interest-only mortgage strips would be approximately equal the price paid therefor less accrued amortization. In addition, the Company may create a variety of different types of assets, including the types mentioned in this paragraph, through the normal process of securitization of the Company's own Mortgage Assets. In no event will the Company acquire or retain any REMIC residual interest that may give rise to "excess inclusion" income as defined under Section 860E of the Code.

     The Company's Asset Acquisition/Capital Allocation Policies utilize a return on equity calculation that includes adjustments for credit risk, borrowing costs, the cost of associated interest rate agreements (caps and swaps) and the Risk-Adjusted Capital Policy requirements. The relative attractiveness of various asset types will vary over time. The Company may acquire its Mortgage Assets in the secondary mortgage market or upon origination pursuant to arrangements with loan originators. Purchases of Mortgage Assets in the secondary market generally are from national broker/dealer firms or other large financial institutions. The Company may issue Commitments to originators and other sellers of Mortgage Loans who it believes follow prudent origination policies and procedures and comply with all applicable federal and state laws and regulations for origination of Mortgage Loans. In addition, the Company may issue Commitments for Mortgage Securities. These Commitments will obligate the Company to purchase Mortgage Assets from the holders of the Commitment for a specific period of time, in a specific aggregate principal amount and at a specified price and margin over an index. Although the Company may commit to acquire Mortgage Loans prior to funding, all loans are to be fully funded prior to their acquisition by the Company. Following the issuance of Commitments, the Company will be exposed to risks of interest rate fluctuations similar to those risks on the Company's adjustable-rate Mortgage Assets. As described below under "-- Management Policies and Programs -- Asset/Liability Management -- Mortgage Loan Securitization Techniques," the Company works with loan originators, conduits, other issuers of Mortgage Securities and their investment bankers to acquire and securitize Mortgage Loans in a manner that best meets the needs of the Company. Such activity may involve the issuance of Commitments by the Company. See "Risk Factors -- Operations Risks -- Risk of Decrease in Net Income Due to Interest Rate Fluctuations; Prepayment Risks of Mortgage Assets."

     For purposes of this Prospectus, "face value" of Mortgage Assets represents the outstanding principal balance of the Mortgage Loans or Mortgage Securities comprising the Mortgage Assets, and "amortized cost" means the purchase prices paid for the Mortgage Assets adjusted to reflect (i) amortization of discounts or premiums and (ii) principal repayments. Mortgage Assets are carried on the balance sheet at what is referred to by the Company as "carrying value." "Carrying value" for the Mortgage Assets is management's estimate of the bid side of the market value for such assets. Management usually bases its estimates on the lowest of third-party bid-side indications of market value for Mortgage Assets obtained from firms making a market in or lending against Mortgage Assets. Generally, such indications are solicited by the Company on a monthly basis and from time to time in connection with the Company's borrowing activities and the lowest of such indications with respect to a Mortgage Asset generally comes from the secured lender on that asset. To the extent such bid-side indications typically are below the amortized cost of Mortgage Assets, the difference is referred to in this Prospectus as unrealized losses, and, to the extent such indications exceed the amortized cost, the difference is referred to as unrealized gains. The net amount of such unrealized gains and losses is reflected on the balance sheet as a valuation adjustment to Stockholders' Equity under the caption "Net Unrealized Loss on Assets Available for Sale."

     Following commencement of operations on August 19, 1994, the Company began to accumulate its Mortgage Asset portfolio. Mortgage Assets were acquired during the fiscal years ending December 31, 1994 and December 31, 1995 and such acquisitions have continued during the first two quarters of 1996.

     At December 31, 1995 and March 31, 1996, the Company's Mortgage Assets, excluding interest only mortgage strips, consisted of the following:

                                                                AT DECEMBER 31, 1995
                                               ------------------------------------------------------
                                                 FEDERAL       FEDERAL
                                                HOME LOAN     NATIONAL        PRIVATELY       TOTAL
                                                MORTGAGE      MORTGAGE     ISSUED MORTGAGE   MORTGAGE
                                               CORPORATION   ASSOCIATION       ASSETS         ASSETS
                                               -----------   -----------   ---------------   --------
                                                               (DOLLARS IN THOUSANDS)
    Mortgage Assets, Face Value..............    $46,160      $ 190,061       $ 207,404      $443,625
    Unamortized Discount.....................          0           (313)        (16,719)      (17,032)
    Unamortized Premium......................        907          3,608           1,535         6,050
                                                 -------       --------        --------      --------
    Amortized Cost...........................     47,067        193,356         192,220       432,643
    Reserve for Credit Losses................          0              0            (490)         (490)
    Unrealized Gains*........................        334          1,033             874         2,241
    Unrealized Losses*.......................       (110)          (458)         (4,345)       (4,913)
                                                 -------       --------        --------      --------
    Carrying Value*..........................    $47,291      $ 193,931       $ 188,259      $429,481

- ---------------
 *  Estimate based on bid-side market value of Mortgage Assets.

                                                                 AT MARCH 31, 1996
                                               ------------------------------------------------------
                                                                    (UNAUDITED)
                                                 FEDERAL       FEDERAL
                                                HOME LOAN     NATIONAL        PRIVATELY       TOTAL
                                                MORTGAGE      MORTGAGE     ISSUED MORTGAGE   MORTGAGE
                                               CORPORATION   ASSOCIATION       ASSETS         ASSETS
                                               -----------   -----------   ---------------   --------
                                                               (DOLLARS IN THOUSANDS)
    Mortgage Assets, Face Value..............   $  81,985     $ 210,041       $ 281,781      $573,807
    Unamortized Discount.....................           0          (294)        (16,560)      (16,854)
    Unamortized Premium......................       1,839         4,253           3,480         9,572
                                                  -------      --------        --------       -------
    Amortized Cost...........................      83,824       214,000         268,701       566,525
    Reserve for Credit Losses................           0             0            (821)         (821)
    Unrealized Gains*........................         265           970             613         1,848
    Unrealized Losses*.......................        (217)         (487)         (3,926)       (4,630)
                                                  -------      --------        --------       -------
    Carrying Value*..........................   $  83,872     $ 214,483       $ 264,567      $562,922

- ---------------
* Estimate based on bid-side market value of Mortgage Assets.

     All of the Company's Mortgage Assets at December 31, 1995 and March 31, 1996 were ARMs or Mortgage Securities evidencing interests in pools of ARMs. The weighted average December 1995 coupon rate for the Company's Mortgage Assets at December 31, 1995 was 7.50% and the weighted average March 1996 coupon at March 31, 1996 was 7.59%. The coupons on the Company's Mortgage Assets adjust relative to several indices; the weighted average level of these underlying indices at December 31, 1995 and March 1996 was 5.44% and 5.47%, respectively. The coupon rates on the Company's Mortgage Assets adjust to the underlying index plus a margin; the weighted average margin in December 1995 and March 1996 was approximately 2.08% and 2.11%, respectively. The Company's Mortgage Assets as a whole have scheduled coupon adjustment dates that are well distributed through the months of the year; the approximate weighted average period to next adjustment was three months at December 31, 1995 and March 31, 1996. The weighted average life cap at December 31, 1995 and March 31, 1996 was 11.54% and 11.53%, respectively.

     The weighted average "fully indexed" rate at December 31, 1995 and March 31, 1996 was 7.52% and 7.58%, respectively. The fully indexed rate is equal to the current average index level plus the weighted average margin. If interest rates and the Company's balance sheet remained unchanged at March 31, 1996 levels, the Company's average coupon rate at March 31, 1996 of 7.59% would remain relatively stable.

     All of the mortgage loans underlying the Company's Mortgage Assets at March 31, 1996 were being serviced by third-party servicers unrelated to the Company. The Company's Mortgage Securities are held by its custodian, Mellon Bank, N.A., pursuant to a Custody Agreement dated August 22, 1994.

  TYPES OF MORTGAGE ASSETS

     The various types of Mortgage Assets the Company may purchase are summarized below.

     Single-Family and Multifamily Mortgage Assets

      Single-Family Mortgage Loans

     The Company may acquire both Conforming Mortgage Loans and Nonconforming Mortgage Loans. Conventional Conforming Mortgage Loans will comply with the requirements for inclusion in a loan guarantee program sponsored by either FHLMC or FNMA. The Company also may acquire FHA Loans or VA Loans, which qualify for inclusion in a pool of Mortgage Loans guaranteed by GNMA. Under current regulations, the maximum principal balance allowed on Conforming Mortgage Loans ranges from $207,000 ($310,500 for Mortgage Loans secured by Mortgaged Properties located in either Alaska or Hawaii) for one-unit to $397,800 ($596,700 for Mortgage Loans secured by Mortgaged Properties located in either Alaska or Hawaii) for four-unit residential loans. Nonconforming Single-Family Mortgage Loans are Single-Family Mortgage Loans that do not qualify in one or more respects for purchase by FNMA or FHLMC. The Company expects that a majority of the Nonconforming Mortgage Loans it purchases will be nonconforming because they have original principal balances which exceed the requirements for FHLMC or FNMA programs or generally because they vary in certain other respects from the requirements of such programs other than the requirements relating to creditworthiness of the mortgagors. A substantial portion of the Company's Nonconforming Mortgage Loans are expected to meet the requirements for sale to national private mortgage conduit programs in the secondary mortgage market.

     The Company currently expects that substantially all of the Single-Family Mortgage Loans acquired by it will be ARMs. The interest rate on an ARM is typically tied to an index (such as LIBOR or the interest rate on United States Treasury Bills), and is adjustable periodically at various intervals. Such Mortgage Loans are typically subject to lifetime interest rate caps and periodic interest rate and/or payment caps.

       Multifamily Mortgage Loans

     Multifamily Mortgage Loans generally involve larger principal amounts per loan than Single-Family Mortgage Loans and require more complex credit and property evaluation analysis. Multifamily Mortgage Loans share many of the characteristics and risks associated with Commercial Mortgage Loans and are often categorized as commercial loans rather than residential loans. For example, the credit quality of a Multifamily Mortgage Loan typically depends upon the existence and terms of underlying leases, tenant credit quality and the historical and anticipated level of vacancies and rents on the mortgaged property and on the competitive market condition of the mortgaged property relative to other competitive properties in the same region, among other factors. See "Risk Factors -- Operations Risks -- Risk of Loss on Multifamily Mortgage Assets." Multifamily Mortgage Loans, however, constitute "qualified mortgages" for purposes of the REMIC regulations and the favorable tax treatment associated therewith and, when securitized, certain of the resulting rated classes of Multifamily Mortgage Securities qualify as "mortgage-related securities" and for the favorable treatment awarded such securities under the Secondary Mortgage Market Enhancement Act of 1984 ("SMMEA").

       Single-Family and Multifamily Mortgage Securities

     The Mortgage Assets purchased by the Company are expected to include Single-Family Mortgage Securities. In addition, the Company expects to pool and exchange a substantial portion of its Single-Family and Multifamily Mortgage Loans for Single-Family and Multifamily Mortgage Securities, respectively, which it may then hold for investment, sell or pledge to secure borrowings. The types of Single-Family and Multifamily Mortgage Securities that the Company may purchase or receive in exchange for its Single-Family and Multifamily Mortgage Loans are described below.

     Single-Family and Multifamily Privately Issued Certificates. Single-Family and Multifamily Privately Issued Certificates are Pass-Through Certificates that are not issued by one of the Agencies and that are backed by a pool of conventional Single-Family or Multifamily Mortgage Loans, respectively. Single-Family and Multifamily Privately Issued Certificates are issued by originators of, investors in, and other owners of Mortgage Loans, including savings and loan associations, savings banks, commercial banks, mortgage banks, investment banks and special purpose "conduit" subsidiaries of such institutions.

     While Agency Certificates are backed by the express obligation or guarantee of one of the Agencies, as described below, Single-Family and Multifamily Privately Issued Certificates are generally covered by one or more forms of private (i.e., nongovernmental) credit enhancements. Such credit enhancements provide an extra layer of loss coverage in the event that losses are incurred upon foreclosure sales or other liquidations of underlying mortgaged properties in amounts that exceed the holder's equity interest in the property and result in Realized Losses. Forms of credit enhancements include, but are not limited to, limited issuer guarantees, reserve funds, private mortgage guaranty pool insurance, over-collateralization and subordination.

     Subordination is a form of credit enhancement frequently used and involves the issuance of multiple classes of Senior-Subordinated Mortgage Securities. Such classes are structured into a hierarchy of levels for purposes of allocating Realized Losses and also for defining priority of rights to payment of principal and interest. Typically, one or more classes of Senior Securities are created which are rated in one of the two highest rating levels by one or more nationally recognized rating agencies and which are supported by one or more classes of Mezzanine Securities and Subordinated Securities that bear Realized Losses prior to the classes of Senior Securities. Mezzanine Securities for purposes of this Prospectus will refer to any classes that are rated below the two highest levels but no lower than a single "B" level under the S&P rating system (or comparable level under other rating systems) and are supported by one or more classes of Subordinated Securities which bear Realized Losses prior to the classes of Mezzanine Securities. For purposes of this Prospectus, Subordinated Securities will refer to any class that bears the "first loss" from Realized Losses or that is rated below a single "B" level (or, if unrated, is deemed by the Company to be below such level based on a comparison of characteristics of such class with other rated Subordinated Securities with like characteristics). In some cases, only classes of Senior Securities and Subordinated Securities are issued. By adjusting the priority of interest and principal payments on each class of a given series of Senior-Subordinated Mortgage Securities, issuers are able to create classes of Mortgage Securities with varying degrees of credit exposure, prepayment exposure and potential total return, tailored to meet the needs of sophisticated institutional investors.

     The Company may purchase Single-Family and Multifamily Privately Issued Certificates in the secondary market. The Company may also acquire Single-Family and Multifamily Privately Issued Certificates by pooling and exchanging some of its Single-Family and Multifamily Mortgage Loans, respectively, for such securities. In connection with exchanging its Single-Family and Multifamily Mortgage Loans for Single-Family and Multifamily Privately Issued Certificates, the Company may retain some or all classes resulting therefrom, including Mezzanine and Subordinated Securities. In cases where the Company retains such junior classes, the Company will continue to be exposed to the various risks of loss associated with the entire pool of underlying Mortgage Loans.

     GNMA Certificates. GNMA is a wholly owned corporate instrumentality of the United States within the Department of Housing and Urban Development ("HUD").
Section 306(g) of Title III of the National Housing Act of 1934, as amended (the "Housing Act"), authorizes GNMA to guarantee the timely payment of the principal of and interest on certificates which represent an interest in a pool of mortgages insured by the FHA under the Housing Act or Title V of the Housing Act of 1949, or partially guaranteed by the VA under the Servicemen's Readjustment Act of 1944, as amended, or Chapter 37 of Title 38, United States Code and other loans eligible for inclusion in mortgage pools underlying GNMA Certificates.
Section 306(g) of the Housing Act provides that "the full faith and credit of the United States is pledged to the payment of all amounts which may be required to be paid under any guaranty under this subsection." An opinion, dated December 12, 1969, of an Assistant Attorney General of the United States provides that such guarantees under section 306(g) of GNMA Certificates of the type which may be purchased or received in exchange by the Company are authorized to be made by GNMA and "would constitute general obligations of the United States backed by its full faith and credit."

     At present, all GNMA Certificates are backed by Single-Family Mortgage Loans. The interest rate paid on GNMA Certificates may be fixed rate or adjustable rate. The interest rate on GNMA Certificates issued under GNMA's standard ARM program adjusts annually in relation to the Treasury Index. Interest rates paid on GNMA ARM Certificates typically equal the index rate plus 150 basis points. Adjustments in the interest rate are generally limited to an annual increase or decrease of 1% and to a lifetime cap of 5%.

     FNMA Certificates. FNMA is a privately owned, federally chartered corporation organized and existing under the Federal National Mortgage Association Charter Act (12 U.S.C. sec. 1716 et seq.). FNMA provides funds to the mortgage market primarily by purchasing home Mortgage Loans from local lenders, thereby replenishing their funds for additional lending. FNMA guarantees to the registered holder of a FNMA Certificate that it will distribute amounts representing scheduled principal and interest (at the rate provided by the FNMA Certificate) on the Mortgage Loans in the pool underlying the FNMA Certificate, whether or not received, and the full principal amount of any such mortgage loan foreclosed or otherwise finally liquidated, whether or not the principal amount is actually received. The obligations of FNMA under its guarantees are solely those of FNMA and are not backed by the full faith and credit of the United States. If FNMA were unable to satisfy such obligations, distributions to holders of FNMA Certificates would consist solely of payments and other recoveries on the underlying Mortgage Loans and, accordingly, monthly distributions to holders of FNMA Certificates would be affected by delinquent payments and defaults on such Mortgage Loans.

     FNMA Certificates may be backed by pools of Single-Family or Multifamily Mortgage Loans. The original terms to maturities of the Mortgage Loans generally do not exceed 40 years. FNMA Certificates may pay interest at a fixed rate or adjustable rate. Each series of FNMA ARM Certificates bears an initial interest rate and margin tied to an index based on all loans in the related pool, less a fixed percentage representing servicing compensation and FNMA's guarantee fee. The specified index used in each such series has included the Treasury Index, the 11th District Cost of Funds Index published by the Federal Home Loan Bank of San Francisco, LIBOR and other indices. In addition, the majority of series of FNMA ARM Certificates issued to date have evidenced pools of Mortgage Loans with monthly, semi-annual or annual interest rate adjustments. Certain FNMA programs include Mortgage Loans which allow the borrower to convert the adjustable mortgage interest rate of its ARM to a fixed rate. ARMs which are converted into fixed rate Mortgage Loans are repurchased by FNMA or by the seller of such loans to FNMA at the unpaid principal balance thereof plus accrued interest to the due date of the last adjustable rate interest payment. Adjustments to the interest rates on FNMA ARM Certificates are typically subject to lifetime caps and periodic rate or payment caps.

     FHLMC Certificates. FHLMC is a privately owned government-sponsored enterprise created pursuant to an Act of Congress (Title III of the Emergency Home Finance Act of 1970, as amended, 12 U.S.C. sec.sec. 1451-1459), on July 24, 1970. The principal activity of FHLMC currently consists of the purchase of conventional Conforming Mortgage Loans or participation interests therein and the resale of the loans and participations so purchased in the form of guaranteed mortgage securities. FHLMC guarantees to each holder of FHLMC Certificates the timely payment of interest at the applicable pass-through rate and ultimate collection of all principal on the holder's pro rata share of the unpaid principal balance of the related Mortgage Loans, but does not guarantee the timely payment of scheduled principal of the underlying Mortgage Loans. The obligations of FHLMC under its guarantees are solely those of FHLMC and are not backed by the full faith and credit of the United States. If FHLMC were unable to satisfy such obligations, distributions to holders of FHLMC Certificates would consist solely of payments and other recoveries on the underlying Mortgage Loans and, accordingly, monthly distributions to holders of FHLMC Certificates would be affected by delinquent payments and defaults on such Mortgage Loans.

     FHLMC Certificates may be backed by pools of Single-Family Mortgage Loans or Multifamily Mortgage Loans. Such underlying Mortgage Loans may have original terms to maturity of up to 40 years. FHLMC Certificates may be issued under Cash Programs (composed of Mortgage Loans purchased from a number of sellers) or Guarantor Programs (composed of Mortgage Loans purchased from one seller in exchange for participation certificates representing interests in the Mortgage Loans purchased). FHLMC Certificates may pay interest at a fixed rate or adjustable rate. The interest rate paid on FHLMC ARM Certificates adjusts periodically within 60 days prior to the month in which the interest rates on the underlying Mortgage Loans adjust. The interest rates paid on FHLMC ARM Certificates issued under FHLMC's standard ARM programs adjust in relation to the Treasury Index. Other specified indices used in FHLMC ARM programs include the 11th District Cost of Funds Index published by the Federal Home Loan Bank of San Francisco, LIBOR and other indices. Interest rates paid on fully-indexed FHLMC ARM Certificates equal the applicable index rate plus a specified number of basis points ranging typically from 125 to 250 basis points. In addition, the majority of series of FHLMC ARM Certificates issued to date have evidenced pools of Mortgage Loans with monthly, semi-annual or annual interest adjustments. Adjustments in the interest rates paid are generally limited to an annual increase or decrease of either 1% or 2% and to a lifetime cap of 5% or 6% over the initial interest rate. Certain FHLMC programs include Mortgage Loans which allow the borrower to convert the adjustable mortgage interest rate to a fixed rate. ARMs which are converted into fixed rate Mortgage Loans are repurchased by FHLMC or by the seller of such loans to FHLMC at the unpaid principal balance thereof plus accrued interest to the due date of the last adjustable rate interest payment.

     Single-Family and Multifamily CMOs. The Company may, from time to time, invest in adjustable-rate Single-Family and Multifamily CMOs. Single-Family and Multifamily CMOs ordinarily are issued in series, each of which consists of several serially maturing classes ratably secured by a single pool of Single-Family or Multifamily Mortgage Loans or Single-Family or Multifamily Privately Issued Certificates. Generally, principal payments received on the mortgage-related assets securing a series of CMOs, including prepayments on such mortgage-related assets, are applied to principal payments on one or more classes of the CMOs of such series on each principal payment date for such CMOs. Scheduled payments of principal and interest on the mortgage-related assets and other collateral securing a series of CMOs are intended to be sufficient to make timely payments of interest on such CMOs and to retire each class of such CMOs by its stated maturity. By allocating the principal and interest cash flows from the underlying collateral among the separate CMO classes, different classes (referred to as "tranches") of bonds are created, each with its own stated maturity, estimated average life, coupon rate and prepayment characteristics.

     Principal prepayments on the mortgage-related assets underlying a CMO issue may cause different tranches of a CMO issue to be retired substantially earlier than their stated maturities or final distribution dates. Interest generally is paid or accrues on interest-bearing classes of CMOs on a monthly, quarterly or semi-annual basis. The principal of and interest on the underlying mortgage-related assets may be allocated among the several classes of a CMO issue in a variety of ways. One type of CMO issue is one in which payments of principal, including any principal prepayments, on the mortgage-related assets are applied to the classes of CMOs in order of their respective stated maturities or final distribution dates, so that no payment of principal will be made on any class of the series until all other classes having an earlier stated maturity or final distribution date have been paid in full.

     Other types of CMO issues include classes such as parallel pay CMOs, some of which, such as Planned Amortization Class CMOs ("PAC Bonds"), provide protection against prepayment uncertainty. Parallel pay CMOs are structured to provide payments of principal on certain payment dates to more than one class. These simultaneous payments are taken into account in calculating the stated maturity date or final distribution date of each class which, as with other CMO structures, must be retired by its stated maturity date or final distribution date but may be retired earlier. PAC Bonds generally require payment of a specified amount of principal on each payment date so long as prepayment speeds on the underlying collateral fall within a specified range. PAC Bonds are always parallel pay CMOs with the required principal payment on such securities having the highest priority after interest has been paid to all classes.

     Other types of CMO issues include Targeted Amortization Class CMOs ("TAC Bonds"), which are similar to PAC Bonds. While PAC Bonds maintain their amortization schedule within a specified range of prepayment speeds, TAC Bonds are generally targeted to a narrow range of prepayment speeds or a specified pricing speed. TAC Bonds can provide protection against prepayment uncertainty since cash flows generated from higher prepayments of the underlying mortgage-related assets are applied to the various other pass-through tranches so as to allow the TAC Bonds to maintain their amortization schedule.

     CMOs may be subject to certain rights of issuers thereof to redeem such CMOs prior to their stated maturity dates, which may have the effect of diminishing the Company's anticipated return on its investment. Privately issued Single-Family and Multifamily CMOs are supported by private credit enhancements similar to those used for Privately Issued Certificates and are often issued as Senior-Subordinated Mortgage Securities. The Company will only acquire CMOs that constitute beneficial ownership in grantor trusts holding Mortgage Loans, or regular interests in REMICs, or that otherwise constitute Qualified REIT Real Estate Assets (provided that the Company has obtained a favorable opinion of counsel or a ruling from the IRS to that effect).

     Commercial Mortgage Assets

       Commercial Mortgage Loans

     Commercial Mortgage Loans are secured by commercial properties, such as industrial and warehouse properties, office buildings, retail space and shopping malls, hotels and motels, hospitals, nursing homes and senior living centers. Commercial Mortgage Loans have certain distinct risk characteristics: existing Commercial Mortgage Loans generally lack standardized terms, which may complicate their structure (although certain of the new conduits are introducing standard form documents for use in their programs); Commercial Mortgage Loans tend to have shorter maturities than Single-Family Mortgage Loans; they may not be fully amortizing, meaning that they may have a significant principal balance or "balloon" due on maturity; and commercial properties, particularly industrial and warehouse properties, are generally subject to relatively greater environmental risks than non-commercial properties and the corresponding burdens and costs of compliance with environmental laws and regulations. See "Risk Factors -- Operations Risks -- Risk of Loss on Commercial Mortgage Assets" and "-- Environmental Liabilities."

     Unlike most Single-Family Mortgage Loans, Commercial Mortgage Loans generally utilize yield maintenance agreements to impose penalties on prepayments of principal that compensate mortgagees, in part or in full, for the possibility of lower interest lending rates that may be applicable at the time of repayment. Commercial Mortgage Loans may also contain prohibitions, at least for a period of time following origination, on principal prepayments. Such prepayment penalties and prohibitions tend to reduce the likelihood of prepayments on Commercial Mortgage Loans as compared to Single-Family Mortgage Loans.

     The credit quality of a Commercial Mortgage Loan may depend on, among other factors, the existence and structure of underlying leases, deferred maintenance on the property or physical condition of the property, the creditworthiness of tenants, the historical and anticipated level of vacancies and rents on the property and on other comparable properties located in the same region, potential or existing environmental risks and the local and regional economic climate in general. Primary indicators of credit quality on a Commercial

Mortgage Loan are the debt service coverage, i.e., the ratio of current net operating income on a commercial property to the current debt service obligation on the same property, and the loan-to-value ratio, both of which generally are examined by the rating agencies from the perspective of a variety of worst-case scenarios. Loan-to-value analysis is particularly important in the case of Commercial Mortgages Loans because many are nonrecourse to the borrower and therefore the value of the property will determine the amount of loss in the event of default. Foreclosures of defaulted Commercial Mortgage Loans are generally subject to a number of complicating factors not present in foreclosures of Single-Family Mortgage Loans. See "Risk Factors -- Operations Risks -- Risk of Loss on Commercial Mortgage Assets."

     To the extent the Company seeks to acquire Commercial Mortgage Assets, the Company intends to focus on the acquisition of Commercial Mortgage Securities rather than Commercial Mortgage Loans. The Company will only acquire Commercial Mortgage Loans when it believes it has the necessary expertise to evaluate and manage them and only if they are consistent with the Company's Risk-Adjusted Capital Policy.

       Commercial Mortgage Securities

     Commercial Mortgage Securities are securities that represent an interest in, or are secured by, Commercial Mortgage Loans. Commercial Mortgage Securities generally have been structured as Pass-Through Certificates with private (i.e., nongovernmental) credit enhancements ("Commercial Privately Issued Certificates") or as CMOs ("Commercial CMOs"). Commercial Mortgage Securities may pay adjustable rates of interest. Because of the great diversity in characteristics of the Commercial Mortgage Loans that secure or underlie Commercial Mortgage Securities, however, such securities will also have diverse characteristics. Although many Commercial Mortgage Securities are backed by large pools of Commercial Mortgage Loans with relatively small individual principal balances, Commercial Mortgage Securities may be backed by Commercial Mortgage Loans collateralized by only a few commercial properties or a single commercial property. Because the risk involved in single commercial property financings is highly concentrated, single-property Commercial Mortgage Securities to date have tended to be limited to extremely desirable commercial properties with excellent values and/or lease agreements with extremely creditworthy and reliable tenants, such as major corporations.

     Commercial Mortgage Securities generally are structured with some form of private credit enhancement to protect against potential Realized Losses on the underlying Mortgage Assets. As with Single-Family Mortgage Securities, such credit enhancements provide an extra layer of loss coverage in cases where the equityholder's equity interest in the underlying mortgaged property has been completely extinguished. Because of the particular risks that accompany Commercial Mortgage Securities, the required amount and corresponding cost of such credit support may be significant. Credit supports used in the Commercial Mortgage Securities market have included, but have not been limited to, limited issuer guarantees, reserve funds, Subordinated Securities (which bear the risks of default before more senior classes of securities of the same issuer), cross-collateralization, over-collateralization, cross-default provisions, subordination and letters of credit. The Company expects that multiple-class structures, featuring Senior-Subordinated Mortgage Securities, will continue to be the most common form of credit enhancement used in the Commercial Mortgage Securities markets. In addition to credit support, Commercial Mortgage Securities may be structured with liquidity protections intended to provide assurance of timely payment of principal and interest. Such protections may include surety bonds, letters of credit and payment advance agreements. The process used to rate commercial mortgage-backed securities may focus on, among other factors, the structure of the security, the quality and adequacy of collateral and insurance, and the creditworthiness of the originators, servicing companies and providers of credit support.

     Commercial Mortgage Securities have been issued in public and private transactions by a variety of public and private issuers. The RTC has issued more than $16 billion of Commercial and Multifamily Mortgage Securities. Neither the U.S. Government nor the RTC guarantees securities issued under RTC programs. Non-governmental entities that have issued or sponsored Commercial Mortgage Securities offerings include owners of commercial properties, originators of and investors in Mortgage Loans, savings and loan associations, mortgage banks, commercial banks, insurance companies, investment banks and special purpose subsidiaries of the foregoing.

     The Commercial Mortgage Securities market is newer and in terms of total outstanding principal amount of issues is relatively small compared to the total size of the market for Single-Family Mortgage Securities. Securitization of the commercial mortgage market has accelerated in recent years, however, in part as a result of new risk-based capital rules imposed on insurance companies, banks and thrift institutions that have required many such institutions to reduce positions in Commercial Mortgage Loans in their investment portfolios. The establishment by the rating agencies of ratings criteria for Commercial Mortgage Securities and the resulting assignment of ratings by the rating agencies to such securities has made such securities more attractive to potential investors and has increased their potential investor base. As Commercial Mortgage Loans with balloon payments become due, such loans will have to be re-financed or the underlying commercial properties will have be to sold. In either case, there will be a significant need for new Commercial Mortgage Loans. In addition, to the extent financial institutions seek to reduce their portfolio holdings of Commercial Mortgage Loans, the supply of Commercial Mortgage Loans available for securitization with increase. Demand for new commercial real estate financings and the reluctance of financial institutions to assume long-term portfolio risk with respect to such financings also should encourage securitization. The Company believes that an increased supply of Commercial Mortgage Securities may present attractive investment opportunities for the Company.

MANAGEMENT POLICIES AND PROGRAMS

  ASSET ACQUISITION POLICIES

     The Company only acquires those Mortgage Assets the Company believes it has the necessary expertise to evaluate and manage and which are consistent with the Company's balance sheet guidelines and risk management objectives. Since the intention of the Company is generally to hold its Mortgage Assets until maturity, the Company generally does not seek to acquire assets whose investment returns are only attractive in a limited range of scenarios. The Company believes that future interest rates and mortgage prepayment rates are very difficult to predict. Therefore, the Company seeks to acquire Mortgage Assets which the Company believes will provide acceptable returns over a broad range of interest rate and prepayment scenarios.

     Among the asset choices available to the Company, the Company acquires those Mortgage Assets which the Company believes will generate the highest returns on capital invested, after considering (i) the amount and nature anticipated cashflows from the asset, (ii) the Company's ability to pledge the asset to secure collateralized borrowings, (iii) the increase in the Company's risk-adjusted capital requirement determined by the Company's Risk-Adjusted Capital Policy resulting from the purchase and financing of the asset, and (iv) the costs of financing, hedging, managing, securitizing, and reserving for the asset. Prior to acquisition, potential returns on capital employed are assessed over the life of the asset and in a variety of interest rate, yield spread, financing cost, credit loss and prepayment scenarios.

     Management also gives consideration to balance sheet management and risk diversification issues. A specific asset which is being evaluated for potential acquisition is deemed more or less valuable to the Company to the extent it serves to increase or decrease certain interest rate or prepayment risks which may exist in the balance sheet, to diversify or concentrate credit risk, and to meet the cash flow and liquidity objectives management may establish for the balance sheet from time to time. Accordingly, an important part of the asset evaluation process is a simulation, using the Company's risk management model, of the addition of a potential asset and its associated borrowings and hedges to the balance sheet and an assessment of the impact this potential asset acquisition would have on the risks in and returns generated by the Company's balance sheet as a whole over a variety of scenarios.

     The Company focuses primarily on the acquisition of floating-rate and adjustable-rate assets, and believes that currently such products are more attractive for the Company's purposes than are fixed-rate assets.

     In the event that the Company acquires fixed-rate Mortgage Assets pursuant to its Asset Acquisition/ Capital Allocation Policies, the Company's Risk-Adjusted Capital Policy will allocate a high liquidity capital cushion to such fixed-rate assets due to their greater market price volatility, so it is difficult for fixed-rate product to generate high returns on capital employed under the Company's asset acquisition criteria. In addition, the cost of hedging a fixed-rate asset to meet the Company's asset/liability management goals is usually significant. The Company may, however, purchase fixed-rate assets in the future should the potential returns on capital invested, after hedging and all other costs, clearly exceed the returns available from other assets or if the purchase of such assets would serve to reduce or diversify the risks of the Company's balance sheet.

     The Company's strategy is to focus primarily on the acquisition of adjustable-rate Mortgage Assets, including Single-Family Mortgage Loans, Single-Family Mortgage Securities, Multifamily Mortgage Loans and Multifamily Mortgage Securities. To date, all Mortgage Assets purchased have been Single-Family Mortgage Securities. In addition, the Company will seek to acquire Commercial Mortgage Securities which, except for securities created through the normal process of securitization of its own Mortgage Assets, will generally be limited initially to investment grade securities with a rating of BBB- or better. The Company's asset acquisition strategy will change over time as market conditions change and as the Company evolves.

     The Company may also purchase stock in other mortgage REITs or stock in similar companies when the Company believes that such purchases will yield attractive returns on capital employed. When the stock market valuations of such companies are low in relation to the market value of their assets, such stock purchases can be a way for the Company to acquire an interest in a pool of Mortgage Assets at an attractive price. The Company does not, however, presently intend to invest in the securities of other issuers for the purpose of exercising control or to underwrite securities of other issuers.

     The Company intends to acquire new Mortgage Assets, and will also seek to expand its capital base in order to further increase the Company's ability to acquire new assets, when the potential returns from new investments appear attractive relative to the return expectations of stockholders (as expressed principally by the effective dividend yield of the Company's stock). The Company may in the future acquire Mortgage Assets by offering its debt or equity securities in exchange for such Mortgage Assets.

     The Company generally intends to hold Mortgage Assets to maturity. In addition, the REIT Provisions of the Code limit in certain respects the ability of the Company to sell Mortgage Assets. See "Certain Federal Income Tax Considerations -- General -- Gross Income Tests" and "-- Taxation of the Company." Management may decide to sell assets from time to time, however, for a number of reasons including, without limitation, to dispose of an asset as to which credit risk concerns have arisen, to reduce interest rate risk, to substitute one type of Mortgage Asset for another to improve yield or to maintain compliance with the 55% requirement under the Investment Company Act, and generally to re-structure the balance sheet when management deems such action advisable. Management will select any Mortgage Assets to be sold according to the particular purpose such sale will serve. The Board of Directors has not adopted a policy that would restrict management's authority to determine the timing of sales or the selection of Mortgage Assets to be sold.

     As a requirement for maintaining REIT status, the Company will distribute to stockholders aggregate dividends equaling at least 95% of its taxable income. See "Certain Federal Income Tax Considerations -- General -- Distribution Requirement." The Company will make additional distributions of capital when the return expectations of the stockholders (as expressed principally by the effective dividend yield of the Company's stock) appear to exceed returns potentially available to the Company through making new investments in Mortgage Assets. Subject to the limitations of applicable securities and state corporation laws, the Company can distribute capital by making purchases of its own Capital Stock, through paying down or re-purchasing any outstanding uncollateralized debt obligations, or through increasing the Company's dividend to include a return of capital.

  CREDIT RISK MANAGEMENT POLICIES

     The Company reviews credit risk and other risk of loss associated with each investment and determines the appropriate allocation of capital to apply to such investment under its Risk-Adjusted Capital Policy. Because the risks presented by Single-Family, Multifamily and Commercial Mortgage Assets are different, the Company analyzes the risk of loss associated with such Mortgage Assets separately. In addition, the Company attempts to diversify its investment portfolio to avoid undue geographic, issuer, industry and certain other types of concentrations. The Company attempts to obtain protection against some risks from sellers and servicers through representations and warranties and other appropriate documentation. The Board of Directors monitors the overall portfolio risk and determines appropriate levels of provision for loss.

     With respect to its Mortgage Securities, the Company is exposed to various levels of credit and special hazard risk, depending on the nature of the underlying Mortgage Assets and the nature and level of credit enhancements supporting such securities. Most of the Mortgage Assets acquired by the Company have some degree of protection from normal credit losses. At December 31, 1995 and March 31, 1996, 55.8% and 52.8%, respectively, of the Company's Mortgage Assets were Agency Certificates.

     An additional 38.1% and 37.2% of the Company's Mortgage Assets at December 31, 1995 and March 31, 1996, respectively, were Privately Issued Certificates and represented interests in pools of residential mortgage loans with partial credit enhancement; of these amounts, 85% and 91% were rated invest grade, respectively. Credit loss protection for Privately Issued Certificates is achieved through the subordination of other interests in the pool to the interest held by the Company, through pool insurance or though other means. The degree of credit protection varies substantially among the Privately Issued Certificates held by the Company. While all the Privately Issued Certificates held by the Company have some degree of credit enhancement, the majority of such assets are, in turn, subordinated to other interests. Thus, should such a Privately Issued Certificate experience credit losses, such losses could be greater than the Company's pro rata share of the remaining mortgage pool, but in no event could exceed the Company's investment in such Privately Issued Certificate. At March 31, 1996, the amount of realized credit losses a particular pool of mortgages represented by Privately Issued Certificates would have to experience before the Company would bear responsibility for any credit losses ranged from 0% to 37% of the pool balance. The Company has undertaken an independent underwriting review of a sample of the loans underlying the Privately Issued Certificates that are rated below BBB.

     All of the Company's Mortgage Assets have received a credit rating from one or more nationally recognized rating agencies or have been assigned a rating deemed equivalent by the Company. At December 31, 1995, the average rating of the Company's Mortgage Assets, as adjusted to a single format and weighted by carrying value, was AA+. At March 31, 1996, the average rating of the non-agency Mortgage Assets was AA.

     At March 31, 1996, the Company owned $24.9 million of whole Mortgage Loans, which comprised 4.4% of the Company's total Mortgage Assets at such date. In preparation for purchases of Mortgage Assets in the form of Mortgage Loans, the Company developed a quality control program to monitor the quality of loan underwriting at the time of acquisition and on an ongoing basis. The Company will conduct, or cause to be conducted, a legal document review of each Mortgage Loan acquired to verify the accuracy and completeness of the information contained in the mortgage notes, security instruments and other pertinent documents in the file. As a condition of purchase, the Company will select a sample of Mortgage Loans targeted to be acquired, focusing on those Mortgage Loans with higher risk characteristics, and submit them to a third party, nationally recognized underwriting review firm for a compliance check of underwriting and review of income, asset and appraisal information. In addition, the Company or its agents will underwrite all Multifamily and Commercial Mortgage Loans. During the time it holds Mortgage Loans, the Company will be subject to risks of borrower defaults and bankruptcies and special hazard losses (such as those occurring from earthquakes or floods) that are not covered by standard hazard insurance. The Company will generally not obtain credit enhancements such as mortgage pool or special hazard insurance for its Mortgage Loans, although individual loans may be covered by FHA insurance, VA guarantees or private mortgage insurance and, to the extent securitized into Agency Certificates, by such government sponsored entity obligations or guarantees.

     The following table details the ratings of the Company's Mortgage Assets and illustrates the rating scale used to determine the average rating as weighted by carrying value.

                                         AT MARCH 31, 1996(1)              AT DECEMBER 31, 1995(1)
                                    -------------------------------    -------------------------------
                                              (UNAUDITED)
                                    CARRYING
                                     VALUE       PERCENT     RATING     VALUE       PERCENT     RATING
           RATING CATEGORY           ($000)     OF ASSETS    SCALE      ($000)     OF ASSETS    SCALE
    ------------------------------  --------    ---------    ------    --------    ---------    ------
    Whole Mortgage Loans(2).......  $ 24,861        4.4%     1.5       $ 26,450        6.1%     1.5
    AAA -- Agency.................   298,354       52.8%     1.0        241,222       55.8%     1.0
    AAA -- Privately Issued.......    91,304       16.2%     1.0          7,913        1.8%     1.0
    AA............................   100,531       17.7%     2.0        106,649       24.7%     2.0
    A.............................    19,184        3.4%     3.0         18,073        4.2%     3.0
    BBB...........................     6,653        1.2%     4.0          7,098        1.6%     4.0
    BB............................    11,158        2.0%     5.0         12,049        2.8%     5.0
    B.............................    12,758        2.2%     6.0         12,303        2.9%     6.0
    Other.........................       356        0.1%     6.0            487        0.1%     6.0
                                    --------    ---------    ------    --------    ---------    ------
    Total/Weighted Average........  $565,159      100.0%     1.50      $432,244      100.0%     1.67
    Weighted Average Rating.......       AA+                                AA+
    Percentage Investment Grade...                   96%                                94%

- ---------------
(1) All assets are rated by one or more of the four nationally recognized rating agencies or are assigned a rating deemed equivalent by the Company. When rating agencies have assigned different ratings to the same asset, management has assigned that asset to the category it believes is the most appropriate.

(2) If rated, management believes that 90-95% of these loans would receive investment grade ratings. For inclusion in the overall averages, 94% are assumed to be investment grade, producing an average rating of AA+.

(3) For purposes of computing a weighted average portfolio rating, management has assigned a number to each rating level, with AAA being a "1" and B or below being a "6," as indicated in the table.

  CAPITAL AND LEVERAGE POLICIES

     The Company's goal is to strike a balance between the under-utilization of leverage, which reduces potential returns to stockholders, and the over-utilization of leverage, which could reduce the Company's ability to meet its obligations during adverse market conditions. The Company has established a "Risk-Adjusted Capital Policy" which limits management's ability to acquire additional assets during times when the actual capital base of the Company is less than a required amount defined in the policy. In this way, the use of balance sheet leverage is controlled. The actual capital base as defined for the purpose of this policy is equal to the market value of total assets less the book value of total collateralized borrowings. The actual capital base, as so defined, represents the approximate liquidation value of the Company and approximates the market value of assets that can be pledged or sold to meet over-collateralization requirements for the Company's borrowings. The unpledged portion of the Company's actual capital base is available to be pledged or sold as necessary to maintain over-collateralization levels for the Company's borrowings.

     Management is prohibited from acquiring additional assets during periods when the actual capital base of the Company is less than the minimum amount required amount under the Risk-Adjusted Capital Policy (except when such asset acquisitions may be necessary to maintain REIT status or the Company's exemption from the Investment Company Act of 1940). In addition, when the actual capital base falls below the Risk-Adjusted Capital requirement, management is required to submit to the Board a plan for bringing the actual capital base into compliance with the Risk-Adjusted Capital Policy guidelines. It is anticipated that in most circumstances this goal will be achieved over time without overt management action through the natural process of mortgage principal repayments and increases in the market values of Mortgage Assets as their coupon rates adjust upwards to market levels. Management anticipates that the actual capital base is likely to exceed the Risk-Adjusted Capital requirement during periods following new equity offerings and during periods of falling interest rates and that the actual capital base is likely to fall below the Risk-Adjusted Capital requirement during periods of rising interest rates.

     The first component of the Company's capital requirements is the current aggregate over-collateralization amount or "haircut" the lenders require the Company to hold as capital. The haircut for each Mortgage Asset is determined by the lender based on the risk characteristics and liquidity of that asset. Haircut levels on individual borrowings range from 3% for Agency Certificates to 20% for certain Privately Issued Certificates, and average 5% to 10% for the Company as a whole. Should the market value of the pledged assets decline, the Company will be required to deliver additional collateral to the lenders in order to maintain a constant over-collateralization level on its borrowings.

     The second component of the Company's capital requirement is the "liquidity capital cushion." The liquidity capital cushion is an additional amount of capital in excess of the haircut maintained by the Company in order to help the Company meet the demands of the lenders for additional collateral should the market value of the Company's Mortgage Assets decline. The aggregate liquidity capital cushion equals the sum of liquidity cushion amounts assigned under the Risk-Adjusted Capital Policy to each of the Company's Mortgage Assets. Liquidity capital cushions are assigned to each Mortgage Asset based on management's assessment of the Mortgage Asset's market price volatility, credit risk, liquidity and attractiveness for use as collateral by lenders. The process of assigning liquidity capital cushions relies on management's ability to identify and weigh the relative importance of these and other factors. Consideration is also given to hedges associated with the Mortgage Asset and any effect such hedges may have on reducing net market price volatility, concentration or diversification of credit and other risks in the balance sheet as a whole and the net cash flows that can be expected to arise from the interaction of the various components of the Company's balance sheet. The Board of Directors thus reviews on a periodic basis various analyses prepared by management of the risks inherent in the Company's balance sheet, including an analysis of the effects of various scenarios on the Company's net cash flow, earnings, dividends, liquidity and net market value. Should the Board of Directors determine that the minimum required capital base set by the Company's Risk-Adjusted Capital Policy is either too low or too high, the Board of Directors will raise or lower the capital requirement accordingly.

     The Company expects that its aggregate minimum capital requirement under the Risk-Adjusted Capital Policy will approximate 10% to 20% of the market value of the Company's Mortgage Assets. This percentage will fluctuate over time, and may fluctuate out of the expected range, as the composition of the balance sheet changes, haircut levels required by lenders change, the market value of the Mortgage Assets changes and as liquidity capital cushion percentages set by the Board of Directors are adjusted over time. As of March 31, 1996, the aggregate Risk-Adjusted Capital Requirement was 11.7% of Mortgage Assets, and the Company's actual capital base was 11.7% of Mortgage Assets.

     The Risk-Adjusted Capital Policy also stipulates that at least 50% of the capital base maintained to satisfy the liquidity capital cushion shall be invested in Agency Certificates, AAA-rated adjustable-rate Mortgage Securities or assets with similar or better liquidity characteristics.

     Pursuant to the Company's overall business strategy, a substantial portion of the Company's borrowings are short-term or adjustable-rate. The Company's borrowings currently are, and are expected to continue to be, implemented primarily through reverse repurchase agreements (a borrowing device evidenced by an agreement to sell securities or other assets to a third-party and a simultaneous agreement to repurchase them at a specified future date and price, the price difference constituting interest on the borrowing), but in the future may also be obtained through loan agreements, lines of credit, Dollar-Roll Agreements (an agreement to sell a security for delivery on a specified future date and a simultaneous agreement to repurchase the same or a substantially similar security on a specified future date) and other credit facilities with institutional lenders and issuance of debt securities such as commercial paper, medium-term notes, CMOs and senior or subordinated notes. The Company intends to enter into financing transactions only with institutions that it believes are sound credit risks and to follow other internal policies designed to limit its credit and other exposure to financing institutions.

     Mortgage Assets are currently financed at short-term borrowing rates primarily through reverse repurchase agreements, but future borrowings may be obtained through lines of credit, Dollar-Roll Agreements and other financings which the Company may establish with approved institutional lenders. It is expected that reverse repurchase agreements will continue to be the principal financing devices utilized by the Company to leverage its Mortgage Assets portfolio. The Company anticipates that, upon repayment of each borrowing in the form of a reverse repurchase agreement, the collateral will immediately be used for borrowing in the form of a new reverse repurchase agreement. The Company has not at the present time entered into any commitment agreements under which the lender would be required to enter into new reverse repurchase agreements during a specified period of time, nor does the Company presently plan to have liquidity facilities with commercial banks. The Company, however, may enter into such commitment agreements in the future if deemed favorable to the Company. See "Risk Factors -- Operations Risks -- Risks of Substantial Leverage and Potential Net Interest and Operating Losses in Connection with Borrowings." The Company enters into reverse repurchase agreements primarily with national broker/dealers, commercial banks and other lenders which typically offer such financing. The Company enters into the collateralized borrowings only with financial institutions meeting credit standards approved by the Company's Board of Directors, including approval by a majority of Independent Directors, and monitors the financial condition of such institutions on a regular basis.

     A reverse repurchase agreement, although structured as a sale and repurchase obligation, acts as a financing under which the Company effectively pledges its Mortgage Assets as collateral to secure a short-term loan. Generally, the other party to the agreement will make the loan in an amount equal to a percentage of the market value of the pledged collateral. At the maturity of the reverse repurchase agreement, the Company is required to repay the loan and correspondingly receives back its collateral. While used as collateral, Mortgage Assets continue to pay principal and interest which inure to the benefit of the Company. In the event of the insolvency or bankruptcy of the Company, certain reverse repurchase agreements may qualify for special treatment under the Bankruptcy Code, the effect of which is, among other things, to allow the creditor under such agreements to avoid the automatic stay provisions of the Bankruptcy Code and to foreclose on the collateral agreements without delay. In the event of the insolvency or bankruptcy of a lender during the term of a reverse repurchase agreement, the lender may be permitted, under applicable insolvency laws, to repudiate the contract, and the Company's claim against the lender for damages therefrom may be treated simply as one of the unsecured creditor. In addition, if the lender is a broker or dealer subject to the Securities Investor Protection Act of 1970, or an insured depositary institution subject to the Federal Deposit Insurance Act, the Company's ability to exercise its rights to recover its securities under a reverse repurchase agreement or to be compensated for any damages resulting from the lender's insolvency may be further limited by those statutes. These claims would be subject to significant delay and, if and when received, may be substantially less than the damages actually suffered by the Company.

     The Company expects that substantially all of its borrowing agreements will require the Company to deposit additional collateral in the event the market value of existing collateral declines, which may require the Company to sell assets to reduce the borrowings. The Company's liquidity management policy is designed to maintain a cushion of equity sufficient to provide required liquidity to respond to the effects under its borrowing arrangements of interest rate movements and changes in market value of its Mortgage Assets, as described above. However, a major disruption of the reverse repurchase or other market relied on by the Company for short-term borrowings would have a material adverse effect on the Company unless the Company were able to arrange alternative sources of financing on comparable terms. See "Risk Factors -- Operations
Risks -- Risks of Substantial Leverage and Potential Net Interest and Operating Losses in Connection with Borrowings" and "-- Risk of Decrease in Net Interest Income Due to Interest Rate Fluctuations; Prepayment Risks of Mortgage Assets."

     The Company's Bylaws do not limit its ability to incur borrowings, whether secured or unsecured.

     At December 31, 1995 and March 31, 1996, total borrowings outstanding were $370 million and $509 million, respectively, supported by Mortgage Assets with a market value of $386 million and $540 million, respectively, pledged to secure such borrowings. These borrowings are carried on the balance sheet at historical cost, which approximates market. All of the borrowings were pursuant to reverse repurchase agreements except for $37.35 million outstanding at March 31, 1996 under one secured loan agreement with

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

terms similar to reverse repurchase agreements. At December 31, 1995 and March 31, 1996, the weighted average term to maturity was 74 days and 48 days, respectively, and the weighted average borrowing rate was 6.01% and 5.62%, respectively. Several of the borrowing agreements provide for adjustments of the interest rate to market levels prior to maturity. The weighted average period to the earlier of maturity or interest rate adjustment was 26 days and 19 days at December 31, 1995 and March 31, 1996, respectively.

     The aggregate "haircut," or the percentage by which the market value of the pledged collateral must exceed the borrowing amount, was 5.48% and 20.3% at December 31, 1995 and March 31, 1996, respectively. The total haircut of approximately $20.3 million and $3.80 million at December 31, 1995 and March 31, 1996, respectively, represented the capital the Company was required to hold at period end to satisfy the requirements of its secured lenders.

  ASSET/LIABILITY MANAGEMENT

     Interest Rate Risk Management

     To the extent consistent with its election to qualify as a REIT, the Company follows an interest rate risk management program intended to protect against the effects of major interest rate changes. Specifically, the Company's interest rate risk management program is formulated with the intent to offset the potential adverse effects resulting from rate adjustment limitations on its Mortgage Assets and the differences between interest rate adjustment indices and interest rate adjustment periods of its adjustable-rate Mortgage Assets and related borrowings. The Company's interest rate risk management program encompasses a number of procedures, including: (i) the Company attempts to structure its borrowings to have interest rate adjustment indices and interest rate adjustment periods that, on an aggregate basis, generally correspond to the interest rate adjustment indices and interest rate adjustment periods of the adjustable-rate Mortgage Assets purchased by the Company, so as to limit any mis-matching of such aggregates to a range of one to six months, and (ii) the Company attempts to structure its borrowing agreements relating to adjustable-rate Mortgage Assets to have a range of different maturities and interest rate adjustment periods (although substantially all will be less than one year). As a result, the Company expects to be able to adjust the average maturity/adjustment period of such borrowings on an ongoing basis by changing the mix of maturities and interest rate adjustment periods as borrowings come due and are renewed. Through use of these procedures, the Company intends to minimize any differences between interest rate adjustment periods of adjustable-rate Mortgage Assets and related borrowings that may occur.

     The Company purchases from time to time interest rate caps, interest rate swaps and similar instruments to attempt to mitigate the risk of the cost of its variable rate liabilities increasing at a faster rate than the earnings on its assets during a period of rising rates. In this way, the Company intends generally to hedge as much of the interest rate risk as management determines is in the best interests of the stockholders of the Company, given the cost of such hedging transactions and the need to maintain the Company's status as a REIT. See "Certain Federal Income Tax Considerations -- General -- Gross Income Tests." This determination may result in management electing to have the Company bear a level of interest rate risk that could otherwise be hedged when management believes, based on all relevant facts, that bearing such risk is advisable. The Company may also, to the extent consistent with its compliance with the REIT Gross Income Tests, Maryland law and the no-action relief discussed below, utilize financial futures contracts, options and forward contracts as a hedge against future interest rate changes. The Company has obtained no-action relief from the Commodities Futures Trading Commission permitting the Company to invest a small percentage of the Company's assets in certain financial futures contracts and options thereon without registering as a commodity pool operator under the Commodity Exchange Act, provided that the Company uses such instruments solely for bona fide hedging purposes.

     The Company seeks to build a balance sheet and undertake an interest rate risk management program which is likely, in management's view, to enable the Company to generate positive earnings and maintain an equity liquidation value sufficient to maintain operations given a variety of potentially adverse circumstances. Accordingly, the hedging program addresses both income preservation, as discussed in the first part of this section, and capital preservation concerns. With regard to the latter, the Company monitors its "equity

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

duration." This is the expected percentage change in the Company's equity (measured as the carrying value of total assets less the book value of total liabilities) that would be caused by a 1% change in short and long term interest rates. To date, the Company believes that it has met its goal of maintaining an equity duration of less than 15%. To monitor its equity duration and the related risks of fluctuations in the liquidation value of the Company's equity, the Company models the impact of various economic scenarios on the market value of the Company's Mortgage Assets, liabilities and interest rate agreements. See "Risk Factors -- Operations Risks -- Risk of Decrease in Net Interest Income Due to Interest Rate Fluctuations; Prepayment Risks of Mortgage Assets." The Company believes that the existing hedging program will allow the Company to maintain operations throughout a wide variety of potentially adverse circumstances without further management action. Nevertheless, in order to further preserve the Company's capital base (and lower its equity duration) during periods when management believes a trend of rapidly rising interest rates has been established, management may decide to increase hedging activities and/or sell assets. Each of these types of actions may lower the earnings and dividends of the Company in the short term in order to further the objective of maintaining attractive levels of earnings and dividends over the long term.

     Each interest rate cap agreement is a legal contract between the Company and a third party firm (the "counter-party"). The Company makes an up-front cash payment to the counter-party and the counter-party agrees to make payments to the Company in the future should the one or three month LIBOR interest rate rise above the "strike" rate specified in the contract. Each contract has a "notional face" amount. Should the reference LIBOR interest rate rise above the contractual strike rate, the Company will earn cap income. Payments on an annualized basis will equal the contractual notional face amount times the difference between actual LIBOR and the strike rate. In all of its interest rate risk management transactions, the Company follows certain procedures designed to limit credit exposure to counterparties, including dealing only with counterparties whose financial strength meets the Company's requirements. See "Risk Factors -- Operations Risks -- Risk of Failing to Hedge Against Interest Rate Changes Effectively; Risk of Losses Associated with Hedging; Counterparty Risks."

     The Company may elect to conduct a portion of its hedging operations through one or more subsidiary corporations which would not be a Qualified REIT Subsidiary and would be subject to Federal and state income taxes. In order to comply with the nature of asset tests applicable to the Company as a REIT, the value of the securities of any such subsidiary held by the Company must be limited to less than 5% of the value of the Company's total assets as of the end of each calendar quarter and no more than 10% of the voting securities of any such subsidiary may be owned by the Company. See "Certain Federal Income Tax Considerations -- General -- Asset Tests." A taxable subsidiary would not elect REIT status and would distribute any net profit after taxes to the Company and its other stockholders. Any dividend income received by the Company from any such taxable subsidiary (combined with all other income generated from the Company's assets, other than Qualified REIT Real Estate Assets) must not exceed 25% of the gross income of the Company. See "Certain Federal Income Tax Considerations -- General -- Gross Income Tests." Before the Company forms any such taxable subsidiary corporation for its hedging activities, the Company will obtain an opinion of counsel to the effect that the formation and contemplated method of operation of such corporation will not cause the Company to fail to satisfy the nature of assets and sources of income tests applicable to it as a REIT.

     The carrying value of the interest rate cap agreements on December 31, 1995 and March 31, 1996 was $0.55 million and $1.23 million, respectively. Cap premium is amortized over the effective period of the cap. During the first quarter 1995, the cap amortization expense was $15,592 and during the first quarter 1996 was $151,232. There was no significant income from the caps during 1995 or first quarter 1996 and there were no sales or terminations of caps. During first quarter 1995 and first quarter 1996, net cap expense equaled 0.05% and 0.12%, respectively, of the average balance of the Company's Mortgage Assets and 0.06% and 0.14%, respectively, of the average balance of the Company's interest-bearing liabilities. For such periods, the net cap expense was 2.45% and 5.16%, respectively, of net interest earnings before such cap expense.

     At December 31, 1995 and March 31, 1996, the total notional face amount of interest rate cap agreements in effect was $302 million and $401 million, respectively. At March 31, 1996, the range of strike rates was 5.50% to 12.00% and the weighted average strike rate was 7.36%. Some of the Company's interest rate cap agreements have strike rates and/or notional face amounts which vary over time. Some of the existing cap agreements do not become effective until 1997. All of the interest rate caps reference either one or three month LIBOR.

     The Company had one outstanding Swap Agreement at December 31, 1995 and March 31, 1996 for a notional face amount of $10 million pursuant to which the Company receives a LIBOR based rate and pays a fixed rate that adjusts annually.

     At December 31, 1995 and March 31, 1996, the Company's weighted average assets and liabilities were matched within a six-month period in terms of adjustment frequency and speed of adjustment to market conditions. Looking at these two factors only (and thus ignoring periodic and life caps), the Company's net interest spread should be stable over time periods greater than six months. Substantially all of the Company's Mortgage Assets at December 31, 1995 and March 31, 1996 had coupon rates that adjust to market levels at least every six months, with a weighted average term to reset of approximately three months. All of the Company's borrowings at December 31, 1995 and March 31, 1996 will either mature or adjust to a market interest rate level within six months of such date. The borrowings had a weighted average term to rate reset of 26 days and 19 days at December 31, 1995 and March 31, 1996, respectively. Both changes in coupon rates earned on assets and in the rates paid on borrowings are expected to be highly correlated with changes in LIBOR rates (subject to the effects of periodic and lifetime caps).

     The Company believes that it has developed a cost-effective asset/liability management program to provide a level of protection against interest rate and prepayment risks. However, no strategy can completely insulate the Company from interest rate changes, prepayment risks and defaults by counterparties. Further, as noted above, certain of the Federal income tax requirements that the Company must satisfy to qualify as a REIT limit the Company's ability to fully hedge its interest rate and prepayment risks. The Company monitors carefully, and may have to limit, its asset/liability management program to assure that it does not realize excessive hedging income, or hold hedging assets having excess value in relation to total assets, which would result in the Company's disqualification as a REIT or, in the case of excess hedging income, the payment of a penalty tax for failure to satisfy certain REIT income tests under the Code, provided such failure was for reasonable cause. See "Certain Federal Income Tax
Considerations -- General." In addition, asset/liability management involves transaction costs which increase dramatically as the period covered by the hedging protection increases. Therefore, the Company may be prevented from effectively hedging its interest rate and prepayment risks.

  PREPAYMENT RISK

     The Company seeks to minimize the effects of faster or slower than anticipated prepayment rates through structuring a diversified portfolio with a variety of prepayment characteristics, investing in Mortgage Assets with prepayment prohibitions and penalties, investing in certain Mortgage Security structures which have prepayment protections, and balancing assets purchased at a premium with assets purchased at a discount. In addition, the Company has purchased and may in the future purchase additional interest-only strips to a limited extent as a hedge against prepayment risks. Prepayment risk is monitored by management and the Board of Directors through periodic review of the impact of a variety of prepayment scenarios on the Company's revenues, net earnings, dividends, cash flow and net balance sheet market value.

     A majority of the Company's non-agency Mortgage Assets are structured so that for several years they receive less than a pro rata share of principal repayments experienced in the underlying mortgage pool as a whole. In such Mortgage Securities, one or more classes of Senior Securities are ordinarily entitled to receive all principal prepayments on the underlying pool of loans until such Senior Securities have been paid down to a specified amount determined by formula. To illustrate, if (i) the Company owned a Mezzanine Security with a face value of $2 million representing a partial interest in a pool of ARMs totaling $100 million of aggregate principal balance, (ii) Subordinated Securities with a face value of $6 million were held by other investors and provided credit support for the Mezzanine Securities, (iii) $92 million face value of Senior Securities were also held by other investors supported by the Mezzanine Securities and Subordinated Securities, and (iv) the $100 million face value of Senior Securities, Mezzanine Securities and Subordinated

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

Securities had been issued in this format, the Company's $2 million face value of Mezzanine Securities would receive no principal prepayments on the underlying loans until the $92 million face value of Senior Securities had been paid down to a formula-determined amount, which would normally be expected to occur within a range of three to ten years depending on the rate of prepayments and other factors.

     During the first quarter of 1995, the Company received $2.7 million in principal payments on its Mortgage Assets. The annualized rate of principal repayment the Company experienced was 9%. During the first quarter of 1996, $32.8 million in principal repayments was received, and the annualized rate of principal repayment was 26%. The amortized cost of the Company's Mortgage Assets at December 31, 1995 and March 31, 1996 was equal to 98.33% and 99.29%, respectively, of the face value of the assets; the net discount was 1.67% and 0.71%, respectively. The smaller the level of net discount or premium, the less risk there is that fluctuations in prepayment rates will affect earnings in the long run.

  MORTGAGE LOAN SECURITIZATION TECHNIQUES

     The Company expects to contract with conduits, financial institutions, mortgage bankers, investment banks and others to purchase Mortgage Loans which they are originating. The Company anticipates that it will have sufficient purchasing power in some circumstances to induce origination firms to originate Mortgage Loans to the Company's specifications. The Company intends to enhance the value and liquidity of all the Mortgage Loans it acquires by securitizing the loans into Mortgage Securities in the manner which will best meet its own needs.

     In addition to creating Mortgage Securities from the Mortgage Loans in its portfolio, the Company also plans from time to time to "re-securitize" portions of its Mortgage Securities portfolio. In a re-securitization transaction, Mortgage Securities rather than Mortgage Loans are used as collateral to create new Mortgage Securities. This would typically be done as the Mortgage Loans underlying the securities improve in credit quality through seasoning, as values rise on the underlying properties or when the credit quality of a junior class of mortgage security improves due to prepayment of more senior classes. Such transactions can result in improved credit ratings, higher market values and lowered borrowing costs. The Company believes that this built-in tendency of securitized mortgage bonds to improve in credit quality even if real estate prices remain level could be one of the most attractive aspects of the markets in which the Company will invest.

     The Company may conduct its securitization activities through one or more taxable or REIT-qualifying subsidiaries formed for such purpose. Prior to engaging in any securitization activities, the Company will receive an opinion of counsel that the proposed method of such activities will not jeopardize the Company's status as a REIT.

RECENT LEGISLATION

     On September 23, 1994, the Riegle Community Development and Regulatory Improvement Act of 1994 (the "Riegle Act") was enacted which, among other things, amended SMMEA to confer upon commercial mortgage securities the benefit of SMMEA treatment and to remove certain impediments to trading and investing in commercial mortgage securities. However, such amendments do not become effective until certain final regulations are promulgated by the Comptroller of the Currency with respect to such amendments. Proposed regulations were issued in December 1995 but no final regulations have as yet been adopted. It is still unclear what effect, if any, the amendments to SMMEA will have on institutions governed by such regulations or on the commercial mortgage securities market. Furthermore, the Riegle Act specifically allows the various states to prohibit or limit the benefits of such amendments.

FUTURE REVISIONS IN POLICIES AND STRATEGIES

     The Board of Directors has established the investment policies and operating policies and strategies set forth in this Prospectus. The Board of Directors has the power to modify or waive such policies and strategies without the consent of the stockholders to the extent that the Board of Directors determines that such modification or waiver is in the best interests of stockholders. However, if such modification or waiver relates to the relationship of, or any transaction between, the Company and GB Capital or any affiliated person of GB

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

Capital, the approval of a majority of the Independent Directors is also required. Among other factors, developments in the market which affect the policies and strategies mentioned herein or which change the Company's assessment of the market may cause the Board of Directors to revise the Company's policies and strategies.

LEGAL PROCEEDINGS

     There are no material pending legal proceedings to which the Company is a party or to which any property of the Company is subject.

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

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The directors and executive officers of the Company are as follows:

               NAME                                      POSITION
- -----------------------------------  ------------------------------------------------
George E. Bull(1)..................  Chairman of the Board and Chief Executive
                                     Officer
Douglas B. Hansen(1)...............  President, Chief Financial Officer and Director
Frederick H. Borden(1).............  Vice Chairman of the Board and Secretary
Dan A. Emmett(2)(3)................  Director
Thomas F. Farb(2)(4)...............  Director
Nello Gonfiantini(2)(4)............  Director
Charles J. Toeniskoetter(2)(3).....  Director
Vickie L. Rath.....................  Vice President, Treasurer and Controller

- ---------------
(1) Founder of the Company

(2) Independent Director

(3) Member of the Audit Committee

(4) Member of the Compensation Committee

     GEORGE E. BULL, age 47, was elected to serve as Chairman of the Board and Chief Executive Officer of the Company in April, 1994. Mr. Bull is the President of GB Capital, and has served in such capacity since he founded the predecessor of GB Capital in 1983. GB Capital assists banks, insurance companies, and savings and loans in managing portfolios of securitized and unsecuritized Mortgage Loans, in arranging collateralized borrowings, in hedging balance sheet risks, and with other types of capital markets transactions. In addition, GB Capital manages and advises troubled commercial real estate and corporate investments. In 1991 and 1992, Mr. Bull served as Acting Chief Investment Officer of First Capital Life Insurance Company, managing its $4 billion securities portfolio and over $200 million in commercial real estate loans. He also worked during this period in various aspects of fixed income portfolio management with Wood Island Associates, Inc. From 1991 through 1993, Mr. Bull oversaw the management of the $350 million portfolio of commercial real estate investments and the $8 billion securities portfolio of Executive Life Insurance Company (in Rehabilitation) ("Executive Life") on behalf of the California Department of Insurance. Mr. Bull and GB Capital continue to oversee portions of the remaining assets of Executive Life. Prior to 1983, Mr. Bull worked at A. G. Becker and Kidder Peabody in their fixed income and mortgage-backed securities departments. In the early 1970's, Mr. Bull was a fixed income portfolio manager for the California Public Employees Retirement System, and was one of the first large investors in the emerging GNMA securities market. Mr. Bull is presently a director of EurekaBank in San Francisco and formerly served as a director of Home Federal Savings Bank in Nevada. Mr. Bull has a BA in Economics from University of California, Davis.

     DOUGLAS B. HANSEN, age 38, was elected to serve as President, Chief Financial Officer and a Director of the Company in April, 1994. Mr. Hansen joined GB Capital in 1990 as a Principal, assisting GB Capital's financial institution clients with securities portfolio management, asset/liability management, and balance sheet hedging. From 1991 to 1993, Mr. Hansen also served as a Special Deputy Insurance Commissioner of the State of California and as the Acting Chief Investment Officer of Executive Life, managing its $8 billion portfolio of securities and its Investment Department. In 1991 and 1992, Mr. Hansen worked in various aspects of fixed income portfolio management with Wood Island Associates, Inc. From 1992 to 1994, Mr. Hansen served as the Acting Chief Investment Officer of Old Colony Life Insurance Company, a failed insurance company conserved by the State of Georgia. Prior to joining GB Capital, Mr. Hansen worked from 1987 through 1990 at Merrill Lynch as a specialist in mortgage loans and securities and hedging instruments. Prior to 1987, he worked on the turnaround team of a savings and loan as a Senior Vice President (including work on commercial real estate loan work-out and mortgage securitization), provided strategic management consulting for European companies while working for Bain & Company in London, and worked on mergers and acquisitions and some of the first interest rate swaps in the Corporate Finance Department at Citibank in New York. Mr. Hansen formerly served as a director of Industrial Coatings Group, Inc., Applause Enterprises, Concurrent Computer and the San Francisco Merola Opera Center. Mr. Hansen has a BA in Economics from Harvard College and an MBA from Harvard Business School.

     FREDERICK H. BORDEN, age 50, was elected to serve as Vice Chairman of the Board and Secretary of the Company in April, 1994. Mr. Borden joined GB Capital as a Principal in 1992 to assist GB Capital with portfolio management and marketing. Prior to joining GB Capital, Mr. Borden was Senior Vice President of Douglas, Emmett & Company, where he organized an institutional capital raising effort to fund debt and equity investments in West Los Angeles commercial real estate properties. From 1985 to 1990, Mr. Borden worked as a specialist in raising capital for financial institutions and as a high yield bond salesman for Drexel Burnham Lambert. In 1984, Mr. Borden was the sales manager for the mortgage loan trading department of Farmer's Savings Bank. Mr. Borden was one of the founding members of Salomon Brothers' mortgage securities department in 1978 and was manager of the West Coast mortgage sales department until 1984. Mr. Borden has a BA in History from the University of California, Berkeley and an MBA from Stanford Business School.

     DAN A. EMMETT, age 56, was elected to serve as a Director of the Company in June, 1994. Mr. Emmett is the co-founder and President of Douglas, Emmett and Company and Douglas Emmett Realty Advisors, leading commercial and multifamily real estate development, investment, management and asset management businesses in Los Angeles. Mr. Emmett is the co-founder and a substantial shareholder of the Jon Douglas Company and its mortgage brokerage, title and escrow affiliates. Jon Douglas Company is the largest independent residential brokerage firm in California. Mr. Emmett has been associated with such companies since 1971. Mr. Emmett has a BA from Stanford University and a JD from Harvard University.

     THOMAS F. FARB, age 39, was elected to serve as Director of the Company in June, 1994. Mr. Farb is the Senior Vice President of Finance, Chief Financial Officer, and Treasurer of Interneuron Pharmaceuticals, Inc., a publicly-held pharmaceutical company. From 1992 to 1994, Mr. Farb was the Vice President of Finance and Corporate Development, Chief Financial Officer, and Controller of Cytyc Corporation, a medical device/diagnostics company. From 1989 to 1992, Mr. Farb was Senior Vice President, Chief Financial Officer, and Director of AIRFUND Corporation, where he closed numerous international aircraft financing transactions involving various interest rate hedges and multiple layers of debt and equity. From 1983 to 1989, as Chief Financial Officer and General Manager, Eastern Operations, Mr. Farb was part of a successful turnaround team for Symbolics, Inc., a publicly-traded computer company and defense contractor. In 1982, Mr. Farb founded and later sold Language Technology, a programmer productivity software company. Mr. Farb is currently a director of HNC Software, Inc. and AIRFUND Corporation. Mr. Farb has a BA in Quantitative Sociology from Harvard College.

     NELLO GONFIANTINI, age 41, was elected to serve as Director of the Company in June, 1994. Mr. Gonfiantini manages a private mortgage finance and real estate development business in Reno, Nevada. From 1986 until 1994, Mr. Gonfiantini was the Chairman, CEO, and President of Home Federal Savings Bank of Nevada, where he oversaw the commercial and residential real estate lending operations. Prior to taking that position in 1986, Mr. Gonfiantini was the Executive Vice President of Home Mortgage Company, a mortgage banking firm and predecessor to Home Federal Bank. Mr. Gonfiantini has a BA and an MBA from University of Denver.

     CHARLES J. TOENISKOETTER, age 51, was elected to serve as Director of the Company in June, 1994. Mr. Toeniskoetter is the President of Toeniskoetter & Breeding, Inc. Development, a company which has developed, and owns and manages, over $60 million of commercial and industrial real estate properties, and is the President of Toeniskoetter & Breeding, Inc. Construction, a commercial and industrial construction company that has completed over $185 million of construction contracts since its founding. Mr. Toeniskoetter co-founded both of these companies in 1983. From 1975 to 1983, Mr. Toeniskoetter worked with Carl
N. Swenson Company, Inc. as manager of the Real Estate Development Group, Division Vice President, and Director. From 1973 to 1975, he worked as a management consultant with McKinsey & Co., Inc. Mr. Toeniskoetter serves on the Boards of the San Jose Water Company and a number of non-profit foundations and other community entities. Mr. Toeniskoetter has a B.S. in Mechanical Engineering from Notre Dame University and an MBA from Stanford Business School.

     VICKIE L. RATH, age 36, was elected to serve as Vice President, Treasurer and Controller of the Company in April, 1994. Ms. Rath has acted as an independent consultant to GB Capital since February 1994 and was elected Vice President of GB Capital in 1994. From 1993 to 1994, Ms. Rath served as Principal and Controller of Wells Fargo Nikko Investment Advisors. From 1988 to 1993, Ms. Rath was Vice President, Controller of TIS Mortgage Investment Company, a NYSE-listed REIT and served as its Treasurer from 1989 to 1993. In addition, Ms. Rath served as the Principal Financial Officer of TIS Financial Services, Inc. (formerly Thrift Investment Services) (1988 to 1993), Vice President, Secretary and Treasurer of TIS Asset Management (1991 to 1993) and Assistant Treasurer of INVG Mortgage Securities Corp., a REIT traded on Nasdaq (1992 to 1993). Ms. Rath was a Senior Tax Manager at Arthur Andersen & Co., where she worked from 1981 to 1988. Ms. Rath has a BA in Accounting from the University of Colorado at Boulder and an MBA in Taxation from Golden Gate University. Ms. Rath is a Certified Public Accountant.

     The Directors of the Company are divided into three classes, designated Class I, Class II and Class III. Messrs. Borden and Gonfiantini are Class I directors, Messrs. Hansen, Farb and Toeniskoetter are Class II directors and Messrs. Bull and Emmett are Class III directors. Class I, Class II and Class III directors will stand for reelection at the annual meetings of stockholders held in 1998, 1999 and 1997, respectively. Successors to the directors whose terms expire at the respective annual meetings will be elected for three-year terms. The Company pays an annual director's fee to each Independent Director equal to $6,000, and options to purchase 5,000 shares of Common Stock at the fair market value of the Common Stock upon becoming a director and options to purchase 2,500 shares at the fair market value of the Common Stock on the day after each Annual Meeting of Stockholders, plus a fee of $500 for each meeting of the Board of Directors attended by the director in person and $250 for each meeting attended telephonically and reimbursement of the director's costs and expenses for attending such meetings. All officers are appointed by and serve at the discretion of the Board of Directors. There are no family relationships between any executive officers or directors.

     The Bylaws of the Company provide that, except in the case of a vacancy, a majority of the members of the Board of Directors and of any committee of the Board of Directors will at all times be Independent Directors. Vacancies occurring on the Board of Directors among the Independent Directors will be filled by a vote of a majority of the directors, including a majority of the Independent Directors.

     The Articles of Incorporation of the Company provide for the indemnification of the directors and officers of the Company to the fullest extent permitted by Maryland law. See "Description of Capital Stock -- Indemnification." The Articles of Incorporation of the Company also provide that the personal liability of any director or officer of the Company to the Company or its stockholders for money damages is limited to the fullest extent allowed by the statutory or decisional law of the State of Maryland as amended or interpreted. See "Description of Capital Stock -- Limitation of Liability."

EXECUTIVE COMPENSATION

     Management of the Company receives annual base salaries. Messrs. Bull, Hansen and Borden each currently receive annual salaries of $184,580. Ms. Rath currently receives an annual salary of $123,053. Base salary is reviewed quarterly by the Board of Directors and upon the raising of additional equity (other than through the DRP). The base salaries will grow with the consumer price index and may be raised at the discretion of the Compensation Committee. In addition, the Board of Directors has established a bonus incentive compensation plan for executive officers of the Company. This program permits the Board of Directors, in their discretion, to award cash bonuses annually to executive officers of the Company.

     The following Summary Compensation Table sets forth information concerning compensation earned in the years ended December 31, 1994 and 1995 by the Company's Chief Executive Officer and its three other executive officers serving at the end of the last completed fiscal year (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                 LONG-TERM
                                                                            COMPENSATION AWARDS
                                                                        ---------------------------
                                               ANNUAL COMPENSATION        DIVIDEND      SECURITIES       OTHER
                                            -------------------------    EQUIVALENT     UNDERLYING    COMPENSATION
    NAME AND PRINCIPAL POSITION      YEAR   SALARY ($)   BONUS ($)(1)   RIGHTS (#)(2)   OPTIONS (#)      ($)(3)
- -----------------------------------  ----   ----------   ------------   -------------   -----------   ------------
George E. Bull.....................  1995    $ 75,408      $     --          590           46,528        $7,688
  Chairman of the Board and Chief    1994       9,998            --           --           49,445            --
  Executive Officer
Douglas B. Hansen..................  1995    $ 75,408      $     --          590           46,528        $7,688
  President and Chief Financial      1994       9,998            --           --           49,444            --
  Officer
Frederick H. Borden................  1995    $ 75,408      $     --          367           28,905        $7,688
  Vice Chairman of the Board and     1994       9,998            --           --           49,444            --
  Secretary
Vickie L. Rath.....................  1995    $ 66,217      $ 33,108          190           15,000        $6,327
  Vice President, Treasurer and      1994      16,667         2,083           --           16,000            --
  Controller

- ---------------
(1) Amounts stated include bonus amounts accrued during the fiscal year and paid in the following year.

(2) Represents the number of shares of stock which are accrued under Dividend Equivalent Rights ("DERs") and are issuable to holders upon the exercise of the related stock options.

(3) Annual Company contributions to the Company's Profit Sharing Plan.

  OPTION GRANTS

     The following table sets forth information concerning stock options granted during the 1995 fiscal year to each of the Named Executive Officers. Each of the stock options is exercisable to purchase Common Stock of the Company.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                         POTENTIAL REALIZABLE
                                               INDIVIDUAL GRANTS                           VALUE AT ASSUMED
                         -------------------------------------------------------------      ANNUAL RATES OF
                           NUMBER OF       % OF TOTAL                                         STOCK PRICE
                           SECURITIES     OPTIONS/SARS                                       APPRECIATION
                           UNDERLYING      GRANTED TO    EXERCISE OR                      FOR OPTION TERM (2)
                          OPTIONS/SARS    EMPLOYEES IN   BASE PRICE                      ---------------------
         NAME            GRANTED (#)(1)   FISCAL YEAR      ($/SH)      EXPIRATION DATE    5% ($)     10% ($)
- -----------------------  --------------   ------------   -----------   ---------------   --------   ----------
George E. Bull.........      46,528           29.6%        $ 18.25         12/15/05      $534,017   $1,353,304
Douglas B. Hansen......      46,528           29.6%          18.25         12/15/05       534,017    1,353,304
Frederick H. Borden....      28,905           18.4%          18.25         12/15/05       331,752      840,725
Vickie L. Rath.........      15,000            9.6%          18.25         12/15/05       172,760      436,487

- ---------------
(1) All options were granted with related DERs.

(2) Excludes any value relative to the DERs associated with the stock options.

  OPTION EXERCISES AND FISCAL YEAR END VALUES

     The following table sets forth certain information regarding exercise of options during 1995 and the number and value of options to acquire Common Stock of the Company held by each Named Executive Officer as of December 31, 1995.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                        FISCAL YEAR-END OPTION/SAR VALUE

                                                                  NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                                                 UNDERLYING UNEXERCISED           IN-THE-MONEY
                                                                       OPTIONS AT                  OPTIONS AT
                         SHARES ACQUIRED ON        VALUE           FISCAL YEAR-END (#)       FISCAL YEAR-END ($)(2)
         NAME               EXERCISE (#)      REALIZED ($)(1)   EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
- -----------------------  ------------------   ---------------   -------------------------   -------------------------
George E. Bull.........        12,361            $ 134,859               0/83,612                  $0/$672,704
Douglas B. Hansen......        12,361              134,859               0/83,611                   0/ 672,685
Frederick H. Borden....        12,361              134,859               0/65,988                   0/ 672,685
Vickie L. Rath.........         4,000               43,680               0/27,000                   0/ 217,800

- ---------------

(1) The value realized is based on the market value of underlying securities at exercise date, minus the exercise price.

(2) The value of unexercised options is based on the market value of the underlying securities at fiscal year end, minus the exercise price. It excludes any value relative to the DERs associated with the stock options.

EMPLOYMENT AGREEMENTS

     The Company entered into employment agreements with Messrs. Bull, Hansen and Borden. Each agreement provides for a term through December 31, 1999 and will be automatically extended for an additional year at the end of each year of the agreement, unless either party provides a prescribed prior written notice to the contrary. Each agreement provides for the annual base salary set forth under the caption "-- Executive Compensation" above and for participation by the subject officer in the bonus incentive compensation plan. Each employment agreement provides for the subject officer to receive his base salary and bonus compensation to the date of the termination of employment by reason of death, disability or resignation and to receive base compensation to the date of the termination of employment by reason of a termination of employment for cause as defined in the agreement. Each employment agreement also provides for the subject officer to receive, in the event that the Company terminates the subject officer's employment without cause, or if the subject officer resigns for "good reason" (as defined in the agreement, including the occurrence of a "Change of Control" of the Company as defined in the agreement), an amount, 50% payable immediately and 50% payable in monthly installments over the succeeding twelve months, equal to three times the greater of such officer's combined maximum base salary and actual bonus compensation for the preceding fiscal year or the average for the three preceding years of such officer's combined actual base salary and bonus compensation, subject in each case to a maximum amount of 1% of the Company's book equity value (exclusive of valuation adjustments) and a minimum amount of $250,000. Section 280G of the Code may limit the deductibility of such payments by the Company for Federal income tax purposes. Each employment agreement also contains a "non-compete" provision prohibiting the subject officer from competing with the Company for a period of one year following termination of employment following the Company's termination of the subject officer without cause or resignation of the subject officer for "good reason" (including a "Change of Control"). Providing services to GB Capital is expressly excluded from operation of the "non-compete" provision. In addition, all outstanding options and Awards (see "-- Stock Options" below) granted to the subject officer under the Stock Option Plan shall immediately vest upon his termination without cause or termination for "good reason" (including upon a "Change of Control"). "Change of Control" for purposes of the agreements would include a merger or consolidation of the Company, a sale of all or substantially all of the assets of the Company, changes in the identity of a majority of the members of the Board of Directors of the Company (other than due to the death, disability or age of a director) or acquisitions of more than 9.8% of the combined voting power of the Company's capital stock, subject to certain limitations. Mr. Bull's employment agreement also restricts the Company from entering into a separate management agreement or arrangement, without Mr. Bull's consent, pursuant to which another entity would perform all or a substantial portion of Mr. Bull's duties. Additionally, each agreement requires that the subject officer act as described under the caption "-- Conflict of Interest," below.

     The Company has entered into an employment agreement with Ms. Rath on substantially the same terms as for the executive officers set forth in the immediately preceding paragraph with the following exceptions: Ms. Rath's employment agreement provides for a term through December 31, 1996 and will be automatically extended for an additional year at the end of each year of the agreement unless either party provides a prescribed prior written notice to the contrary; the base salary is subject to a maximum as set forth under "-- Executive Compensation," above; and the payment to Ms. Rath in the event the Company terminates her employment without cause is six months of compensation (based on base salary and bonus compensation for the last fiscal year), calculated and payable as set forth above.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

     On August 10, 1994, the Company elected a compensation committee comprised of Thomas Farb and Nello Gonfiantini. The compensation committee establishes the compensation of the officers of the Company and also administers the Company's Stock Option Plan. None of the compensation committee members or other directors or officers of the Company have any relationships which must be disclosed under this caption.

STOCK OPTIONS

     The Company has adopted its Amended and Restated 1994 Executive and Non-Employee Director Stock Option Plan (the "Stock Option Plan") which provides for the grant of qualified incentive stock options ("ISOs") which meet the requirements of section 422 of the Code, stock options not so qualified ("NQSOs"), deferred stock, restricted stock, performance shares, stock appreciation and limited stock appreciation rights awards ("Awards") and dividend equivalent rights ("DERs"). At a meeting on March 8, 1996, the Company's Board of Directors adopted, subject to approval of the stockholders, amendments to the Stock Option Plan which would provide for an increase in the maximum aggregate number of shares of the Company's Common Stock available for grant under the Stock Option Plan and certain other changes. Such amendments were approved at the Annual Meeting of Stockholders on June 14, 1996 and became effective on such date.

     The purpose of the Stock Option Plan is to provide a means of performance-based compensation in order to attract and retain qualified personnel and to provide an incentive to others whose job performance affects the Company. The Stock Option Plan is administered by the Compensation Committee, which shall, at all times when the Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, be composed solely of "disinterested persons" as required by Rule 16b-3 under the Exchange Act. Members of the Compensation Committee are eligible to receive only NQSOs pursuant to automatic grants of stock options discussed below. ISOs may be granted to the officers and key employees of the Company. NQSOs and Awards may be granted to the directors, officers, key employees and agents and consultants of the Company or any of its subsidiaries.

     The Plan provides for granting of DERs in tandem with NQSOs. Such DERs accrue for the account of the optionee shares of Common Stock upon the payment of cash dividends on outstanding shares of Common Stock. The number of shares accrued is determined by a formula and such shares are currently transferred to the optionee only upon exercise of the related option. The amendments adopted permit DERs to be issued in tandem with all options granted under the Plan (not just NQSOs) and effect the following changes to DERs granted under the Plan. First, DERs can be issued in "current-pay" form so that payments can be made to the optionee at the same time as dividends are paid to holders of outstanding Common Stock. Second, DERs can be made eligible to participate not only in cash distributions but also distributions of stock or other property made to holders of outstanding Common Stock. Shares of Common Stock accrued for the account of the optionee pursuant to a DER grant may also be made eligible to receive dividends and distributions. Finally,

DERs can be made "performance based" by conditioning the right of the holder of the DER to receive any dividend equivalent payment or accrual upon the satisfaction of specified performance objectives. Under the prior Plan, DER accrual was automatic.

     Subject to anti-dilution provisions for stock splits, stock dividends and similar events, the Stock Option Plan currently authorizes the grant of options to purchase, and Awards of, an aggregate of up to 15% of the Company's total outstanding shares at any time, provided that no more than 500,000 shares of Common Stock shall be cumulatively available for grant as Incentive Stock Options. If an option granted under the Stock Option Plan expires or terminates, or an Award is forfeited, the shares subject to any unexercised portion of such option or Award will again become available for the issuance of further options or Awards under the Stock Option Plan.

     Unless previously terminated by the Board of Directors, the Stock Option Plan will terminate on June 23, 2004, and no options or Awards may be granted under the Stock Option Plan thereafter.

     Options granted under the Stock Option Plan will become exercisable in accordance with the terms of the grant made by the Committee. Awards will be subject to the terms and restrictions of the Award made by the Committee. The Committee has discretionary authority to select participants from among eligible persons and to determine at the time an option or Award is granted when and in what increments shares covered by the option may be purchased and, in the case of options, whether it is intended to be an ISO or a NQSO provided, however, that certain restrictions applicable to ISOs are mandatory, including a requirement that ISOs not be issued for less than 100% of the then fair market value of the Common Stock (110% in the case of a grantee who holds more than 10% of the outstanding Common Stock) and a maximum term of ten years (five years in the case of a grantee who holds more than 10% of the outstanding Common Stock).

     Under current law, ISOs may not be granted to any director of the Company who is not also an employee, or to directors, officers and other employees of entities unrelated to the Company. No options or Awards may be granted under the Stock Option Plan to any person who, assuming exercise of all options held by such person, would own or be deemed to own more than 9.8% of the outstanding shares of equity stock of the Company.

     Each option must terminate no more than 10 years from the date it is granted (or five years in the case of ISOs granted to an employee who is deemed to own in excess of 10% of the combined voting power of the Company's outstanding equity stock). Options may be granted on terms providing for exercise either in whole or in part at any time or times during their respective terms, or only in specified percentages at stated time periods or intervals during the term of the option.

     The exercise price of any option granted under the Stock Option Plan is payable in full in cash, or its equivalent as determined by the Committee. The Company may make loans available to option holders to exercise options evidenced by a promissory note executed by the optionholder and secured by a pledge of Common Stock with fair market value at least equal to the principal of the promissory note unless otherwise determined by the Committee.

     Each non-employee director of the Company is automatically granted an NQSO to purchase 5,000 shares of Common Stock with DERs upon becoming a director of the Company, and is also automatically granted an NQSO to purchase 2,500 shares of Common Stock (with DERs) the day after each annual meeting of stockholders. Such automatic grants of stock options vest 25% on each anniversary of the date of grant. The exercise price for such automatic grants of stock options is the fair market value of the Common Stock on the date of grant, and is required to be paid in cash.

     The Board of Directors may, without affecting any outstanding options or Awards, from time to time revise or amend the Stock Option Plan, and may suspend or discontinue it at any time. However, no such revision or amendment may, without stockholder approval, increase the number of shares subject to the Stock Option Plan, modify the class of participants eligible to receive options or Awards granted under the Stock Option Plan or extend the maximum option term under the Stock Option Plan.

CONFLICT OF INTEREST

     The Chairman of the Board, the President, the Vice Chairman of the Board and the Treasurer and Controller of the Company are actively involved in the management of GB Capital. GB Capital assists banks, insurance companies and savings and loans in managing portfolios of securitized and unsecuritized Mortgage Loans, in arranging collateralized borrowings, in hedging balance sheet risks and with other types of capital markets transactions. In addition, GB Capital manages and advises troubled commercial real estate and corporate investments. Although these members of management have been and will be involved with GB Capital to the extent described above, they have devoted a majority of their time to the business of the Company since the Company was founded and will continue to devote a majority of their time to the Company's affairs as long as it remains necessary for the effective conduct and operation of the Company's business. These arrangements may create conflicts of interest if such members of management are presented with corporate opportunities that may benefit both the Company and clients of GB Capital. See "Risk Factors -- Legal and Other
Risks -- Conflicts of Interest."

     Generally, under applicable state corporate law, a director of a corporation is required to first offer to the company corporate opportunities learned of solely as a result of his or her service as a member of the board of directors. Maryland law provides that in order for a contract or other transaction between a corporation and any of its directors or in which a director has a material financial interest not to be void or voidable: (i) the contract or transaction must be fair and reasonable to the corporation; or (ii) the fact of such interest must be disclosed or known to the board or committee that authorizes, approves or ratifies the contract or transaction and such authorization, approval or ratification must be by a vote of the majority of disinterested directors.

     The Company's policy is that the approval of the Board of Directors (with any interested director abstaining) is required for any director, officer, securityholder or affiliate of the Company (a) to engage for their own account in realizing upon a corporate opportunity learned of solely as a result of their service to or representation of the Company or (b) to have any direct or indirect pecuniary interest in any investment to be acquired or disposed of by the Company or in any transaction to which the Company is a party or has an interest.

                           PRINCIPAL SECURITYHOLDERS

BENEFICIAL OWNERSHIP OF COMMON STOCK BY LARGE SECURITYHOLDERS

     The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company's Common Stock as of June 30, 1996 by each person other than members of management known to the Company to beneficially own more than five percent of the Company's Common Stock. Unless otherwise indicated in the footnotes to the table, the beneficial owners named have, to the knowledge of the Company, sole voting and investment power with respect to the shares beneficially owned, subject to community property laws where applicable.

                                                                            BENEFICIAL
                                                                             OWNERSHIP
                                                                        OF COMMON STOCK(1)
                                                                        -------------------
                   NAME AND ADDRESS OF BENEFICIAL OWNER                 SHARES      PERCENT
    ------------------------------------------------------------------  -------     -------
    Wallace R. Weitz & Company(2).....................................  975,682       11.2
      1125 South 103rd Street, Suite 600
      Omaha, NE 68124-6008
    Wellington Management Company(3)..................................  885,879       10.2
      75 State Street
      Boston, MA 02109
    Weitz Series Fund, Inc.(4)........................................  597,301        6.9
      c/o Wallace R. Weitz & Company
      1125 South 103rd Street, Suite 600
      Omaha, NE 68124-6008
    First Financial Fund, Inc.(5).....................................  449,557        5.2
      c/o Wellington Management Company
      75 State Street
      Boston, MA 02109

- ---------------
(1) Assuming no exercise Warrants (except by entities named, separately) and no purchases by listed stockholders in the Offering.

(2) Consists of: 108,518 shares of Common Stock held of record by Weitz Partners III Limited Partnership, 72,048 shares of Common Stock issuable upon the exercise of Warrants held of record by Weitz Partners III Limited Partnership; 147,782 shares of Common Stock held of record by Weitz Partners, Inc., 50,033 shares of Common Stock issuable upon the exercise of Warrants held of record by Weitz Partners, Inc.; and 443,698 shares of Common Stock held of record by Weitz Series Fund, Inc. and 153,603 shares of Common Stock issuable upon the exercise of Warrants held of record by Weitz Series Fund, Inc. Wallace R. Weitz, as general partner of Weitz Partners III Limited Partnership and as President of Weitz Partners, Inc. and Weitz Series Fund, Inc., may be deemed to beneficially own such shares of Common Stock.

(3) Includes: 288,574 shares of Common Stock currently outstanding, and 160,983 shares of Common Stock issuable upon the exercise of Warrants, in each case beneficially owned by First Financial Fund, Inc., for whom Wellington Management Company ("WMC") acts as investment advisor and over which WMC has shared investment power; 205,094 shares of Common Stock currently outstanding, and 60,894 shares of Common Stock issuable upon the exercise of Warrants, in each case beneficially owned by Bay Pond Partners L.P., for whom WMC acts as investment advisor and over which WMC has shared voting and investment power; 18,012 shares of Common Stock currently outstanding, and 18,012 shares of Common Stock issuable upon the exercise of Warrants, in each case beneficially owned by Pocantico Fund, for whom WMC acts as investment advisor and over which WMC has shared investment power; and 8,705 shares of Common Stock currently outstanding, and 8,705 shares of Common Stock issuable upon the exercise of Warrants, in each case beneficially owned by 5500 Fund, for whom WMC acts as investment advisor and over which WMC has shared investment power.

(4) Includes 153,603 shares of Common Stock issuable upon exercise of Warrants. Wallace R. Weitz & Company has sole voting and investment power with respect to these shares.

(5) Includes 160,983 shares of Common Stock issuable upon the exercise of Warrants. First Financial Fund, Inc. has sole voting and shared investment power with respect to the shares it beneficially owns. See footnote 3.

BENEFICIAL OWNERSHIP OF COMMON STOCK BY DIRECTORS AND MANAGEMENT

     The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company's Common Stock as of June 30, 1996, by (i) each director and nominee for director, (ii) the Company's Named Executive Officers and (iii) all directors and executive officers as a group. Unless otherwise indicated in the footnotes to the table, the beneficial owners named have, to the knowledge of the Company, sole voting and investment power with respect to the shares beneficially owned, subject to community property laws where applicable.

                                                                            BENEFICIAL
                                                                             OWNERSHIP
                                                                        OF COMMON STOCK(1)
                                                                        -------------------
                         NAME OF BENEFICIAL OWNER                       SHARES      PERCENT
    ------------------------------------------------------------------  -------     -------
    George E. Bull(2)(3)..............................................  128,333        1.5
    Douglas B. Hansen(2)(4)...........................................   99,129        1.2
    Frederick H. Borden(2)(5).........................................  103,045        1.2
    Dan A. Emmett(6)..................................................    9,795          *
    Thomas F. Farb(7).................................................    3,125          *
    Nello Gonfiantini(8)..............................................   23,237          *
    Charles J. Toeniskoetter(9).......................................    4,845          *
    Vickie L. Rath(2)(10).............................................   12,000          *
    All Directors and Executive Officers as a group (8 persons)
      (11)............................................................  383,509        4.5

- ---------------
  *  Less than one percent.

 (1) Assuming no exercise of Warrants or Stock Options (except by individuals named, separately).

 (2) Address: 591 Redwood Highway, Suite 3100, Mill Valley, CA 94941.

 (3) Includes 97,662 shares of Common Stock currently outstanding held of record by the Bull Trust, 15,310 shares of Common Stock issuable upon the exercise of Warrants held of record by the Bull Trust, 1,500 shares of Common Stock currently outstanding held of record by Mr. Bull's children, 1,500 shares of Common Stock issuable upon the exercise of Warrants held of record by Mr. Bull's children and 12,361 shares of Common Stock issuable upon the exercise of stock options exercisable within 60 days.

 (4) Includes 3,315 shares and 12,361 shares of Common Stock issuable upon the exercise of Warrants and stock options exercisable within 60 days, respectively.

 (5) Includes 140 shares of Common Stock issuable upon the exercise of Warrants, 5,003 shares of Common Stock currently outstanding held of record by the Borden Living Trust, 5,003 shares of Common Stock issuable upon the exercise of Warrants held of record by the Borden Living Trust, 130 shares of Common Stock currently outstanding held of record by Mr. Borden's children, 130 shares of Common Stock issuable upon the exercise of Warrants held of record by Mr. Borden's children and 12,361 shares of Common Stock issuable upon the exercise of stock options exercisable within 60 days. Mr. Borden has shared voting and investment power with his wife with respect to shares of Common Stock he beneficially owns through the Borden Living Trust and Mr. Borden's children.

 (6) Includes 3,335 shares and 1,875 shares of Common Stock issuable upon the exercise of Warrants and stock options exercisable within 60 days, respectively.

 (7) Includes 1,875 shares of Common Stock issuable upon the exercise of stock options exercisable within 60 days.

 (8) Includes 10,056 shares and 1,875 shares of Common Stock issuable upon the exercise of Warrants and stock options exercisable within 60 days, respectively.

 (9) Includes 660 shares and 1,875 shares of Common Stock issuable upon the exercise of Warrants and stock options exercisable within 60 days, respectively. Also includes 400 shares which Mr. Toeniskoetter has voting and investment power in the TBI Construction Profit Sharing Trust.

(10) Includes 4,000 shares of Common Stock issuable upon the exercise of stock options exercisable within 60 days.

(11) Includes 39,449 shares and 48,583 shares of Common Stock issuable upon the exercise of Warrants and stock options exercisable within 60 days, respectively.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion summarizes certain Federal income tax considerations to the Company and the purchasers of the Preferred Stock. This discussion is based on existing Federal income tax law, which is subject to change, possibly retroactively. This discussion does not address all aspects of Federal income taxation that may be relevant to a particular investor in light of its personal investment circumstances or to certain types of investors subject to special treatment under the Federal income tax laws (including financial institutions, insurance companies, broker-dealers and, except to the extent discussed below, tax-exempt entities and foreign taxpayers) and it does not discuss any aspects of state, local or foreign tax law. This discussion assumes that investors will hold their Preferred Stock as a "capital asset" (generally, property held for investment) under the Code. Prospective investors are advised to consult their tax advisors as to the specific tax consequences to them of purchasing, holding and disposing of the Preferred Stock, including the application and effect of Federal, state, local and foreign income and other tax laws.

GENERAL

     The Company has elected to become subject to tax as a REIT, for Federal income tax purposes, commencing with the taxable year ending December 31, 1994. The Board of Directors of the Company currently expects that the Company will continue to operate in a manner that will permit the Company to maintain its qualifications as a REIT for the taxable year ending December 31, 1996, and in each taxable year thereafter. This treatment will permit the Company to deduct dividend distributions to its stockholders for Federal income tax purposes, thus effectively eliminating the "double taxation" that generally results when a corporation earns income and distributes that income to its stockholders.

     In the opinion of Giancarlo & Gnazzo, A Professional Corporation, special tax counsel to the Company ("Special Tax Counsel"), the Company has been organized and operated in a manner which qualifies it as a REIT under the Code since the commencement of its operations on August 19, 1994, and the Company's current and contemplated methods of operation, as described in this Prospectus and as represented by the Company, will enable it to continue to so qualify. This opinion is based on various assumptions relating to the organization and operation of the Company to date and in the future and is conditioned upon certain representations made by the Company as to certain factual matters. The continued qualification and taxation of the Company as a REIT will depend upon the Company's ability to meet, on a continuing basis, distribution levels and diversity of stock ownership, and the various qualification tests imposed by the Code as discussed below. This opinion is based on the law existing and in effect on the date hereof which is subject to change, possibly retroactively.

     There can be no assurance that the Company will continue to qualify as a REIT in any particular taxable year, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations and the possibility of future changes in the circumstances of the Company. If the Company were not to qualify as a REIT in any particular year, it would be subject to Federal income tax as a regular, domestic corporation, and its stockholders would be subject to tax in the same manner as stockholders of such corporation. In this event, the Company could be subject to potentially substantial income tax liability in respect of each taxable year that it fails to qualify as a REIT, and the amount of earnings and cash available for distribution to its stockholders could be significantly reduced or eliminated.

     The following is a brief summary of certain technical requirements that the Company must meet on an ongoing basis in order to qualify, and remain qualified, as a REIT under the Code:

STOCK OWNERSHIP TESTS

     The capital stock of the Company must be held by at least 100 persons and no more than 50% of the value of such capital stock may be owned, directly or indirectly, by five or fewer individuals at all times during the last half of the taxable year. Under recent revisions to the Code, tax-exempt entities, other than private foundations and certain unemployment compensation trusts, are generally not treated as individuals for these purposes. These stock ownership requirements must be satisfied in the Company's second taxable year and in each subsequent taxable year. The Articles of Incorporation provide restrictions regarding the transfer of the Company's shares in order to aid in meeting the stock ownership requirements. See "Description of Capital Stock -- Repurchase of Shares and Restrictions on Transfer."

ASSET TESTS

     The Company must generally meet the following asset tests (the "REIT Asset Tests") at the close of each quarter of each taxable year:

          (a) at least 75% of the value of the Company's total assets must consist of Qualified REIT Real Estate Assets, Government securities, cash, and cash items (the "75% Asset Test"); and

          (b) the value of securities held by the Company but not taken into account for purposes of the 75% Asset Test must not exceed (i) 5% of the value of the Company's total assets in the case of securities of any one non-government issuer, or (ii) 10% of the outstanding voting securities of any such issuer.

     The Company expects that substantially all of its assets will be Qualified REIT Real Estate Assets. In addition, the Company does not expect that the value of any security of any one entity would ever exceed 5% of the Company's total assets, and the Company does not expect to own more than 10% of any one issuer's voting securities.

     The Company intends to monitor closely the purchase, holding and disposition of its assets in order to comply with the REIT Asset Tests. In particular, the Company intends to limit and diversify its ownership of any assets not qualifying as Qualified REIT Real Estate Assets to less than 25% of the value of the Company's assets and to less than 5%, by value, of any single issuer. If it is anticipated that these limits would be exceeded, the Company intends to take appropriate measures, including the disposition of non-qualifying assets, to avoid exceeding such limits.

GROSS INCOME TESTS

     The Company must generally meet the following gross income tests (the "REIT Gross Income Tests") for each taxable year:

          (a) at least 75% of the Company's gross income must be derived from certain specified real estate sources including interest income and gain from the disposition of Qualified REIT Real Estate Assets or "qualified temporary investment income" (i.e., income derived from "new capital" within one year of the receipt of such capital) (the "75% Gross Income Test");

          (b) at least 95% of the Company's gross income for each taxable year must be derived from sources of income qualifying for the 75% Gross Income Test, or from dividends, interest, and gains from the sale of stock or other securities (including certain interest rate swap and cap agreements entered into to hedge variable rate debt incurred to acquire Qualified REIT Real Estate Assets) not held for sale in the ordinary course of business (the "95% Gross Income Test"); and

          (c) less than 30% of the Company's gross income must be derived from the sale of Qualified REIT Real Estate Assets held for less than four years, stock or securities held for less than one year (including certain interest rate swap and cap agreements entered into to hedge variable rate debt incurred to acquire Qualified Real Estate Assets) and certain "dealer" property (the "30% Gross Income Test").

     The Company intends to maintain its REIT status by carefully monitoring its income, including income from hedging transactions and sales of Mortgage Assets, to comply with the REIT Gross Income Tests. In particular, when the Company earns income under its interest rate caps and other hedging instruments, it will seek advice from tax counsel as to whether such income constitutes qualifying income for purposes of the 95% Gross Income Test and as to the proper characterization of such arrangements for purposes of the REIT Asset Tests. Under certain circumstances, for example, (i) the sale of a substantial amount of Mortgage Assets to repay borrowings in the event that other credit is unavailable or (ii) unanticipated decrease in the qualifying income of the Company which may result in the nonqualifying income exceeding 5% of gross income, the Company may be unable to comply with certain of the REIT Gross Income Tests. See "-- Taxation of the Company" for a discussion of the tax consequences of failure to comply with the REIT Provisions of the Code.

DISTRIBUTION REQUIREMENT

     The Company must generally distribute to its stockholders an amount equal to at least 95% of the Company's REIT taxable income before deductions of dividends paid and excluding net capital gain.

     The IRS has ruled that if a REIT's dividend reinvestment plan allows stockholders of the REIT to elect to have cash distributions reinvested in shares of the REIT at a purchase price equal to at least 95% of the fair market value of such shares on the distribution date, then such distributions qualify under the 95% distribution requirement. The terms of the Company's DRP comply with this ruling. See "Dividend Reinvestment Plan."

TAXATION OF THE COMPANY

     In any year in which the Company qualifies as a REIT, the Company will generally not be subject to Federal income tax on that portion of its REIT taxable income or capital gain which is distributed to its stockholders. The Company will, however, be subject to Federal income tax at normal corporate income tax rates upon any undistributed taxable income or capital gain.

     Notwithstanding its qualification as a REIT, the Company may also be subject to tax in certain other circumstances. If the Company fails to satisfy either the 75% or the 95% Gross Income Test, but nonetheless maintains its qualification as a REIT because certain other requirements are met, it will generally be subject to a 100% tax on the greater of the amount by which the Company fails either the 75% or the 95% Gross Income Test. The Company will also be subject to a tax of 100% on net income derived from any "prohibited transaction," and if the Company has (i) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or (ii) other non-qualifying income from foreclosure property, it will be subject to Federal income tax on such income at the highest corporate income tax rate. In addition, if the Company fails to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year and (ii) 95% of its REIT capital gain net income for such year, the Company would be subject to a 4% Federal excise tax on the excess of such required distribution over the amounts actually distributed during the taxable year, plus any undistributed amount of ordinary and capital gain net income from the preceding taxable year. The Company may also be subject to the corporate alternative minimum tax, as well as other taxes in certain situations not presently contemplated.

     If the Company fails to qualify as a REIT in any taxable year and certain relief provisions of the Code do not apply, the Company would be subject to Federal income tax (including any applicable alternative minimum tax) on its taxable income at the regular corporate income tax rates. Distributions to stockholders in any year in which the Company fails to qualify as a REIT would not be deductible by the Company, nor would they generally be required to be made under the Code. Further, unless entitled to relief under certain other provisions of the Code, the Company would also be disqualified from re-electing REIT status for the four taxable years following the year during which it became disqualified.

     The Company intends to monitor on an ongoing basis its compliance with the REIT requirements described above. In order to maintain its REIT status, the Company will be required to limit the types of assets that the Company might otherwise acquire, or hold certain assets at times when the Company might otherwise have determined that the sale or other disposition of such assets would have been more prudent.

TAXABLE SUBSIDIARIES

     Hedging activities and the creation of Mortgage Securities through securitization may be done through a taxable subsidiary of the Company. The Company and one or more other entities may form and capitalize one or more taxable subsidiaries. In order to ensure that the Company would not violate the more than 10% voting stock of a single issuer limitation described above, the Company would own only nonvoting preferred and nonvoting Common Stock or 10% or less of the voting Common Stock and the other entities would own all of the remaining voting Common Stock. The value of the Company's investment in such a subsidiary must also be limited to less than 5% of the value of the Company's total assets at the end of each calendar quarter so that the Company can also comply with the 5% of value, single issuer asset limitation described above under "-- General -- Asset Tests." The taxable subsidiary would not elect REIT status and would distribute only net after-tax profits to its stockholders, including the Company. Before the Company engages in any hedging or securitization activities or forms any such taxable subsidiary corporation, the Company will obtain an opinion of counsel to the effect that such activities or the formation and contemplated method of operation of such corporation will not cause the Company to fail to satisfy the REIT Asset and REIT Gross Income Tests.

TAXATION OF STOCKHOLDERS

COMMON STOCK AND PREFERRED STOCK GENERALLY

     Distributions (including constructive distributions) made to holders of Common Stock or Preferred Stock, other than tax-exempt entities, will generally be subject to tax as ordinary income to the extent of the Company's current and accumulated earnings and profits as determined for Federal income tax purposes. If the amount distributed exceeds a stockholder's allocable share of such earnings and profits, the excess will be treated as a return of capital to the extent of the stockholder's adjusted basis in its shares, which will not be subject to tax, and thereafter as a taxable gain from the sale or exchange of a capital asset.

     Distributions designated by the Company as capital gain dividends will generally be subject to tax as long-term capital gain to stockholders, to the extent that the distribution does not exceed the Company's actual net capital gain for the taxable year. Distributions by the Company, whether characterized as ordinary income or as capital gain, are not eligible for the corporate dividends received deduction. In the event that the Company realizes a loss for the taxable year, stockholders will not be permitted to deduct any share of that loss. Further, if the Company (or a portion of its assets) were to be treated as a taxable mortgage pool, any "excess inclusion income" that is allocated to a stockholder would not be allowed to be offset by a net operating loss of such stockholder. See "Risk Factors -- Legal and Other Risks -- Taxable Mortgage Pool Risk; Increased Taxation." Future Treasury Department regulations may require that the stockholders take into account, for purposes of computing their individual alternative minimum tax liability, certain tax preference items of the Company.

     Dividends declared during the last quarter of a taxable year and actually paid during January of the following taxable year are generally treated as if received by the stockholder on the record date of the dividend payment and not on the date actually received. In addition, the Company may elect to treat certain other dividends distributed after the close of the taxable year as having been paid during such taxable year, but stockholders will be treated as having received such dividend in the taxable year in which the distribution is made.

     Upon a sale or other disposition of either Common Stock or Preferred Stock, a stockholder will generally recognize a capital gain or loss in an amount equal to the difference between the amount realized and the stockholder's adjusted basis in such stock, which gain or loss will be long-term if the stock has been held for more than one year. Any loss on the sale or exchange of shares held by a stockholder for six months or less will generally be treated as a long-term capital loss to the extent of any long-term capital gain dividends received by such stockholder. If either Common Stock or Preferred Stock is sold after a record date but before a payment date for declared dividends on such stock, a stockholder will nonetheless be required to include such dividend in income in accordance with the rules above for distributions, whether or not such dividend is required to be paid over to the purchaser.

     DRP Participants will generally be treated as having received a dividend distribution equal to the fair value of the Plan Shares that are purchased with the Participant's reinvested dividends generally on the date that the Company credits such shares to the Participant's account, plus the brokerage commissions, if any, allocable to the purchase of such shares, and participants will have a tax basis in the shares equal to such value. DRP Participants may not, however, receive any cash with which to pay the resulting tax liability. Shares received pursuant to the DRP will have a holding period beginning on the day after their purchase by the Plan Administrator.

     The Company is required under Treasury Department regulations to demand annual written statements from the record holders of designated percentages of its Capital Stock disclosing the actual and constructive ownership of such stock and to maintain permanent records showing the information it has received as to the actual and constructive ownership of such stock and a list of those persons failing or refusing to comply with such demand.

     In any year in which the Company does not qualify as a REIT, distributions made to its stockholders would be taxable in the same manner discussed above, except that no distributions could be designated as capital gain dividends, distributions would be eligible for the corporate dividends received deduction, the excess inclusion income rules would not apply, and stockholders would not receive any share of the Company's tax preference items. In such event, however, the Company could be subject to potentially substantial Federal income tax liability, and the amount of earnings and cash available for distribution to its stockholders could be significantly reduced or eliminated.

CASH REDEMPTION OF PREFERRED STOCK

     A cash redemption of shares of the Preferred Stock will be treated under
Section 302 of the Code as a distribution taxable as a dividend (to the extent of the Company's current and accumulated earnings and profits) at ordinary income rates unless the redemption satisfies one of the tests set forth in
Section 302(b) of the Code and is therefore treated as a sale or exchange of the redeemed shares. The cash redemption will be treated as a sale or exchange if it
(i) is "substantially disproportionate" with respect to the holder, (ii) results in a "complete termination" of the holder's stock interest in the Company, or
(iii) is not essentially equivalent to a "dividend" with respect to the holder, all within the meaning of Section 302(b) of the Code. In determining whether any of these tests have been met, shares of capital stock (including Common Stock and other equity interests in the Company) considered to be owned by the holder by reason of certain constructive ownership rules set forth in the Code, as well as shares of capital stock actually owned by the holder, must generally be taken into account. Because the determination as to whether any of the alternative tests of Section 302(b) of the Code will be satisfied with respect to any particular holder of the Preferred Stock depends upon the facts and circumstances at the time that the determination must be made, prospective holders of the Preferred Stock are advised to consult their own tax advisors to determine such tax treatment at the time of the redemption.

     If a cash redemption of shares of the Preferred Stock is not treated as a distribution taxable as a dividend to a particular holder, it will be treated as to that holder as a taxable sale or exchange. As a result, such holder will recognize gain or loss for federal income tax purposes in an amount equal to the difference between (i) the amount of cash and the fair market value of any property received (less any portion thereof attributable to accumulated and declared but unpaid dividends, which will be taxable as a dividend to the extent of the Company's current and accumulated earnings and profits), and (ii) the holder's adjusted basis in the shares of the Preferred Stock for tax purposes. Such gain or loss will be capital gain or loss if the shares of the Preferred Stock have been held as a capital asset, and will be long-term gain or loss if such shares have been held for more than one year.

     If a cash redemption of shares of the Preferred Stock is treated as a distribution taxable as a dividend, the amount of the distribution will be measured by the amount of cash and the fair market value of any property received by the holder. The holder's adjusted basis in the redeemed shares of the Preferred Stock for tax purposes will be transferred to the holder's remaining shares of capital stock in the Company, if any.

     A redemption of shares of the Preferred Stock for shares of Common Stock will be treated as a conversion of the Preferred Stock into Common Stock. See "-- Conversion of Preferred Stock into Common Stock."

CONVERSION OF PREFERRED STOCK INTO COMMON STOCK

     In general, no gain or loss will be recognized for federal income tax purposes upon conversion of the Preferred Stock solely into shares of Common Stock. The basis that a holder will have for tax purposes in the shares of Common Stock received upon conversion will be equal to the adjusted basis for the holder in the shares of Preferred Stock so converted, and, provided that the shares of Preferred Stock were held as a capital asset, the holding period for the shares of Common Stock received would include the holding period for the shares of Preferred Stock converted. A holder will, however, generally recognize gain or loss on the receipt of cash in lieu of fractional shares of Common Stock in an amount equal to the difference between the amount of cash received and the holder's adjusted basis for tax purposes in the Preferred Stock for which cash was received. Furthermore, under certain circumstances, a holder of shares of Preferred Stock will recognize dividend income to the extent of proceeds received with respect to dividends in arrears on the shares at the time of conversion into Common Stock.

ADJUSTMENTS TO CONVERSION PRICE

     Adjustments in the Conversion Price (or failure to make such adjustments) pursuant to the antidilution provisions of the Preferred Stock or otherwise may result in constructive distributions to the holders of Preferred Stock that could, under certain circumstances, be taxable to them as dividends pursuant to
Section 305 of the Code. If such a constructive distribution were to occur, a holder of Preferred Stock could be required to recognize ordinary income for tax purposes without receiving a corresponding distribution of cash.

TAXATION OF TAX-EXEMPT ENTITIES

     Subject to the discussion below regarding a "pension-held REIT," a tax-exempt stockholder is generally not subject to tax on distributions from the Company or gain realized on the sale of the Capital Stock, provided that such stockholder has not incurred indebtedness to purchase or hold its Securities, that its shares are not otherwise used in an unrelated trade or business of such stockholder, and that the Company, consistent with its present intent, does not hold a residual interest in a REMIC that gives rise to "excess inclusion" income as defined under section 860E of the Code. If the Company were to be treated as a "taxable mortgage pool," however, a substantial portion of the dividends paid to a tax-exempt stockholder may be subject to tax as UBTI. Although the Company does not believe that the Company, or any portion of its assets, will be treated as a taxable mortgage pool, no assurance can be given that the IRS might not successfully maintain that such a taxable mortgage pool exists. See "Risk Factors -- Legal and Other Risks -- Taxable Mortgage Pool Risk; Increased Taxation."

     If a qualified pension trust (i.e., any pension or other retirement trust that qualifies under section 401(a) of the Code) holds more than 10% by value of the interests in a "pension-held REIT" at any time during a taxable year, a substantial portion of the dividends paid to the qualified pension trust by such REIT may constitute UBTI. For these purposes, a "pension-held REIT" is any REIT
(i) that would not have qualified as a REIT but for the provisions of the Code which look through qualified pension trust stockholders in determining ownership of stock of the REIT and (ii) in which at least one qualified pension trust holds more than 25% by value of the interests of such REIT or one or more qualified pension trusts (each owning more than a 10% interest by value in the REIT) hold in the aggregate more than 50% by value of the interests in such REIT. Assuming compliance with the Ownership Limit provisions described in "Description of Capital Stock -- Repurchase of Shares and Restrictions on Transfer," it is unlikely that pension plans will accumulate sufficient stock to cause the Company to be treated as a pension-held REIT.

     Distributions to certain types of tax-exempt stockholders exempt from Federal income taxation under sections 501(c)(7), (c)(9), (c)(17), and (c)(20) of the Code may also constitute UBTI, and such prospective investors should consult their tax advisors concerning the applicable "set aside" and reserve requirements.

STATE AND LOCAL TAXES

     The Company and its stockholders may be subject to state or local taxation in various jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of the Company and its stockholders may not conform to the Federal income tax consequences discussed above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Common Stock.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS APPLICABLE TO FOREIGN HOLDERS

     The following discussion summarizes certain United States Federal tax consequences of the acquisition, ownership and disposition of Common Stock or Preferred Stock by an initial purchaser that, for United States Federal income tax purposes, is not a "United States person" (a "Non-United States Holder"). For purposes of this discussion, a "United States person" means: a citizen or resident of the United States; a corporation, partnership, or other entity created or organized in the United States or under the laws of the United States or of any political subdivision thereof; or an estate or trust whose income is includible in gross income for United States Federal income tax purposes regardless of its source. This discussion does not consider any specific facts or circumstances that may apply to a particular Non-United States Holder. Prospective investors are urged to consult their tax advisors regarding the United States Federal tax consequences of acquiring, holding and disposing of Common Stock or Preferred Stock, as well as any tax consequences that may arise under the laws of any foreign, state, local or other taxing jurisdiction.

DIVIDENDS

     Dividends paid by the Company out of earnings and profits, as determined for United States Federal income tax purposes, to a Non-United States Holder will generally be subject to withholding of United States Federal income tax at the rate of 30%, unless reduced or eliminated by an applicable tax treaty or unless such dividends are treated as effectively connected with a United States trade or business. Distributions paid by the Company in excess of its earnings and profits will be treated as a tax-free return of capital to the extent of the holder's adjusted basis in his shares, and thereafter as gain from the sale or exchange of a capital asset as described below. If it cannot be determined at the time a distribution is made whether such distribution will exceed the earnings and profits of the Company, the distribution will be subject to withholding at the same rate as dividends. Amounts so withheld, however, will be refundable or creditable against the Non-United States Holder's United States Federal tax liability if it is subsequently determined that such distribution was, in fact, in excess of the earnings and profits of the Company. If the receipt of the dividend is treated as being effectively connected with the conduct of a trade or business within the United States by a Non-United States Holder, the dividend received by such holder will be subject to the United States Federal income tax on net income that applies to United States persons generally (and, with respect to corporate holders and under certain circumstances, the branch profits tax).

     For any year in which the Company qualifies as a REIT, distributions to a Non-United States Holder that are attributable to gain from the sales or exchanges by the Company of "United States real property interests" will be treated as if such gain were effectively connected with a United States business and will thus be subject to tax at the normal capital gain rates applicable to United States stockholders (subject to applicable alternative minimum tax) under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a foreign corporate stockholder not entitled to a treaty exemption. The Company is required to withhold 35% of any distribution that could be designated by the Company as a capital gains dividend. This amount may be credited against the Non-United States Holder's FIRPTA tax liability. It should be noted that Mortgage Loans without substantial equity or shared appreciation features generally would not be classified as "United States real property interests."

GAIN ON DISPOSITION

     A Non-United States Holder will generally not be subject to United States Federal income tax on gain recognized on a sale or other disposition of its shares of either Common or Preferred Stock unless (i) the gain is effectively connected with the conduct of a trade or business within the United States by the Non-United States Holder, (ii) in the case of a Non-United States Holder who is a nonresident alien individual and holds such shares as a capital asset, such holder is present in the United States for 183 or more days in the taxable year and certain other requirements are met, or (iii) the Non-United States Holder is subject to tax under the FIRPTA rules discussed below. Gain that is effectively connected with the conduct of a United States Holder will be subject to the United States Federal income tax on net income that applies to United States persons generally (and, with respect to corporate holders and under certain circumstances, the branch profits tax) but will not be subject to withholding. Non-United States Holders should consult applicable treaties, which may provide for different rules.

     Gain recognized by a Non-United States Holder upon a sale of either Common Stock or Preferred Stock will generally not be subject to tax under FIRPTA if the Company is a "domestically controlled REIT," which is defined generally as a REIT in which at all times during a specified testing period less than 50% in value of its shares were held directly or indirectly by non-U.S. persons. Because only a minority of the Company's stockholders are expected to be Non-United States Holders, the Company anticipates that it will qualify as a "domestically controlled REIT." Accordingly, a Non-United States Holder should not be subject to U.S. tax from gains recognized upon disposition of its shares.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     Under temporary United States Treasury regulations, United States information reporting requirements and backup withholding tax will generally not apply to dividends paid on either the Common Stock or Preferred Stock to a Non-United States Holder at an address outside the United States. Payments by a United States office of a broker of the proceeds of a sale of either the Common Stock or Preferred Stock is subject to both backup withholding at a rate of 31% and information reporting unless the holder certifies its Non-United States Holder status under penalties of perjury or otherwise establishes an exemption. Information reporting requirements (but not backup withholding) will also apply to payments of the proceeds of sales of such shares by foreign offices of United States brokers, or foreign brokers with certain types of relationships to the United States, unless the broker has documentary evidence in its records that the holder is a Non-United States Holder and certain other conditions are met, or the holder otherwise establishes an exemption.

     Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be refunded or credited against the Non-United States Holder's United States Federal income tax liability, provided that the required information is furnished to the Internal Revenue Service.

     These information reporting and backup withholding rules are under review by the United States Treasury and their application to the Common Stock or Preferred Stock could be changed by future regulations.

                              ERISA CONSIDERATIONS

     In considering an investment in the Preferred Stock, a fiduciary of a profit-sharing, pension stock bonus plan, or individual retirement account, including a plan for self-employed individuals and their employees or any other employee benefit plan subject to prohibited transaction provisions of the Code or the fiduciary responsibility provisions of ERISA (an "ERISA Plan") should consider (a) whether the ownership of Preferred Stock is in accordance with the documents and instruments governing such ERISA Plan; (b) whether the ownership of Preferred Stock is consistent with the fiduciary's responsibilities and satisfies the requirements of Part 4 of Subtitle B of Title I of ERISA (where applicable) and, in particular, the diversification, prudence and liquidity requirements of Section 404 of ERISA; (c) ERISA's prohibitions in improper delegation of control over, or responsibility for, "plan assets" and ERISA's imposition of co-fiduciary liability on a fiduciary who participates in, permits (by action or inaction) the occurrence of, or fails to remedy a known breach of duty by another fiduciary; and (d) the need to value the assets of the ERISA Plan annually.

     In regard to the "plan assets" issue noted in clause (c) above, the Company believes that the Preferred Stock should qualify as a "publicly-offered security," and therefore the acquisition of such Preferred Stock by ERISA Plans should not cause the Company's assets to be treated as assets of such investing ERISA Plans for purposes of the fiduciary responsibility provisions of ERISA or the prohibited transaction provisions of the Code. The Department of Labor has issued final regulations (the "DOL Regulations") as to what constitutes an asset of an ERISA Plan. Under the DOL Regulations, if an ERISA Plan acquires an equity interest in an entity, which interest is neither a "publicly-offered security" nor a security issued by an investment company registered under the Investment Company Act of 1940, as amended, the ERISA Plan's assets would include, for purposes of the fiduciary responsibility provisions of ERISA and the prohibited transaction provisions of the Code, both the equity interest and an undivided interest in each of the entity's underlying assets, unless certain specified exemptions apply. The DOL Regulations define a publicly-offered security as a security that is "widely held," "freely transferable" and either part of a class of securities registered under the Exchange Act, or sold pursuant to an effective registration statement under the Securities Act (provided the securities are registered under the Exchange Act within 120 days after the end of the fiscal year of the issuer during which the offering occurred). The Preferred Stock offered hereby is being sold in an offering registered under the Securities Act and will be registered under the Exchange Act.

     The DOL Registrations provide that a security is "widely held" only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another. The Company's Stock satisfies this "widely held" requirement. A security will not fail to be "widely held" because the number of independent investors falls below 100 subsequent to the initial public offering as a result of events beyond the issuer's control.

     The DOL Regulations provide that whether a security is "freely transferable" is a factual question to be determined on the basis of all relevant facts and circumstances. The DOL Regulations further provide that when a security is part of an offering in which the minimum investment is $10,000 or less, as is the case with this Offering, certain restrictions ordinarily will not, alone or in combination, affect the finding that such securities are freely transferable. The Company believes that the restrictions imposed under the Company's Articles of Incorporation on the transfer of the Preferred Stock are limited to the restrictions on transfer generally permitted under the DOL Regulations and are not likely to result in the failure of the Preferred Stock to be "freely transferable." The DOL Regulations only establish a presumption in favor of the finding of free transferability, and, therefore, no assurance can be given that the Department of Labor and the Treasury Department will not reach a contrary conclusion.

     Fiduciaries of ERISA Plans and IRAs should consult with and rely upon their own advisors in evaluating the consequences under the fiduciary provisions of ERISA and the Code of an investment in Preferred Stock in light of their own circumstances.

                            DESCRIPTION OF WARRANTS

     The Warrants were originally issued as part of the Units, each Unit consisting of one share of Preferred Stock and one Warrant. At such time the Warrants were represented by a Class A Preferred Stock certificate which bore an endorsement representing beneficial ownership of the related Warrants on deposit with the Warrant Agent as custodian for the registered holders of the Warrants. The Warrants became detachable from the Class A Preferred Stock on July 20, 1995, and all preferred shares were automatically converted to common shares upon the closing of the initial public offering. Separate Common Stock certificates and Warrant certificates will be issued upon the tender by holders of Units of their Class A Preferred Stock certificates bearing the Warrant legend. As of March 31, 1996, 1,665,063 Warrants were outstanding.

     The Warrants were issued pursuant to a warrant agreement (the "Warrant Agreement") dated as of August 19, 1994 between the Company and the warrant agent (the "Warrant Agent"). Chase Mellon Shareholder Services, LLC is the Warrant Agent. The following summary of certain provisions of the Warrant Agreement does not purport to be complete and is qualified in its entirety by reference to the Warrant Agreement including the definitions therein of certain terms used below. A copy of the Warrant Agreement has been filed with the Commission as an exhibit to the Registration Statement of which this Prospectus is a part.

     Each Warrant, when exercised, will entitle the holder thereof to receive
1.000667 shares of Common Stock upon the payment of the $15.00 exercise price. The exercise price per Warrant was established at the time of the Company's initial private placement of Units, prior to its commencement of operations, and was fixed by management at the per Unit offering price. The number of shares to be issued upon exercise of the Warrants is subject to adjustment in certain cases referred to below. The Warrants are exercisable immediately and unless exercised, the Warrants will automatically expire at 5:00 p.m. New York City time on December 31, 1997.

     The Warrants may be exercised by surrendering to the Company or the Warrant Agent the definitive Warrant Certificates evidencing such Warrants, if any (or if a Warrant Certificate has not been issued in respect of such Warrant, the related Class A Preferred Stock certificate, with the accompanying form of election to purchase properly completed and executed, together with payment of the exercise price (the "Exercise Price"). Payment of the Exercise Price may be made by certified check, cashier's bank check or United States postal money order payable to the order of the Company. Upon surrender of the Warrant Certificate or related Class A Preferred Stock certificate and payment of the Exercise Price and any other applicable amounts, the Warrant Agent will deliver or cause to be delivered, to or upon the written order of such holder, stock certificates representing the number of whole shares of Common Stock or other securities or property to which such holder is entitled. If less than all of the Warrants evidenced by a Warrant Certificate (or related Class A Preferred Stock certificate) are to be exercised, a new Warrant Certificate will be issued for the remaining number of Warrants.

     No fractional shares of Common Stock will be issued upon exercise of the Warrants; holders exercising Warrants will receive cash in lieu of fractional shares of Common Stock. The holders of the Warrants have no right to vote on matters submitted to the stockholders of the Company and have no right to receive dividends with respect to the shares of Common Stock issuable upon the exercise of the Warrants. The holders of the Warrants not yet exercised are not entitled to share in the assets of the Company in the event of liquidation, dissolution or the winding up of the affairs of the Company.

     If the Company (i) pays a dividend or makes a distribution on its Common Stock in shares of its Common Stock, (ii) subdivides its outstanding shares of Common Stock into a greater number of shares, (iii) combines its outstanding shares of Common Stock into a smaller number of shares or (iv) issues by reclassification of its Common Stock any shares of its capital stock, then the number of shares of Common Stock issuable upon exercise of the Warrant immediately prior to such action shall be proportionately adjusted so that the holder of any Warrant thereafter exercised may receive the aggregate number and kind of shares of Common Stock that such holder would have owned immediately following such action if such Warrant had been exercised immediately prior to such action.

     In case of certain consolidations or mergers of the Company, or the sale of all or substantially all of the assets of the Company to another corporation, each Warrant will thereafter be exercisable for the right to receive the kind and amount of shares of stock or other securities or property to which such holder would have been entitled as a result of such consolidation, merger or sale had the Warrants been exercised immediately prior thereto.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     The authorized capital stock of the Company consists of 50,000,000 shares of Capital Stock, $0.01 par value ("Capital Stock") to be classified into
          authorized shares of Common Stock and           authorized shares of
Preferred Stock.

     All of such shares of Capital Stock were initially classified as Common Stock. The Articles of Incorporation authorize the Board of Directors to reclassify any of the unissued shares of authorized Capital Stock into a class or classes of preferred stock. On August 11, 1994, the Company supplemented its Articles of Incorporation to divide and classify 12,000,000 shares of the Capital Stock of the Company into a series of preferred stock designated as the Class A Preferred Stock. The Class A Preferred Stock had the rights and privileges and was subject to the conditions set forth in the Articles Supplementary establishing the terms of the Class A Preferred Stock. Pursuant to the terms of the Class A Preferred Stock, all Class A Preferred Stock was converted into Common Stock upon the closing of the initial public offering on August 9, 1995. Following such conversion, Articles Supplementary were filed to reclassify all authorized and unissued shares as Common Stock.

     Prior to the effectiveness of this Offering, Articles Supplementary will be filed to divide and classify shares of the Capital Stock of the Company into shares of the Preferred Stock. Additional preferred stock may be issued from time to time in one or more classes or series, with such distinctive designations, rights and preferences as shall be determined by the Board of Directors, subject to the Articles of Incorporation and applicable laws. Additional series of preferred stock would be available for possible future financing of, or acquisitions by, the Company and for general corporate purposes without any legal requirement that further stockholder authorization for issuance be obtained. The issuance of additional series of preferred stock could have the effect of making an attempt to gain control of the Company more difficult by means of a merger, tender offer, proxy contest or otherwise. Additional series of preferred stock, if issued, could have a preference over Common Stock as to dividend payments which could affect the ability of the Company to make dividend distributions to the holders of Common Stock.

     The following summary of the respective rights of the Preferred and Common Stock is qualified in its entirety by reference to the Company's Articles of Incorporation and Articles Supplementary, copies of which have been filed with the Commission as exhibits to a Registration Statement of which this Prospectus is a part.

PREFERRED STOCK

Definitions

     For purposes of the description of the terms of the Preferred Stock as provided in this Prospectus, the following terms shall have the meanings indicated:

     "Act" shall mean the Securities Act of 1933, as amended.

     "affiliate" of a person means a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified.

     "Board of Directors" shall mean the Board of Directors of the Company or any committee authorized by such Board of Directors to perform any of its responsibilities with respect to the Preferred Stock.

     "Business Day" shall mean any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York, New York are not required to be open.

     "Call Date" shall have the meaning set forth under "Redemption at the Option of the Company" below.

     "Common Stock" shall mean the common stock, $.01 par value per share, of the Company or such shares of the Company's capital stock into which outstanding shares of Common Stock shall be reclassified.

     "Conversion Price" shall mean the conversion price per share of Common Stock for which each share of Preferred Stock is convertible, as such Conversion Price may be adjusted as described under "Conversion" below. The initial
Conversion Price shall be $       (equivalent to an initial conversion rate of
one share of Common Stock for each share of Preferred Stock).

     "Current Market Price" of publicly traded shares of Common Stock or any other class or series of capital stock or other security of the Company or of any similar security of any other issuer for any day shall mean the closing price, regular way on such day, or, if no sale takes place on such day, the average of the reported closing bid and asked prices regular way on such day, in either case as reported on the National Market of the National Association of Securities Dealers, Inc. Automated Quotations System ("Nasdaq") or, if such security is not quoted on such National Market, the average of the closing bid and asked prices on such day in the over-the-counter market as reported by Nasdaq or, if bid and asked prices for such security on such day shall not have been reported by Nasdaq, the average of the bid and asked prices on such day as furnished by any New York Stock Exchange or National Association of Securities Dealers, Inc. member firm regularly making a market in such security selected for such purpose by the Chief Executive Officer of the Board of Directors or if any class or series of securities are not publicly traded, the fair value of the shares of such class as determined reasonably and in good faith by the Board of Directors of the Company.

     "Dividend Payment Date" shall mean, with respect to each Dividend Period, the twenty-first (21st) day of January, April, July and October, in each year, commencing on October 21, 1996 with respect to the period commencing on the date of issue and ending September 30, 1996; provided, however, that if any Dividend Payment Date falls on any day other than a Business Day, the dividend payment due on such Dividend Payment Date shall be paid on the Business Day immediately following such Dividend Payment Date.

     "Dividend Periods" shall mean quarterly dividend periods commencing on December 31, March 31, June 30 and September 30 of each year and ending on and including the day preceding the first day of the next succeeding Dividend Period (other than the initial Dividend Period, which shall commence on the Issue Date and end on and include September 30, 1996).

     "Fair Market Value" shall mean the average of the daily Current Market Prices of a share of Common Stock during five (5) consecutive Trading Days selected by the Company commencing not more than twenty (20) Trading Days before, and ending not later than, the earlier of the day in question and the day before the "ex" date with respect to the issuance or distribution requiring such computation. The term "ex" date, when used with respect to any issuance or distribution, means the first day on which the shares of Common Stock trade regular way, without the right to receive such issuance or distribution, on the exchange or in the market, as the case may be, used to determine that day's Current Market Price.

     "Issue Date" shall mean             , 1996.

     "Junior Stock" shall mean the Common Stock and any other class or series of capital stock of the Company over which the shares of Preferred Stock have preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Company.

     "Parity Stock" shall have the meaning set forth under "Ranking" below.

     "Person" shall mean any individual, firm, partnership, Company or other entity and shall include any successor (by merger or otherwise) of such entity.

     "Press Release" shall have the meaning set forth under "Redemption at the Option of the Company" below.

     "set apart for payment" shall be deemed to include, without any action other than the following, the recording by the Company in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to a declaration of dividends or other distribution by the Board of Directors, the allocation of funds to be so paid on any series or class of capital stock of the Company; provided, however, that if any funds for any class or series of Junior Stock or any class or series of Parity Stock are placed in a separate account of the Company or delivered to a disbursing, paying or other similar agent, then "set apart for payment" with respect to the Preferred Stock shall mean placing such funds in a separate account or delivering such funds to a disbursing, paying or other similar agent.

     "Trading Day", as to any securities, shall mean any day on which such securities are traded on the National Market of Nasdaq or, if such securities are not listed or admitted for trading on the National Market of Nasdaq, on the principal national securities exchange on which such securities are listed or admitted or, if such securities are not listed or admitted for trading on any national securities exchange, in the securities market in which such securities are traded.

     "Transaction" shall have the meaning set forth under "Conversion" below.

     "Transfer Agent" means Chase Mellon Shareholder Services, L.L.C., or such other transfer agent as may be designated by the Board of Directors or their designee as the transfer agent for the Preferred Stock.

     "Voting Preferred Stock" shall have the meaning set forth under "Voting Rights" below.

General

     When issued and delivered against payment pursuant to the Underwriting Agreement between the Company and the Underwriters, the Preferred Stock will be validly issued, fully paid and non assessable. The holders of the Preferred Stock will have no preemptive rights with respect to any shares of Capital Stock of the Company or any other securities of the Company convertible into or carrying rights or options to purchase any such shares. The Preferred Stock will not be subject to any sinking fund or other obligation of the Company to redeem or retire the Preferred Stock. Unless converted into shares of Common Stock or redeemed by the Company, the Preferred Stock will have a perpetual term, with no maturity. The Company is presently in the process of obtaining approval of the Preferred Stock (subject to notice of issuance) for quotation on the Nasdaq National Market under symbol "RWTIP."

Ranking

     Any class or series of Capital Stock of the Company shall be deemed to rank:

          (a) prior or senior to the Preferred Stock, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, if the holders of such class or series shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Preferred Stock;

          (b) on a parity with the Preferred Stock, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share thereof be different from those of the Preferred Stock, if the holders of such class of stock or series and the Preferred Stock shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preferences or priority one over the other ("Parity Stock"); and

          (c) junior to the Preferred Stock, as to the payment of dividends or as to the distribution of assets upon liquidation, dissolution or winding up, if such stock or series shall be Common Stock or if the holders of Preferred Stock shall be entitled to receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of shares of such class or series ("Junior Stock").

Dividends

     The holders of Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors out of funds legally available for that purpose, cumulative dividends payable in cash in an amount per share of
Preferred Stock equal to the greater of (i) the base dividend of $     per
quarter (the "Base Rate") or (ii) the cash dividends declared on the number of shares of Common Stock, or portion thereof, into which a share of Preferred Stock is convertible. The initial Dividend Period shall commence on the Issue Date and end on September 30, 1996. The dividends payable with respect to the portion of the initial Dividend Period commencing on the Issue Date and ending on September 30, 1996, shall be determined by reference to the Base Rate. The amount referred to in clause (ii) of this paragraph (a) with respect to each Dividend Period shall be determined as of the applicable Dividend Payment Date by multiplying the number of shares of Common Stock, or portion thereof calculated to the fourth decimal point, into which a share of Preferred Stock would be convertible at the opening of business on such Dividend Payment Date (based on the Conversion Price then in effect) by the aggregate cash dividends payable or paid for such Dividend Period in respect of a share of Common Stock outstanding as of the record date for the payment of dividends on the Common Stock with respect to such Dividend Period or, if different, with respect to the most recent quarterly period for which dividends with respect to the Common Stock have been declared. Such dividends shall be cumulative from the Issue Date, whether or not in any Dividend Period or Periods such dividends shall be declared or there shall be funds of the Company legally available for the payment of such dividends, and shall be payable quarterly in arrears on the Dividend Payment Dates, commencing on the first Dividend Payment Date after the Issue Date. Each such dividend shall be payable in arrears to the holders of record of the Preferred Stock, as they appear on the stock records of the Company at the close of business on a record date which shall be not more than 60 days prior to the applicable Dividend Payment Date and shall be fixed by the Board of Directors to coincide with the record date for the regular quarterly dividends, if any, payable with respect to the Common Stock. Accumulated, accrued and unpaid dividends for any past Dividend Periods may be declared and paid at any time, without reference to any regular Dividend Payment Date, to holders of record on such date, which date shall not precede by more than 45 days the payment date thereof, as may be fixed by the Board of Directors.

     Upon a final administrative determination by the Internal Revenue Service that the Company does not qualify as a real estate investment trust in accordance with Section 856 of the Internal Revenue Code of 1986 (the "Code"),
the Base Rate will be increased to $     until such time as the Company regains
its status as a real estate investment trust; provided, however, that if the Company contests its loss of real estate investment trust status in Federal Court, following its receipt of any opinion of nationally recognized tax counsel to the effect that there is a reasonable basis to contest such loss of status, the Base Rate shall not be increased during the pendency of such judicial proceeding; provided further, however, that upon a final judicial determination in Federal Tax Court, Federal District Court or the Federal Claims Court that the Company does not qualify as a real estate investment trust, the Base Rate as stated above will be increased.

     The amount of dividends payable per share of Preferred Stock for the portion of the initial Dividend Period commencing on the Issue Date and ending and including September 30, 1996, or any other period shorter than a full Dividend Period, shall be computed ratably on the basis of twelve 30-day months and a 360-day year. Holders of Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of cumulative dividends, as herein provided, on the Preferred Stock. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Preferred Stock that may be in arrears.

     So long as any of the shares of Preferred Stock are outstanding, except as described in the immediately following sentence, no dividends shall be declared or paid or set apart for payment by the Company and no other distribution of cash or other property shall be declared or made directly or indirectly by the Company with respect to any class or series of Parity Stock for any period unless dividends equal to the full amount of accumulated, accrued and unpaid dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for such payment on the Preferred Stock for all Dividend Periods terminating on or prior to the Dividend Payment Date with respect to such class or series of Parity Stock. When dividends are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, all dividends declared upon the Preferred Stock and all dividends declared upon any other class or series of Parity Stock shall be declared ratably in proportion to the respective amounts of dividends accumulated, accrued and unpaid on the Preferred Stock and accumulated, accrued and unpaid on such Parity Stock.

     So long as any of the shares of Preferred Stock are outstanding, no dividends (other than dividends or distributions paid in shares of or options, warrants or rights to subscribe for or purchase shares of Junior Stock) shall be declared or paid or set apart for payment by the Company and no other distribution of cash or other property shall be declared or made directly or indirectly by the Company with respect to any shares of Junior Stock, nor shall any shares of Junior Stock be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of Common Stock made for purposes of any employee incentive or benefit plan of the Company or any subsidiary) for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) directly or indirectly by the Company (except by conversion into or exchange for Junior Stock), nor shall any other cash or other property otherwise be paid or distributed to or for the benefit of any holder of shares of Junior Stock in respect thereof, directly or indirectly, by the Company unless in each case (i) the full cumulative dividends (including all accumulated, accrued and unpaid dividends) on all outstanding shares of Preferred Stock and any other Parity Stock of the Company shall have been paid or such dividends have been declared and set apart for payment for all past Dividend Periods with respect to the Preferred Stock and all past Dividend Periods with respect to such Parity Stock and (ii) sufficient funds shall have been paid or set apart for the payment of the full dividend for the current Dividend Period with respect to the Preferred Stock and the current Dividend Period with respect to such Parity Stock.

Redemption at the Option of the Company

     Shares of Preferred Stock shall not be redeemable by the Company prior to September 30, 1999. On and after September 30, 1999, the Company, at its option, may redeem shares of Preferred Stock, in whole or from time to time in part, subject to the provisions described below:

     (i) Shares of Preferred Stock may be redeemed, in whole or in part, at the option of the Company, at any time on or after September 30, 1999 by issuing and delivering to each holder for each share of Preferred Stock to be redeemed such number of authorized but previously unissued shares of Common Stock as equals the Liquidation Preference (excluding any accumulated, accrued and unpaid dividends which are to be paid in cash as provided below) per share of Preferred Stock divided by the Conversion Price as in effect as of the opening of business on the Call Date (as defined below); provided, however, that the Company may redeem shares of Preferred Stock pursuant to this provision only if for twenty
(20) Trading Days, within any period of thirty (30) consecutive Trading Days, including the last Trading Day of such 30-day Trading Day period, the Current Market Price of the Common Stock on each of such 20 Trading Days equals or exceeds the Conversion Price in effect on such Trading Day. In order to exercise its redemption option pursuant to this provision, the Company must issue a press release announcing the redemption (the "Press Release") prior to the opening of business on the second Trading Day after the condition in the preceding sentence has, from time to time, been satisfied. The Company may not issue a Press Release prior to August 31, 1999. The Press Release shall announce the redemption and set forth the number of shares of Preferred Stock that the Company intends to redeem.

     (ii) Shares of Preferred Stock may also be redeemed, in whole or in part, at the option of the Company at any time on or after September 30, 1999 out of funds legally available therefor at a redemption price payable in cash equal to
$          per share of Preferred Stock (plus all accumulated, accrued and unpaid dividends as provided below).

     In the event of a redemption pursuant to paragraph (i) above, the Company shall pay in cash all accumulated, accrued and unpaid dividends for all Dividend Periods ending prior to the Dividend Period in which the redemption occurs; but no dividend shall accrue or be payable on the Preferred Stock to be redeemed for the Dividend Period in which the redemption occurs unless the Call Date is after the record date for the dividend payable on the Common Stock for such Dividend Period in which event such dividend with respect to the Preferred Stock shall accrue and be payable from the period beginning of the Dividend Period in which the redemption occurs and ending on the Call Date. In the event of a redemption pursuant to paragraph (ii) above, the Company shall pay in cash all accumulated, accrued and unpaid dividends for all Dividend Periods ending prior to the Dividend Period in which the redemption occurs, plus the dividend (determined by reference to the Base Rate if the Call Date precedes the date which the dividend on the Common Stock is declared for such Dividend Period) accrued from the beginning of the Dividend Period in which the redemption occurs and ending on the Call Date.

     Shares of Preferred Stock shall be redeemed by the Company on the date specified in the required notice to holders (the "Call Date"). The Call Date shall be selected by the Company, shall be specified in the notice of redemption and shall be not less than 30 days nor more than 60 days after (i) the date on which the Company issued the Press Release, if such redemption is pursuant to paragraph (i) above, and (ii) the date notice of redemption is sent by the Company, if such redemption is pursuant to paragraph (ii) above. In the event of a redemption pursuant to paragraph (i) or (ii) above, if the Call Date falls after a dividend payment record date and prior to the corresponding Dividend Payment Date, then (i) in the event of a redemption pursuant to paragraph (i) above, each holder of Preferred Stock at the close of business on such dividend payment record date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares prior to such Dividend Payment Date and (ii) in the event of a redemption pursuant to paragraph (ii) above, each holder of Preferred Stock at the close of business on such dividend payment record date shall be entitled to the portion of the dividend accrued from the beginning of the Dividend Period in which the redemption occurs and ending on the Call Date notwithstanding the redemption of such shares prior to such Dividend Payment Date. Except as provided above, the Company shall make no payment or allowance for accumulated or accrued dividends on shares of Preferred Stock called for redemption or on the shares of Common Stock issued upon such redemption.

     If full cumulative dividends on all outstanding shares of Preferred Stock and any other class or series of Parity Stock of the Company have not been paid or declared and set apart for payment, no shares of Preferred Stock may be redeemed unless all outstanding shares of Preferred Stock are simultaneously redeemed and neither the Company nor any affiliate of the Company may purchase or acquire shares of Preferred Stock, otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of shares of Preferred Stock.

     If the Company shall redeem shares of Preferred Stock, notice of such redemption shall be given to each holder of record of the shares to be redeemed and, if such redemption is pursuant to paragraph (i) above, such notice shall be given not more than ten (10) Business Days after the date on which the Company issues the Press Release. Such notice shall be provided by first class mail, postage prepaid, to such holder's address as the same appears on the stock records of the Company, or by publication in The Wall Street Journal or The New York Times, or if neither such newspaper is then being published, any other daily newspaper of national circulation not less than 30 nor more than 60 days prior to the Call Date. If the Company elects to provide such notice by publication, it shall also promptly mail notice of such redemption to the holders of the shares of Preferred Stock to be redeemed. Neither the failure to mail any required notice, nor any defect therein or in the mailing thereof to any particular holder, shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to the other holders. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given on the date mailed whether or not the holder receives the notice. Each mailed or published notice shall state, as appropriate: (1) the Call Date; (2) the number of shares of Preferred Stock to be redeemed and, if fewer than all such shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) whether redemption will be for shares of Common Stock pursuant to paragraph (i) above or for cash pursuant to paragraph (ii) above, and, if redemption will be for Common Stock, the number of shares of Common Stock to be issued with respect to each share of Preferred Stock to be redeemed; (4) the place or places at which certificates for such shares are to be surrendered for certificates representing shares of Common Stock; and (5) the then-current Conversion Price. Notice having been published or mailed as aforesaid, from and after the Call Date (unless the Company shall fail to issue and make available the number of shares of Common Stock and/or amount of cash necessary to effect such redemption), (i) except as otherwise provided herein, dividends on the shares of Preferred Stock so called for redemption shall cease to accumulate or accrue on the shares of Preferred Stock called for redemption (except that, in the case of a Call Date after a dividend record date and prior to the related Dividend Payment Date, holders of Preferred Stock on the dividend record date will be entitled on such Dividend Payment Date to receive the dividend payable on such shares), (ii) said shares shall no longer be deemed to be outstanding, and (iii) all rights of the holders thereof as holders of Preferred Stock of the Company shall cease (except the rights to receive the shares of Common Stock and/or cash payable upon such redemption, without interest thereon, upon surrender and endorsement of their certificates if so required and to receive any dividends payable thereon). The Company's obligation to provide shares of Common Stock and/or cash in accordance with the preceding sentence shall be deemed fulfilled if, on or before the Call Date, the Company shall deposit with a bank or trust company (which may be an affiliate of the Company) that has, or is an affiliate of a bank or trust company that has, a capital and surplus of at least $50,000,000, such number of shares of Common Stock and such amount of cash as is necessary for such redemption, in trust, with irrevocable instructions that such shares of Common Stock and/or cash be applied to the redemption of shares of Preferred Stock so called for redemption. In the case of any redemption pursuant to paragraph (i) above, at the close of business on the Call Date, each holder of shares of Preferred Stock to be redeemed (unless the Company defaults in the delivery of the shares of Common Stock or cash payable on such Call Date) shall be deemed to be the record holder of the number of shares of Common Stock into which such shares of Preferred Stock are to be converted at a redemption, regardless of whether such holder has surrendered the certificates representing the shares of Preferred Stock to be so redeemed. No interest shall accrue for the benefit of the holders of shares of Preferred Stock to be redeemed on any cash so set aside by the Company. Subject to applicable escheat laws, any such cash unclaimed at the end of two years from the Call Date shall revert to the general funds of the Company, after which reversion the holders of shares of Preferred Stock so called for redemption shall look only to the general funds of the Company for the payment of such cash.

     As promptly as practicable after the surrender in accordance with said notice of the certificates for any such shares so redeemed (properly endorsed or assigned for transfer, if the Company shall so require and if the notice shall so state), such certificates shall be exchanged for certificates representing shares of Common Stock and/or any cash (without interest thereon) for which such shares have been redeemed in accordance with such notice. If fewer than all the outstanding shares of Preferred Stock are to be redeemed, shares to be redeemed shall be selected by the Company from outstanding shares of Preferred Stock not previously called for redemption by lot or, with respect to the number of shares of Preferred Stock held of record by each holder of such shares, pro rata (as nearly as may be) or by any other method as may be determined by the Board of Directors in its discretion to be equitable. If fewer than all the shares of Preferred Stock represented by any certificate are redeemed, then a new certificate representing the unredeemed shares shall be issued without cost to the holders thereof.

     No fractional shares of Common Stock or scrip representing fractions of shares of Common Stock shall be issued upon redemption of the shares of Preferred Stock. Instead of any fractional interest in a share of Common Stock that would otherwise be deliverable upon redemption of shares of Preferred Stock, the Company shall pay to the holder of such share an amount in cash (rounded to the nearest cent) based upon the Current Market Price of the Common Stock on the Trading Day immediately preceding the Call Date. If more than one share shall be surrendered for redemption at one time by the same holder, the number of full shares of Common Stock issuable upon redemption thereof shall be computed on the basis of the aggregate number of shares of Preferred Stock so surrendered.

     Any shares of Common Stock issued upon redemption of shares of Preferred Stock shall be validly issued, fully paid and non-assessable. The Company shall use its best efforts to list, subject to official notice of issuance, the shares of Common Stock required to be delivered upon any such redemption of shares of Preferred Stock, prior to such redemption, upon each national securities exchange, if any, upon which the outstanding shares of Common Stock are listed at the time of such delivery.

     The Company shall take any action necessary to ensure that any shares of Common Stock issued upon the redemption of Preferred Stock are freely transferable and not subject to any resale restrictions under the Act, or any applicable state securities or blue sky laws (other than any shares of Common Stock issued upon redemption of any Preferred Stock which are held by an "affiliate" (as defined in Rule 144 under the Act) of the Company).

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

Liquidation Preference

     In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, before any payment or distribution of the Company (whether capital or surplus) shall be made to or set apart for the holders of Junior Stock, the holders of shares of Preferred Stock shall be
entitled to receive           Dollars ($          ) per share of Preferred Stock
("Liquidation Preference"), plus an amount equal to all dividends (whether or not earned or declared) accumulated, accrued and unpaid thereon to the date of final distribution to such holders, but such holders shall not be entitled to any further payment. Until the holders of the Preferred Stock have been paid the Liquidation Preference in full, plus an amount equal to all dividends (whether or not earned or declared) accumulated, accrued and unpaid thereon to the date of final distribution to such holders, no payment will be made to any holder of Junior Stock upon the liquidation, dissolution or winding up of the Company. If, upon any liquidation, the amount equal to all dividends, dissolution or winding up of the Company, the assets of the Company, or proceeds thereof, distributable among the holders of Preferred Stock shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other shares of any class or series of Parity Stock, then such assets, or the proceeds thereof, shall be distributed among the holders of Preferred Stock and any such other Parity Stock ratably in the same proportion as the respective amounts that would be payable on such Preferred Stock and any such other Parity Stock if all amounts payable thereon were paid in full. For the purposes of this provision,
(i) a consolidation or merger of the Company with one or more Corporations, (ii) a sale or transfer of all or substantially all of the Company's assets, or (iii) a statutory share exchange shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Company.

     Subject to the rights of the holders of any shares of Parity Stock, upon any liquidation, dissolution or winding up of the Company, after payment shall have been made in full to the holders of Preferred Stock and any Parity Stock, any other series or class or classes of Junior Stock shall, subject to the respective terms thereof, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Preferred Stock and any Parity Stock shall not be entitled to share therein.

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

Voting Rights

     (a) If and whenever (i) six quarterly dividends (whether or not consecutive) payable on the Preferred Stock or any series of class of Parity Stock shall be in arrears (which shall, with respect to any such quarterly dividend, mean that any such dividend has not been paid in full), whether or not earned or declared, or (ii) the consolidated shareholders' equity of the Company (determined in accordance with generally accepted accounting principles and giving effect to any adjustment for the net unrealized gain or loss on assets available for sale) at the end of any calendar quarter is less than 150% of the aggregate Liquidation Preference (excluding any accumulated, accrued and unpaid dividends) of the then outstanding Preferred Stock and aggregate liquidation preference (excluding any accumulated, accrued and unpaid dividends) of any then outstanding Parity Stock, the number of directors then constituting the Board of Directors shall be increased by two (if not already increased by reason of similar types of provisions with respect to Voting Preferred Stock (as defined below)) and the holders of shares of Preferred Stock, together with the holders of shares of every other series of Parity Stock (any other such series, the "Voting Preferred Stock"), voting as a single class regardless of series, shall be entitled to elect the two additional directors to serve on the Board of Directors at any annual meeting of stockholders or special meeting held in place thereof, or at a special meeting of the holders of the Preferred Stock and the Voting Preferred Stock called as hereinafter provided. Notwithstanding anything herein to the contrary, if any class or series of Voting Preferred Stock (with which the Preferred Stock is entitled to vote as a single class) is entitled to elect two directors as a result of a failure to maintain a specified level of consolidated shareholders' equity required by the terms of such Voting Preferred Stock, then when such entitlement is triggered, the separate entitlement to elect two directors shall be suspended. Whenever the entitlement of the Preferred Stock (together with holders of Voting Preferred Stock voting as a single class regardless of series) to vote is suspended as described in the preceding sentence, the terms of office of all persons elected as directors shall terminate upon the election of the two directors elected pursuant to a vote of the Preferred Stock and Voting Preferred Stock voting as a single class as a result of a failure to maintain a specified level of consolidated shareholders' equity required by the terms of such class or series of Voting Preferred Stock. Whenever (1) in the case of an arrearage in dividends described in clause (i), all arrears in dividends on the Preferred Stock and the Voting Preferred stock then outstanding shall have been paid and dividends thereon for the current quarterly dividend period shall have been paid or declared and set apart for payment, or (2) in the case of a shortfall in the Company's consolidated shareholders' equity described in clause (ii), the consolidated shareholders' equity of the Company (determined in accordance with generally accepted accounting principles and giving effect to any adjustment for the net unrealized gain or loss on assets available for sale) at the end of any subsequent calendar quarter equals or exceeds 150% of the aggregate Liquidation Preference (excluding any accumulated, accrued and unpaid dividends) of the then outstanding Preferred Stock and the aggregate liquidation preference (excluding any accumulated, accrued and unpaid dividends) of the then outstanding Parity Stock, then the right of the holders of the Preferred Stock and the Voting Preferred Stock to elect such additional two directors shall cease (but subject always to the same provision for the vesting of such voting rights in the case of any similar future arrearages in six quarterly dividends or shortfall in consolidated shareholders' equity), and the terms of office of all persons elected as directors by the holders of the Preferred Stock and the Voting Preferred Stock shall forthwith terminate and the number of the Board of Directors shall be reduced accordingly. At any time after such voting power shall have been so vested in the holders of Preferred Stock and the Voting Preferred Stock, if applicable, the Secretary of the Company may, and upon the written request of any holder of Preferred Stock (addressed to the Secretary at the principal office of the Company) shall, call a special meeting of the holders of the Preferred Stock and of the Voting Preferred Stock for the election of the two Directors to be elected by them as herein provided, such call to be made by notice similar to that provided in the Bylaws of the Company for a special meeting of the stockholders or as required by law. If any such special meeting required to be called as above provided shall not be called by the Secretary within 20 days after receipt of any such request, then any holder of Preferred Stock may call such meeting, upon the notice above provided, and for that purpose shall have access to the stock books of the Company. The Directors elected at any such special meeting shall hold office until the next annual meeting of the stockholders or special meeting held in lieu thereof if such office shall not have previously terminated as above provided. If any vacancy shall occur among the Directors elected by the holders of the Preferred Stock and the Voting Preferred Stock, a successor shall be elected by the Board of Directors, upon the nomination of the then-remaining Director elected by the holders of the Preferred Stock and the Voting Preferred Stock or the successor of such remaining Director, to serve until the next annual meeting of the stockholders or special meeting held in place thereof if such office shall not have previously terminated as provided above.

     (b) So long as any shares of Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Articles of Incorporation of the Company, as amended, the affirmative vote of at least 66 2/3% of the votes entitled to be cast by the holders of the Preferred Stock, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

          (i) Any amendment, alteration or repeal or any of the provisions of the Articles Supplementary to the Articles of Incorporation of the Company creating the Preferred Stock, the Articles of Incorporation of the Company or the Bylaws of the Company that materially adversely affects the voting powers, rights or preferences of the holders of the Preferred Stock; provided, however, that the amendment of the provisions of the Articles of Incorporation so as to authorize or create, or to increase the authorized amount of, any Junior Stock or any shares of any class ranking on a parity with the Preferred Stock shall not be deemed to materially adversely affect the voting powers, rights or preferences of the holders of Preferred Stock; or

          (ii) The authorization or creation of, or the increase in the authorized amount of, any shares of any class or any security convertible into shares of any class ranking prior or senior to the Preferred Stock in the distribution of assets on any liquidation, dissolution or winding up of the Company or in the payment of dividends; provided, however, that no such vote of the holders of Preferred Stock shall be required if, at or prior to the time when such amendment, alteration or repeal is to take effect, or when the issuance of any such prior shares or convertible security is to be made, as the case may be, provision is made for the redemption of all shares of Preferred Stock at the time outstanding.

     For purposes of the foregoing provisions of this provision, each share of Preferred Stock shall have one (1) vote per share, except that when any other series of preferred stock shall have the right to vote with the Preferred Stock as a single class on any matter, then the Preferred Stock and such other series
shall have with respect to such matters one (1) vote per $     of stated
liquidation preference. Except as otherwise required by applicable law or as set forth herein, the Preferred Stock shall not have any relative, participating, optional or other special voting rights and powers other than as set forth herein, and the consent of the holders thereof shall not be required for the taking of any corporate action.

Conversion

     Holders of shares of Preferred Stock shall have the right to convert all or a portion of such shares into shares of Common Stock, as follows:

     (a) A holder of shares of Preferred Stock shall have the right, at such holder's option, at any time to convert such shares, in whole or in part, into the number of fully paid and non-assessable shares of authorized but previously unissued shares of Common Stock per each share of Preferred Stock obtained by dividing the Liquidation Preference (excluding any accumulated, accrued and unpaid dividends) per share of Preferred Stock by the Conversion Price and by surrendering such shares to be converted; provided, however, that the right to convert shares of Preferred Stock called for redemption shall terminate at the close of business on the Call Date fixed for such redemption, unless the Company shall default in making payment of shares of Common Stock and/or cash payable upon such redemption.

     In order to exercise the conversion right, the holder of each share of Preferred Stock to be converted shall surrender the certificate representing such share, duly endorsed or assigned to the Company or in blank, at the office of the Transfer Agent, accompanied by written notice to the Company that the holder thereof elects to convert such share of Preferred Stock. Unless the shares issuable on conversion are to be issued in the same name as the name in which such share of Preferred Stock is registered, each share surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Company, duly executed by the holder or such holder's duly authorized attorney and an amount sufficient to pay any transfer or similar tax (or evidence reasonably satisfactory to the Company demonstrating that such taxes have been paid).

     Holders of shares of Preferred Stock at the close of business on a dividend payment record date shall be entitled to receive the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the conversion thereof following such dividend payment record date and prior to such Dividend Payment Date. Except as provided above, the Company shall make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares or for dividends on the shares of Common Stock issued upon such conversion.

     As promptly as practicable after the surrender of certificates for shares of Preferred Stock as aforesaid, the Company shall issue and shall deliver at such office to such holder, or send on such holder's written order, a certificate or certificates for the number of full shares of Common Stock issuable upon the conversion of such shares of Preferred Stock, and any fractional interest in respect of a share of Common Stock arising upon such conversion shall be settled as provided herein.

     Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the certificates for shares of Preferred Stock shall have been surrendered and such notice received by the Company as aforesaid, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby at such time on such date and such conversion shall be at the Conversion Price in effect at such time on such date unless the stock transfer books of the Company shall be closed on that date, in which event such person or persons shall be deemed to have become such holder or holders of record at the close of business on the next succeeding day on which such stock transfer books are open, but such conversion shall be at the Conversion Price in effect on the date on which such shares shall have been surrendered and such notice received by the Company. If the dividend payment record date for the Preferred Stock and Common Stock do not coincide, and the preceding sentence does not operate to ensure that a holder of shares of Preferred Stock whose shares are converted into Common Stock does not receive dividends on both the shares of Preferred Stock and the Common Stock into which such shares are converted for the same Dividend Period, then notwithstanding anything herein to the contrary, it is the intent, and the Transfer Agent is authorized to ensure that no conversion after the earlier of such record dates will be accepted until after the latter of such record dates.

     No fractional share of Common Stock or scrip representing fractions of a share of Common Stock shall be issued upon conversion of the shares of Preferred Stock. Instead of any fractional interest in a share of Common Stock that would otherwise be deliverable upon the conversion of shares of Preferred Stock, the Company shall pay to the holder of such share an amount in cash based upon the Current Market Price of the Common Stock on the Trading Date immediately preceding the date of conversion. If more than one share shall be surrendered for conversion at one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Preferred Stock so surrendered.

     The Conversion Price shall be adjusted from time to time as follows:

     (i) If the Company shall after the Issue Date (A) pay a dividend or make a distribution on its capital stock in shares of Common Stock, (B) subdivide its outstanding Common Stock into a greater number of shares, (C) combine its outstanding Common Stock into a smaller number of shares or (D) issue any shares of capital stock by reclassification of its outstanding Common Stock, the Conversion Price in effect at the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such dividend or distribution or at the opening of business on the day following the day on which such subdivision, combination or reclassification becomes effective, as the case may be, shall be adjusted so that the holder of any share of Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock (or fraction of a share of Common Stock) that such holder would have owned or have been entitled to receive after the happening of any of the events described above had such share of Preferred Stock been converted immediately prior to the record date in the case of a dividend or distribution or the effective date in the case of a subdivision, combination or reclassification. An adjustment shall become effective immediately after the opening of business on the day next following the record date (except as provided below) in the case of a dividend or distribution and shall become effective immediately after the opening of business on the day next following the effective date in the case of a subdivision, combination or reclassification.

     (ii) If the Company shall issue after the Issue Date rights, options or warrants to all holders of Common Stock entitling them (for a period expiring within 45 days after the record date described below) to subscribe for or purchase Common Stock at a price per share less than the Fair Market Value per share of the Common Stock on the record date for the determination of stockholders entitled to receive such rights or warrants, then the Conversion Price in effect at the opening of business on the day next following such record date shall be adjusted to equal the price determined by multiplying (A) the Conversion Price in effect immediately prior to the opening of business on the day following the date fixed for such determination by (B) a fraction, the numerator of which shall be the sum of (X) the number of shares of Common Stock outstanding on the close of business on the date fixed for such determination and (Y) the number of shares that the aggregate proceeds to the Company from the exercise of such rights or warrants for Common Stock would Purchase at such Fair Market Value, and the denominator of which shall be the sum of (XX) the number of shares of Common Stock outstanding on the close of business on the date fixed for such determination and (YY) the number of additional shares of Common Stock offered for subscription or purchase pursuant to such rights or warrants. Such adjustment shall become effective immediately after the opening of business on the date next following such record date (except as provided below). In determining whether any rights or warrants entitle the holders of Common Stock to subscribe for or Purchase Common Stock at less than such Fair Market Value, there shall be taken into account any consideration received by the Company upon issuance and upon exercise of such rights or warrants, the value of such consideration, if other than cash, to be determined in good faith by the Board of Directors.

     No adjustment in the Conversion Price shall be required unless such adjustment would require a cumulative increase or decrease of at least 1% in such price; provided, however, that any adjustments that by reason of this paragraph are not required to be made shall be carried forward and taken into account in any subsequent adjustment until made; and provided, further, that any adjustment shall be required and made not later than such time as may be required in order to preserve the tax-free nature of a distribution to the holders of shares of Common Stock. Notwithstanding any other provision, the Company shall not be required to make any adjustment of the Conversion Price for the issuance of any shares of Common Stock pursuant to any plan providing for the reinvestment of dividends or interest payable on securities of the Company and the investment of additional optional amounts in shares of Common Stock under such plan. All calculations shall be made to the nearest cent (with $.005 being rounded upward) or to the nearest one-tenth of a share (with .05 of a share being rounded upward), as the case may be. Anything to the contrary notwithstanding, the Company shall be entitled, to the extent permitted by law, to make such reductions in the Conversion Price, in addition to those required, as it in its discretion shall determine to be advisable in order that any stock dividends, subdivision of shares, reclassification or combination of shares, distribution of rights or warrants to purchase stock or securities, or a distribution of other assets (other than cash dividends) hereafter made by the Company to its stockholders shall not be taxable, or if that is not possible, to diminish any income taxes that are otherwise payable because of such event.

     If the Company shall be a party to any transaction (including without limitation a merger, consolidation, statutory share exchange, issuer or self tender offer for all or a substantial portion of the shares of Common Stock outstanding, sale of all or substantially all of the Company's assets or recapitalization of the Common Stock, but excluding any transaction as to which the Conversion Price adjustment provision applies) (each of the foregoing being referred to herein as a "Transaction"), in each case as a result of which shares of Common Stock shall be converted into the right to receive stock, securities or other property (including cash or any combination thereof), each share of Preferred Stock which is not converted into the right to receive stock securities or other property in connection with such Transaction shall thereupon be convertible into the kind and amount of shares of stock, securities and other property (including cash or any combination thereof) receivable upon such consummation by a holder of that number of shares of Common Stock into which one share of Preferred Stock was convertible immediately prior to such Transaction. The Company shall not be a party to any Transaction unless the terms of such Transaction are consistent with the provisions of this paragraph, and it shall not consent or agree to the occurrence of any Transaction until the Company has entered into an agreement with the successor or purchasing entity, as the case may be, for the benefit of the holders of the Preferred Stock that will contain provisions enabling the holders of the Preferred Stock that remain outstanding after such Transaction to convert into the consideration received by holders of Common Stock at the Conversion Price in effect immediately prior to such Transaction. The provisions of this paragraph shall similarly apply to successive Transactions.

     If:

          (i) the Company shall declare a dividend (or any other distribution) on the Common Stock (other than cash dividends and cash distributions); or

          (ii) the Company shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of any class or series of capital stock or any other rights or warrants; or

          (iii) there shall be any reclassification of the outstanding Common Stock or any consolidation or merger to which the Company is a party and for which approval of any stockholders of the Company is required, or a statutory share exchange, or an issuer or self tender offer by the Company for all or a substantial portion of its outstanding shares of Common Stock (or an amendment thereto changing the maximum number of shares sought or the amount or type of consideration being offered therefor) or the sale or transfer of all or substantially all of the assets of the Company as an entirety; or

          (iv) there shall occur the voluntary or involuntary liquidation, dissolution or winding up of the Company,

then the Company shall cause to be filed with the Transfer Agent and shall cause to be mailed to each holder of shares of Preferred Stock at such holder's address as shown on the stock records of the Company, as promptly as possible, but at least 15 days prior to the applicable date hereinafter specified, a notice stating (A) the record date for the payment of such dividend, distribution or rights or warrants, or, if a record date is not established, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution or rights or warrants are to be determined or (B) the date on which such reclassification, consolidation, merger statutory share exchange, sale, transfer, liquidation, dissolution or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property, if any, deliverable upon such reclassification, consolidation, merger, statutory share exchange, sale, transfer, liquidation, dissolution or winding up or (C) the date on which such tender offer commenced, the date on which such tender offer is scheduled to expire unless extended, the consideration offered and the other material terms thereof (or the material terms of any amendment thereto). Failure to give or receive such notice or any defect therein shall not affect the legality or validity of the proceedings described herein.

     Whenever the Conversion Price is adjusted as herein described, the Company shall promptly file with the Transfer Agent an officer's certificate setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment which certificate shall be conclusive evidence of the correctness of such adjustment absent manifest error. Promptly after delivery of such certificate, the Company shall prepare a notice of such adjustment of the Conversion Price setting forth the adjusted Conversion Price and the effective date such adjustment becomes effective and shall mail such notice of such adjustment of the Conversion Price to each holder of shares of Preferred Stock at such holder's last address as shown on the stock records of the Company.

     In any case in which these provisions provide that an adjustment shall become effective on the day next following the record date for an event, the Company may defer until the occurrence of such event (A) issuing to the holder of any share of Preferred Stock converted after such record date and before the occurrence of such event of the additional Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the Common Stock issuable upon such conversion before giving effect to such adjustment and (B) paying to such holder any amount of cash in lieu of any fraction.

     There shall be no other adjustment of the Conversion Price in case of the issuance of any capital stock of the Company in a reorganization, acquisition or other similar transaction.

     If the Company shall take any action affecting the Common Stock, other than action described in this provision, that in the opinion of the Board of Directors would materially adversely affect the conversion rights of the holders of Preferred Stock, the Conversion Price for the Preferred Stock may be adjusted, to the extent permitted by law, in such manner, if any, and at such time as the Board of Directors, in its sole discretion, may determine to be equitable under the circumstances.

     The Company shall at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued Common Stock solely for the purpose of effecting conversion of the Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all outstanding shares of Preferred Stock not theretofore converted into Common Stock. For purposes of this provision, the number of shares of Common Stock that shall be deliverable upon the conversion of all outstanding shares of Preferred Stock shall be computed as if at the time of computation all such outstanding shares were held by a single holder.

     The Company covenants that any shares of Common Stock issued upon conversion of the shares of Preferred Stock shall be validly issued, fully paid and nonassessable.

     The Company shall take any action necessary to ensure that any shares of Common Stock issued upon conversion of shares of Preferred Stock are freely transferable and not subject to any resale restrictions under the Act, or any applicable state securities or blue sky laws (other than any shares of Common Stock which are held by an "affiliate" (as defined in Rule 144 under the Act)).

     The Company will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock or other securities or property on conversion or redemption of shares of Preferred Stock pursuant hereto; provided, however, that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue or delivery of shares of Common Stock or other securities or property in a name other than that of the holder of the shares of Preferred Stock to be converted or redeemed, and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Company the amount of any such tax or established, to the reasonable satisfaction of the Company, that such tax has been paid.

Dividend Reinvestment Plan

     The Company has established a Dividend Reinvestment Plan (the "Plan" or "DRP") pursuant to which each holder of the Preferred Stock whose shares are registered in his own name may elect to have dividends reinvested automatically in shares of the Common Stock of the Company. See "Dividend Reinvestment Plan."

Restrictions on Ownership and Transfer

     With certain exceptions, no person may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% of the Company's Capital Stock. See "Repurchase of Shares and Restrictions on Transfers," below.

COMMON STOCK

Voting

     Each holder of Common Stock is entitled to one vote for each share held of record on each matter submitted to a vote of holders of Capital Stock of the Company. The Company's Articles of Incorporation do not provide for cumulative voting and, accordingly, the holders of a majority of the outstanding shares of Capital Stock have the power to elect all directors to be elected each year.

     The Company's bylaws provide that annual meetings of the stockholders of the Company are to be held within 180 days of the last day of the Company's fiscal year, and special meetings may be called by a majority

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of the Board of Directors, by the Chairman of the Board of Directors, by a
majority of the Independent Directors, by the President or generally by stockholders entitled to cast at least 25% of the votes which all stockholders are entitled to cast at the meeting. The Articles of Incorporation of the Company may be amended in accordance with Maryland law, subject to certain limitations set forth in the Articles of Incorporation.

Dividends; Liquidation; Other Rights

     The holders of shares of Common Stock are entitled to receive dividends when, as, and if declared by the Board of Directors out of funds legally available therefor. In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock will share ratably in all assets of the Company remaining after the payment of liabilities and possibly after payment of a liquidation preference of outstanding Preferred Stock. There are no preemptive or other subscription rights, conversion rights, or redemption or sinking fund provisions with respect to shares of Common Stock.

REGISTRATION RIGHTS

     Purchasers of Units in the Company's private placement in 1994 are entitled to certain rights with respect to registration under the Securities Act. Pursuant to a Registration Rights Agreement between the Company and the Placement Agent, the Company agreed to (i) file with the Commission a shelf registration statement (the "Shelf Registration Statement") with respect to the securities comprising the Units or issuable upon conversion or exercise thereof, and (ii) use its best efforts to have such securities approved for quotation on the Nasdaq National Market or listed on a stock exchange and/or to qualify such securities under the various state securities laws. The Company is required to keep the Shelf Registration Statement effective until the earlier to occur of
(i) December 31, 1997 or (ii) such time as all of the Warrants have been exercised and, in the opinion of counsel to the Company, such registration is not required for the unrestricted resale of shares entitled to registration rights under the Registration Rights Agreement. Under the Registration Rights Agreement, the holders of the Securities may be restricted from selling or distributing the Company's securities during certain underwritten offerings by the Company. See "Underwriting."

     Certain existing holders of the Common Stock are entitled to certain rights with respect to registration under the Securities Act of such Common Stock. Under the terms of a registration rights agreement with such holders, such holders are entitled to include within any registration statement under the Securities Act proposed by the Company with respect to a firm commitment underwritten public offering of Common Stock (either for its own account or for the account of other security holders) shares of Common Stock held by such holders, subject to certain conditions.

REPURCHASE OF SHARES AND RESTRICTIONS ON TRANSFER

     In order that the Company may meet the requirements for qualification as a REIT at all times, the Articles of Incorporation prohibit any person from acquiring or holding, directly or constructively, ownership of a number of shares of Capital Stock in excess of 9.8% (the "Ownership Limit") of the outstanding shares. See "Certain Federal Income Tax Considerations." For this purpose the term "ownership" generally means either direct ownership or constructive ownership in accordance with the constructive ownership provisions of section 544 of the Code.

     Under the constructive ownership provisions of section 544 of the Code, a holder of a Warrant will be treated as owning the number of shares of Capital Stock into which such Warrant may be converted. In addition, the constructive ownership rules generally attribute ownership of securities owned by a corporation, partnership, estate or trust proportionately to its stockholders, partners or beneficiaries, attribute ownership of securities owned by family members to other members of the same family, and set forth rules as to when securities constructively owned by a person are considered to be actually owned for the application of such attribution provisions (i.e., "reattribution"). For purposes of determining whether a person holds or would hold Capital Stock in excess of the Ownership Limit, a person will thus be treated as owning not only shares of Capital Stock actually owned, but also any shares of Capital Stock attributed to such person under the

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attribution rules described above (including any shares of Capital Stock attributed to such person by reason of such person's ownership of Warrants). Accordingly, a person who individually owns less than 9.8% of the shares outstanding may nevertheless be in violation of the Ownership Limit.

     Any transfer of shares of Capital Stock or Warrants that would result in disqualification of the Company as a REIT or that would (a) create a direct or constructive ownership of shares of stock in excess of the Ownership Limit, (b) result in the shares of stock being beneficially owned (within the meaning of section 856(a) of the Code) by fewer than 100 persons (determined without reference to any rules of attribution), or (c) result in the Company being "closely held" within the meaning of section 856(h) of the Code, will be null and void, and the intended transferee will acquire no rights to such shares or Warrants. The foregoing restrictions on transferability and ownership will not apply if the Board of Directors determines that it is no longer in the best interests of the Company to continue to qualify as a REIT. The Company's Board of Directors, upon receipt of a ruling from the IRS, an opinion of counsel or other evidence satisfactory to the Board of Directors, may also waive the Ownership Limit with respect to a purported transferee. As a condition to such waiver the intended transferee must give written notice to the Company of the proposed transfer no later than the fifteenth day prior to any transfer which, if consummated, would result in the intended transferee owning shares in excess of the Ownership Limit. The Board of Directors may also take such other action as it deems necessary or advisable to protect the Company's status as a REIT.

     Any purported transfer of shares or Warrants that would result in a person owning (directly or constructively) shares in excess of the Ownership Limit (except as otherwise waived by the Board of Directors as set forth above) due to the unenforceability of the transfer restrictions set forth above will constitute "Excess Securities," which will be transferred by operation of law to the Company as trustee for the exclusive benefit of the person or persons to whom the Excess Securities are ultimately transferred, until such time as the purported transferee retransfers the Excess Securities. While the Excess Securities are held in trust, a holder of such securities will not be entitled to vote or to share in any dividends or other distributions with respect to such securities and will not be entitled to exercise or convert such securities into shares of Capital Stock. Subject to the Ownership Limit, Excess Securities may be transferred by the purported transferee to any person (if such transfer would not result in Excess Securities) at a price not to exceed the price paid by the purported transferee (or, if no consideration was paid by the purported transferee, the fair market value of the Excess Securities on the date of the purported transfer), at which point the Excess Securities will automatically be exchanged for the stock or Warrants, as the case may be, to which the Excess Securities are attributable. If a purported transferee receives a higher price for designating an ultimate transferee, such purported transferee shall pay, or cause the ultimate transferee to pay, such excess to the Company. In addition, such Excess Securities held in trust are subject to purchase by the Company at a purchase price equal to the lesser of (a) the price per share or per warrant, as the case may be, in the transaction that created such Excess Securities (or, in the case of a devise or gift, the market price at the time of such devise or gift), reduced by the amount of any distributions received in violation of the Articles of Incorporation that have not been repaid to the Company, and (b) the market price as reflected in the last reported sales price of such shares of stock or Warrants on the trading day immediately preceding the date of the purported transfer as reported on any exchange or quotation system over which such shares of stock or Warrants may be traded, or if not then traded over any exchange or quotation system, then the market price of such shares of stock or Warrants on the date of the purported transfer as determined in good faith by the Board of Directors of the Company, reduced by the amount of any distributions received in violation of the Articles of Incorporation that have not been repaid to the Company.

     From and after a purported transfer to the transferee of the Excess Securities, the purported transferee shall cease to be entitled to distributions, voting rights and other benefits with respect to such shares of the stock or Warrants except the right to payment of the purchase price for the shares of stock or Warrants or the retransfer of securities as provided above. Any dividend or distribution paid to a purported transferee on Excess Securities prior to the discovery by the Company that such shares of stock or Warrants have been transferred in violation of the provisions of the Company's Articles of Incorporation shall be repaid to the Company upon demand. If the foregoing transfer restrictions are determined to be void, invalid or unenforceable by a court of competent jurisdiction, then the purported transferee of any Excess Securities may

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

be deemed, at the option of the Company, to have acted as an agent on behalf of the Company in acquiring such Excess Securities and to hold such Excess Securities on behalf of the Company.

     All certificates representing shares of stock and Warrants will bear a legend referring to the restrictions described above.

     Any person who acquires shares or Warrants in violation of the Articles of Incorporation, or any person who is a purported transferee such that Excess Securities results, must immediately give written notice or, in the event of a proposed or attempted transfer that would be void as set forth above, give at least 15 days prior written notice to the Company of such event and shall provide to the Company such other information as the Company may request in order to determine the effect, if any, of such transfer on the Company's status as a REIT. In addition, every record owner of more than 5.0% (during any period in which the number of stockholders of record is 2,000 or more) or 1.0% (during any period in which the number of stockholders of record is greater than 200 but less than 2,000) or 1/2% (during any period in which the number of stockholders is 200 or less) of the number or value of the outstanding shares of Capital Stock of the Company must give an annual written notice to the Company by January 31, stating the name and address of the record owner, the number of shares held and describing how such shares are held. Further, each stockholder shall upon demand be required to disclose to the Company in writing such additional information as the Board of Directors deems reasonably necessary to comply with the REIT Provisions of the Code, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

     Subject to certain limitations, the Board of Directors may increase or decrease the Ownership Limit. In addition, to the extent consistent with the REIT Provisions of the Code, the Board of Directors may waive the Ownership Limit for and at the request of certain purchasers in this Offering.

     The provisions described above may inhibit market activity and the resulting opportunity for the holders of the Company's Capital Stock and Warrants to receive a premium for their shares or Warrants that might otherwise exist in the absence of such provisions. Such provisions also may make the Company an unsuitable investment vehicle for any person seeking to obtain ownership of more than 9.8% of the outstanding shares of Capital Stock.

INDEMNIFICATION

     The Company's Articles of Incorporation obligate the Company to indemnify its directors and officers, and other employees and agents, and to pay or reimburse expenses for such individuals in advance of the final disposition of a proceeding to the maximum extent permitted from time to time by Maryland law. The Maryland General Corporation Law (the "Maryland GCL") permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities, unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith, or (ii) was the result of active and deliberate dishonesty, or (b) the director or officer actually received an improper personal benefit in money, property or services, or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

LIMITATION OF LIABILITY

     The Maryland GCL permits the charter of a Maryland corporation to include a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except to the extent that
(i) it is proved that the person actually received an improper benefit or profit in money, property or services, or (ii) a judgment or other final adjudication is entered in a proceeding based on a finding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. The Company's Articles of Incorporation contain a provision providing for elimination of the liability of its directors and officers to the Company or its stockholders for money damages to the maximum extent permitted by Maryland law from time to time.

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

CONTROL SHARE ACQUISITIONS

     The Maryland GCL provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror or by officers or directors who are employees of the corporation. "Control shares" are voting shares of stock which, if aggregated with all other shares of stock previously acquired by such a person, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more of all voting power. "Control shares" do not include shares of stock the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means, subject to certain exceptions, the acquisition of, ownership of, or the power to direct the exercise of voting power with respect to, control shares.

     A person who has made or proposes to make a "control share acquisition," upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the Board of Directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders' meeting. If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as permitted by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the "control shares" (except those for which voting rights have previously been approved) for fair value determined, without regard to voting rights, as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for "control shares" are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the stock as determined for purposes of such appraisal rights may not be less than the highest price per share paid in the control share acquisition, and certain limitations and restrictions otherwise applicable to the exercise of dissenters' rights do not apply in the context of "control share acquisitions."

     The "control share acquisition" statute does not apply to stock acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or to acquisitions approved or exempted by a provision of the Articles of Incorporation or bylaws of the corporation adopted prior to the acquisition of the shares.

TRANSFER AGENT AND REGISTRAR

     Chase Mellon Shareholder Services, LLC acts as the transfer agent and registrar with respect to the Preferred Stock, the Common Stock and the Warrants.

                    CERTAIN LEGAL ASPECTS OF MORTGAGE LOANS

     The following discussion contains summaries of certain legal aspects of Mortgage Loans which are general in nature. Because many of the legal aspects of Mortgage Loans are governed by applicable state laws (which may vary substantially), the following summaries do not purport to be complete, to reflect the laws of any particular state, to reflect all the laws applicable to any particular mortgage loan or to encompass the laws of all states in which the properties securing Mortgage Loans in which the Company might invest (directly or through acquisitions of Single-Family and Multifamily or Commercial Mortgage Securities) are situated. The summaries are qualified in their entirety by reference to the applicable federal and state laws governing Mortgage Loans. The risks and other considerations summarized below may affect the Company both as a direct acquiror of Mortgage Loans or through its indirect acquisition of interests in Mortgage Loans through Mortgage Securities.

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MORTGAGES AND DEEDS OF TRUST GENERALLY

     Mortgage Loans are secured by either mortgages or deeds of trust or other similar security instruments, depending upon the prevailing practice in the state in which the related mortgaged property is located. There are two parties to a mortgage, the mortgagor, who is the borrower and owner of the mortgaged property, and the mortgagee, who is the lender. In a mortgage transaction, the mortgagor delivers to the mortgagee a note, bond or other written evidence of indebtedness and a mortgage. A mortgage creates a lien upon the real property encumbered by the mortgage as security for the obligation evidenced by the note, bond or other evidence of indebtedness. Although a deed of trust is similar to a mortgage, a deed of trust has three parties, the borrower-property owner called the trustor (similar to a mortgagor), a lender called the beneficiary (similar to a mortgagee), and a third-party grantee called the trustee. Under a deed of trust, the borrower grants the property, until the debt is paid, in trust for the benefit of the beneficiary to the trustee to secure payment of the obligation generally with a power of sale. The trustee's authority under a deed of trust and the mortgagee's authority under a mortgage are governed by applicable law, the express provisions of the deed of trust or mortgage, and, in some cases, the directions of the beneficiary.

     The real property covered by a mortgage is most often the fee estate in land and improvements. However, a mortgage may encumber other interests in real property such as a tenant's interest in a lease of land and improvements and the leasehold estate created by such lease. A mortgage covering an interest in real property other than the fee estate requires special provisions in the instrument creating such interest or in the mortgage to protect the mortgagee against termination of such interest before the mortgage is paid.

     Priority of liens on mortgaged property created by mortgages and deeds of trust depends on their terms and, generally, on the order of filing with a state, county or municipal office, although such priority may in some states be altered by the mortgagee's or beneficiary's knowledge of unrecorded liens against the mortgaged property. However, filing or recording does not establish priority over governmental claims for real estate taxes and assessments. In addition, the Internal Revenue Code of 1986, as amended, provides priority to certain tax liens over the lien of the mortgage.

FORECLOSURE

     Foreclosure of a mortgage is generally accomplished by judicial action initiated by the service of legal pleadings upon all necessary parties having an interest in the real property. Delays in completion of foreclosure may occasionally result from difficulties in locating necessary parties defendant. When the mortgagee's right to foreclose is contested, the legal proceedings necessary to resolve the issue can be time-consuming. A judicial foreclosure may be subject to most of the delays and expenses of other litigation, sometimes requiring up to several years to complete. At the completion of the judicial foreclosure proceedings, if the mortgagee prevails, the court ordinarily issues a judgment of foreclosure and appoints a referee or other designated official to conduct the sale of the property. Such sales are made in accordance with procedures which vary from state to state. The purchaser at such sale acquires the estate or interest in real property covered by the mortgage.

     Foreclosure of a deed of trust is generally accomplished by a non-judicial trustee's sale under a specific provision in the deed of trust and/or applicable statutory requirements which authorizes the trustee, generally following a request from the beneficiary/lender, to sell the property to a third party upon any default by the borrower under the terms of the note or deed of trust. A number of states may also require that a lender provide notice of acceleration of a note to the borrower. Notice requirements under a trustee's sale vary from state to state. In some states, the trustee must record a notice of default and send a copy to the borrower-trustor and to any person who has recorded a request for a copy of a notice of default and notice of sale. In addition, the trustee must provide notice in some states to any other individual having an interest in the real property, including any junior lienholders. In some states, the borrower, or any other person having a junior encumbrance on the real estate, may, during a reinstatement period, cure the default by paying the entire amount in arrears plus the costs and expenses incurred in enforcing the obligation. Generally, state law controls the amount of foreclosure expenses and costs, including attorneys' fees, which may be covered by a lender. If the deed of trust is not reinstated, a notice of sale must be posted in a public place and, in most states, published for a specific period of time in one or more newspapers. In addition, some state laws require

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

that a copy of the notice of sale be posted on the property and sent to all parties having an interest in the real property.

     In case of foreclosure under either a mortgage or deed of trust, the sale by the referee or other designated official or by the trustee is often a public sale. However, because of the difficulty a potential buyer at the sale might have in determining the exact status of title to the property subject to the lien of the mortgage or deed of trust and the redemption rights that may exist (see "-- Statutory Rights of Redemption" below), and because the physical condition and financial performance of the property may have deteriorated during the foreclosure proceedings and/or for a variety of other reasons (including exposure to potential fraudulent transfer allegations), a third party may be unwilling to purchase the property at the foreclosure sale. For these and other reasons, it is common for the lender to purchase the property from the trustee, referee or other designated official for an amount equal to the outstanding principal amount of the indebtedness secured by the mortgage or deed of trust, together with accrued and unpaid interest and the expenses of foreclosure, in which event, if the amount bid by the lender equals the full amount of such debt, interest and expenses, the mortgagee's debt will be extinguished. Thereafter, the lender will assume the burdens of ownership, including paying operating expenses and real estate taxes and making repairs. The lender is then obligated as an owner until it can arrange a sale of the property to a third party. Frequently, the lender employs a third party management company to manage and operate the property. The costs of operating and maintaining commercial property may be significant and may be greater than the income derived from the property. The costs of management and operation of those mortgaged properties which are hotels, motels or nursing or convalescent homes or hospitals may be particularly significant because of the expertise, knowledge and, with respect to nursing or convalescent homes or hospitals, regulatory compliance, required to run such operations and the effect which foreclosure and a change in ownership may have on the public's and the industry's (including franchisors') perception of the quality of such operations. The lender will commonly obtain the services of a real estate broker and pay the broker's commission in connection with the sale of the property. Depending upon market conditions, the ultimate proceeds of the sale of the property may not equal the lender's investment in the property. Moreover, a lender commonly incurs substantial legal fees and court costs in acquiring a mortgaged property through contested foreclosure and/or bankruptcy proceedings. Furthermore, an increasing number of states require that any environmental hazards be eliminated before a property may be resold. In addition, a lender may be responsible under federal or state law for the cost of cleaning up a mortgaged property that is environmentally contaminated. See "-- Environmental Risks" below. As a result, a lender could realize an overall loss on a mortgage loan even if the related mortgaged property is sold at foreclosure or resold after it is acquired through foreclosure for an amount equal to the full outstanding principal amount of the mortgage loan, plus accrued interest.

     In foreclosure proceedings, some courts have applied general equitable principles. These equitable principles are generally designed to relieve the borrower from the legal effect of his defaults under the loan documents. Examples of judicial remedies that have been fashioned include judicial requirements that the lender undertake affirmative and expensive actions to determine the causes of the borrower's default and the likelihood that the borrower will be able to reinstate the loan. In some cases, courts have substituted their judgment for the lender's judgment and have required that lenders reinstate loans or recast payment schedules in order to accommodate borrowers who are suffering from temporary financial disability. In other cases, courts have limited the right of the lender to foreclose if the default under the mortgage instrument is not monetary, such as the borrower's failing to maintain adequately the property or the borrower's executing a second mortgage or deed of trust affecting the property. Finally, some courts have been faced with the issue of whether or not federal or state constitutional provisions reflecting due process concerns for adequate notice require that borrowers under mortgages receive notices in addition to the statutorily-prescribed minimum. For the most part, these cases have upheld the notice provisions as being reasonable or have found that the sale under a deed of trust, or under a mortgage having a power of sale, does not involve sufficient state action to afford constitutional protection to the borrower.

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ENVIRONMENTAL RISKS

     Real property pledged as security to a lender may be subject to potential environmental risks. Of particular concern may be those mortgaged properties which are, or have been, the site of manufacturing, industrial or disposal activity. Such environmental risks may give rise to a diminution in value of property securing any mortgage loan or, as more fully described below, liability for clean-up costs or other remedial actions, which liability could exceed the value of such property or the principal balance of the related mortgage loan. In certain circumstances, a lender may choose not to foreclose on contaminated property rather than risk incurring liability for remedial actions.

     Under the laws of certain states, the owner's failure to perform remedial actions required under environmental laws may in certain circumstances give rise to a lien on mortgaged property to ensure the reimbursement of remedial costs incurred by the state. In some states such lien has priority over the lien of an existing mortgage against such property. Because the costs of remedial action could be substantial, the value of a mortgaged property as collateral for a mortgage loan could be adversely affected by the existence of an environmental condition giving rise to a lien.

     The state of the law is currently unclear as to whether and under what circumstances clean-up costs, or the obligation to take remedial actions, can be imposed on a secured lender. Under the laws of some states and under the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended ("CERCLA"), current ownership or operation of a property provides a sufficient basis for imposing liability for the costs of addressing releases or threatened releases of hazardous substances on that property. Under such laws, a secured lender who holds indicia of ownership primarily to protect its interest in a property could under certain circumstances fall within the literal terms of the definition of "owner or operator"; consequently, such laws often specifically exclude such a secured lender, provided that the lender does not participate in the facility's management of environmental matters.

     In 1992, the United States Environmental Protection Agency (the "EPA") issued a rule interpreting and delineating CERCLA's secured creditor exemption. This rule defined and specified the range of permissible actions that may be undertaken by a lender who holds a contaminated facility as collateral without exceeding the bounds of the secured creditor exemption. In February 1994, however, the United States Court of Appeals for the D.C. Circuit struck down the EPA's lender liability rule on the grounds that it exceeded EPA's rule-making authority under CERCLA. A petition for writ of certiorari to the United States Supreme Court appealing the D.C. Circuit's decision was denied in January 1995. At the present time, the future status of the rule and similar legislation now pending in Congress is unclear, although the EPA has stated that it will continue to adhere to the rule as a matter of policy and is in the process of preparing guidance to this effect. Certain courts that have addressed the issue of lender liability under CERCLA have, in some cases without relying on any EPA rule or policy, nonetheless interpreted the secured creditor exemption consistent with the EPA rule. In any event, the EPA rule does not or would not necessarily affect the potential for liability under state law or federal laws other than CERCLA. Furthermore, it is not clear at the present time whether any such lender protections would be binding in actions brought by a party other than the federal government.

     At the time Mortgage Loans were originated, it is possible that no environmental assessment or a very limited environmental assessment of the mortgaged properties was conducted. The Company does not intend to acquire title to, or possession of, a mortgaged property underlying a mortgage loan, take over its operation or take any other action that might subject the Company to liability under CERCLA or comparable laws unless it has previously been determined, based upon a "Phase I" or other specified environmental assessment prepared by a person who regularly conducts such environmental assessments, that the mortgaged property is in compliance with applicable environmental laws and that there are no circumstances relating to use, management or disposal of any hazardous substances for which investigation, monitoring, containment, clean-up or remediation could be required under applicable environmental laws, or that it would be in the best economic interest of the Company to take such actions as are necessary to bring the mortgaged property into compliance therewith or as may be required under such laws. In addition, the Company does not intend to invest in Mortgage Loans serviced or held by others on behalf of the Company, whether in the form of Mortgage Securities or otherwise, and other investors unless the servicer, trustee or other third party is

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

required to make the determinations specified in the preceding sentence prior to taking action that might subject the Company to liability under CERCLA or comparable laws. The Company also does not intend to acquire Mortgage Securities unless the servicer of the Mortgage Loans underlying the Mortgage Securities is required to follow a substantially similar policy. This policy effectively precludes enforcement of the security for the related note until a satisfactory environmental assessment is obtained or any required remedial action is taken, reducing the likelihood that the Company will become liable for any environmental conditions affecting a mortgaged property, but making it more difficult to realize on the security for the mortgage loan. However, there can be no assurance that any environmental assessment obtained by the Company or by a servicer, trustee or other third party on behalf of the Company will detect all possible environmental conditions or that other precautions will in fact insulate the Company from liability for environmental conditions.

     "Hazardous substances" are generally defined as any dangerous, toxic or hazardous pollutants, chemicals, wastes or substances, including, without limitation, those so identified pursuant to CERCLA or any other environmental laws now existing, and specifically including, without limitation, asbestos and asbestos containing materials, polychlorinated biphenyls, radon gas, petroleum and petroleum products, and urea formaldehyde.

     If a lender is or becomes liable for clean-up costs, it may bring an action for contribution against the current owners or operators, the owners or operators at the time of on-site disposal activity or any other party who contributed to the environmental hazard, but such persons or entities may be bankrupt or otherwise judgment proof. Furthermore, such action against the borrower may be adversely affected by the limitations on recourse in the loan documents. Similarly, in some states anti-deficiency legislation and other statutes requiring the lender to exhaust its security before bringing a personal action against the borrower (see "-- Anti-Deficiency Legislation" below) may curtail the lender's ability to recover from its borrower the environmental clean-up and other related costs and liabilities incurred by the lender.

JUNIOR MORTGAGE AND DEEDS OF TRUST; RIGHTS OF SENIOR MORTGAGEES OR BENEFICIARIES

     Priority of liens on mortgaged property created by mortgages or deeds of trust depends on their terms and, generally, on the order of filing with a state, county or municipal office, although such priority may in some states be altered by the mortgagee's or beneficiary's knowledge of unrecorded liens, leases or encumbrances against the mortgaged property. However, filing or recording does not establish priority over governmental claims for real estate taxes and assessments or, in some states, for reimbursement of remediation costs of certain environmental conditions. See "-- Environmental Risks," above. In addition, the Code provides priority to certain tax liens over the lien of a mortgage.

     The Company does not presently intend to acquire junior mortgages or deeds of trust which are subordinate to senior mortgages or deeds of trust held by the other lenders or institutional investors but may from time to time hold such junior mortgages or Mortgage Securities in which some or all of the underlying mortgages are junior mortgages. The rights of the Company (or the Mortgage Securities vehicle in which the Company has acquired an interest) as mortgagee or beneficiary under a junior mortgage or deed of trust will be subordinate to those of the mortgagee as beneficiary under the senior mortgage or deeds of trust, including the prior rights of the senior mortgagee as beneficiary to receive rents, hazard insurance and condemnation proceeds and to cause the property securing the mortgage loan to be sold upon default of the mortgagor, thereby extinguishing the junior mortgagee's or beneficiary's lien unless the Company (or the mortgage loan servicer in a Mortgage Securities issue) asserts its subordinate interest in foreclosure litigation or satisfies the defaulted senior loan. As discussed more fully below, in many states a junior mortgagee may satisfy a defaulted senior loan in full, or may cure such default and bring the senior loan current, in either event adding the amounts expended to the balance due on the junior loan. Absent a provision in the senior mortgage, no notice of default is required to be given to the junior mortgagee or beneficiary.

     The form of mortgage or deed of trust used by many institutional lenders confers on the mortgagee or beneficiary the right both to receive proceeds collected under any hazard insurance policy and awards made in connection with any condemnation proceedings, and to apply such proceeds and awards to any indebtedness secured by the mortgage or deed of trust, in such order as the mortgagee may determine. Thus, in the event

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

improvements on the property are damaged or destroyed by fire or other casualty, or in the event the property is taken by condemnation, the mortgagee or beneficiary under the senior mortgage or deed of trust will have the prior right to collect any insurance proceeds payable under a hazard insurance policy and any award of damages in connection with the condemnation and to apply the same to the indebtedness secured by the senior mortgage or deed of trust. Proceeds in excess of the amount of senior indebtedness will, in most cases, be applied to the indebtedness secured by a junior mortgage or deed of trust. The laws of certain states may limit the ability of mortgagees or beneficiaries to apply the proceeds of hazard insurance and partial condemnation awards to the secured indebtedness. In such states, the mortgagor or trustor must be allowed to use the proceeds of hazard insurance to repair the damage unless the security of the mortgagee or beneficiary has been impaired. Similarly, in certain states, the mortgagee or beneficiary is entitled to the award for a partial condemnation of the real property security only to the extent that its security is impaired.

     The form of mortgage or deed of trust used by many institutional lenders typically contains a "future advance" clause, which provides that additional amounts advanced to or on behalf of the mortgagor or trustor by the mortgagee or beneficiary are to be secured by the mortgage or deed of trust. While such a clause is valid under the laws of most states, the priority of any advance made under the clause depends, in some states, on whether the advance was an "obligatory" or "optional" advance. If the mortgagee or beneficiary is obligated to advance the additional amounts, the advance may be entitled to receive the same priority as amounts initially made under the mortgage or deed of trust, notwithstanding that there may be intervening junior mortgages or deeds of trust and other liens between the date of recording of the mortgage or deed of trust and the date of the future advance, and notwithstanding that the mortgagee or beneficiary had actual knowledge of such intervening junior mortgages or deeds of trust and other liens at the time of the advance. Where the mortgagee or beneficiary is not obligated to advance the additional amounts and has actual knowledge of the intervening junior mortgages or deeds of trust and other liens, the advance may be subordinate to such intervening junior mortgages or deeds of trust and other liens. Priority of advances under a "future advance" clause rests, in other states, on state law giving priority to advances made under the loan agreement up to a "credit limit" amount stated in the recorded mortgage or deed of trust.

     Another provision typically found in the forms of mortgage and deed of trust used by many institutional lenders obligates the mortgagor or trustor to pay before delinquency all taxes and assessments on the property and, when due, all encumbrances, charges and liens on the property which appear prior to the mortgage, to provide and maintain fire insurance on the property, to maintain and repair the property and not to commit or permit any waste thereof, and to appear in and defend any action or proceeding purporting to affect the property or the rights of the mortgagee under the mortgage. Upon a failure of the mortgagor or trustor to perform any of these obligations, the mortgagee or beneficiary is given the right under the mortgage or deed of trust to perform the obligation itself, at its election, with the mortgagor or trustor agreeing to reimburse the mortgagee or beneficiary for any sums expended by the mortgagee or beneficiary on behalf of the mortgagor or trustor. All sums so expended by the mortgagee or beneficiary become part of the indebtedness secured by the mortgage.

     The forms of mortgage and deed of trust used by many institutional lenders typically require the mortgagor or trustor to obtain the consent of the mortgagee or beneficiary in respect of actions affecting the mortgaged property, including, without limitation, leasing activities (including new leases and termination or modification of existing leases), alterations and improvements to buildings forming a part of the mortgaged property and management and leasing agreements for the mortgaged property. Tenants will often refuse to execute a lease unless the mortgagee or beneficiary executes a written agreement with the tenant not to disturb the tenant's possession of its premises in the event of a foreclosure. A senior mortgagee or beneficiary may refuse to consent to matters approved by a junior mortgagee or beneficiary with the result that the value of the security for the junior mortgage or deed of trust is diminished.

STATUTORY RIGHTS OF REDEMPTION

     In some states, after a foreclosure sale pursuant to a mortgage or deed of trust, the borrower and certain foreclosed junior lienors are given a statutory period in which to redeem the property from the foreclosure sale. In some states, redemption may occur only upon payment of the entire principal balance of the loan, accrued

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

interest and expenses of foreclosure. In other states, redemption may be authorized if the borrower pays only a portion of the sums due. The effect of a statutory right of redemption is to diminish the ability of the lender to sell the foreclosed property. The right of redemption may defeat the title of any purchaser at a foreclosure sale or any purchaser from the lender subsequent to a foreclosure sale. Certain states permit a lender to avoid a post-sale redemption by waiving its right to a deficiency judgment. Consequently, the practical effect of the redemption right is often to force the lender to retain the property and pay the expenses of ownership until the redemption period has run.

ANTI-DEFICIENCY LEGISLATION

     The Company may acquire interests (either directly or through Mortgage Securities) in Mortgage Loans which are nonrecourse loans as to which, in the event of default by a borrower, recourse may be had only against the specific property pledged to secure the related Mortgage Loan and not against the borrower's other assets. Even if recourse is available pursuant to the terms of the Mortgage Loan against the borrower's assets in addition to the mortgaged property, certain states have imposed statutory prohibitions which impose prohibitions against or limitations on such recourse. Some state statutes limit the right of the mortgagee or beneficiary to obtain a deficiency judgment against the borrower following foreclosure. A deficiency judgment is a personal judgment against the former borrower equal in most cases to the difference between the net amount realized upon the public sale of the security and the amount due to the lender. Other statutes require the mortgagee or beneficiary to exhaust the security afforded under a mortgage by foreclosure in an attempt to satisfy the full debt before bringing a personal action against the borrower. In certain states, the lender has the option of bringing a personal action against the borrower on the debt without first exhausting such security; however, in some of these states, the lender, following judgment on such personal action, may be deemed to have elected a remedy and may be precluded from exercising remedies with respect to the security. The practical effect of such an election requirement is that lenders will usually proceed first against the security rather than bringing personal action against the borrower. Other statutory provisions limit any deficiency judgment against the former borrower following a judicial sale to the excess of the outstanding debt over the fair market value of the property at the time of the public sale. The purpose of these statutes is generally to prevent a mortgagee from obtaining a large deficiency judgment against the borrower as a result of low bids or the absence of bids at the judicial sale.

BANKRUPTCY LAWS

     Statutory provisions, including the Bankruptcy Code and state laws affording relief to debtors, may interfere with and delay the ability of the secured mortgage lender to obtain payment of the loan, to realize upon collateral and/or to enforce a deficiency judgment. Under the Bankruptcy Code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of the bankruptcy petition, and, often, no interest or principal payments are made during the course of the bankruptcy proceeding. The delay and consequences thereof caused by such automatic stay can be significant. Also, under the Bankruptcy Code, the filing of a petition in bankruptcy by or on behalf of a junior lienor, including, without limitation, any junior mortgagee, may stay the senior lender from taking action to foreclose out such junior lien. Mortgaged properties may have a junior "wraparound" mortgage or deed of trust encumbering such mortgaged property. In general terms, a "wraparound" mortgage or deed of trust is a junior mortgage or deed of trust where the full amount of the mortgage or deed of trust is increased by an amount equal to the principal balance of the senior mortgage or deed of trust and where the junior lender agrees to pay the senior mortgage or deed of trust out of the payments received from the mortgagor or trustor under the "wraparound" mortgage. As with other junior mortgages or deeds of trust, the filing of a petition under the Bankruptcy Code by or on behalf of such a "wrap" mortgagee may stay the senior lender from taking action to foreclose upon the subject property.

     Under the Bankruptcy Code, provided certain substantive and procedural safeguards for the lender are met, the amount and terms of a mortgage secured by property of the debtor may be modified under certain circumstances. The outstanding amount of the loan secured by the real property may be reduced to the then current value of the property (with a corresponding partial reduction of the amount of the lender's security interest) pursuant to a confirmed plan or lien avoidance proceeding, thus leaving the lender a general unsecured creditor for the difference between such value and the outstanding balance of the loan. Other modifications may include the reduction in the amount of each monthly payment, which reduction may result from a reduction in the rate of interest and/or the alteration of the repayment schedule (with or without affecting the unpaid principal balance of the loan), and/or an extension (or reduction) of the final maturity date. Some courts with federal bankruptcy jurisdiction have approved plans, based on the particular facts of the reorganization case, that effected the curing of a mortgage loan default by paying arrearage over a number of years. Also, under the Bankruptcy Code, a bankruptcy court may permit a debtor through its rehabilitative plan to deaccelerate a secured loan and to reinstate the loan even though the lender accelerated the mortgage loan and final judgment of foreclosure had been entered in state court (provided no sale of the property had yet occurred) prior to the filing of the debtor's petition. This may be done even if the full amount due under the original loan is never repaid. Other types of significant modifications to the terms of the mortgage or deed of trust may be acceptable to the bankruptcy court, often depending on the particular facts and circumstances of the specific case.

     Federal bankruptcy law may also interfere with or affect the ability of the secured mortgage lender to enforce an assignment by a mortgagor of rents and leases related to the mortgaged property if the related mortgagor or trustor is in a bankruptcy proceeding. The mortgagee will be stayed from enforcing the assignment to the extent rent and lease payments are deemed to be proceeds of operating a business rather than owned property that can be pledged to a secured lender, and the legal proceedings necessary to resolve the issue can be time-consuming and may result in significant delays in the receipt of the rents. Rents may also escape an assignment thereof if the assignment is not fully perfected under state law prior to commencement of the bankruptcy proceeding, to the extent such rents are used by the borrower to maintain the mortgaged property or for other court authorized expenses, or to the extent other collateral may be substituted for the rents.

     To the extent a mortgagor's or trustor's ability to make payment on a mortgage loan is dependent on payments under a lease of the related property, such ability may be impaired by the commencement of a bankruptcy proceeding relating to a lessee under such lease. Under the Bankruptcy Code, the filing of a petition in bankruptcy by or on behalf of a lessee results in a stay in bankruptcy against the commencement or continuation of any state court proceeding for past due rent, for accelerated rent, for damages or for a summary eviction order with respect to a default under the lease that occurred prior to the filing of the lessee's petition. In addition, federal bankruptcy law generally provides that a trustee or debtor in possession in a bankruptcy or reorganization case under the Bankruptcy Code may, subject to approval of the court, either assume the lease and retain it or assign it to a third party, or reject the lease. If the lease is assumed, the trustee or debtor in possession (or assignee, if applicable) must cure any defaults under the lease, compensate the lessor for its losses and provide the lessor with "adequate assurance" of future performance. Such remedies may be insufficient, however, as the lessor may be forced to continue under the lease with a lessee that is a poor credit risk or an unfamiliar tenant if the lease was assigned, and any assurances provided to the lessor may, in fact, be inadequate. Furthermore, there is likely to be a period of time between the date upon which a lessee files a bankruptcy petition and the date upon which the lease is assumed or rejected. Although the lessee is obligated to make all lease payments currently with respect to the post-petition period, there is a risk that such payments will not be made due to the lessee's poor financial condition. If the lease is rejected, the lessor will be treated as an unsecured creditor with respect to its claim for damages for termination of the lease and the mortgagor or trustor must relet the mortgaged property before the flow of lease payments will recommence. In addition, pursuant to section 502(b)(6) of the Bankruptcy Code, a lessor's damages for lease rejection are limited.

     In a bankruptcy or similar proceeding action may be taken seeking the recovery as a preferential transfer of any payments made by the mortgagor under the related mortgage loan to the lender. Payments on long-term debt may be protected from recovery as preferences if they are payments in the ordinary course of business made on debts incurred in the ordinary course of business. Whether any particular payment would be protected depends upon the facts specific to a particular transaction.

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

ENFORCEABILITY OF CERTAIN PROVISIONS

PREPAYMENT PROVISIONS

     In the absence of state statutory provisions prohibiting prepayment fees (e.g., in the case of single-family residential loans), courts generally enforce claims requiring prepayment fees unless enforcement would be unconscionable. However, the laws of certain states may render prepayment fees unenforceable for certain residential loans or after a mortgage loan has been outstanding for a certain number of years, or may limit the amount of any prepayment fee to a specified percentage of the original principal amount of the mortgage loan, to a specified percentage of the outstanding principal balance of a mortgage loan, or to a fixed number of months' interest on the prepaid amount. In certain states, prepayment fees payable on default or other involuntary acceleration of a mortgage loan may not be enforceable against the mortgagor or trustor. Some state statutory provisions may also treat certain prepayment fees as usurious if in excess of statutory limits. See "-- Certain Laws and Regulations -- Applicability of Usury Laws." The Company may invest in Mortgage Loans that do not require the payment of specified fees as a condition to prepayment or the requirements of which have expired, and to the extent Mortgage Loans do require such fees, such fees generally may not be a material deterrent to the prepayment of Mortgage Loans by the borrowers.

DUE-ON-SALE PROVISIONS

     The enforceability of due-on-sale clauses has been the subject of legislation or litigation in many states, and in some cases, typically involving single family residential mortgage transactions, their enforceability has been limited or denied. The Garn-St Germain Depository Institutions Act of 1982 (the "Garn-St Germain Act") preempts state constitutional, statutory and case law that prohibits the enforcement of due-on-sale clauses and permits lenders to enforce these clauses in accordance with their terms, subject to certain exceptions. As a result, due-on-sale clauses have become generally enforceable except in those states whose legislatures exercised their authority to regulate the enforceability of such clauses with respect to certain mortgage loans. The Garn-St Germain Act does "encourage" lenders to permit assumption of loans at the original rate of interest or at some other rate less than the average of the original rate and the market rates.

     Under federal bankruptcy law, due-on-sale clauses may not be enforceable in bankruptcy proceedings and may, under certain circumstances, be eliminated in any modified mortgage resulting from such bankruptcy proceeding.

ACCELERATION ON DEFAULT

     The Company may invest in Mortgage Loans which contain a "debt-acceleration" clause, which permits the lender to accelerate the full debt upon a monetary or nonmonetary default of the borrower. The courts of most states will enforce clauses providing for acceleration in the event of a material payment default after giving effect to any appropriate notices. The equity courts of any state, however, may refuse to foreclose a mortgage or deed of trust when an acceleration of the indebtedness would be inequitable or unjust or the circumstances would render the acceleration unconscionable. Furthermore, in some states, the borrower may avoid foreclosure and reinstate an accelerated loan by paying only the defaulted amounts and the costs and attorneys' fees incurred by the lender in collecting such defaulted payments.

     State courts also are known to apply various legal and equitable principles to avoid enforcement of the forfeiture provisions of installment contracts. For example, a lender's practice of accepting late payments from the borrower may be deemed a waiver of the forfeiture clause. State courts also may impose equitable grace periods for payment of arrearage or otherwise permit reinstatement of the contract following a default. Not infrequently, if a borrower under an installment contract has significant equity in the property, equitable principles will be applied to reform or reinstate the contract or to permit the borrower to share the proceeds upon a foreclosure sale of the property if the sale price exceeds the debt.

LEASES AND RENTS

     Mortgage Loans may be secured by an assignment of leases and rents, either through a separate document of assignment or as incorporated in the mortgage or deed of trust. Under such assignments, the borrower typically assigns its right, title and interest as landlord under each lease and the income derived therefrom to the lender, while retaining a license to collect the rents for so long as there is no default. The manner of perfecting the lender's interest in rents may depend on whether the borrower's assignment was absolute or one granted as security for the loan. Failure to perfect the lender's interest in rents properly may result in the loss of a substantial pool of funds which could otherwise serve as a source of repayment for the loan. In the event the borrower defaults, the license terminates and the lender may be entitled to collect rents. Some state laws may require that to perfect its interest in rents, the lender must take possession of the property and/or obtain judicial appointment of a receiver before becoming entitled to collect rents. Lenders that actually take possession of the property, however, may incur potentially substantial risks attendant to being a mortgagee or beneficiary in possession. Such risks include liability for environmental clean-up costs and other risks inherent to property ownership. In addition, if bankruptcy or similar proceedings are commenced by or in respect of the borrower, the lender's ability to collect the rents may be adversely affected. In the event of default, the amount of rent the lender is able to collect from the tenants can significantly affect the value of the security interest.

SECONDARY FINANCING: DUE-ON-ENCUMBRANCE PROVISIONS

     Some Mortgage Loans may have no restrictions on secondary financing, thereby permitting the borrower to use the mortgaged property as security for one or more additional loans. Some mortgage loans may preclude secondary financing (often by permitting the first lender to accelerate the maturity of its loan if the borrower further encumbers the mortgaged property) or may require the consent of the senior lender to any junior or substitute financing; however, such provisions may be unenforceable in certain jurisdictions under certain circumstances.

     Where the borrower encumbers the mortgaged property with one or more junior liens, the senior lender is subjected to additional risk. First, the borrower may have difficulty servicing and repaying multiple loans. Second, acts of the senior lender which prejudice the junior lender or impair the junior lender's security may create a superior equity in favor of the junior lender. Third, if the borrower defaults on the senior loan and/or any junior loan or loans, the existence of junior loans and actions taken by junior lenders can impair the security available to the senior lender and can interfere with, delay and in certain circumstances even prevent the taking of action by the senior lender. Fourth, the bankruptcy of a junior lender may operate to stay foreclosure or similar proceedings by the senior lender.

CERTAIN LAWS AND REGULATIONS

     Mortgaged properties may be subject to compliance with various federal, state and local statutes and regulations. Failure to comply (together with an inability to remedy any such failure) could result in material diminution in the value of a mortgaged property which could, together with the possibility of limited alternative uses for a particular mortgaged property (i.e., a nursing or convalescent home or hospital), result in a failure to realize the full principal amount of the related mortgage loan.

APPLICABILITY OF USURY LAWS

     State and federal usury laws limit the interest that lenders are entitled to receive on a mortgage loan. In determining whether a given transaction is usurious, courts may include charges in the form of "points" and "fees" as "interest," but may exclude payments in the form of "reimbursement of foreclosure expenses" or other charges found to be distinct from "interest." If, however, the amount charged for the use of the money loaned is found to exceed a statutorily established maximum rate, the form employed and the degree of overcharge are both immaterial. Statutes differ in their provision as to the consequences of a usurious loan. One group of statutes requires the lender to forfeit the interest above the applicable limit or imposes a specified penalty. Under this statutory scheme, the borrower may have the recorded mortgage or deed of trust cancelled upon paying its debt with lawful interest, or the lender may foreclose, but only for the debt plus lawful interest. Under a second, more severe type of statute, a violation of the usury law results in the invalidation of the transaction, thereby permitting the borrower to have the recorded mortgage or deed of trust cancelled without any payment and prohibiting the lender from foreclosing.

  AMERICANS WITH DISABILITIES ACT

     Under Title III of the Americans with Disabilities Act of 1990 and rules promulgated thereunder (collectively, the "ADA"), in order to protect individuals with disabilities, public accommodations (such as hotels, restaurants, shopping centers, hospitals, schools and social service center establishments) must remove architectural and communication barriers which are structural in nature from existing places of public accommodation to the extent "readily achievable." In addition, under the ADA, alterations to a place of public accommodation or a commercial facility are to be made so that, to the maximum extent feasible, such altered portions are readily accessible to and usable by disabled individuals. The "readily achievable" standard takes into account, among other factors, the financial resources of the affected site, owner, landlord or other applicable person. In addition to imposing a possible financial burden on the borrower in its capacity as owner or landlord, the ADA may also impose such requirements on a foreclosing lender who succeeds to the interest of the borrower as owner or landlord. Furthermore, since the "readily achievable" standard may vary depending on the financial condition of the owner or landlord, a foreclosing lender who is financially more capable than the borrower of complying with the requirements of the ADA may be subject to more stringent requirements than those to which the borrower is subject.

                                  UNDERWRITING

     The underwriters named below (the "Underwriters"), represented by Montgomery Securities and Stifel, Nicolaus & Company, Incorporated (the "Representatives"), have severally agreed to purchase, and the Company has agreed to sell, subject to the terms and conditions set forth in an underwriting agreement (the "Underwriting Agreement"), the respective number of shares of Preferred Stock set forth opposite their names below. The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will be obligated to purchase all of the shares if any are purchased.

                                                                           NUMBER OF SHARES
                                 UNDERWRITER                               TO BE PURCHASED
    ---------------------------------------------------------------------  ----------------
    Montgomery Securities................................................
    Stifel, Nicolaus & Company, Incorporated.............................
                                                                                -------
              Total......................................................       875,000
                                                                                =======

     The Underwriters, through the Representatives, have advised the Company that they propose to offer the shares to the public at the public offering price set forth on the cover page of this Prospectus. The Underwriters may allow to
selected dealers a concession of not more than $          per share, and the
Underwriters may allow, and such dealers may reallow, a concession of not more
than $          per share to certain other dealers. After the initial public offering, the public offering price, concession and reallowance may be changed. The Preferred Stock is offered subject to receipt and acceptance by the Underwriters, and to certain other conditions, including the right to reject orders in whole or in part.

     The Company has granted the Underwriters an option exercisable for 30 days after the date hereof to purchase up to 131,250 additional shares to cover over-allotments, if any, at the initial public offering price less the underwriting discount. If the Underwriters exercise this option, each of the Underwriters will have a firm commitment, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number of shares to be purchased by it shown in the foregoing table bears to the shares initially offered hereby. The Underwriters may purchase such shares only to cover over-allotments in connection with this Offering.

     The Company has agreed to indemnify the several Underwriters against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended.

     The Representatives have informed the Company that they do not expect to make sales to accounts over which they exercise discretionary authority in excess of 5% of the number of shares of Preferred Stock offered hereby.

     In connection with this Offering, the Underwriters may engage in passive market-making transactions in the Common Stock on the Nasdaq National Market immediately prior to the commencement of sales in this Offering, in accordance with Rule 10b-6A under the Exchange Act. Passive market-making consists of displaying bids on the Nasdaq National Market limited by the bid prices of independent market-makers and purchases limited by such prices and effected in response to order flow. Net purchases by a passive market-maker on each day are limited to a specified percentage of the passive market-maker's average daily trading volume in the Common Stock during a specified prior period and must be discontinued when such limit is reached. Passive market-making may stabilize the market price of the Common Stock at a level above that which might otherwise prevail and, if commenced, may be discontinued at any time.

     The Company and the officers and directors of the Company have agreed that, for a period of ninety days from the date of this Prospectus, they will not, without the prior written consent of Stifel, Nicolaus & Company, Incorporated, directly or indirectly, sell, offer to sell, grant any option for the sale of, or otherwise dispose of any shares of Common Stock or any security convertible into Common Stock, except upon exercise of the Warrants or pursuant to the DRP or the Company's Stock Option Plan.

     Certain of the Underwriters have in the past performed, and may continue to perform, investment banking, broker-dealer and financial advisory services for the Company and have received customary compensation therefor.

     Out of the 875,000 shares to be sold by the Company pursuant to this Offering (not including the Underwriters' over-allotment option), the Underwriters have accepted the Company's request to sell up to 5% of such shares at the public offering price set forth on the cover page hereof to employees and other persons designated by the Company.

     Certain of the Underwriters have entered into or may enter into reverse repurchase agreements or other financing arrangements with the Company to finance the purchase of Mortgage Assets. Certain personnel of Montgomery Securities acquired in excess of 250,000 units of Class A Preferred Stock with Warrants in the Company's private placement in 1994 for a purchase price of $15.00 per share. The lead analyst from Montgomery Securities primarily responsible for following the Company purchased 205,500 units of Class A Preferred Stock and Warrants at the Company's private placement in August and October of 1994 and continues to own 102,250 shares of Common Stock and 101,750 Warrants.

                                 LEGAL MATTERS

     The validity of the Preferred Stock offered hereby will be passed on for the Company by Tobin & Tobin, a professional corporation, San Francisco, California. Certain tax matters will be passed on by Giancarlo & Gnazzo, a professional corporation, San Francisco, California. Certain legal matters will be passed upon for the Underwriters by O'Melveny & Myers LLP, San Francisco, California. Tobin & Tobin, a professional corporation, Giancarlo & Gnazzo, a professional corporation, and O'Melveny & Myers LLP will rely as to all matters of Maryland law upon the opinion of special Maryland counsel to the Company, Piper & Marbury L.L.P., Baltimore, Maryland.

                                    EXPERTS

     The Balance Sheets as of December 31, 1995 and 1994 and the Statements of Operations, Stockholders' Equity and Cash Flows for the year ended December 31, 1995 and the period from August 19, 1994 (Commencement of Operations) to December 31, 1994 included in this Prospectus have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                                    GLOSSARY

     As used in this Prospectus, the capitalized and other terms listed below have the meanings indicated.

     "A" means that quality of underwriting which generally applies to loans which are larger than the FNMA/FHLMC limits but which have been underwritten to standards which are similar in most respects to FNMA/FHLMC standards or otherwise would generally be considered by the Company to meet high-quality standards.

     "A-" quality underwriting applies to loans which do not meet some of the "A" quality credit or documentation standards but otherwise have one or more positive compensating factors.

     "Agency" means GNMA, FNMA or FHLMC.

     "Agency Certificates" means GNMA ARM Certificates, FNMA ARM Certificates and FHLMC ARM Certificates.

     "amortized cost" means, with respect to Mortgage Assets, the purchase price as adjusted for subsequent amortization of discount or premium and for principal repayments.

     "ARM" means a Mortgage Loan or any mortgage loan underlying a Mortgage Security that features adjustments of the underlying interest rate at predetermined times based on an agreed margin to an established index. An ARM is usually subject to periodic interest rate and/or payment caps and a lifetime interest rate cap.

     "Asset Acquisition/Capital Allocation Policies" means the policies established by the Board of Directors, including a majority of the Independent Directors, establishing the guidelines for management in the type and quantity of Mortgage Assets that may be purchased by the Company, which policies include, without limitation, the asset acquisition policies, the credit risk management policies and the capital and leverage policies.

     "Board of Directors" means the Board of Directors of the Company.

     "Capital Stock" means the Common Stock, the Preferred Stock, and any additional classes of capital stock authorized by the Board of Directors in the future.

     "carrying value" means the value placed on an asset or liability for balance sheet presentation purposes. With respect to Mortgage Assets and Interest Rate Cap Agreements, the carrying value equals management's estimate of the bid-side market value of that asset. Management generally bases its estimate on the lowest of third-party bid-side indications of market value obtained on a regular basis from firms making a market in or lending against such assets. With respect to all other balance sheet items, carrying value equals amortized cost.

     "CD Rate" means the weekly average of secondary market interest rates on six-month negotiable certificates of deposit, as published by the Federal Reserve Board in its Statistical Release H.15(519), Selected Interest Rates.

     "Class A Preferred Stock" means the Class A Convertible Preferred Stock, par value $0.01 per share, offered as part of the Units in the 1994 private placement.

     "CMOs" or "Collateral Mortgage Obligations" means adjustable- or fixed-rate debt obligations (bonds) that are collateralized by Mortgage Loans or mortgage certificates. CMOs are structured so that principal and interest payments received on the collateral are sufficient to make principal and interest payments on the bonds. Such bonds may be issued by United States government sponsored entities or private issuers in one or more classes with fixed or adjustable interest rates, maturities and degrees of subordination which are characteristics designed for the investment objectives of different bond purchasers.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Commercial CMOs" means CMOs collateralized by Commercial Mortgage Loans.

     "Commercial Mortgage Assets" means Commercial Mortgage Loans and Commercial Mortgage Securities.

     "Commercial Mortgage Loans" means Mortgage Loans secured by commercial property.

     "Commercial Mortgage Securities" means Mortgage Securities representing an interest in, or secured by, Commercial Mortgage Loans.

     "Commercial Privately Issued Certificates" means Pass-Through Certificates representing an interest in Commercial Mortgage Loans.

     "Commitments" means commitments issued by the Company which will obligate the Company to purchase Mortgage Assets from the holders of the commitment for a specified period of time, in a specified aggregate principal amount and at a specified price.

     "Commodity Exchange Act" means the Commodity Exchange Act, as amended (7 U.S.C. sec. sec. 1 et seq.).

     "Common Stock" means the Company's shares of Common Stock, $0.01 par value per share.

     "Company" means Redwood Trust, Inc., a Maryland corporation.

     "Compensation Committee" means the committee of the Board of Directors appointed to review compensation issues and, among other things, administer the Stock Option Plan.

     "Conforming Mortgage Loans" means Single-Family Mortgage Loans that either comply with requirements for inclusion in credit support programs sponsored by FHLMC or FNMA or are FHA or VA Loans.

     "coupon rate" means, with respect to Mortgage Assets, the annualized cash interest income actually received from the asset, expressed as a percentage of the face value of the asset.

     "Dollar-Roll Agreement" means an agreement to sell a security for delivery on a specified future date and a simultaneous agreement to repurchase the same or a substantially similar security on a specified future date.

     "DERs" means dividend equivalent rights under the Company's Stock Option Plan.

     "DRP" or the "Plan" means the dividend reinvestment plan adopted by the Company.

     "11th District Cost of Funds Index" means the index made available monthly by the Federal Home Loan Bank Board of the cost of funds to members of the Federal Home Loan Bank 11th District.

     "ERISA" means the Employee Retirement Income Security Act of 1974.

     "ERISA Plan" means a pension, profit-sharing, retirement or other employee benefit plan or account which is subject to ERISA.

     "Excess Securities" means shares of Capital Stock or Warrants representing ownership, directly or constructively, in excess of 9.8%, in number of shares or value, of any class of shares of the outstanding Capital Stock (except as otherwise waived by the Board of Directors).

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Exercise Price" means the price payable to the Company to exercise a Warrant ($15.00) multiplied by the number of Warrants being exercised.

     "face value" means, with respect to Mortgage Assets, the outstanding principal balance of Mortgage Loans or Mortgage Securities comprising the Mortgage Assets. In the absence of credit losses, the face value equals the sum of the principal repayments that will be received by the Company over the life of the Mortgage Asset.

     "Federal Reserve Board" means the Board of Governors of the Federal Reserve System.

     "FHA" means the United States Federal Housing Administration.

     "FHA Loans" means Mortgage Loans insured by the FHA.

     "FHLMC" means the Federal Home Loan Mortgage Corporation.

     "FHLMC ARM Certificates" means adjustable-rate mortgage participation certificates issued by FHLMC, either in certificated or book-entry form.

     "FNMA" means the Federal National Mortgage Association.

     "FNMA ARM Certificates" means adjustable-rate mortgage participation certificates issued by FNMA, either in certificated or book-entry form.

     "FNMA/FHLMC" means those underwriting standards which have been developed over the years by the government-sponsored agencies for the high-quality mortgage loans (generally with balances less than $207,000) which they acquire and guarantee.

     "fully-indexed rate" means, with respect to ARMs, the rate that would be paid by the borrower ("gross") or received by the Company as owner of the Mortgage Asset ("net") if the coupon rate on the ARM were able to adjust immediately to a market rate without being subject to adjustment periods, periodic caps, or life caps. It is equal to the current yield of the ARM index plus the gross or net margin.

     "GB Capital" means George E. Bull, III Capital Management, Inc.

     "GNMA" means the Government National Mortgage Association.

     "GNMA ARM Certificates" means fully modified pass-through adjustable-rate mortgage-backed certificates guaranteed by GNMA and issued either in certificated or book-entry form.

     "gross margin" means, with respect to ARMs, of the coupon rate to be paid by the borrower. The term "gross" is used to differentiate payments made by the borrower from the lower "net" payments actually received by the Company after the acquisition of a Mortgage Asset. The difference between the gross margin and the net margin reflects loan servicing fees and other pre-determined contractual deductions. The fully-indexed gross coupon rate equals the current yield on the ARM index (six month LIBOR, one year Treasury, etc.) plus the gross margin. The actual coupon rate paid by the borrower may be lower than the fully-indexed gross rate at the initiation of the loan if originated at a "teaser rate" or during periods of rising interest rates due to the limitations of the ARM adjustment schedule and the periodic and life caps. If so, the coupon rate paid by the borrower would move towards the fully-indexed gross rate over time.

     "haircut" means the over-collateralization amount required by a lender in connection with a collateralized borrowing.

     "high quality underwriting standards" means "FNMA/FHLMC," "A" or "A-" underwriting standards.

     "Housing Act" means the National Housing Act of 1934, as amended.

     "HUD" means the Department of Housing and Urban Development.

     "Independent Director" means a director of the Company who is not an officer or employee of the Company and who is not affiliated with GB Capital.

     "interest-only strip" or "IO" means a type of mortgage security which receives a portion of the interest payments from an underlying pool of mortgage loans but will receive little or no principal payments and hence will have little or no face value. The market value and yield of an IO are unusually sensitive to the prepayment rates experienced on and anticipated for the underlying pool of mortgage loans. The market values and yields of IOs may increase as interest rates increase and, in certain conditions, IOs may act in a counter-cyclical manner as compared to other Mortgage Assets.

     "interest rate adjustment indices" means, in the case of Mortgage Assets, any of the objective indices based on the market interest rates of a specified debt instrument (such as United States Treasury Bills in the case of the Treasury Index and United States dollar deposits in London in the case of LIBOR) or based on the average interest rate of a combination of debt instruments (such as the 11th District Cost of Funds Index), used as a reference base to reset the interest rate for each adjustment period on the Mortgage Asset, and in the case of borrowings, is used herein to mean the market interest rates of a specified debt instrument (such as reverse repurchase agreements for Mortgage Securities) as well as any of the objective indices described above that are used as a reference base to reset the interest rate for each adjustment period under the related borrowing instrument.

     "interest rate adjustment period" means, in the case of Mortgage Assets, the period of time set forth in the debt instrument that determines when the interest rate is adjusted and, with respect to borrowings, is used to mean the term to maturity of a short-term, fixed-rate debt instrument (such as a 30-day reverse repurchase agreement) as well as the period of time set forth in a long-term, adjustable-rate debt instrument that determines when the interest rate is adjusted.

     "Investment Company Act" means the Investment Company Act of 1940, as amended.

     "IRS" means the United States Internal Revenue Service.

     "ISOs" means qualified incentive stock options granted under the Stock Option Plan which meet the requirements of section 422 of the Code.

     "LIBOR" means London Inter-bank Offered Rate as it may be defined, and for a period of time specified, in a Mortgage Asset or borrowing of the Company.

     "lifetime interest rate cap" or "life cap" means, with respect to adjustable rate Mortgage Assets, in the case of a Mortgage Loan that is an ARM, the maximum coupon rate that may accrue during any period over the term of such Mortgage Loan as stated in the governing instruments evidencing such Mortgage Loan, and in the case of a Mortgage Security evidencing ARMs, the maximum weighted average coupon rate that may accrue during any period over the term of such Mortgage Security as stated in the governing instruments thereof.

     "liquidity capital cushion" is a term defined in the Company's Risk-Adjusted Capital Policy. It represents a portion of the capital the Company is required to maintain as part of this policy in order to continue to make asset acquisitions. The liquidity capital cushion is that part of the required capital base which is in excess of the Company's haircut requirements.

     "Mezzanine Securities" means Mortgage Securities rated below the two highest levels but no lower than a single "B" level under the S&P rating system (or comparable level under other rating systems) and are supported by one or more classes of Subordinated Securities which bear Realized Losses prior to the classes of Mezzanine Securities.

     "Mortgage Assets" means (i) Single-Family Mortgage Assets, (ii) Multifamily Mortgage Assets, and (iii) Commercial Mortgage Assets.

     "Mortgage Loans" means Single-Family Mortgage Loans, Multifamily Mortgage Loans and Commercial Mortgage Loans.

     "Mortgage Note" means a promissory note evidencing a Mortgage Loan.

     "Mortgage Securities" means (i) Pass-Through Certificates and (ii) CMOs.

     "Mortgaged Property" means a one- to four-unit residential property which may be a detached home, townhouse, condominium or other dwelling unit, or multifamily or commercial property, securing a Mortgage Note.

     "Multifamily CMOs" means CMOs backed by Multifamily Mortgage Loans.

     "Multifamily Mortgage Assets" means Multifamily Mortgage Loans and Multifamily Mortgage Securities.

     "Multifamily Mortgage Loans" means Mortgage Loans secured by multifamily (in excess of four units) residential property.

     "Multifamily Mortgage Securities" means Mortgage Securities representing an interest in, or secured by, Multifamily Mortgage Loans.

     "Multifamily Privately Issued Certificates" means Pass-Through Certificates evidencing ownership in a pool of Multifamily Mortgage Loans issued by private institutions.

     "Net Income" is the income of the Company as calculated using Generally Accepted Accounting Principles (GAAP); Net Income may differ from taxable income.

     "net margin" is part of the calculation of the coupon rate to be received by the Company as owner of an ARM. The term "net" is used to differentiate payments actually received by the Company from a Mortgage Asset from the higher "gross" payment made by the borrower. The difference between the gross margin and the net margin reflects loan servicing fees and other pre-determined contractual deductions. The fully-indexed net rate equals the current yield on the ARM index (six month LIBOR, one year Treasury, etc.) plus the net margin. The actual coupon rate received by the Company may be lower than the fully-indexed net rate at the initiation of the loan if originated at a "teaser rate" or during periods of rising interest rates due to the limitations of the ARM adjustment schedule and the periodic and life caps. If so, the coupon rate received by the Company would move towards the fully-indexed net coupon rate over time.

     "Nonconforming Mortgage Loans" means conventional Single-Family and Multifamily Mortgage Loans that do not conform to one or more requirements of FHLMC or FNMA for participation in one or more of such agencies' mortgage loss credit support programs.

     "NQSOs" means options to acquire Company Common Stock granted pursuant to the Stock Option Plan which do not meet the requirements of section 422 of the Code.

     "Offering" means the offering of the Preferred Stock covered by this Prospectus.

     "Ownership Limit" means 9.8% of the outstanding shares of Capital Stock, as may be increased or reduced by the Board of Directors of the Company.

     "Pass-Through Certificates" means securities (or interests therein) evidencing undivided ownership interests in a pool of Mortgage Loans, the holders of which receive a "pass-through" of the principal and interest paid in connection with the underlying Mortgage Loans in accordance with the holders' respective, undivided interests in the pool.

     "periodic interest rate cap" or "periodic cap" means, with respect to ARMs, the maximum change in the coupon rate permissible under the terms of the loan at each coupon adjustment date. Periodic caps limit both the speed by which the coupon rate can adjust upwards in a rising interest rate environment and the speed by which the coupon rate can adjust downwards in a falling rate environment.

     "Preferred Stock" means the Class B   % Convertible Preferred Stock, par
value $.01 per share.

     "Plan" or "DRP" means the dividend reinvestment plan adopted by the Company.

     "Privately-Issued Certificates" means privately-issued ARM Pass-Through Certificates issued by the Company or an affiliate of the Company or other third party issuer.

     "Qualified Hedges" means bona fide interest rate swap or cap agreements entered into by the Company solely to hedge adjustable-rate indebtedness that the Company incurred to acquire or carry Qualified REIT Real Estate Assets and any futures and options, or other investments (other than Qualified REIT Real Estate Assets) made by the Company to hedge its Mortgage Assets or borrowings that have been determined by a favorable opinion of counsel to generate qualified income for purposes of the 95% Gross Income Test applicable to REITs.

     "Qualified REIT Real Estate Assets" means Pass-Through Certificates, Mortgage Loans, Agency Certificates, and other assets of the type described in section 856(c) (6)(B) of the Code.

     "Qualified REIT Subsidiary" means a corporation whose stock is entirely owned by the REIT at all times during such corporation's existence.

     "Qualifying Interests" means "mortgages and other liens on and interests in real estate," as defined in section 3(c)(5)(C) under the Investment Company Act.

     "rating" means (i) the rating assigned to an asset by one or more of the four nationally recognized rating agencies as adjusted to the rating scale under the S&P rating system, (ii) in the case of assets rated differently by such rating agencies, the rating deemed by management to most appropriately reflect such asset's credit quality or (iii) for unrated assets, the Company's deemed comparable rating.

     "Realized Losses" means losses incurred in respect of Mortgage Assets upon foreclosure sales and other liquidations of underlying mortgaged properties that result in failure to recover all amounts due on the loans secured thereby.

     "Registration Rights Agreement" means the agreement between the Company and Montgomery Securities pursuant to which the Company agreed to (i) file with the Commission by May 22, 1995, and use its best efforts to cause to become effective by July 22, 1995, the Shelf Registration Statement with respect to the securities comprising the Units or issuable upon the conversion or exercise thereof, and (ii) use its best efforts to have such securities approved for quotation on the Nasdaq National Market or listed on a stock exchange and/or to qualify such securities under the various state securities laws.

     "REIT" means Real Estate Investment Trust.

     "REIT Provisions of the Code" means sections 856 through 860 of the Code.

     "REMIC" means Real Estate Mortgage Investment Conduit.

     "residuals" means the right to receive the remaining or residual cash flows from a pool of Mortgage Loans or Mortgage Securities after distributing required amounts to the holders of interests in or obligations backed by such loans or securities and after payment of any required pool expenses.

     "reverse repurchase agreement" means a borrowing device evidenced by an agreement to sell securities or other assets to a third-party and a simultaneous agreement to repurchase them at a specified future date and price, the price difference constituting the interest on the borrowing.

     "Risk-Adjusted Capital Policy" means the policy established by the Company which limits management's ability to acquire additional assets during such times that the actual capital base of the Company is less than a required amount defined in the policy. The required amount is the sum of the haircuts required by the Company's secured lenders (the required haircut) and the additional capital levels called for under the policy which are determined with reference to the various risks inherent in the Company's Mortgage Assets (the liquidity capital cushion).

     "RTC" means the Resolution Trust Corporation.

     "Rule 144" means Rule 144 promulgated under the Securities Act.

     "S&P" means Standard & Poor's Corporation.

     "SEC" means the United States Securities and Exchange Commission.

     "Securities" means the Common Stock issued upon conversion of the Class A Preferred Stock, the Warrants and the Common Stock issuable pursuant to the exercise of Warrants.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Senior Securities" means a class of Mortgage Security that has a prior right to receive principal and/or interest from the underlying pool of Mortgage Loans.

     "Senior-Subordinated Mortgage Securities" means a series of Pass-Through Certificates or CMOs in which one or more classes have a prior right to receive principal and/or interest payments from the underlying pool of Mortgage Loans.

     "Servicer" means a servicer or subservicer of the Mortgage Loans pursuant to a servicing agreement with the Company.

     "Shelf Registration Statement" means each shelf registration statement filed pursuant to the Registration Rights Agreement to register the Securities.

     "Short-Term Investments" means the short-term bank certificates of deposit, short-term United States treasury securities, short-term United States government agency securities, commercial paper, repurchase agreements, short-term CMOs, short-term asset-backed securities and other similar types of short-term investment instruments, all of which will have maturities or average lives of less than one year.

     "Single-Family CMOs" means CMOs backed by Single-Family Mortgage Loans.

     "Single-Family Mortgage Assets" means Single-Family Mortgage Loans and Single-Family Mortgage Securities.

     "Single-Family Mortgage Loans" means Mortgage Loans secured by single-family (one- to four-units) residential property.

     "Single-Family Mortgage Securities" means Mortgage Securities representing an interest in, or secured by, Single-Family Mortgage Loans.

     "Single-Family Privately Issued Certificates" means Pass-Through Certificates evidencing ownership in a pool of Single-Family Mortgage Loans issued by private institutions.

     "SMMEA" means the Secondary Mortgage Market Enhancement Act of 1984.

     "Special Tax Counsel" means the law firm of Giancarlo & Gnazzo.

     "Stock Option Plan" means the Amended and Restated 1994 Executive and Non-Employee Stock Option Plan adopted by the Company.

     "Subordinated Interests" means a class of Mortgage Securities that is subordinated to one or more other classes of Mortgage Securities, all of which classes share the same collateral.

     "Subordinated Securities" means any class that bears the "first loss" from Realized Losses or that is rated below a single "B" level (or, if unrated, is deemed by the Company to be below such level).

     "Tax-Exempt Entity" means a qualified pension, profit-sharing or other employee retirement benefit plan, Keogh plans, bank commingled trust funds for such plans, individual retirement accounts and other similar entities intended to be exempt from Federal income taxation.

     "Treasury Department" means the United States Department of the Treasury.

     "Treasury Index" means the weekly average yield of U.S. Treasury securities, adjusted to a constant maturity of one year, as published by the Board of Governors of the Federal Reserve System.

     "UBTI" means "unrelated business taxable income" as defined in section 512 of the Code.

     "Unit" means one share of Class A Preferred Stock and a Warrant issued together as a unit in the private placement of units in multiple closings, the first of which occurred on August 19, 1994 and the last of which occurred on October 19, 1994.

     "VA" means the United States Department of Veterans Affairs.

     "VA Loans" means Mortgage Loans partially guaranteed by the VA under the Servicemen's Readjustment Act of 1944, as amended.

     "Warrant Certificate" means a certificate received from the Warrant Agent evidencing a Warrant separately transferable from the Class A Preferred Stock.

     "Warrants" means the stock purchase Warrants offered as part of the Units, which Warrants became exercisable on July 20, 1995 and will remain exercisable until December 31, 1997.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----
Report of Independent Accountants.....................................................  F-2
Financial Statements:
  Balance Sheets......................................................................  F-3
  Statements of Operations............................................................  F-4
  Statements of Stockholders' Equity..................................................  F-5
  Statements of Cash Flows............................................................  F-6
  Notes to Financial Statements.......................................................  F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

Board of Directors
Redwood Trust, Inc.
Mill Valley, California

     We have audited the accompanying balance sheets of Redwood Trust, Inc. (the Company) as of December 31, 1995 and 1994 and the related statements of operations, stockholders' equity and cash flows for the year ended December 31, 1995 and for the period from August 19, 1994 to December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 1995 and 1994, and the results of its operations and its cash flows for the year ended and for the period from August 19, 1994 to December 31, 1994 in conformity with generally accepted accounting principles.

                                          COOPERS & LYBRAND L.L.P.

San Francisco, California
March 1, 1996

                              REDWOOD TRUST, INC.

                                 BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                          MARCH 31,                DECEMBER 31,
                                                 ---------------------------   ---------------------
                                                    1996            1995         1995         1994
                                                 -----------     -----------   --------     --------
                                                 (UNAUDITED)     (UNAUDITED)
ASSETS
     Cash and cash equivalents...............     $   9,705       $     953    $  4,825     $  1,027
     Mortgage assets.........................       565,159         141,859     432,244      117,477
     Interest rate agreements................         1,233           1,434         547        1,892
     Accrued interest receivable.............         4,496             855       3,270          743
     Other assets............................           720             339         671          389
                                                   --------        --------    --------     --------
                                                  $ 581,313       $ 145,440    $441,557     $121,528
                                                   ========        ========    ========     ========
LIABILITIES AND STOCKHOLDERS' EQUITY
  LIABILITIES
     Reverse repurchase agreements...........     $ 471,372       $ 116,071    $346,335     $100,376
     Notes payable...........................        37,349           5,927      23,981            0
     Accrued interest payable................         1,616             665       1,290          676
     Accrued expenses and other
       liabilities...........................           290              92         227           29
     Dividends payable.......................         2,540             333       1,434          167
                                                   --------        --------    --------     --------
                                                    513,167         123,088     373,267      101,248
                                                   --------        --------    --------     --------
  Commitments and contingencies (see Note 10)
  STOCKHOLDERS' EQUITY
     Class A convertible preferred stock, par
       value $.01 per share; Authorized 0,
       12,000,000, 0 and 12,000,000 shares,
       issued and outstanding 0, 1,666,063, 0
       and 1,666,063 shares..................             0          22,781           0       22,785
     Common stock, par value $.01 per share;
       Authorized 50,000,000, 38,000,000,
       50,000,000 and 38,000,000 shares,
       issued and outstanding 5,521,376,
       208,332, 5,517,299 and 208,332
       shares................................            55               2          55            2
     Additional paid-in capital..............        73,926              19      73,895           19
     Net unrealized loss on assets available
       for sale..............................        (5,065)           (549)     (5,476)      (2,557)
     Undistributed income (deficit)..........          (770)             99        (184)          31
                                                   --------        --------    --------     --------
                                                     68,146          22,352      68,290       20,280
                                                   --------        --------    --------     --------
                                                  $ 581,313       $ 145,440    $441,557     $121,528
                                                   ========        ========    ========     ========

   The accompanying notes are an integral part of these financial statements.

                              REDWOOD TRUST, INC.

                            STATEMENT OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                             FOR THE PERIOD
                                                                                             AUGUST 19, 1994
                                                                                                (DATE OF
                                       THREE MONTHS ENDED                                     COMMENCEMENT
                                ---------------------------------        YEAR ENDED         OF OPERATIONS) TO
                                MARCH 31, 1996     MARCH 31, 1995     DECEMBER 31, 1995     DECEMBER 31, 1994
                                --------------     --------------     -----------------     -----------------
                                   (UNAUDITED)        (UNAUDITED)
INTEREST INCOME
  Mortgage assets.............    $    8,914         $    2,155          $    15,494           $     1,183
  Cash and investments........           217                 15                  232                   113
                                  ----------         ----------          -----------           -----------
                                       9,131              2,170               15,726                 1,296
INTEREST EXPENSE..............         6,202              1,533               10,608                   760
INTEREST RATE AGREEMENTS
Interest rate agreement
  expense.....................           151                 16                  339                     8
                                  ----------         ----------          -----------           -----------
NET INTEREST INCOME...........         2,778                621                4,779                   528
Provision for credit losses...           332                 18                  493                     0
                                  ----------         ----------          -----------           -----------
Net interest income after
  provision for credit
  losses......................         2,446                603                4,286                   528
General and administrative
  expenses....................           492                201                1,131                   146
                                  ----------         ----------          -----------           -----------
NET INCOME....................    $    1,954         $      402          $     3,155           $       382
                                  ==========         ==========          ===========           ===========
Net income per share
  Primary.....................    $     0.32         $     0.19          $      0.85           $      0.20
  Fully diluted...............    $     0.32         $     0.19          $      0.83           $      0.20
Weighted average shares of
  common stock and common
  stock equivalents:
  Primary.....................     6,129,587          2,115,161            3,703,803             1,916,846
  Fully diluted...............     6,132,648          2,115,161            3,780,882             1,916,846
Dividends declared per
  preferred share.............    $     0.00         $     0.20          $      0.50           $      0.25
Dividends declared per common
  share.......................    $     0.46         $     0.00          $      0.46           $      0.00

   The accompanying notes are an integral part of these financial statements.

                              REDWOOD TRUST, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY
                   FOR THE THREE MONTHS ENDED MARCH 31, 1996,
                      THE YEAR ENDED DECEMBER 31, 1995 AND
            THE PERIOD FROM AUGUST 19, 1994 (DATE OF COMMENCEMENT OF
                        OPERATIONS) TO DECEMBER 31, 1994
                  (UNAUDITED WITH RESPECT TO INFORMATION AS OF
                 AND FOR THE THREE MONTHS ENDED MARCH 31, 1996)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                          NET
                                                                                       UNREALIZED
                                    CLASS A                                             LOSS ON
                                PREFERRED STOCK         COMMON STOCK      ADDITIONAL     ASSETS
                             ---------------------   ------------------    PAID-IN     AVAILABLE    UNDISTRIBUTED
                               SHARES      AMOUNT     SHARES     AMOUNT    CAPITAL      FOR SALE       INCOME        TOTAL
                             ----------   --------   ---------   ------   ----------   ----------   -------------   -------
Balance, August 19, 1994...           0   $      0     208,332    $  2     $     19     $      0       $     0      $    21
Issuances of preferred
  stock in a private
  placement, net of
  offering costs...........   1,666,063     22,785          --      --           --           --            --       22,785
Net income.................          --         --          --      --           --           --           382          382
Preferred stock dividends
  declared.................          --         --          --      --           --           --          (351)        (351)
Fair value adjustment on
  assets available for
  sale.....................          --         --          --      --           --       (2,557)           --       (2,557)
                             ----------   --------   ---------   ------   ----------   ----------   -------------   -------
Balance, December 31,
  1994.....................   1,666,063     22,785     208,332       2           19       (2,557)           31       20,280
Additional private
  placement closing costs
  paid.....................          --         (8)         --      --           --           --            --           (8)
Exercise of stock
  options..................          --         --      47,083      --            5           --            --            5
Conversion of stock
  warrants.................          --         --       1,000      --           15           --            --           15
Initial public offering
  Preferred conversion.....  (1,666,063)   (22,777)  1,667,134      17       22,760           --            --            0
  Issuance of new shares...                          3,593,750      36       51,096           --            --       51,132
Net income.................          --         --          --      --           --           --         3,155        3,155
Preferred stock dividends
  declared.................          --         --          --      --           --           --          (833)        (833)
Common stock dividends
  declared.................          --         --          --      --           --           --        (2,537)      (2,537)
Fair value adjustment on
  assets available for
  sale.....................          --         --          --      --           --       (2,919)           --       (2,919)
                             ----------   --------   ---------   ------   ----------   ----------   -------------   -------
Balance, December 31,
  1995.....................           0          0   5,517,299      55       73,895       (5,476)         (184)      68,290
Shares issued pursuant to
  dividend reinvestment
  plan.....................          --         --       4,077      --           79           --            --           79
Offering costs.............          --         --          --      --          (48)          --            --          (48)
Net income.................          --         --          --      --           --           --         1,954        1,954
Common stock dividends
  declared.................          --         --          --      --           --           --        (2,540)      (2,540)
Fair value adjustment on
  assets available for
  sale.....................          --         --          --      --           --          411            --          411
                             ----------   --------   ---------   ------   ----------   ----------   -------------   -------
Balance, March 31, 1996....           0   $      0   5,521,376    $ 55     $ 73,926     $ (5,065)      $  (770)     $68,146
                             ==========   =========  =========   =======  =========    ==========   ============    ========

   The accompanying notes are an integral part of these financial statements.

                              REDWOOD TRUST, INC.

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)




                                                                                                  FOR THE PERIOD
                                                                                                  AUGUST 19, 1994
                                                                                                     (DATE OF
                                                 THREE MONTHS ENDED                                COMMENCEMENT
                                           -------------------------------      YEAR ENDED       OF OPERATIONS) TO
                                           MARCH 31, 1996   MARCH 31, 1995   DECEMBER 31, 1995   DECEMBER 31, 1994
                                           --------------   --------------   -----------------   -----------------
                                            (UNAUDITED)      (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.............................    $    1,954        $    402          $   3,155           $     382
  Adjustments to reconcile net income to
     net cash provided by operating
     activities:
     Amortization of mortgage asset
       premiums and discounts, net.......           530            (215)              (356)                (82)
     Depreciation and amortization.......            17               4                 64                  13
     Provision for credit losses on
       mortgage assets...................           332              18                493                   0
     Amortization of interest rate cap
       agreements........................           151              16                339                   8
     Increase in accrued interest
       receivable........................        (1,226)           (111)            (2,527)               (743)
     Decrease (increase) in other
       assets............................           (66)             45               (346)               (402)
     Increase (decrease) in accrued
       interest payable..................           326             (11)               614                 676
     Increase (decrease) in accrued
       expenses and other................            63              63                198                  29
                                              ---------        --------          ---------           ---------
          Net cash provided by (used in)
            operating activities.........         2,081             211              1,634                (119)
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of mortgage assets............      (166,852)        (24,115)          (354,572)           (121,297)
  Principal payments on mortgage
     assets..............................        32,814           2,673             38,824               1,244
  Purchase of interest rate cap
     agreements..........................          (165)           (294)            (1,069)             (1,799)
                                              ---------        --------          ---------           ---------
          Net cash used in investing
            activities...................      (134,203)        (21,736)          (316,817)           (121,852)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net borrowings from reverse repurchase
     agreements..........................       125,037          15,695            245,959             100,376
  Net borrowings from notes payable......        13,368           5,927             23,981                   0
  Proceeds from private placement........             0               0                  0              24,991
  Private placement issuance costs.......             0              (4)                (8)             (2,206)
  Proceeds from stock issued pursuant to
     dividend reinvestment plan..........            79               0                  0                   0
  Proceeds from common stock issued......             0               0             55,703                   0
  Common stock issuance costs............           (48)              0             (4,571)                  0
  Exercise of stock options..............             0               0                  5                   0
  Conversion of stock warrants...........             0               0                 15                   0
  Dividends paid.........................        (1,434)           (167)            (2,103)               (184)
                                              ---------        --------          ---------           ---------
          Net cash provided by financing
            activities...................       137,002          21,451            318,981             122,977
Net increase in cash and cash
  equivalents............................         4,880             (74)             3,798               1,006
Cash and cash equivalents at beginning of
  period.................................         4,825           1,027              1,027                  21
                                              ---------        --------          ---------           ---------
Cash and cash equivalents at end of
  period.................................    $    9,705        $    953          $   4,825           $   1,027
                                              =========        ========          =========           =========
Supplemental disclosure of cash flow
  information:
  Cash paid for interest.................    $    5,876        $  1,544          $   9,994           $      84
                                              =========        ========          =========           =========

   The accompanying notes are an integral part of these financial statements

                              REDWOOD TRUST, INC.

                         NOTES TO FINANCIAL STATEMENTS
            (UNAUDITED WITH RESPECT TO INFORMATION AS OF AND FOR THE
          THREE MONTH PERIODS ENDED MARCH 31, 1996 AND MARCH 31, 1995)

NOTE 1.  ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

     Redwood Trust, Inc. (the "Company") was incorporated in Maryland on April 11, 1994. At incorporation 208,332 shares of the Company's common stock, par value $.01 per share ("Common Stock") were issued to various officers and employees of the Company.

     On August 19, 1994, upon receipt of the net proceeds from the first closing of its private placement of Units, the Company commenced its operations of acquiring and managing mortgage assets. Each Unit consisted of one share of Class A Convertible Preferred Stock, par value $.01 per share ("Preferred Stock") and one Stock Purchase Warrant ("Warrant"). In this first closing, the Company issued 1,226,465 Units at a price of $15 per Unit. The Company received proceeds of $16,815,877, net of an underwriting discount of $1.05 per share and other offering costs.

     In October 1994, the Company completed a second closing of its private placement of Units. The Company issued an additional 439,598 Units at price of $15 per Unit. The Company received proceeds of $5,968,937, net of an underwriting discount of $1.05 per share and other offering costs.

     On August 9, 1995, the Company completed its initial public offering of 3,593,750 shares of common stock at $15.50 per share (the "Initial Public Offering"). The Company received proceeds of $51,132,396, net of an underwriting discount of $1.085 per share and other offering costs. Concurrent with the completion of the Initial Public Offering, all 1,666,063 outstanding shares of Class A Convertible Preferred Stock converted into 1,667,134 shares of Common Stock.

     The Company's primary source of revenue is from the acquisition and management of real estate mortgage loans and mortgage securities (together "Mortgage Assets"). The Company acquires Mortgage Assets that are secured by single-family, multifamily and commercial real estate properties throughout the Untied States, with a special emphasis on properties located in the State of California.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reported period. Actual results could differ from those estimates.

     A summary of the Company's significant accounting policies follows:

  Cash and cash equivalents

     Cash and cash equivalents include cash on hand and highly liquid investments with original maturities of three months or less. The carrying amount of cash equivalents approximates their fair value.

  Mortgage Assets

     The Company's mortgage assets ("Mortgage Assets") may consist of mortgage loans, mortgage loans which have been securitized by the Company following acquisition, mortgage loans which have been securitized by others prior to acquisition by the Company and interest only strips ("IO Strips").

     Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities ("SFAS 115"), requires the Company to classify its investments as either trading investments, available-for-sale investments or held-to-maturity investments. Although the Company generally intends to hold most of its Mortgage Assets until maturity, it may, from time to time, sell any of its Mortgage Assets as part of its overall management of its balance sheet. Accordingly, this flexibility requires the

                              REDWOOD TRUST, INC.

Company to classify all of its Mortgage Assets as available-for-sale. All assets classified as available-for-sale are reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of stockholders' equity.

     Unrealized losses on Mortgage Assets that are considered other-than-temporary, as measured by the amount of decline in fair value attributable to factors other than temporary, are recognized in income and the cost basis of the Mortgage Asset is adjusted. Other-than-temporary unrealized losses are based on management's assessment of various factors affecting the Mortgage Assets; primarily, a deterioration of the credit quality of the underlying mortgages, or a deterioration of the credit protection available related to the mortgage loan pool.

     Interest income is accrued based on the outstanding principal amount of the Mortgage Assets and their contractual terms. Discounts and premiums relating to Mortgage Assets are amortized into interest income over the lives of the Mortgage Assets using methods that approximate the effective yield method. Gains or losses on the sale of Mortgage Assets are based on the specific identification method.

     IO Strips are accounted for under the prospective method. Under this method, income is amortized over the asset's estimated life based on a method which provides a constant yield. At the end of each quarter, the yield over the remaining life of the asset is recalculated based on expected future cash flows. This new yield is then used to calculate the subsequent quarter's financial statement income.

     Under certain extended high interest rate periods, or in the event of extremely high prepayment rates on the collateral, the return on the Company's investment in an IO Strip could be zero or negative. In the event that the projected return on an investment in an IO Strip falls below a risk free rate, the Company would record a write down of such investment to its fair value.

  Interest Rate Agreements

     The rate the Company pays on its short-term and variable borrowings will rise and fall without limit as short-term market interest rates fluctuate. The rate the Company earns on its adjustable rate assets, however, is limited by periodic and lifetime caps.

     Under the Company's hedging policy the Company does not hedge specific assets or liabilities, but rather the Company hedges the risk of overall limitations to its interest income. To utilize hedge accounting, the policy requires risk reduction and that there be at least a 50% correlation between changes in the estimated fair value of the assets or liabilities hedged and the hedge instruments. Interest Rate Agreements, which include interest rate cap agreements (the "Cap Agreements") and interest rate swap agreements (the "Swap Agreements"), entered into by the Company are intended to provide income throughout their effective period to offset potential reduced net interest income under certain rising interest rate scenarios. The Company periodically evaluates the effectiveness of these hedges under various interest rate scenarios.

     The Company accounts for the Interest Rate Agreements as hedges. Because the Mortgage Assets are carried at fair value, the Company's Interest Rate Agreements are carried at fair value, with unrealized gains and losses reported as a separate component of equity.

     The cost of each Cap Agreement is amortized over the effective period of that Cap Agreement using the effective interest method. The income and expense related to each Swap Agreement is recognized on an accrual basis. Gains and losses on early termination of Interest Rate Agreements are amortized as a component of net interest income over the remaining term of the original Interest Rate Agreement, or, if shorter, over the remaining term of associated Mortgage Assets as adjusted for estimated future principal prepayments.

     Unrealized losses on Interest Rate Agreements that are considered other than temporary are recognized in income and the cost basis of the Interest Rate Agreement is adjusted. The other than temporary decline is

                              REDWOOD TRUST, INC.

measured as the amount of the decline in fair value attributable to factors that are other than temporary. Other than temporary unrealized losses are based on management's assessment of various factors affecting the Interest Rate Agreements; primarily, a deterioration of the ability of the counterparty to perform under the terms of the Interest Rate Agreement.

  Premises, Furniture and Equipment

     Leasehold improvements are stated at cost and are amortized on a straight-line basis over the life of the lease. Furniture and equipment is stated at cost and depreciated on an accelerated basis over its estimated useful life. Expenditures for repairs and maintenance are charged to expense when incurred. Premises and equipment totaled $119,312 at March 31, 1996, $62,103 at March 31, 1995, $113,515 at December 31, 1995 and $44,269 at December 31, 1994.
Depreciation expense and leasehold improvements amortization for the three months ended March 31, 1996 and March 31, 1995 totaled $8,895 and $4,059, respectively. Depreciation expense and leasehold improvements amortization for the year ended December 31, 1995 and for the period from August 19, 1994 to December 31, 1994 totaled $30,255 and $1,112, respectively. Accumulated depreciation and leasehold improvement amortization totaled $37,297 at March 31, 1996, $5,170 at March 31, 1995, $31,367 at December 31, 1995 and $1,112 at
December 31, 1994.

  Income Taxes

     The Company has elected to be taxed as a Real Estate Investment Trust ("REIT") and intends to comply with the REIT provisions of the Internal Revenue Code (the "Code") and the corresponding provisions of State law. Accordingly, the Company will not be subject to Federal or state income tax to the extent of its distributions to stockholders. In order to maintain its status as a REIT, the Company is required, among other requirements, to distribute at least 95% of its taxable income.

  Earnings per Share

     Earnings per share are based on the weighted average shares of common stock outstanding plus common equivalent shares arising from the effect of convertible preferred stock, using the if-converted method, and dilutive stock options and warrants, using the treasury stock method. The treasury stock method calculation assumes all dilutive stock options and warrants are exercised and the funds generated by the exercise are used to buy back outstanding common stock at the average market price during the reporting period, for primary earnings per share, or at the end of period market price if higher, for fully diluted earnings per share.

  Credit Risk

     Most of the Company's Mortgage Assets have protection from some degree of credit loss either through subordination, insurance, third party guarantees, or other means. Many of the Company's privately issued Mortgage Assets have received ratings from one or more of the four nationally recognized credit rating agencies. Based on these ratings, and on credit criteria similar to those used by rating agencies, the Company assigns a "rating equivalent" to each Mortgage Asset. For purposes of assigning a rating equivalent to unrated pools of whole loans or unrated securitized pools of mortgage loans, the Company assigns a series of ratings to different portions of the pool according to the Company's estimation of how the pool would currently be structured and rated if it were newly securitized. At March 31, 1996, the privately issued Mortgage Assets held by the Company had rating equivalents ranging from AAA to unrated, with a weighted average of AA; the weighted average rating equivalent of all the Company's Mortgage Assets was AA+. At March 31, 1995, the privately issued Mortgage Assets held by the Company had rating equivalents ranging from AA to B, with a weighted average of AA-; the weighted average rating equivalent of all the Company's Mortgage Assets was AA+. At December 31, 1995, the privately issued Mortgage Assets held by the Company had rating equivalents ranging from AAA to unrated, with a weighted average of A+; the weighted average rating

                              REDWOOD TRUST, INC.

equivalent of all the Company's Mortgage Assets was AA+. At December 31, 1994, the privately issued Mortgage Assets held by the Company had rating equivalents ranging from AA to B, with a weighted average of A-; the weighted average rating equivalent of all the Company's Mortgage Assets was AAA-.

     An allowance for credit losses is maintained at a level deemed appropriate by management to provide for known losses as well as unidentified potential losses in its Mortgage Asset portfolio. The allowance is based upon management's assessment of various factors affecting its privately issued Mortgage Assets, including current and projected economic conditions, delinquency status and credit protection. In determining the allowance for credit losses, the Company's credit exposure is considered based on its credit risk position in the mortgage pool. These estimates are reviewed periodically and, as adjustments become necessary, they are reported in earnings in the periods in which they become known. The allowance is increased by provisions charged to operations. When a loan or portions of a loan is determined to be uncollectible, the portion deemed uncollectible is charged against the allowance and subsequent recoveries, if any, are credited to the allowance. During the three months ended March 31, 1996 and March 31, 1995 the Company provided for $331,516 and $18,436 in credit losses, respectively. During the three months ended March 31, 1996 and March 31, 1995 the Company incurred no in charge-offs. During the year ended December 31, 1995 the Company provided for $493,710 in credit losses and incurred $3,997 in charge-offs. The reserve balance at March 31, 1996, March 31, 1995 and December 31, 1995 was $821,229, $18,436 and $489,713, respectively. During the period from August 19, 1994 to December 31, 1994, there were no provisions made for credit losses and the Company incurred no charge-offs.

NOTE 2.  MORTGAGE ASSETS

  Mortgage Assets Excluding IO Strip

     At March 31, 1996, Mortgage Assets, excluding IO Strips, consisted of the following:

                                         FEDERAL HOME    FEDERAL NATIONAL   PRIVATELY ISSUED
                                         LOAN MORTGAGE       MORTGAGE           MORTGAGE
                                          CORPORATION      ASSOCIATION           ASSETS         TOTAL
                                         -------------   ----------------   ----------------   --------
                                                                 (IN THOUSANDS)
                                                                  (UNAUDITED)
    Mortgage Assets, Gross.............     $81,985          $210,041           $281,782       $573,808
    Unamortized Discount...............           0              (294)           (16,560)       (16,854)
    Unamortized Premium................       1,839             4,253              3,480          9,572
                                            -------          --------           --------       --------
    Amortized Cost.....................      83,824           214,001            268,702        566,526
    Allowance for Credit Losses........           0                 0               (821)          (821)
    Gross Unrealized Gains.............         265               970                613          1,848
    Gross Unrealized Losses............        (217)             (487)            (3,926)        (4,630)
                                            -------          --------           --------       --------
    Estimated Fair Value...............     $83,872          $214,483           $264,568       $562,922
                                            =======          ========           ========       ========

                              REDWOOD TRUST, INC.

     At March 31, 1995, Mortgage Assets, excluding IO Strips, consisted of the following:

                                         FEDERAL HOME    FEDERAL NATIONAL   PRIVATELY ISSUED
                                         LOAN MORTGAGE       MORTGAGE           MORTGAGE
                                          CORPORATION      ASSOCIATION           ASSETS         TOTAL
                                         -------------   ----------------   ----------------   --------
                                                                 (IN THOUSANDS)
                                                                  (UNAUDITED)
    Mortgage Assets, Gross.............     $25,501          $ 54,126           $ 63,766       $143,393
    Unamortized Discount...............           0              (487)            (2,028)        (2,515)
    Unamortized Premium................         268               460                186            914
                                            -------           -------           --------       --------
    Amortized Cost.....................      25,769            54,099             61,924        141,792
    Allowance for Credit Losses........           0                 0                (18)           (18)
    Gross Unrealized Gains.............          82               781                125            988
    Gross Unrealized Losses............         (56)              (20)              (827)          (903)
                                            -------           -------           --------       --------
    Estimated Fair Value...............     $25,795          $ 54,860           $ 61,204       $141,859
                                            =======           =======           ========       ========

     At December 31, 1995, Mortgage Assets, excluding IO Strips, consisted of the following:

                                         FEDERAL HOME    FEDERAL NATIONAL   PRIVATELY ISSUED
                                         LOAN MORTGAGE       MORTGAGE           MORTGAGE
                                          CORPORATION      ASSOCIATION           ASSETS         TOTAL
                                         -------------   ----------------   ----------------   --------
                                                                 (IN THOUSANDS)
    Mortgage Assets, Gross.............     $46,160          $190,061           $207,404       $443,625
    Unamortized Discount...............           0              (313)           (16,719)       (17,032)
    Unamortized Premium................         907             3,608              1,535          6,050
                                            -------          --------           --------       --------
    Amortized Cost.....................      47,067           193,356            192,220        432,643
    Allowance for Credit Losses........           0                 0               (490)          (490)
    Gross Unrealized Gains.............         334             1,033                874          2,241
    Gross Unrealized Losses............        (110)             (458)            (4,345)        (4,913)
                                            -------          --------           --------       --------
    Estimated Fair Value...............     $47,291          $193,931           $188,259       $429,481
                                            =======          ========           ========       ========

     At December 31, 1994, Mortgage Assets, excluding IO Strips, consisted of the following:

                                         FEDERAL HOME    FEDERAL NATIONAL   PRIVATELY ISSUED
                                         LOAN MORTGAGE       MORTGAGE           MORTGAGE
                                          CORPORATION      ASSOCIATION           ASSETS         TOTAL
                                         -------------   ----------------   ----------------   --------
                                                                 (IN THOUSANDS)
    Mortgage Assets, Gross.............     $25,966          $ 51,854           $ 42,807       $120,627
    Unamortized Discount...............           0              (623)              (696)        (1,319)
    Unamortized Premium................         275               365                187            827
                                            -------           -------            -------       --------
    Amortized Cost.....................      26,241            51,596             42,298        120,135
    Allowance for Credit Losses........           0                 0                  0              0
    Gross Unrealized Gains.............           0                30                  0             30
    Gross Unrealized Losses............        (699)             (547)            (1,442)        (2,688)
                                            -------           -------            -------       --------
    Estimated Fair Value...............     $25,542          $ 51,079           $ 40,856       $117,477
                                            =======           =======            =======       ========

     At March 31, 1996, March 31, 1995, December 31, 1995 and December 31, 1994 all investments in Mortgage Assets consisted of interests in adjustable rate mortgages on residential properties. A majority of such properties are located in the State of California. The securitized interests in pools of adjustable rate mortgages from the Federal Home Loan Mortgage Corporation and the Federal National Mortgage Association are guaranteed as to principal and interest by those US government agencies. The original

                              REDWOOD TRUST, INC.

maturity of the vast majority of the Mortgage Assets is over a period of thirty years; the actual maturity is subject to change based on the prepayments of the underlying mortgage loans.

     At March 31, 1996, the average annualized effective yield was 7.59% based on the amortized cost of the assets and 7.67% based on the fair value of the assets. At March 31, 1995, the average annualized effective yield was 7.23% based on the amortized cost of the assets and 7.23% based on the fair value of the assets. At December 31, 1995, the average annualized effective yield on the Mortgage Assets was 7.66% based on the amortized cost of the assets and 7.74% based on the fair value of the assets. At December 31, 1994, the average annualized effective yield on the Mortgage Assets was 6.45% based on the amortized cost of the assets and 6.60% based on the fair value of the assets.

     Most of the adjustable rate mortgage securities and loans are limited by periodic caps (generally interest rate adjustments are limited to no more than 1% every six months) and lifetime caps. At March 31, 1996 and March 31, 1995 the weighted average lifetime cap was 11.53% and 11.57%, respectively. At December 31, 1995 and December 31, 1994 the weighted average lifetime cap was 11.54% and 11.48%, respectively.

  IO Strips

     The amortized cost and fair value of the Company's IO Strips are summarized as follows:

                                                      MARCH 31, 1996     DECEMBER 31, 1995
                                                      --------------     -----------------
                                                       (UNAUDITED)
                                                                 (IN THOUSANDS)
    Amortized Cost..................................      $3,218              $ 3,593
    Gross Unrealized Gains..........................           0                    0
    Gross Unrealized Losses.........................        (981)                (830)
                                                          ------               ------
    Estimated Fair Value............................      $2,237              $ 2,763
                                                          ======               ======

     There were no IO Strips held by the Company at March 31, 1995 or December 31, 1994. The average annualized effective yield at March 31, 1996 on the IO Strips was 8.76% based on the amortized cost of the assets and 13.14% based on the fair value of the assets. The average annualized effective yield at December 31, 1995 on the IO Strips was 9.99% based on the amortized cost of the assets and 13.61% based on the fair value of the assets.

NOTE 3.  INTEREST RATE AGREEMENTS

     The amortized cost and fair value of the Company's Interest Rate Agreements are summarized as follows:

                                                        MARCH 31,             DECEMBER 31,
                                                    ------------------     ------------------
                                                     1996        1995       1995        1994
                                                    -------     ------     -------     ------
                                                       (UNAUDITED)
                                                                 (IN THOUSANDS)
    Amortized Cost................................  $ 2,534     $2,069     $ 2,521     $1,791
    Gross Unrealized Gains........................        0         25           0        397
    Gross Unrealized Losses.......................   (1,302)      (660)     (1,974)      (296)
                                                    -------     -------    -------     -------
    Estimated Fair Value..........................  $ 1,233     $1,434     $   547     $1,892
                                                    =======     =======    =======     =======

  Cap Agreements

     The Company had twenty-seven outstanding Cap Agreements at March 31, 1996, seven outstanding Cap Agreements at March 31, 1995, twenty-three outstanding Cap Agreements at December 31, 1995 and six outstanding Cap Agreements at December 31, 1994. Potential future earnings from each of these Cap

                              REDWOOD TRUST, INC.

Agreements are based on variations in the London Interbank Offered Rate ("LIBOR"). Three of the Cap Agreements at March 31, 1996, March 31, 1995 and December 31, 1995 and two of the Cap Agreements at December 31, 1994 had contractually stated notional amounts which vary over the life of the Cap Agreement.

     The sum of the notional amounts of the Company's Cap Agreements in effect was $400,500,000 and $62,000,000 at March 31, 1996 and March 31, 1995,
respectively. The sum of the notional amounts of the Company's Cap Agreements in effect was $302,000,000 and $25,000,000 at December 31, 1995 and December 31, 1994, respectively. The weighted average cap strike rate during the three month periods ended March 31, 1996 and March 31, 1995 was 7.36% and 7.85%, respectively. The weighted average cap strike rate during the year ended December 31, 1995 was 7.35%. The weighted average cap strike rate during the period from August 19, 1994 to December 31, 1994 was 7.50%. Under these Cap Agreements the Company will receive cash payments should an agreed-upon reference rate, either one-month or three-month LIBOR, increase above the strike rates of the Cap Agreements.

     Cap Agreements outstanding at March 31, 1996 are as follows:

                                      AVERAGE CAP                                               EXPECTED
                                     NOTIONAL FACE   AVERAGE CAP     LOW CAP      HIGH CAP     CAP EXPENSE
                 YEAR                   AMOUNT       STRIKE RATE   STRIKE RATE   STRIKE RATE   AMORTIZATION
    -------------------------------  -------------   -----------   -----------   -----------   -----------
                                                            (DOLLARS IN THOUSANDS)
                                                                  (UNAUDITED)
    1996 (last 9 months)...........    $ 378,151         7.33%         5.50%        12.00%       $   486
      1997.........................      254,957         8.02%         5.50%        12.00%           458
      1998.........................      110,657         9.12%         7.13%        12.00%           355
      1999.........................       82,400         9.49%         7.50%        12.00%           304
      2000.........................       52,889         8.95%         7.50%        10.00%           255
      2001.........................       33,082         8.55%         7.50%         9.00%           220
      2002.........................       24,616         8.68%         8.00%         9.00%           157
      2003.........................       22,634         8.67%         8.00%         9.00%           145
      2004.........................       21,834         8.67%         8.00%         9.00%           135
      2005.........................        5,216         8.53%         8.50%         9.00%            20
                                                                                                  ------
              Total................                                                              $ 2,534
                                                                                                  ======

  Swap Agreements

     The Company had one outstanding Swap Agreement at March 31, 1996 and December 31, 1995 and no outstanding Swap Agreements at March 31, 1995 or December 31, 1994. The Swap Agreement outstanding at March 31, 1996 and December 31, 1995 is as follows:

                                                                         INTEREST RATE
                                                                --------------------------------
                                          NOTIONAL FACE                              COMPANY
     PAYS FIXED/RECEIVES VARIABLE:           AMOUNT             COMPANY PAYS        RECEIVES
    --------------------------------  ---------------------     --------------------------------
                                          (IN THOUSANDS)
    April 1996 to April 1997........         $10,000                6.97%        3 Month LIBOR
    April 1997 to April 1998........         $10,000                7.18%        3 Month LIBOR

     The Company has incurred credit risk to the extent that the counter-parties to the Interest Rate Agreements do not perform their obligations under the Interest Rate Agreements. Potential credit write offs are limited to the amortized cost of the Cap Agreements. In addition, for both Cap and Swap Agreements, if one of the counter-parties does not perform, the Company would not receive the cash to which it would otherwise be entitled under the Interest Rate Agreement. In order to mitigate this risk, the Company has entered into Interest Rate Agreements only with counter-parties rated A or better and has entered into

                              REDWOOD TRUST, INC.

Interest Rate Agreements with eight different counter-parties in order to reduce the risk of credit exposure to any one counter-party.

     There have been no terminations of Interest Rate Agreements as of March 31, 1996.

NOTE 4.  REVERSE REPURCHASE AGREEMENTS AND NOTES PAYABLE

     The Company has entered into both reverse repurchase agreements and notes payable (together "Borrowings") to finance acquisitions of a portion of its Mortgage Assets. These Borrowings are collateralized by a portion of the Company's Mortgage Assets. At no time are more than 34% of the Borrowings with any one investment banking firm. At March 31, 1996 and March 31, 1995, Mortgage Assets actually pledged had an estimated fair value of $539,571,815 and $130,138,011, respectively. At December 31, 1995 and December 31, 1994, Mortgage Assets actually pledged had an estimated fair value of $386,321,449 and $105,570,337, respectively.

     At March 31, 1996 the Company had $508,721,000 of Borrowings outstanding with a weighted average borrowing rate of 5.62% and a weighted average maturity of 48 days. At March 31, 1995 the Company had $121,998,000 of Borrowings outstanding with a weighted average borrowing rate of 6.25% and a weighted average maturity of 97 days. At December 31, 1995, the Company had $370,316,047 of Borrowings outstanding with a weighted average borrowing rate of 6.01% and a weighted average remaining maturity of 74 days. At December 31, 1994, the Company had $100,376,000 of Borrowings outstanding with a weighted average borrowing rate of 5.80% and a weighted average remaining maturity of 112 days. At these dates, the Borrowings had the following remaining maturities:

                                                    MARCH 31,               DECEMBER 31,
                                              ---------------------     ---------------------
                                                1996         1995         1995         1994
                                              --------     --------     --------     --------
                                                              (IN THOUSANDS)
                                                   (UNAUDITED)
    Within 30 days..........................  $221,555     $ 35,752     $ 75,808     $  4,953
    30 to 90 days...........................   227,234       41,613      175,921       30,054
    Over 90 days............................    59,932       44,623      118,587       65,369
                                              --------     --------     --------     --------
    Total Borrowings........................  $508,721     $121,988     $370,316     $100,376
                                              ========     ========     ========     ========

     For the three months ended March 31, 1996, the average balance of Borrowings was $435,978,990 with a weighted average interest cost of 5.72%. For the three months ended March 31, 1995 the average balance of Borrowings was $102,961,000 with a weighted average interest cost of 6.04%. For the year ended December 31, 1995, the average balance of Borrowings was $174,942,000 with a weighted average interest cost of 6.06%. For the period from August 19, 1994 to December 31, 1994, the average balance of Borrowings was $37,910,000 with a weighted average interest cost of 5.50%. The maximum balance outstanding during the three month periods ended March 31, 1996 and March 31, 1995 was $508,721,000 and $121,988,000, respectively. The maximum balance outstanding during the year ended December 31, 1995 and during the period from August 19, 1994 to December 31, 1994 was $370,316,000 and $100,376,000, respectively.

NOTE 5.  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following table presents the carrying amounts and estimated fair values of the Company's financial instruments at March 31, 1996 and December 31, 1995. FASB statement No. 107, Disclosures about Fair Value of Financial Instruments, defines the fair value of a financial instrument as the amount at which the

                              REDWOOD TRUST, INC.

instrument could be exchanged in a current transaction between willing parties, other than in a forced liquidation sale.

                          MARCH 31, 1996        MARCH 31, 1995       DECEMBER 31, 1995     DECEMBER 31, 1994
                        -------------------   -------------------   -------------------   -------------------
                        CARRYING     FAIR     CARRYING     FAIR     CARRYING     FAIR     CARRYING     FAIR
                         AMOUNT     VALUE      AMOUNT     VALUE      AMOUNT     VALUE      AMOUNT     VALUE
                        --------   --------   --------   --------   --------   --------   --------   --------
                                                           (IN THOUSANDS)
                            (UNAUDITED)           (UNAUDITED)
    Assets
      Mortgage
        Assets........  $562,922   $562,922   $141,859   $141,859   $429,481   $429,481   $117,477   $117,477
      IO Strips.......     2,237      2,237          0          0      2,763      2,763          0          0
      Interest Rate
        Agreements....     1,233      1,233      1,434      1,434        547        547      1,892      1,892

     Management bases its fair value estimates primarily on third party bid price indications, such as bid indications provided by dealers who make markets in these assets and asset valuations made by collateralized lenders, when such indications are available. However, the fair value reported reflects estimates and may not necessarily be indicative of the amounts the Company could realize in a current market exchange. Cash and cash equivalents, interest receivable, reverse repurchase agreements and accrued liabilities are reflected in the financial statements at their amortized costs, which approximates their fair value because of the short-term nature of these instruments.

NOTE 6.  CLASS A CONVERTIBLE PREFERRED STOCK

     Prior to the Initial Public Offering the Company was authorized to issue up to 12,000,000 shares of Preferred Stock, $.01 par value, in one or more series and to fix the powers, designations, preferences and rights of each series. The Preferred Stock ranked senior to the Company's Common Stock as to dividends and liquidation rights. Following the closing of the Initial Public Offering, the Company filed Articles Supplementary to reclassify all authorized and unissued shares of Preferred Stock and all shares of Preferred Stock received upon conversion of Preferred Stock into Common Stock as authorized and unissued shares of Common Stock.

NOTE 7.  STOCK PURCHASE WARRANTS

     At March 31, 1996 and December 31, 1995 there were 1,665,063 and 1,665,063
Warrants outstanding, respectively. The Warrants were not detachable from the Preferred Stock prior to July 22, 1995. Each Warrant entitles the holder to purchase 1.000667 share of the Company's common stock at an exercise price of $15.00 per share. The Warrants remain exercisable until December 31, 1997.

NOTE 8.  STOCK OPTION PLAN

     The Company has adopted a Stock Option Plan for executive officers, key employees and non-employee directors (the "Stock Option Plan"). The Stock Option Plan authorizes the Board of Directors (or a committee appointed by the Board of Directors) to grant "incentive stock options" as defined under section 422 of the Code ("ISOs"), options not so qualified ("NQSOs"), deferred stock, restricted stock, performance shares, stock appreciation rights and limited stock appreciation rights ("Awards") and dividend equivalent rights ("DERs") to such eligible recipients other than non-employee directors. Non-employee directors are automatically provided annual grants of NQSOs with DERs pursuant to a formula under the Stock Option Plan.

     The number of shares of Common Stock available under the Stock Option Plan for options and Awards, subject to certain anti-dilution provisions, is 500,000 shares of Common Stock. The exercise price for ISOs granted under the Stock Option Plan may not be less than the fair market value of shares of Common Stock at

                              REDWOOD TRUST, INC.

the time the ISO is granted. No options were granted during the three months ended March 31, 1996. During the year ended December 31, 1995 each of the four non-employee directors was automatically granted an additional 2,500 NQSOs at an exercise price of $7.18 per share and employees were granted 156,972 NQSOs at exercise prices ranging from $17.38 to $21.50 per share. On July 19, 1995, 47,083 options were exercised at prices ranging from $0.10 to $0.11 per share resulting in proceeds to the Company of $5,079. During the year ended December 31, 1994 the Company granted 40,000 options at an exercise price of $0.10 per share, 20,000 of which were NQSOs and 20,000 of which were ISOs, and 148,333 ISOs at an exercise price of $0.11 per share. All stock options granted under the Stock Option Plan vest no earlier than ratably over a four year period from the date of grant and expire within ten years after the date of grant.

     The Company's Stock Option Plan permits NQSOs granted under the plan to accrue DERs. The first quarter 1996 dividend resulted in non-cash charges to general and administrative expenses of $84,919 for DERs accruing on NQSOs outstanding on the record date of the dividend. The 1995 dividends on common stock resulted in non-cash charges to general and administrative expenses of $54,513 for DERs accruing on NQSOs outstanding on the record date of the dividend. DERs represent shares of stock which are issuable to holders of NQSOs when the holders exercise the underlying NQSOs based on the price of the stock on the dividend payment date. A total of 6,540 shares have been granted as DERs as of March 31, 1996. At March 31, 1996 a total of 361,845 of the 500,000 available options had been granted as options or DERs (47,083 of which had been exercised) leaving 138,155 of the options available for grant.

     In October 1995, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation." Under the provisions of SFAS No. 123, compensation cost is measured at the grant date based on the fair value of the award and is recognized over the service period, which is usually the vesting period. The Company is required to either recognize compensation expense under this method or to disclose the pro forma net income and earnings per share effects based on the SFAS No. 123 fair value methodology. SFAS No. 123 applies to financial statements for fiscal years beginning after December 15, 1995. The Company will implement the requirements of SFAS No. 123 in 1996 and will only adopt the disclosure provisions of this statement; accordingly, this statement will have no impact on the financial position and the results of operations when adopted.

NOTE 9.  DIVIDENDS

     On March 11, 1996 the Company declared a dividend of $2,539,833, or $0.46 per common share. This dividend was paid on April 19, 1996 to shareholders of record as of March 29, 1996.

     On March 17, 1995, the Company declared a dividend of $333,213, or $0.20 per preferred share. This dividend was paid on April 21, 1995 to preferred shareholders of record as of March 31, 1995. On June 19, 1995, the Company declared a dividend of $499,819, or $0.30 per preferred share. This dividend was paid on July 21, 1995 to preferred shareholders of record as of June 30, 1995. On September 15, 1995, the Company declared a dividend of $1,103,264, or $0.20 per common share. This dividend was paid on October 20, 1995 to common shareholders of record as of September 29, 1995. On December 13, 1995, the Company declared a dividend of $1,434,500, or $0.26 per common share. This fourth quarter 1995 dividend was paid on January 19, 1996 to common shareholders of record as of December 29, 1995.

     On October 3, 1994, the Company declared a dividend of $183,970, or $0.15 per preferred share. This dividend was paid on October 31, 1994 to preferred shareholders of record as of October 18, 1994. On December 16, 1994, the Company declared a dividend of $166,606, or $0.10 per preferred share. This dividend was paid on January 20, 1995 to preferred shareholders of record as of December 30, 1994.

     Under the Internal Revenue Code of 1986, a dividend declared by a REIT in December of a calendar year, payable to shareholders of record as of a specified date in December, will be deemed to have been paid by the Company and received by the shareholders on that record date if the dividend is actually paid before

                              REDWOOD TRUST, INC.

February 1st of the following calendar year. Therefore, the dividends declared in December 1995 and 1994 which were paid in January 1996 and 1995, respectively, are considered taxable income to shareholders in the year declared. The Company's dividends are not eligible for the dividends received deduction for corporations.

NOTE 10.  COMMITMENTS AND CONTINGENCIES

     As of March 31, 1996 the Company had entered into a commitment to purchase a Federal National Mortgage Association Asset for approximately $8,000,000 and a commitment to purchase a privately issued Mortgage Asset for approximately $46,500,000. At March 31, 1996, March 31, 1995, December 31, 1995 and December
31, 1994 the Company had no other outstanding commitments to purchase or sell Mortgage Assets or to purchase, sell or terminate Interest Rate Agreements. The Company also had no commitments to enter into additional reverse repurchase agreements or other borrowings.

     Rental expense for office properties under operating leases for the three months ended March 31, 1996 and March 31, 1995 was $24,062 and $15,724, respectively. Rental expense for office properties under operating leases for the year ended December 31, 1995 and for the period from August 19, 1994 to December 31, 1994 was $64,082 and $8,612, respectively. Future minimum rental commitments as of March 31, 1996 under noncancelable operating leases with initial or remaining terms of more than one year, are as follows:

                                                                    MINIMUM RENTAL
           YEAR ENDING                                                COMMITMENT
          DECEMBER 31,                                           AS OF MARCH 31, 1996
          ------------                                           --------------------
                                                                    (IN THOUSANDS)
                                                                     (UNAUDITED)
              1996.............................................          $ 72
              1997.............................................            88
                                                                         ----
                      Total....................................          $160
                                                                         ====

     Because the lease is in the Company's name, the above amounts represent 100% of the minimum future rental commitments. However, the Company shares certain office expenses, such as lease payments and utilities, on a pro rata basis with GB Capital. GB Capital is owned by certain officers of the Company. This arrangement is covered by an Administrative Services and Facilities Sharing Agreement. For the three months ended March 31, 1995, the year ended December 31, 1994 and for the period from August 19, 1994 to December 31, 1994 the Company was bearing 70% of the lease expenses and GB Capital was bearing 30%. For the three months ended March 31, 1996, the Company was bearing 95% of the lease expenses and GB Capital was bearing 5%.

- ------------------------------------------------------
- ------------------------------------------------------

  No dealer, salesperson or other person has been authorized to give any information or to make any representations in connection with this Offering other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any of the Underwriters. This Prospectus does not constitute an offer to sell or a solicitation of any offer to buy any securities other than the shares of Preferred Stock to which it relates or an offer to, or a solicitation of, any person in any jurisdiction in which such an offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any offer or sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company or that the information contained herein is correct as of any time subsequent to the date hereof.

                          ----------------------------
                               TABLE OF CONTENTS
                          ----------------------------

                                         PAGE
                                         ----
Available Information...................    2
Prospectus Summary......................    3
The Company.............................   17
Use of Proceeds.........................   17
Risk Factors............................   18
Dividend Policy and Distributions.......   33
Dividend Reinvestment Plan..............   33
Capitalization..........................   35
Market Prices and Dividend Data.........   35
Selected Financial Data.................   37
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations............................   39
Business and Strategy...................   71
Management..............................   92
Principal Securityholders...............  100
Certain Federal Income Tax
  Considerations........................  102
ERISA Considerations....................  110
Description of Warrants.................  111
Description of Capital Stock............  112
Certain Legal Aspects of Mortgage
  Loans.................................  130
Underwriting............................  140
Legal Matters...........................  141
Experts.................................  141
Glossary................................  142
Index to Financial Statements...........  F-1

- ------------------------------------------------------
- ------------------------------------------------------
- ------------------------------------------------------
- ------------------------------------------------------
                                 875,000 SHARES

                                      RWT
                              REDWOOD TRUST, INC.

                          CLASS B         % CUMULATIVE

                          CONVERTIBLE PREFERRED STOCK

                            ------------------------
                                   PROSPECTUS
                            ------------------------

                             MONTGOMERY SECURITIES

                           STIFEL, NICOLAUS & COMPANY

                                  Incorporated
                                          , 1996
             ------------------------------------------------------
             ------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 30.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The expenses expected to be incurred in connection with the issuance and distribution of the securities being registered are as set forth below. All such expenses, except for the SEC registration and filing fees, are estimated:

        SEC Registration..................................................  $
        NASD Filing Fee...................................................  $
        Nasdaq National Market Listing Fee................................  $
        Legal Fees and Expenses...........................................  $
        Accounting Fees and Expenses......................................  $
        Blue Sky Qualification Fees and Expenses (including counsel fees)...........................................................  $
        Printing Fees.....................................................  $
        Transfer Agent and Registrar Fees.................................  $
        Miscellaneous.....................................................  $
                                                                            --------
                  Total...................................................  $
                                                                            ========

ITEM 31.  SALES TO SPECIAL PARTIES.

     None.

ITEM 32.  RECENT SALES OF UNREGISTERED SECURITIES.

     In June 1994 the Registrant sold 208,332 shares of Common Stock to the five employees of the Registrant for $20,833.20 cash. Such shares were sold without registration under the Securities Act of 1933, as amended (the "Act"), in reliance on the exemption provided by Section 4(2) thereof.

     In August and October of 1994 the Registrant sold an aggregate of 1,666,063 Units, each Unit consisting of one share of Class A Convertible Preferred Stock and one Stock Purchase Warrant, to an aggregate of 103 "accredited investors" (as such term is defined under Rule 501(a) promulgated under the Act) for $24,990,945 cash. Montgomery Securities acted as placement agent in connection with such issuance and received commissions and reimbursement of expenses totalling $1,924,064. Such shares were sold without registration under the Securities Act of 1933, as amended, in reliance on the exemption provided by
Section 4(2) thereof and on Regulation D promulgated thereunder.

     In July 1995 the Registrant sold an aggregate of 47,083 shares of Common Stock to the five employees and four independent directors of the Registrant for $5,079.13 cash pursuant to the exercise of vested stock options. Such shares were sold without registration under the Act in reliance on the exemption provided by Rule 701 promulgated thereunder.

ITEM 33.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 2-418 of the Corporations and Associations Article of the Annotated Code of Maryland provides that a Maryland corporation may indemnify any director of the corporation and any person who, while a director of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise or employee benefit plan, is made a party to any proceeding by reason of service in that capacity unless it is established that the act or omission of the director was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; or the director actually received an improper personal benefit in money, property or services; or, in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful.

Indemnification may be against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the director in connection with the proceeding, but if the proceeding was one by or in the right of the corporation, indemnification may not be made in respect of any proceeding in which the director shall have been adjudged to be liable to the corporation. Such indemnification may not be made unless authorized for a specific proceeding after a determination has been made, in the manner prescribed by the law, that indemnification is permissible in the circumstances because the director has met the applicable standard of conduct. On the other hand, the director must be indemnified for reasonable expenses if he has been successful in the defense of the proceeding or as otherwise ordered by a court. The law also prescribes the circumstances under which the corporation may advance expenses to, or obtain insurance or similar protection for, directors.

     The law also provides for comparable indemnification for corporate officers and agents.

     The Registrant's Articles of Incorporation provide that its directors and officers shall, and its agents in the discretion of the Board of Directors may, be indemnified to the fullest extent required or permitted from time to time by the laws of Maryland.

     The Maryland GCL permits the charter of a Maryland corporation to include a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except to the extent that (i) it is proved that the person actually received an improper benefit or profit in money, property or services for the amount of the benefit or profit in money, property or services actually received, or (ii) a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. The Company's Articles of Incorporation contain a provision providing for elimination of the liability of its directors and officers to the Company or its stockholders for money damages to the maximum extent permitted by Maryland law from time to time.

     The Underwriting Agreement, the Purchase Terms Agreement, Registration Rights Agreement, Founders Registration Rights Agreement and the Administrative Services Agreement, included as Exhibits 1.1, 10.1, 10.2, 10.4 and 10.27, respectively, to the Registration Statement, provide for indemnification of the Registrant, its directors and certain of its officers against certain liabilities, including liabilities under the Securities Act.

ITEM 34.  TREATMENT OF PROCEEDS FROM STOCK BEING REGISTERED.

     Not applicable.

ITEM 35.  FINANCIAL STATEMENTS AND EXHIBITS.

     (a) Financial Statements:

         Balance Sheets
         Statements of Operations
         Statements of Shareholders' Equity
         Statements of Cash Flows

     (b) Exhibits:

 1.1*        Form of Underwriting Agreement
 3.1         Articles of Amendment and Restatement of the Registrant
 3.2+        Articles Supplementary of the Registrant dated August 12, 1994
 3.3++       Amended and Restated Bylaws of the Registrant
 3.4+++      Articles Supplementary of the Registrant, dated August 14, 1995
 3.5*        Articles Supplementary of the Registrant, dated           , 1996
 4.2+        Specimen Common Stock Certificate
 4.3*        Specimen Preferred Stock Certificate
 5.1*        Opinion of Tobin & Tobin, a professional corporation, as to legality (including consent of such firm)
 5.2*        Opinion of Piper & Marbury L.L.P., as to legality (including consent of such firm)

 7.1*        Opinion of Piper & Marbury L.L.P., as to liquidation preference
 8.1*        Opinion of Giancarlo & Gnazzo, a professional corporation, as to certain tax matters (including consent of such firm)
10.1+        Purchase Terms Agreement, dated August 18, 1994, between the Registrant and
             Montgomery Securities.
10.2+        Registration Rights Agreement, dated August 19, 1994, between the Registrant and
             Montgomery Securities.
10.3+        Warrant Agreement, dated August 19, 1994, between the Registrant and the Holders of the Warrants Acting Through the Registrant as the Initial Warrant Agent.
10.4+        Founders Rights Agreement, dated August 19, 1994, between the Registrant and the original holders of Common Stock of the Registrant.
10.5+        Form of Reverse Repurchase Agreement for use with Agency Certificates, Privately
             Issued Certificates and privately issued CMOs.
10.5.1+++    Form of Reverse Repurchase Agreement for use with Whole Mortgage Loans.
10.6.1+++    Amended and Restated Loan and Security Agreement, dated as of May 26, 1995, between the Registrant and Paine Webber Real Estate Securities, Inc.
10.7+        Pledge and Security Agreement, dated as of March 29, 1995, between the Registrant and Greenwich Capital Financial Products, Inc.
10.8+        Forms of Interest Rate Cap Agreements.
10.9++       Custody Agreement, dated August 22, 1994, between the Registrant and Mellon Bank
             N.A.
10.10+       Employment Agreement, dated August 19, 1994, between the Registrant and George E.
             Bull.
10.11+       Employment Agreement, dated August 19, 1994, between the Registrant and Douglas
             B. Hansen.
10.12+       Employment Agreement, dated August 19, 1994, between the Registrant and Frederick
             H. Borden.
10.13+       Employment Agreement, dated August 19, 1994, between the Registrant and Vickie L.
             Rath.
10.14.1+++   1994 Amended and Restated Executive and Non-Employee Director Stock Option Plan,
             amended March 6, 1996.
10.27+       Administrative Services Agreement, dated August 19, 1994, between the Registrant and GB Capital.
10.28+       Form of Warrant Agent Agreement between the Registrant and Chase Mellon
             Shareholder Services, LLC, dated as of July 18, 1995.
10.29++      Form of Dividend Reinvestment Plan
10.30+++     Office Building Lease
11.1         Statement re Computation of Per Share Earnings.
12.1         Calculation of the Ratio of Earnings to Combined Fixed Charges and Preferred
             Stock Dividends
23.1*        Consent of Tobin & Tobin (included in Exhibit 5.1)
23.2*        Consent of Piper & Marbury L.L.P. (included in Exhibit 5.2)
23.3*        Consent of Giancarlo & Gnazzo (included in Exhibit 8.1)
23.4         Consent of Coopers and Lybrand L.L.P.
24.1         Power of Attorney (set forth on signature page).

- ---------------
*     To be filed by amendment.

+ Incorporated by reference to the correspondingly numbered exhibit to the Registration Statement on Form S-11 (33-92272) filed by the Registrant with the Securities and Exchange Commission on May 19, 1995.

++ Incorporated by reference to the correspondingly numbered exhibit to the Registration Statement on Form S-11 (33-97946) filed by the Registrant with the Securities and Exchange Commission on October 10, 1995.

+++ Incorporated by reference to the correspondingly numbered exhibit to the Registration Statement on Form S-11 (333-02962) filed by the Registrant with the Securities and Exchange Commission on March 26, 1996.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City and County of San Francisco, State of California, on July 16, 1996.

                                       REDWOOD TRUST, INC.

                                       By: /s/

                                         ---------------------------------------
                                         George E. Bull, III
                                         (Chairman of the Board and Chief
                                           Executive Officer)

                               POWER OF ATTORNEY

     WE, THE UNDERSIGNED DIRECTORS AND OFFICERS OF REDWOOD TRUST, INC., DO HEREBY CONSTITUTE AND APPOINT GEORGE E. BULL III, DOUGLAS B. HANSEN, FREDERICK
H. BORDEN AND VICKIE L. RATH OUR TRUE AND LAWFUL ATTORNEYS AND AGENTS, TO DO ANY AND ALL ACTS AND THINGS IN OUR NAME AND BEHALF IN OUR CAPACITIES AS DIRECTORS, OFFICERS AND TO EXECUTE ANY AND ALL INSTRUMENTS FOR US AND IN OUR NAMES IN THE CAPACITIES INDICATED BELOW, WHICH SAID ATTORNEYS AND AGENTS MAY DEEM NECESSARY OR ADVISABLE TO ENABLE SAID CORPORATION TO COMPLY WITH THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY RULES, REGULATIONS AND REQUIREMENTS OF THE SECURITIES AND EXCHANGE COMMISSION, IN CONNECTION WITH THIS REGISTRATION STATEMENT, INCLUDING SPECIFICALLY, BUT WITHOUT LIMITATION, POWER AND AUTHORITY TO SIGN FOR US OR ANY OF US IN OUR NAMES AND IN THE CAPACITIES INDICATED BELOW, ANY AND ALL AMENDMENTS (INCLUDING POST-EFFECTIVE AMENDMENTS) HEREOF; AND WE DO HEREBY RATIFY AND CONFIRM ALL THAT THE SAID ATTORNEYS AND AGENTS SHALL DO OR CAUSE TO BE DONE BY VIRTUE HEREOF.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS FORM S-11 REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:

               SIGNATURE                                 POSITION                      DATE
- ----------------------------------------    ----------------------------------    --------------
/s/                                         Chairman of the Board, Chief          July 16, 1996
- ----------------------------------------    Executive Officer and Director
George E. Bull, III                         (Principal Executive Officer)

                                            President, Chief Financial Officer    July   , 1996
- ----------------------------------------    and Director (Principal Financial
Douglas B. Hansen                           Officer)

/s/                                         Vice Chairman of the Board,           July 16, 1996
- ----------------------------------------    Secretary and Director
Frederick H. Borden

/s/                                         Vice President, Treasurer and         July 16, 1996
- ----------------------------------------    Controller
Vickie L. Rath                              (Principal Accounting Officer)

/s/                                         Director                              July 16, 1996
- ----------------------------------------
Dan A. Emmett

/s/                                         Director                              July 16, 1996
- ----------------------------------------
Thomas F. Farb

/s/                                         Director                              July 16, 1996
- ----------------------------------------
Nello Gonfiantini

/s/                                         Director                              July 16, 1996
- ----------------------------------------
Charles J. Toeniskoetter

                                 EXHIBIT INDEX

EXHIBIT NO.                           DESCRIPTION OF DOCUMENT                         PAGE NUMBER
- -----------     --------------------------------------------------------------------  -----------
 1.1*           Form of Underwriting Agreement......................................
 3.1            Articles of Amendment and Restatement of the Registrant.............
 3.2+           Articles Supplementary of the Registrant dated August 12, 1994......
 3.3++          Amended and Restated Bylaws of the Registrant.......................
 3.4+++         Articles Supplementary of the Registrant, dated August 14, 1995.....
 3.5*           Articles Supplementary of the Registrant, dated           , 1996....
 4.2+           Specimen Common Stock Certificate...................................
 4.3*           Specimen Preferred Stock Certificate................................
 5.1*           Opinion of Tobin & Tobin, a professional corporation, as to legality
                (including consent of such firm)....................................
 5.2*           Opinion of Piper & Marbury L.L.P., as to legality (including consent of such firm).......................................................
 7.1*           Opinion of Piper & Marbury L.L.P., as to liquidation preference.....
 8.1*           Opinion of Giancarlo & Gnazzo, a professional corporation, as to certain tax matters (including consent of such firm)................
10.1+           Purchase Terms Agreement, dated August 18, 1994, between the
                Registrant and Montgomery Securities................................
10.2+           Registration Rights Agreement, dated August 19, 1994, between the
                Registrant and Montgomery Securities................................
10.3+           Warrant Agreement, dated August 19, 1994, between the Registrant and the Holders of the Warrants Acting Through the Registrant as the
                Initial Warrant Agent...............................................
10.4+           Founders Rights Agreement, dated August 19, 1994, between the
                Registrant and the original holders of Common Stock of the
                Registrant..........................................................
10.5+           Form of Reverse Repurchase Agreement for use with Agency
                Certificates, Privately Issued Certificates and privately issued
                CMOs................................................................
10.5.1+++       Form of Reverse Repurchase Agreement for use with Whole Mortgage
                Loans...............................................................
10.6.1+++       Amended and Restated Loan and Security Agreement, dated as of May
                26, 1995, between the Registrant and Paine Webber Real Estate
                Securities, Inc.....................................................
10.7+           Pledge and Security Agreement, dated as of March 29, 1995, between the Registrant and Greenwich Capital Financial Products, Inc........
10.8+           Forms of Interest Rate Cap Agreements...............................
10.9++          Custody Agreement, dated August 22, 1994, between the Registrant and
                Mellon Bank N.A.....................................................
10.10+          Employment Agreement, dated August 19, 1994, between the Registrant and George E. Bull..................................................
10.11+          Employment Agreement, dated August 19, 1994, between the Registrant and Douglas B. Hansen...............................................
10.12+          Employment Agreement, dated August 19, 1994, between the Registrant and Frederick H. Borden.............................................
10.13+          Employment Agreement, dated August 19, 1994, between the Registrant and Vickie L. Rath..................................................
10.14.1+++      1994 Amended and Restated Executive and Non-Employee Director Stock
                Option Plan, amended March 6, 1996..................................
10.27+          Administrative Services Agreement, dated August 19, 1994, between the Registrant and GB Capital.......................................
10.28+          Form of Warrant Agent Agreement between the Registrant and Chase
                Mellon Shareholder Services, LLC, dated as of July 18, 1995.........
10.29++         Form of Dividend Reinvestment Plan..................................
10.30+++        Office Building Lease...............................................

EXHIBIT NO.                           DESCRIPTION OF DOCUMENT                         PAGE NUMBER
- -----------     --------------------------------------------------------------------  -----------
11.1            Statement re Computation of Per Share Earnings......................
12.1            Calculation of the Ratio of Earnings to Combined Fixed Charges and
                Preferred Stock Dividends...........................................
23.1*           Consent of Tobin & Tobin (included in Exhibit 5.1)..................
23.2*           Consent of Piper & Marbury L.L.P. (included in Exhibit 5.2).........
23.3*           Consent of Giancarlo & Gnazzo (included in Exhibit 8.1).............
23.4            Consent of Coopers and Lybrand L.L.P................................
24.1            Power of Attorney (set forth on signature page).....................

- ---------------
*   To be filed by amendment.

+ Incorporated by reference to the correspondingly numbered exhibit to the Registration Statement on Form S-11 (33-92272) filed by the Registrant with the Securities and Exchange Commission on May 19, 1995.

++ Incorporated by reference to the correspondingly numbered exhibit to the Registration Statement on Form S-11 (33-97946) filed by the Registrant with the Securities and Exchange Commission on October 10, 1995.

+++ Incorporated by reference to the correspondingly numbered exhibit to the Registration Statement on Form S-11 (333-02962) filed by the Registrant with the Securities and Exchange Commission on March 26, 1996.